Exhibit 2.1

Dated as of March 1, 2021

Business Combination Agreement

between

Ascendant Digital Acquisition Corp.

as Acquiror

Beacon Street Group, LLC

as the Company

Members of Beacon Street Group, LLC

as Sellers

and

Shareholder Representative Services LLC

as the Seller Representative

1

2

3

BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT is made and entered into as of March 1, 2021, by and among Ascendant Digital Acquisition Corp., a Cayman Islands exempted company (which shall migrate to and domesticate as a Delaware corporation prior to the Closing) (“Acquiror”), Beacon Street Group, LLC, a Delaware limited liability company (the “Company”), all of the members of the Company party to this Agreement (collectively, the “Sellers” and each a “Seller”) and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the Sellers hereunder (in such capacity, the “Seller Representative”). Each of Acquiror, the Company, the Sellers and the Seller Representative shall individually be referred to herein as a “Party” and, collectively, the “Parties”. The term “Agreement” as used herein refers to this Business Combination Agreement, as the same may be amended from time to time, and all schedules, exhibits and annexes hereto (including the Company Disclosure Letter, Seller Disclosure Letter and the Acquiror Disclosure Letter, as defined herein). Capitalized terms used in this Agreement and not defined shall have the meanings ascribed thereto in Article I which sets forth the section and, if applicable, subsection in which the definition of each such term is located.

RECITALS

WHEREAS, Acquiror is a special purpose acquisition company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, at the end of the Business Day immediately prior to the Closing Date (which shall also be the calendar day immediately prior to the Closing Date) (and for the avoidance of doubt, prior to the commencement of the PIPE Investment) and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), Acquiror shall migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”) and the Cayman Islands Companies Act (As Revised) (the “Domestication”);

WHEREAS, substantially simultaneously or immediately following the Domestication and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), Acquiror shall file (a) a certificate of incorporation with the Secretary of State of Delaware in the form attached hereto as Exhibit A (the “Acquiror Charter”) and (b) adopt bylaws in the form attached hereto as Exhibit B (the “Acquiror Bylaws”), to (among other things) establish a structure containing Domesticated Acquiror Class A Common Stock, which will, among other matters, carry such economic and voting rights as set forth in the Acquiror Charter and Acquiror Bylaws, and Domesticated Acquiror Class B Common Stock, which will carry such economic and voting rights as set forth in the Acquiror Charter and Acquiror Bylaws, and in each case with such changes to the forms attached hereto as Exhibits A and B as may be agreed in writing by Acquiror and the Company;

WHEREAS, by virtue of the Domestication and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), (i) each then issued and outstanding Cayman Acquiror Class B Share shall convert automatically, on a one-for-one basis, into a Cayman Acquiror Class A Share; (ii) immediately following the conversion described in clause (i), each then issued and outstanding Cayman Acquiror Class A Share shall convert automatically, on a one-for-one basis, into a share of Class A common stock, par value $0.0001 per share of Acquiror (after the Domestication) (the “Domesticated Acquiror Class A Common Stock”); and (iii) each then issued and outstanding Cayman Acquiror Warrant shall convert automatically into a warrant to acquire one share of Domesticated Acquiror Class A Common Stock (“Domesticated Acquiror Warrant”), pursuant to the Warrant Agreement;

WHEREAS, pursuant to the Domestication, Acquiror will change its name from “Ascendant Digital Acquisition Corp.” to “Beacon Street Group, Inc.”;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Company the Sponsor Support Agreement (as defined below) pursuant to which the Sponsor has agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby (including the applicable Transaction Agreements) and the transactions contemplated hereby and thereby;

WHEREAS, on or prior to the date hereof, Acquiror has entered into Subscription Agreements (as defined below) with certain investors, pursuant to which, and on the terms and subject to the conditions of which, such investors agreed to purchase from Acquiror shares of Domesticated Acquiror Class A Common Stock (the “PIPE Investment”), such purchases to be consummated prior to or substantially concurrently with the Closing;

WHEREAS, prior to the Closing, the Company will make the Recapitalization Distribution, and thereafter will effectuate a recapitalization, pursuant to which, among other things, all Class A Units and Class B Units (for the avoidance of doubt, including the unvested Class B Units, vesting of which shall accelerate as a consequence of the Transactions) held by the Sellers will be converted or exchanged (whether by direct exchange or otherwise) into Common Units in the amounts determined in accordance with the Recapitalization Instrument and to be set forth in the Company Third A&R Operating Agreement, the result of which will be that the Sellers will collectively hold a single class of Company Units (for the avoidance of doubt, none of which Company Units will be subject to vesting) as of immediately prior to the Closing (the “Recapitalization”);

WHEREAS, simultaneously with the Closing, the Sellers, the Company and Acquiror shall amend and restate the Company’s Second Amended and Restated Operating Agreement by adopting the Third Amended and Restated Operating Agreement of the Company in the form attached hereto as Exhibit C (the “Company Third A&R Operating Agreement”) to, among other things, reflect the Recapitalization, permit the issuance and ownership of the Common Units, Sponsor Earnout Units and Company Warrants as contemplated to be issued and owned upon consummation of the Transactions, admit Acquiror as the sole manager of the Company, otherwise amend and restate the rights and preferences of the Company Units and set forth the rights and preferences of the Company Units, and establish the ownership of the Company Units by the Persons indicated in the Company Third A&R Operating Agreement, in each case, as set forth in the Company Third A&R Operating Agreement;

WHEREAS, the Company Units owned by the Sellers in the aggregate represent, as of the date hereof and will represent, following the Recapitalization and as of immediately prior to the Closing, all of the issued and outstanding Equity Interests of the Company;

WHEREAS, on the terms and subject to the conditions of this Agreement, Acquiror desires to purchase from each Seller at the Closing, and each Seller desires to sell to Acquiror at the Closing, such Seller’s Pro Rata Share of the Purchased Units;

WHEREAS, immediately following the Closing, Acquiror shall own beneficially and of record the Purchased Units;

WHEREAS, in connection with the consummation of the Transactions, simultaneously with the Closing, the Sellers, the Company and Acquiror will enter into a Tax Receivable Agreement in the form attached hereto as Exhibit D (the “Tax Receivable Agreement”);

WHEREAS, in connection with the consummation of the Transactions, simultaneously with the Closing, the Sponsor, Acquiror, the Sellers and the other parties thereto will enter into an amended and restated Registration Rights Agreement (the “A&R Registration Rights Agreement”) in the form attached hereto as Exhibit E;

WHEREAS, in connection with the Closing, subject to the terms and conditions herein, Acquiror shall contribute to the Company (including for, but not limited to, working capital, growth and other general corporate purposes) the Closing Contributions (as defined below) in exchange for Common Units, Sponsor Earnout Units and Company Warrants;

WHEREAS, the board of managers of the Company has unanimously: (a) determined that it is in the best interests of the Company and the members of the Company, and declared it advisable, to enter into this Agreement providing for the Transactions; and (b) approved this Agreement and the Transactions on the terms and subject to the conditions of this Agreement; and

WHEREAS, the board of directors of Acquiror has unanimously: (a) determined that it is in the best interests of Acquiror and the shareholders of Acquiror, and declared it advisable, to enter into this Agreement providing for the Transactions; (b) approved this Agreement and the Transactions on the terms and subject to the conditions of this Agreement; and (c) adopted a resolution recommending the Transactions be adopted by the shareholders of Acquiror (the “Acquiror Recommendation”).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. When used in this Agreement, the following terms shall have the respective meanings specified therefor below.

“Acquiror” shall have the meaning set forth in the Preamble.

“Acquiror Business Combination” shall have the meaning set forth in Section 9.11(b).

“Acquiror Bylaws” shall have the meaning set forth in the Recitals.

“Acquiror Cash” shall mean, as of the date of determination: (a) all amounts in the Trust Account; plus (b) all other Cash and Cash Equivalents of Acquiror; plus (c) the aggregate proceeds actually received by Acquiror from the PIPE Investment.

“Acquiror Charter” shall have the meaning set forth in the Recitals.

“Acquiror Disclosure Letter” shall have the meaning set forth in Article VII.

“Acquiror ESPP” has the meaning set forth in Section 9.08.

“Acquiror Financing Certificate” shall have the meaning set forth in Section 2.02(a).

“Acquiror Group” shall have the meaning set forth in Section 13.16(b).

“Acquiror Material Adverse Effect” shall mean any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences is reasonably likely to prevent or delay beyond the Outside Date the ability of Acquiror to consummate the Transactions.

“Acquiror Material Contracts” shall have the meaning set forth in Section 7.11.

“Acquiror Omnibus Incentive Plan” shall have the meaning set forth in Section 9.08.

“Acquiror Organizational Documents” shall mean the Amended and Restated Memorandum and Articles of Association of Acquiror, adopted by special resolution dated as of July 20, 2020 and effective as of July 23, 2020, as may be amended, modified or supplemented.

“Acquiror Preference Shares” shall have the meaning set forth in Section 7.03(a).

“Acquiror Privileged Communications” shall have the meaning set forth in Section 13.16(b).

“Acquiror Recommendation” shall have the meaning set forth in the Recitals.

“Acquiror Released Parties” shall have the meaning set forth in Section 9.18(b).

“Acquiror SEC Reports” shall have the meaning set forth in Section 7.07(a).

“Acquiror Shareholder Approval” shall have the meaning set forth in Section 10.01(a).

“Acquiror Shareholder Matters” shall have the meaning set forth in Section 9.01(a)(i).

“Acquiror Shareholder Redemption” shall have the meaning set forth in Section 9.01(a)(i).

“Acquiror Subscribed Closing Units” shall have the meaning set forth in Section 2.04(e).

“Acquiror Transaction Costs” shall mean: all unpaid fees, costs and expenses of Acquiror incurred prior to and through the Closing Date in connection with (a) the negotiation, preparation and execution of this Agreement, and the other Transaction Agreements and in furtherance of the consummation of the Transactions (including due diligence), (b) Acquiror’s initial public offering (including any deferred underwriting fees), and (c) Acquiror’s pursuit of a Business Combination (as defined in the Acquiror Organizational Documents) with the Company.

“Acquisition Proposal” shall mean a proposal or offer with respect to any direct or indirect acquisition or purchase or license, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, licensing or similar transaction, or otherwise, of equity securities, voting power, assets, divisions or businesses of any Person, other than the Transactions.

“Additional Acquiror SEC Reports” shall have the meaning set forth in Section 7.07(a).

“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. “Affiliate” shall also include for any individual, (a) such individual’s spouse, lineal descendants (whether natural or adopted), siblings, parents, and (b) a trust solely for the benefit of such individual and/or the individuals described in the foregoing clause (a) with respect to such individual.

“Agreed Seller Equity Value” means $2,910,923,000.

“Agreement” shall have the meaning set forth in the Preamble.

“Antitrust Authorities” shall mean the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.

“Antitrust Filings” shall have the meaning set forth in Section 9.02.

“Antitrust Laws” shall mean the HSR Act, and any federal, state or foreign Legal Requirement designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition, including merger control procedures.

“Applicable Legal Requirements” shall mean the Legal Requirements as applicable based on the context.

“Approvals” shall have the meaning set forth in Section 5.06(b).

“Audited Financial Statements” shall have the meaning set forth in Section 5.07.

“Available Acquiror Closing Cash” shall mean, as of immediately prior to the Closing, an aggregate amount equal to the sum of (without duplication): (a) all amounts in the Trust Account, less amounts required for Acquiror Shareholder Redemptions plus (b) the aggregate proceeds, if any, actually received by Acquiror from the PIPE Investment plus (c) all other Cash and Cash Equivalents of Acquiror, determined in accordance with GAAP as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date minus (d) the Subscription Amount.

“Available Distributable Cash” shall mean, as of immediately prior to the Closing, an aggregate amount equal to the sum of (without duplication): (a) all amounts in the Trust Account, less amounts required for Acquiror Shareholder Redemptions plus (b) the aggregate proceeds, if any, actually received by Acquiror from the PIPE Investment plus (c) all other Cash and Cash Equivalents of Acquiror, determined in accordance with GAAP as of 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date minus (d) the aggregate amount of the Company Transaction Costs and the Acquiror Transaction Costs.

“A&R Registration Rights Agreement” shall have the meaning set forth in the Recitals.

“BSG Group” shall have the meaning set forth in Section 13.16(a).

“BSG Privileged Communication” shall have the meaning set forth in Section 13.16(a).

“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in Baltimore, Maryland and New York, New York are authorized or required by Legal Requirements to close.

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Entity.

“Cash and Cash Equivalents” shall mean the cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts.

“Cash Consideration” means an amount of cash equal to (a) the Available Acquiror Closing Cash minus (b) the aggregate amount of the Company Transaction Costs and the Acquiror Transaction Costs; provided, that, under no circumstances shall the Cash Consideration be more than $374,000,000 or less than $0.

“Cayman Acquiror Class A Shares” shall have the meaning set forth in Section 7.03(a).

“Cayman Acquiror Class B Shares” shall have the meaning set forth in Section 7.03(a).

“Cayman Acquiror Shares” shall have the meaning set forth in Section 7.03(a).

“Cayman Acquiror Units” shall mean the issued and outstanding units of Acquiror prior to the Domestication, each such unit consisting of one Cayman Acquiror Class A Share and one-half of one Cayman Acquiror Warrant.

“Cayman Acquiror Warrant” shall have the meaning set forth in Section 7.03(a).

“Change in Recommendation” shall have the meaning set forth in Section 9.01(b).

“Charter Documents” shall have the meaning set forth in Section 5.01.

“Class A Units” shall mean the units of the Company designated as “Class A Units” under the Charter Documents of the Company prior to the consummation of the Recapitalization.

“Class B Units” shall mean the units of the Company designated as “Class B Units” under the Charter Documents of the Company prior to the consummation of the Recapitalization.

“Closing” shall have the meaning set forth in Section 2.01.

“Closing Contributions” shall have the meaning set forth in Section 2.04(d).

“Closing Date” shall have the meaning set forth in Section 2.01.

“Closing Domesticated Acquiror Class A Shares” shall have the meaning set forth in Section 2.02(a).

“Closing Form 8-K” shall have the meaning set forth in Section 9.03(c).

“Closing Press Release” shall have the meaning set forth in Section 9.03(c).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Share Price” shall mean the share price equal to the VWAP for a period of at least twenty (20) Trading Days out of thirty (30) consecutive Trading Days ending on the Trading Day immediately prior to the date of determination (as adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into Domesticated Acquiror Class A Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Domesticated Acquiror Class A Common Stock (which adjustment shall be subject to the reasonable mutual agreement of Acquiror and the Seller Representative)).

“Common Units” shall have the meaning set forth in the Company Third A&R Operating Agreement.

“Company” shall have the meaning set forth in the Preamble.

“Company Benefit Plan” shall have the meaning set forth in Section 5.11(a).

“Company Business Combination” shall have the meaning set forth in Section 9.11(a).

“Company Closing Certificate” shall have the meaning set forth in Section 2.02(b).

“Company Disclosure Letter” shall have the meaning set forth in Article V.

“Company IT Systems” shall mean any and all IT Systems owned, leased, outsourced or licensed by any Group Company that are used (or held for use) in or in connection with the business of the Group Companies.

“Company Management Members” shall mean those Persons identified on Schedule A.

“Company Management Members Earn Out Shares” shall mean 2,000,000 shares in the aggregate of Domesticated Acquiror Class A Common Stock (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Domesticated Acquiror Class A Common Stock occurring on or after the Closing), which shall be allocated to certain Company Management Members in accordance with Section 4.01(a).

“Company Material Adverse Effect” shall mean any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences: (a) has had, or would reasonably be expected to have, a materially adverse effect on the business, financial condition or results of operations of the Group Companies, taken as a whole; or (b) is reasonably likely to prevent or delay beyond the Outside Date the ability of the Company to consummate the Transactions; provided, however, that no change, event or occurrence arising out of or related to any of the following, alone or in combination, shall be taken into account in determining whether a Company Material Adverse Effect pursuant to clause (a) has occurred: (i) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, pandemics (including the COVID-19 pandemic), epidemics or other natural or man-made disasters; (iii) changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with suppliers, editors, contributors, subscribers, employees or Governmental Entities); (iv) changes or proposed changes in Applicable Legal Requirements (other than any action, decision or determination of any Governmental Entity arising out of or related to any investigation or any actual or alleged violation of Legal Requirements) after the date of this Agreement; (v) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; (vi) any change in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; (vii) events or conditions generally affecting the industries and markets in which the Company operates; (viii) actions expressly permitted, expressly required to be taken or not taken pursuant to this Agreement or taken or not taken at Acquiror’s written instruction or with Acquiror’s written consent; (ix) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (ix) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect; or (x) any change, event or occurrence that is (to the extent specifically disclosed) in the Company Disclosure Letters, including on Schedule 10.03(c) of the Company Disclosure Letter, provided that this clause (x) shall not prevent a determination that any changes, events or occurrences occurring, discovered, or that become known (including any worsening of any such change, event or occurrence disclosed in the Company Disclosure Letters) after the date hereof in connection with any such change, event or occurrence constitutes a

Company Material Adverse Effect; provided, however, that if a change, event or occurrence related to clauses (iv) through (vii) materially and disproportionally adversely affects the Group Companies, taken as a whole, compared to other Persons operating in the same industry as the Group Companies, then such disproportionate impact (to the extent thereof) may be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Company Material Contract” shall have the meaning set forth in Section 5.19(a).

“Company Real Property Leases” shall have the meaning set forth on Section 5.13(b).

“Company Subsidiaries” shall have the meaning set forth in Section 5.02(a).

“Company Third A&R Operating Agreement” shall have the meaning set forth in the Recitals.

“Company Transaction Costs” shall mean all unpaid fees, costs and expenses of the Group Companies, in each case, incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement and the other Transaction Agreements and in furtherance of the consummation of the Transactions, including: (a) all bonuses, change in control payments, retention or similar payments payable triggered by the consummation of the Transactions pursuant to any arrangements (whether written or oral) entered into prior to the Closing Date (but excluding, for the avoidance of doubt, (x) any such payments that arise from actions taken by the Company or Acquiror or any of their respective Subsidiaries, and (y) any such payments that are subject to “double trigger” payment conditions requiring a “change of control” and a related termination of employment that have not been satisfied as of the Closing), and the employer portion of payroll Taxes payable as a result of the foregoing amounts; (b) all severance payments, retirement payments or similar payments or success fees payable pursuant to arrangements (whether written or oral) entered into prior to the Closing Date triggered by the consummation of the Transactions, on or following the Closing Date and the employer portion of payroll Taxes payable as a result of the foregoing amounts (but excluding, for the avoidance of doubt, any such payments that arise from any termination of employment following the Closing or any actions taken by the Company or Acquiror or any of their respective Subsidiaries); (c) all transaction, deal, brokerage, financial advisory, legal, consulting, accounting or any similar fees payable in connection with or anticipation of the consummation of the Transactions; (d) all costs, fees and expenses related to the D&O Tail; and (e) the Expense Fund, but excluding: (i) any and all costs, fees and expenses incurred in connection with the listing on the Exchange of the shares of Domesticated Acquiror Class A Common Stock issued in connection with the Transactions, and (ii) any Transfer Taxes payable in connection with the Transactions.

“Company Units” shall mean (i) as of the date hereof and prior to the consummation of the Recapitalization, the Class A Units and the Class B Units and (ii) as of and following the consummation of the Recapitalization, the Common Units, Sponsor Earnout Units and Company Warrants.

“Company Warrants” shall mean warrants of the Company to purchase Common Units.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated October 18, 2020, by and between Acquiror and the Company, as amended and joined from time to time.

“Continental” shall have the meaning set forth in Section 7.14(a).

“Contract” shall mean any contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, installment obligation, lease, mortgage, deed of trust, license, sublicense, commitment, power of attorney, guaranty or other legally binding commitment, arrangement, understanding or obligation, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“Copyleft Terms” shall have the meaning set forth in Section 5.17(g).

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associate epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Legal Requirement, directive, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“D&O Indemnified Party” shall have the meaning set forth in Section 9.13(a).

“D&O Tail” shall have the meaning set forth in Section 9.13(b).

“DGCL” shall have the meaning set forth in the Recitals.

“Disclosure Letters” shall have the meaning set forth in Section 13.03.

“Domesticated Acquiror Class A Common Stock” shall have the meaning set forth in the Recitals.

“Domesticated Acquiror Class B Common Stock” shall mean a share of Class B common stock, par value $0.0001 per share of Acquiror (after the Domestication).

“Domesticated Acquiror Warrant” shall have the meaning set forth in the Recitals.

“Domestication” shall have the meaning set forth in the Recitals.

“DTC” shall have the meaning set forth in Section 4.02(a).

“Earn Out Period” shall mean the time period between the Closing Date and the four-year anniversary of the Closing Date.

“Environmental Law” shall mean any Applicable Legal Requirements relating to pollution, Hazardous Materials, the environment, natural resources, endangered or threatened species, or human health and safety.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock, or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 5.11(d).

“Escrow Account” shall have the meaning set forth in Section 4.01(a).

“Escrow Agent” shall have the meaning set forth in Section 4.01(a).

“Escrow Agreement” shall have the meaning set forth in Section 4.01(a).

“Exchange” shall mean any nationally recognized securities exchange in the United States mutually selected and agreed upon prior to Closing by Acquiror and the Company.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expense Fund” shall have the meaning set forth in Section 3.06.

“Extraordinary Meeting” shall have the meaning set forth in Section 9.01(b).

“Financial Statements” shall have the meaning set for Section 5.07(a).

“Flow-Through Group Company Return” shall have the meaning set forth in Section 9.14(a).

“Form S-4” shall have the meaning set forth in Section 9.01(a)(i).

“Fraud” means actual Delaware common law fraud committed by a Party with respect to the making of the representations and warranties of such Party set forth in this Agreement.

“Fundamental Representations” shall mean: (a) in the case of the Company, the representations and warranties contained in Section 5.01 (other than the first sentence of Section 5.01(b)) (Organization and Qualification); Section 5.02 (other than the first sentence of Section 5.02(b)) (Company Subsidiaries); Section 5.03 (Capitalization); Section 5.04 (Authority Relative to this Agreement); and Section 5.16 (Brokers); (b) in the case of the Sellers, the representations and warranties contained in Section 6.01 (Organization and Qualification); Section 6.02 (Title to Company Units); Section 6.03 (Authority Relative to this Agreement); and Section 6.07 (Brokers); and (c) in the case of Acquiror, the representations and warranties contained in Section 7.01 (Organization and Qualification); Section 7.02 (Acquiror Subsidiaries); Section 7.03 (Capitalization); Section 7.04 (Authority Relative to this Agreement); and Section 7.20 (Brokers).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Entity” shall mean any nation or government, any state, province, county, municipal or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, tribunal, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, bureau, commission or instrumentality of any federal, state, local or foreign jurisdiction, including any public international organization such as the United Nations.

“Group Companies” shall mean the Company and all of its direct and indirect Subsidiaries.

“Group Companies’ Privacy Notices” shall have the meaning set forth in Section 5.18(a).

“Hazardous Material” means any substance, material or waste that is listed, classified, defined, characterized, designated or otherwise regulated by a Governmental Entity as a “toxic substance,” “hazardous substance,” “hazardous material,” “contaminant,” “pollutant,” “hazardous waste,” “solid waste” or words of similar meaning or effect, or otherwise regulated under any Environmental Law, including any asbestos, asbestos-containing materials, lead or lead-based paint, polychlorinated biphenyls, chlorinated solvents, per- and polyfluoroalkyl substances, petroleum, petroleum byproducts, petroleum breakdown products, or radioactive materials.

“HSR Act” shall have the meaning set forth in Section 5.05(b).

“Income Tax Return” means a Tax Return relating to Income Taxes.

“Income Taxes” means Taxes (a) imposed on, or determined with reference to, net income or gross receipts, or (b) imposed on, or determined with reference to, one or more bases including net income or gross receipts.

“Indebtedness” shall mean any of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities; (d) any obligations as lessee under capitalized leases; (e) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities, in each case, to the extent drawn; (f) any guaranty of any of the foregoing; (g) any accrued interest, fees and charges in respect of any of the foregoing; and (h) any prepayment premiums and penalties actually due and payable, and any other fees, expenses, indemnities and other amounts actually payable as a result of the prepayment or discharge of any of the foregoing; provided, that Indebtedness shall not include accounts payable to trade creditors, accrued expenses arising in the ordinary course of business, the endorsement of negotiable instruments for collection in the ordinary course of business, and Indebtedness owing from the Company to any Company Subsidiary or from any Company Subsidiary to the Company or another Company Subsidiary.

“Insider” shall have the meaning set forth in Section 5.21.

“Insurance Policies” shall have the meaning set forth in Section 5.20.

“Intellectual Property” shall mean any and all rights, title, or interests in or relating to intellectual property, whether protected, created or arising under the Legal Requirements of the United States or any other jurisdiction, including: (a) all patents, patent applications and invention disclosures, including provisional patent applications and similar filings and any and all substitutions, divisions, continuations, continuations-in-part, divisions, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor) (collectively, “Patents”); (b) all registered and unregistered trademarks, business marks, service marks, certification marks, brand names, trade dress rights, slogans, logos, corporate names, and trade names, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, intent-to-use registrations or similar reservations of marks, renewals and extensions thereof (collectively, “Trademarks”); (c) all registered and unregistered copyrights, applications for registration of copyright, works of authorship, literary works, Software, pictorial and graphic works, mask work rights, reversions and moral rights (collectively, “Copyrights”); (d) all internet domain names and social media usernames and accounts; (e) trade secrets, know-how, technology, discoveries and improvements, know-how, proprietary rights, formulae, subscriber or other customer lists, business plans, confidential and proprietary information, technical information, techniques, inventions (including conceptions and/or reductions to practice), designs, drawings, procedures, processes, models, formulations, manuals and systems, whether or not patentable or copyrightable (collectively “Trade Secrets”); (f) data, databases and data collections; and (g) all other intellectual property, intellectual property rights, proprietary information and proprietary rights.

“Intended Tax Treatment” shall have the meaning set forth in Section 9.14(c).

“Interim Financial Statements” shall have the meaning set forth in Section 5.07(a).

“Internal Controls” shall have the meaning set forth in Section 5.07(b).

“Intervening Event” shall mean a material change, event, occurrence or circumstance that was not known or reasonably foreseeable to the board of directors of Acquiror prior to the execution of this Agreement, which event or circumstance becomes known to the board of directors of Acquiror prior to the approval of the Acquiror Shareholder Matters at the Extraordinary Meeting and which does not relate to (a)

an Acquisition Proposal, (b) the Company or its Subsidiaries, (c) any actions specifically required or specifically permitted by this Agreement, or any actions specifically consented to in writing by Acquiror, (d) any changes in the price of Cayman Acquiror Class A Shares, Cayman Acquiror Class B Shares or shares of Domesticated Acquiror Class A Common Stock; provided, that this clause (d) shall not prevent a determination that any change, event, or occurrence underlying such price change is an Intervening Event or (e) any of the changes, events or occurrences specifically excluded from the definition of “Company Material Adverse Effect” as set forth in clauses (i) through (x) of the definition of “Company Material Adverse Effect” (other than as contemplated by the provisos in clause (ix) and clause (x) and the final proviso in such definition).

“Investment Advisers Act” shall mean the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“IT Systems” shall mean Software (including firmware and middleware), systems, hardware, networks, servers, computers, workstations, routers, hubs, switches, data communications lines, interfaces, platforms, databases, applications, websites, and all other information technology equipment, including any of the foregoing accessed pursuant to outsourced or cloud computing arrangements.

“Knowledge” shall mean the actual knowledge or awareness as to a specified fact or event, following reasonable inquiry, of: (a) with respect to the Company, the individuals listed on Schedule 1.02 of the Company Disclosure Letter; (b) with respect to Acquiror, the individuals listed on Schedule 1.02 of the Acquiror Disclosure Letter; and (c) with respect to any Seller, such Seller.

“Latham” shall have the meaning set forth in Section 13.16(a).

“Leased Real Property” shall have the meaning set forth in Section 5.13(b).

“Legal Proceeding” shall mean any action, suit, hearing, claim, charge, audit, lawsuit, litigation, investigation (formal or informal), inquiry, notice of violation or citation received, arbitration or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.

“Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, act, constitution, treaty, principle of common law, ordinance, code, rule, regulation, Order, assessment, writ or other legal requirement, administrative policy or guidance, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity, including common law. All references to “Legal Requirements” shall be deemed to include any amendments thereto, and any successor Legal Requirements, unless the context otherwise requires.

“Lien” shall mean any mortgage, pledge, security interest, easement, covenant, option, license, encumbrance, lien, restriction, right of priority, right of first offer, right of first refusal, claim, or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).

“Losses” shall mean any and all deficiencies, judgments, settlements, losses, damages, interest, fines, penalties, Taxes, costs and expenses (including reasonable legal, accounting and other costs and expenses of professionals incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments or appeals, and in seeking indemnification, compensation or reimbursement therefor).

“Material Editors” shall mean, collectively, (a) the top ten (10) editors, contributors or content providers determined by the amounts paid to such Persons by or on behalf of the Group Companies (not including any amounts paid to such Persons in the form of distributions with respect to Equity Interests in such Group Company held by such Persons, in each case in accordance with the Charter Documents of such Group Company), and (b) the top ten (10) editors, contributors or content providers determined by the aggregate dollar amount of revenue generated for the Group Companies by such Persons, in each case of the foregoing clauses (a) and (b), of the Group Companies, taken as a whole, for the fiscal year ended December 31, 2020.

“Multiemployer Plan” shall have the meaning set forth in Section 5.11(d).

“Non-Party Affiliate” shall have the meaning set forth in Section 13.15.

“NYSE” shall have the meaning set forth in Section 7.12.

“OFAC” means the U.S. Treasury Department Office of Foreign Assets Control.

“Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, stipulation, determination, decree or ruling entered, issued, made, or rendered by or with any Governmental Entity.

“Ordinary Course Tax Sharing Agreements” shall have the meaning set forth in Section 5.14(f).

“Outside Date” shall have the meaning set forth in Section 11.01(b).

“Owned Intellectual Property” means any and all Intellectual Property owned (or purported to be owned), in whole or in part, by any of the Group Companies.

“Parties” shall have the meaning set forth in the Preamble.

“PCAOB Financial Statements” shall have the meaning set forth in Section 9.01(a)(v).

“Permitted Lien” shall mean: (a) Liens for Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and, in each case, for which adequate reserves have been established on the Financial Statements in accordance with GAAP; (b) statutory and contractual Liens of landlords with respect to Leased Real Property that do not, individually or in the aggregate, materially detract from the value of, or materially interfere with the present use of the affected Leased Real Property; (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course and: (i) that are not yet delinquent; or (ii) that are being contested in good faith through appropriate proceedings and in each case that are sufficiently reserved for on the Financial Statements in accordance with GAAP; (d) in the case of Leased Real Property, zoning, building code, or other planning restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, none of which, individually or in the aggregate, materially detract from the value of, or interfere in any material respect with the present use of or occupancy of the affected Leased Real Property by any of the Group Companies; (e) Liens securing the Indebtedness of any of the Group Companies; (f) Liens incurred in connection with capital lease obligations of any of the Group Companies; and (g) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens of record and arising in the ordinary course and not incurred in connection with the borrowing of money that do not, individually or in the aggregate, materially detract from the value of, or materially interfere with the present use of, the assets of the Group Companies, taken as a whole.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Personal Information” shall mean, as defined and to the extent regulated by the applicable Privacy Laws, all information that identifies, could be used to identify or is otherwise associated with an individual person. Personal Information may relate to any individual, including a current, prospective, or former subscriber, other customer, end user or employee of any Person, and includes information in any form or media, whether paper, electronic, or otherwise.

“PIPE Investment” shall have the meaning set forth in the Recitals.

“PIPE Investment Amount” shall have the meaning set forth in Section 7.13.

“PIPE Investors” shall have the meaning set forth in Section 7.13.

“Post-Closing Allocated Earn Out Shares” shall have the meaning set forth in Section 4.01(a).

“Pre-Closing Partnership Audit” shall have the meaning set forth in Section 9.14(d).

“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date (and the portion of any Straddle Period ending on the Closing Date).

“Premium Cap” shall have the meaning set forth in Section 9.13(b).

“Privacy Laws” shall mean Applicable Legal Requirements (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, privacy, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, and any and all Applicable Legal Requirements relating to breach notification in connection with Personal Information.

“Private Placement Warrants” shall have the meaning set forth in Section 7.03(a).

“Pro Rata Share” shall mean for each Seller, a percentage determined by dividing (a) the total number of Recapitalization Units held by such Seller as of immediately following the consummation of the Recapitalization (and for the avoidance of doubt, prior to the Closing) by (b) the total number of outstanding Recapitalization Units held by all Sellers as of immediately following the consummation of the Recapitalization (and for the avoidance of doubt, prior to the Closing).

“Public Warrants” shall have the meaning set forth in Section 7.03(a).

“Purchased Units” shall mean a number of Common Units equal to the difference between (i) the number of Closing Domesticated Acquiror Class A Shares minus (ii) the number of Acquiror Subscribed Closing Units. For the avoidance of doubt, the Purchased Units transferred by each individual Seller to Acquiror shall be such Seller’s Pro Rata Share of the aggregate Purchased Units.

“Recapitalization” shall have the meaning set forth in the Recitals.

“Recapitalization Distribution” shall mean a distribution by the Company, to be made to the Sellers immediately prior to the Recapitalization, in accordance with the Company’s Second Amended and Restated Operating Agreement, of all Cash and Cash Equivalents of the Company as of such time.

“Recapitalization Instrument” shall mean an agreement, instrument, resolution, consent or other documentation, duly executed and delivered by the applicable Persons at or following the date of this Agreement, effecting the Recapitalization in accordance with the Company’s Second Amended and Restated Operating Agreement, which agreement, instrument, resolution, consent or other documentation shall be in a form acceptable to Acquiror, acting reasonably.

“Recapitalization Units” shall mean a number of Common Units equal to the sum of the Purchased Units plus the Retained Units.

“Registered IP” shall have the meaning set forth in Section 5.17(a).

“Related Parties” shall mean, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, shareholders, optionholders, members, general or limited partners, Affiliates, Representatives, and each of their respective successors and assigns.

“Release Notice” shall have the meaning set forth in Section 4.02(d).

“Remedies Exception” shall have the meaning set forth in Section 5.04.

“Representative Losses” shall have the meaning set forth in Section 13.01(b).

“Representatives” shall have the meaning set forth in Section 9.11(a).

“Retained Units” shall mean a number of Common Units equal to the quotient of (a) the excess of the Agreed Seller Equity Value over the Cash Consideration, divided by (b) $10.00. For the avoidance of doubt, each individual Seller’s Retained Units shall be such Seller’s Pro Rata Share of the aggregate Retained Units.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Approval and Waiver” shall have the meaning set forth in Section 3.06.

“Seller Disclosure Letter” shall have the meaning set forth in Article VI.

“Seller Released Parties” shall have the meaning set forth in Section 9.18(a).

“Seller Representative” shall have the meaning set forth in the Preamble.

“Sellers” shall have the meaning set forth in the Recitals.

“Signing Press Release” shall have the meaning set forth in Section 9.03(b).

“Software” shall mean any and all (a) computer programs, including any and all algorithms, models and methodologies, whether in source code, object code, human readable form or other form, including compilers, middleware, tools, firmware, operating systems, specifications, platforms, algorithms, interfaces, APIs, architecture, modules, test specifications, scripts, executables, libraries, and other components thereof, (b) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (c) all versions, updates, releases, patches, corrections, enhancements and modifications thereto and all documentation including developer notes, instructions, comments, annotations, user manuals and other training documentation relating to any of the foregoing.

“Specified Business Conduct Laws” means: (a) the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act, and other Applicable Legal Requirements relating to bribery or corruption; (b) economic or financial sanctions or trade embargoes imposed, administered, or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, the European Union or any European Union member states, and all anti-boycott or anti-embargo laws; (c) all Legal Requirements relating to the import, export, re-export and transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce and the International Traffic in Arms Regulations administered by the U.S. Department of State; and (d) the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and other Applicable Legal Requirements relating to money laundering.

“Sponsor” shall mean Ascendant Sponsor LP, a Cayman Islands exempted limited partnership.

“Sponsor Designees” shall have the meaning set forth in Section 9.17.

“Sponsor Domesticated Non-Earnout Class A Shares” shall mean 7,299,000 shares of Domesticated Acquiror Class A Common Stock.

“Sponsor Earn Out Shares” shall have the meaning set forth in Section 4.02(a).

“Sponsor Earnout Units” shall have the meaning set forth in the Company Third A&R Operating Agreement.

“Sponsor Support Agreement” shall mean that certain Support Agreement, dated as of the date hereof, by and among the Sponsor, Acquiror and the Company, as amended or modified from time to time.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subscription Agreements” shall have the meaning set forth in Section 7.13.

“Subscription Amount” shall mean an amount of cash not less than $85,000,000, nor more than $150,000,000, which amount shall be determined by the Company and set forth in the Company Closing Certificate delivered pursuant to Section 2.02(b); provided, that, notwithstanding anything to the contrary herein, if the Subscription Amount as set forth in the Company Closing Certificate is greater than the Available Distributable Cash, the Subscription Amount shall be automatically deemed to be an amount equal to the Available Distributable Cash.

“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; (c) in any case, such Person controls the management thereof; or (d) such business entity is a variable interest entity of that Person. For the avoidance of doubt, “Subsidiaries” of the Company shall include any and all of the Company’s direct and indirect, greater than fifty percent (50%) owned joint ventures.

“Tax” or “Taxes” shall mean any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, license, sales, use, estimated, occupation, value added, ad valorem, transfer, franchise, capital stock, premium, withholding, payroll, severance, social security (or similar), disability, recapture, net worth, employment, unemployment, escheat, excise, property taxes, assessments, stamp, environmental, registration, governmental charges, duties, levies and other similar charges, in each case, imposed by a Governmental Entity (whether disputed or not, whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), together with all interest, penalties and additions imposed by a Governmental Entity with respect to any such amounts.

“Tax Proceeding” shall have the meaning set forth in Section 9.14(d).

“Tax Receivable Agreement” shall have the meaning set forth in the Recitals.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes that is filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto and any amendment thereof.

“Total Consideration” shall have the meaning set forth in Section 3.02(a).

“Trading Day” means a day on which the Exchange or such other principal United States securities exchange on which the Domesticated Acquiror Class A Common Stock is listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transaction Agreements” shall mean this Agreement, the A&R Registration Rights Agreement, the Subscription Agreements, the Confidentiality Agreement, the Acquiror Charter, the Acquiror Bylaws, the Escrow Agreement, the Tax Receivable Agreement, the Company Third A&R Operating Agreement, the Sponsor Support Agreement, the Recapitalization Instrument, the Acquiror Omnibus Incentive Plan and all other agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transactions” shall mean the transactions contemplated by or pursuant to the Transaction Agreements, including the Domestication.

“Transfer Taxes” shall mean any and all transfer, documentary, sales, use, stamp, registration, value added, recording, escrow and other similar Taxes and fees (including any associated interest and penalties) incurred in connection with the Transactions.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“Triggering Event I” shall mean (i) the date on which the Common Share Price is equal to or greater than $12.00 or (ii) if Acquiror consummates a transaction (not including the Transactions) which results in the shareholders of Acquiror having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $12.00 per share (for any non-cash proceeds, as determined based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the board of directors of Acquiror), in either case of clauses (i) and (ii), within the Earn Out Period.

“Triggering Event II” shall mean (i) the date on which the Common Share Price is equal to or greater than $14.00 or (ii) if Acquiror consummates a transaction (not including the Transactions) which results in the shareholders of Acquiror having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $14.00 per share (for any non-cash proceeds, as determined based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the board of directors of Acquiror), in either case of clauses (i) and (ii), within the Earn Out Period.

“Triggering Events” shall mean Triggering Event I and Triggering Event II, collectively.

“Trust Account” shall have the meaning set forth in Section 7.14(a).

“Trust Agreement” shall have the meaning set forth in Section 7.14(a).

“Trust Distributions” shall have the meaning set forth in Section 9.07.

“Trust Termination Letter” shall have the meaning set forth in Section 9.05.

“VWAP” means with respect to shares of Domesticated Acquiror Class A Common Stock, the daily per share volume-weighted average price per share of Domesticated Acquiror Class A Common Stock, regular way, or if no such sale took place on such day, the average of the closing bid and asked prices per share of Domesticated Acquiror Class A Common Stock, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Exchange or, if the Domesticated Acquiror Class A Common Stock is not listed or admitted to trading on the Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Domesticated Acquiror Class A Common Stock is listed or admitted to trading or, if the Domesticated Acquiror Class A Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Domesticated Acquiror Class A Common Stock is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in shares of Domesticated Acquiror Class A Common Stock selected by the Acquiror’s board of directors or, in the event that no trading price is available for the shares of Domesticated Acquiror Class A Common Stock, the fair market value of a share of Domesticated Acquiror Class A Common Stock, as determined in good faith by the Acquiror’s board of directors.

“W&C” shall have the meaning set forth in Section 13.16(b).

“Waiving Parties” shall have the meaning set forth in Section 13.16(a).

“WARN” shall have the meaning set forth in Section 5.12(c).

“Warrant Agreement” shall mean that certain Warrant Agreement, dated as of July 23, 2020, between Acquiror and Continental.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the actual knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

ARTICLE II

THE CLOSING TRANSACTIONS

Section 2.01 Closing. Unless this Agreement shall have been terminated pursuant to Section 11.01, the consummation of the Transactions (the “Closing”) shall take place electronically through the exchange of documents via email, facsimile or other electronic transmission at a time and date to be specified in writing by the Parties, which shall be no later than the third Business Day after the satisfaction or waiver of the conditions set forth in Article X (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time, date and location as the Company and Acquiror agree in writing (the date on which the Closing occurs, the “Closing Date”); provided, that if the Closing Date would otherwise fall on a day on which the immediately preceding calendar day is not also a Business Day, then the Closing Date shall be the next succeeding Business Day on which the immediately preceding calendar day is also a Business Day.

Section 2.02 Acquiror Financing Certificate; Company Closing Certificate. (a) Three (3) Business Days prior to the Closing, Acquiror shall deliver to the Company a written notice (the “Acquiror Financing Certificate”) setting forth a good faith calculation of the following (and attaching reasonable supporting details to enable a review thereof by the Company): (A) the aggregate amount of cash proceeds that will be required to satisfy any exercise of the Acquiror Shareholder Redemption; (B) the amount of Acquiror Cash and Acquiror Transaction Costs as of the Closing; and (C) the number of shares of Domesticated Acquiror Class A Common Stock to be outstanding as of the Closing, including the Sponsor Earn Out Shares and after giving effect to the Domestication, the Acquiror Shareholder Redemption and the issuance of shares of Domesticated Acquiror Class A Common Stock pursuant to the Subscription Agreements (this clause (C), the “Closing Domesticated Acquiror Class A Shares”).

(b) One (1) Business Day prior to the Closing (and for the avoidance of doubt, following the delivery of the Acquiror Financing Certificate in accordance with Section 2.02(a)), the Company shall deliver to Acquiror a written notice (the “Company Closing Certificate”) setting forth, and with respect to any calculations, a good faith calculation of the same, the following (and attaching reasonable supporting details to enable a review thereof by Acquiror): (A) the Subscription Amount, (B) a calculation of the Cash Consideration based upon the amounts contained in the Acquiror Financing Certificate and the amount of Company Transaction Costs (as provided in clause (G) below); (C) each Seller’s Pro Rata Share, expressed as a percentage; (D) each Seller’s Pro Rata Share of the Cash Consideration; (E) each Seller’s wire transfer details for payment of its Pro Rata Share of the Cash Consideration; (F) to the extent determined as of such time, the number of Company Management Members Earn Out Shares (if any) to be issued upon the occurrence of each Triggering Event in accordance with Article IV to each of the Company Management Members identified on Schedule A; (G) the amount of Company Transaction Costs as of the Closing together with wire transfer instructions for the payment thereof; (H) the Recapitalization Units; (I) the Purchased Units; (J) each Seller’s Pro Rata Share of the Purchased Units; (K) each Seller’s Retained Units; and (L) Acquiror Subscribed Closing Units.

Section 2.03 Closing Documents. (a) At the Closing, Acquiror shall deliver to the Company:

(i) a certified copy of the Acquiror Charter and the Acquiror Bylaws;

(ii) a copy of the A&R Registration Rights Agreement, duly executed by Acquiror;

(iii) a copy of the Company Third A&R Operating Agreement, duly executed by Acquiror;

(iv) copies of resolutions and actions taken by Acquiror’s board of directors and shareholders in connection with the approval of this Agreement and the Transactions;

(v) a copy of the Escrow Agreement, duly executed by Acquiror, Sponsor and the Escrow Agent;

(vi) a copy of the Tax Receivable Agreement, duly executed by Acquiror; and

(vii) (A) all other documents, instruments or certificates required to be delivered by Acquiror at or prior to the Closing pursuant to Section 10.02; and (B) such other documents or certificates as shall reasonably be required by the Company and its counsel in order to consummate the Transactions.

(b) At the Closing, the Company or the Sellers, as applicable, shall deliver to Acquiror:

(i) an assignment agreement, duly executed by each Seller with respect to the Purchased Units owned by such Seller, in customary form and substance reasonably satisfactory to Acquiror and the Company;

(ii) a properly completed and duly executed IRS Form W-9 from each Seller;

(iii) a copy of the A&R Registration Rights Agreement, duly executed by the Sellers;

(iv) a copy of the Company Third A&R Operating Agreement, duly executed by the Company and the Sellers;

(v) a copy of the Escrow Agreement, duly executed by the Seller Representative;

(vi) copies of resolutions and actions taken by the Company’s board of managers in connection with the approval of this Agreement and the Transactions;

(vii) a copy of the Tax Receivable Agreement, duly executed by the Company and the Sellers; and

(viii) (A) all other documents, instruments or certificates required to be delivered by the Company at or prior to the Closing pursuant to Section 10.03; and (B) such other documents or certificates as shall reasonably be required by Acquiror and its counsel in order to consummate the Transactions.

Section 2.04 Closing Date Payments and Share Issuances. At the Closing, subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), the Parties shall cause the consummation of the following transactions in the following order:

(a) Acquiror shall make any payments required to be made by Acquiror in connection with the Acquiror Shareholder Redemption with funds from the Trust Account.

(b) Acquiror shall pay, or cause to be paid, from the Available Acquiror Closing Cash, all Acquiror Transaction Costs to the applicable payees, to the extent such Acquiror Transaction Costs are not paid prior to the Closing (which payment shall be treated as a contribution to capital of the Company, in exchange for which, the Company shall issue Company Units to the Acquiror pursuant to Section 2.04(e)(ii) below and in accordance with Section 6.06 of the Company Third A&R Operating Agreement).

(c) Acquiror shall (on behalf of the Company) pay, or, cause to be paid, from the Available Acquiror Closing Cash, all Company Transaction Costs, to the extent such Company Transaction Costs are not paid prior to the Closing, to the applicable payees as set forth on the Company Closing Certificate, by wire of immediately available funds; provided, that Acquiror shall (on behalf of the Company) pay, or cause to be paid, any amounts included in the Company Transaction Costs that represent compensation to employees to the Company for payment to the applicable service provider at the time required by the applicable arrangement through the Company’s payroll system; provided, further that such payments shall be treated as a contribution to capital of the Company, in exchange for which, the Company shall issue Company Units to the Acquiror pursuant to Section 2.04(e)(ii) below and in accordance with Section 6.06 of the Company Third A&R Operating Agreement.

(d) Acquiror shall contribute to the Company the Subscription Amount (including for, but not limited to, working capital, growth and other general corporate purposes) (the Subscription Amount together with the amounts treated as contributions pursuant to Section 2.04(b) and Section 2.04(c), the “Closing Contributions”).

(e) In consideration for the Closing Contributions, the Company shall issue and deliver to the Acquiror, free and clear of any Liens, other than Liens pursuant to the Company Third A&R Operating Agreement and restrictions on transfer under securities-related Applicable Legal Requirements, the following Company Units: (i) 3,051,000 Sponsor Earnout Units, (ii) a number of Common Units equal to the quotient of (A) the Closing Contributions divided by (B) $10.00, (iii) a number of Common Units equal to the number of Sponsor Domesticated Non-Earnout Class A Shares (the Sponsor Earnout Units and Common Units issued pursuant to clauses (i), (ii) and (iii), the “Acquiror Subscribed Closing Units”) and (iv) a number of Company Warrants equal to the number of Domesticated Acquiror Warrants outstanding as of the Closing, in each case, pursuant to subscription and warrant agreements in form and substance reasonably satisfactory to Acquiror and the Company.

(f) Acquiror shall issue to each Seller a number of shares of Domesticated Acquiror Class B Common Stock equal to the number of Retained Units held by each such Seller, in each case, free and clear of all Liens (other than Liens arising pursuant to the Acquiror Organizational Documents, Liens arising out of the ownership of such shares of Domesticated Acquiror Class B Common Stock by such Seller or restrictions on transfer under any securities-related Applicable Legal Requirements) in exchange for the payment to Acquiror by each such Seller of adequate consideration (in each case, not to exceed a per-share price equal to the par value per share of the Domesticated Acquiror Class B Common Stock), in each case, as such number of shares and amount of such consideration is set forth in, and as pursuant to, a subscription agreement in form and substance reasonably satisfactory to Acquiror and such Seller.

(g) Acquiror shall deliver, or cause to be delivered, to each Seller its Pro Rata Share of the Cash Consideration in such amount and to such accounts as set forth in the Company Closing Certificate.

ARTICLE III

PURCHASE AND SALE TRANSACTION

Section 3.01 Closing Date Transactions. Upon the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur on the Closing Date or the Business Day immediately prior to the Closing Date (in the case of clauses (a) and (b) below, which Business Day shall also be the calendar day immediately prior to the Closing Date), in each case in the order set forth in this Section 3.01:

(a) Domestication. At the end of the Business Day immediately prior to the Closing Date (which day shall also be the calendar day immediately prior to the Closing Date), Acquiror shall effect the Domestication as described in Section 9.19.

(b) Acquiror Charter and Bylaws. Substantially simultaneously or immediately following the Domestication, Acquiror shall (i) file the Acquiror Charter with the Secretary of State of Delaware and (ii) adopt the Acquiror Bylaws.

(c) Recapitalization Distribution. Immediately prior to the Recapitalization, the Company shall effect the Recapitalization Distribution.

(d) Recapitalization. Immediately prior to the Closing, the Company and the Sellers shall effect the Recapitalization pursuant to the Recapitalization Instrument.

(e) PIPE Closing. Prior to or substantially simultaneously with the Closing, the PIPE Investment shall be consummated pursuant to, and in the amounts set forth in, the Subscription Agreements.

(f) Purchase and Sale of Purchased Units. Substantially simultaneously with the transactions set forth in Section 3.01(e) and Section 3.01(g), each Seller shall sell, transfer, convey, assign and deliver to Acquiror, and Acquiror shall purchase from such Seller, such Seller’s Pro Rata Share of the Purchased Units, free and clear of all Liens (other than Liens arising out of the ownership of the Purchased Units by Acquiror or Liens under any securities-related Applicable Legal Requirements or Liens under the Company Third A&R Operating Agreement). The aggregate consideration (to be delivered in the manner described in Section 2.04(f) and Section 2.04(g)) for the Purchased Units shall equal the Cash Consideration.

(g) Company Third A&R Operating Agreement. Substantially simultaneously with the transactions set forth in Section 3.01(f), the Sellers, the Company and Acquiror will adopt the Company Third A&R Operating Agreement to, among other things, reflect the Recapitalization, permit the issuance and ownership of the Company Units as contemplated to be issued and owned upon consummation of the Transactions, admit Acquiror as the sole manager of the Company, otherwise amend and restate the rights and preferences of the Company Units and set forth the rights and preferences of the Company Units, and establish the ownership of the Company Units by the Persons indicated in the Company Third A&R Operating Agreement, in each case, as set forth in the Company Third A&R Operating Agreement.

Section 3.02 Total Consideration. (a) Upon the terms and subject to the conditions of this Agreement, the aggregate consideration to be paid to the Sellers in connection with the Transactions shall be: (i) the Cash Consideration; and (ii) the right to receive any amount payable to the Sellers pursuant to Section 13.01 (collectively, the “Total Consideration”).

(b) Each Seller shall be entitled to receive such Seller’s Pro Rata Share of the Cash Consideration and any amount payable to the Sellers pursuant to Section 13.01. Each Company Management Member shall be entitled to receive the number of Company Management Members Earn Out Shares allocated to such Company Management Member (if any) in accordance with Article IV.

Section 3.03 Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Acquiror, the Company and their respective Affiliates, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under Applicable Legal Requirements; provided, that if Acquiror determines that any payment to the Sellers hereunder (other than any compensatory payments to be made pursuant to this Agreement) is subject to deduction and/or withholding, then Acquiror shall use commercially reasonable efforts to provide advance written notice to Company (if prior to Closing) or the Seller Representative (if after the Closing) no later than five (5) days after such determination. Acquiror shall use commercially reasonable efforts to cooperate with the Company or the Seller Representative (as applicable) to minimize, reduce or eliminate any such deduction and/or withholding if permitted in accordance with Applicable Legal Requirements; provided, further that Acquiror acknowledges and agrees that, pursuant to Applicable Legal Requirements in effect as of the date hereof, no withholding or deduction under Sections 1445 and 1446 of the Code is required with respect to any consideration payable to any Seller so long as an Internal Revenue Service Form W-9 is obtained from such Seller pursuant to Section 2.03(b)(ii). To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. In the case of any such payment payable to employees of the Group Companies in connection with the Transactions contemplated hereby that is treated as compensation, the Parties, as applicable, shall cooperate to pay such amounts through the applicable Group Company’s payroll system to facilitate applicable withholding.

Section 3.04 Further Action. From time to time after the Closing Date, upon the reasonable written request of any Party, each Party shall execute, acknowledge and deliver such further instruments and documents, and take such additional action, to effect, consummate, confirm or evidence the Transactions and carry out the purposes of this Agreement.

Section 3.05 Seller Representative Expense Fund. On the Closing Date, Acquiror shall pay to the Seller Representative, by wire transfer to an account or accounts designated by the Seller Representative in writing at least three (3) Business Days prior to the Closing Date, immediately available funds in the amount of $200,000 (the “Expense Fund”), which will be used by the Seller Representative for the purposes of paying directly, or reimbursing the Seller Representative for, any third party expenses incurred pursuant to this Agreement and the agreements ancillary hereto. The Sellers will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Seller Representative any ownership right that they may otherwise have had in any such interest or earnings. The Seller Representative will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Seller Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Seller Representative’s responsibilities, the Seller Representative will deliver any remaining balance of the Expense Fund to the Sellers based on their Pro Rata Shares. The amount of the Expense Fund shall be included as a Company Transaction Cost and treated for U.S. federal and applicable state and local income Tax purposes as having been paid by Acquiror to the Sellers and set aside.

Section 3.06 Seller Approval and Waiver. Each of the Sellers hereby irrevocably approves this Agreement, the other Transaction Agreements, and the Transactions, in each case to extent such approval is required under the Company’s Second Amended and Restated Operating Agreement, any other Contract or otherwise. The Company and each of the Sellers hereby waives any rights of preemption, purchase option rights, transfer restriction rights, rights of first refusal, right of negotiation, notice of the Transactions, rights of approval or other similar rights or restrictions which relate to the Purchased Units or the other Transactions, if any, whether arising under any Contract, the Company’s Charter Documents, any Applicable Legal Requirements or otherwise (collectively, the “Seller Approval and Waiver”).

ARTICLE IV

EARN OUT

Section 4.01 Issuance of Company Management Members Earn Out Shares. (a) Prior to the Closing, the Company shall determine, as set forth in the Company Closing Certificate, which of the Company Management Members shall be allocated Company Management Members Earn Out Shares (and how many on an individual-by-individual basis) as of the Closing. If the Company determines to allocate as of the Closing a number of Company Management Members Earn Out Shares that is less than all of the Company Management Members Earn Out Shares (any such Company Management Members Earn Out Shares that are not allocated at the Closing, “Post-Closing Allocated Earn Out Shares”), then from time to time following the Closing but prior to the expiration of the Earn Out Period, the Company shall be permitted to allocate any such Post-Closing Allocated Earn Out Shares to Company Management Members in its sole discretion (and for the avoidance of doubt, the allocation or issuance of any such Post-Closing Allocated Earn Out Shares following the Closing shall be separate and apart from, and not subject to any limitations contained in, the Acquiror Omnibus Incentive Plan or any other equity arrangements implemented by the Acquiror, the Company or any of their respective Subsidiaries following the Closing). At the Closing (and for the avoidance of doubt, following the Domestication), and from time to time following the Closing as and when the Company determines to allocate any Post-Closing Allocated Earn Out Shares to Company Management Members in accordance with the immediately preceding sentence, Acquiror shall issue or cause to be issued to an escrow agent (the “Escrow Agent”) to hold on behalf of the applicable Company Management Members who have been allocated Company Management Members Earn Out Shares (whether such allocation occurs at or after the Closing), the aggregate number of Company Management Members Earn Out Shares that have been so allocated, which shall be held in an escrow account (the “Escrow Account”) established pursuant to an escrow agreement substantially in the form attached hereto as Exhibit F and with such other changes as the Escrow Agent, acting reasonably, may request prior to Closing, to be entered into at the Closing by Acquiror, the Sponsor, the Seller Representative and the Escrow Agent (the “Escrow Agreement”). Following the Closing, the Company Management Members Earn Out Shares shall be released and delivered as follows, upon the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement:

(i) fifty percent (50%) of the Company Management Members Earn Out Shares that have been allocated to any Company Management Member as of the occurrence of Triggering Event I will be released from the Escrow Account to such Company Management Member upon the occurrence of Triggering Event I;

(ii) the remaining Company Management Members Earn Out Shares held in the Escrow Account will be released from the Escrow Account upon the occurrence of Triggering Event II and distributed to the Company Management Member to whom such Company Management Member Earn Out Shares have been allocated; and

(iii) if the conditions set forth in Section 4.01(a)(i) or Section 4.01(a)(ii) have not been satisfied within the Earn Out Period, any Company Management Members Earn Out Shares remaining in the Escrow Account shall be automatically released to Acquiror for cancellation, and the Company Management Members shall not have any right to such Company Management Members Earn Out Shares or any Post-Closing Allocated Earn Out Shares (if any) or any benefit therefrom.

(b) For the avoidance of doubt, the applicable Company Management Members shall be entitled to receive their respective allocated Company Management Members Earn Out Shares upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all. For the avoidance of doubt, all of the allocated Company Management Members Earn Out Shares shall be released to the applicable Company Management Members upon the occurrence of Triggering Event II. For the avoidance of doubt, any allocation of Post-Closing Allocated Earn Out Shares in accordance with Section 4.01(a) following the occurrence of Triggering Event II but prior to the end of the Earn Out Period shall be deemed to be released to the applicable Company Management Members upon such allocation.

(c) Any Company Management Member who timely files an election under Section 83(b) of the Code with respect to any Company Management Members Earn Out Shares shall promptly provide a copy of such filed election to the Company.

(d) Promptly upon the occurrence of any Triggering Event, or as soon as practicable after Acquiror becomes aware of the occurrence of such Triggering Event or receives written notice of such Triggering Event from the Seller Representative, Acquiror and Seller Representative shall jointly prepare and deliver, or cause to be prepared and delivered, in consultation with the Sponsor, a mutually agreeable written notice to the Escrow Agent (a “Release Notice”), which Release Notice shall set forth in reasonable detail the Triggering Event giving rise to the requested release and the specific release instructions with respect thereto (including the number of Company Management Members Earn Out Shares to be released and the Company Management Members to receive such shares).

Section 4.02 Sponsor Earn Out Shares. (a) At the Closing (and for the avoidance of doubt, following the Domestication), the Sponsor shall deliver electronically through The Depository Trust Company (“DTC”), using DTC’s Deposit/Withdrawal At Custodian System, to the Escrow Agent, 3,051,000 shares of Domesticated Acquiror Class A Common Stock (that formerly constituted shares of Cayman Acquiror Class A Shares held by Sponsor, which in turn formerly constituted shares of Cayman Acquiror Class B Shares held by Sponsor) (which 3,051,000 shares of Domesticated Acquiror Class A Common Stock shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Domesticated Acquiror Class A Common Stock occurring on or after the Closing, the “Sponsor Earn Out Shares”).

(b) Upon receipt of the Sponsor Earn Out Shares, the Escrow Agent will place the Sponsor Earn Out Shares in the Escrow Account. Following the Closing, the Sponsor Earn Out Shares shall be released and delivered as follows, upon the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement:

(i) upon the occurrence of Triggering Event I, one-half of the Sponsor Earn Out Shares will be released from the Escrow Account and distributed to the Sponsor;

(ii) upon the occurrence of Triggering Event II, one-half of the Sponsor Earn Out Shares will be released from the Escrow Account and distributed to the Sponsor; and

(iii) if the conditions set forth in Section 4.02(b)(i) or Section 4.02(b)(ii) have not been satisfied within the Earn Out Period, any Sponsor Earn Out Shares remaining in the Escrow Account shall be automatically released to Acquiror for cancellation and the Sponsor shall not have any right to receive such Sponsor Earn Out Shares or any benefit therefrom.

(c) For the avoidance of doubt, the Sponsor shall be entitled to receive Sponsor Earn Out Shares upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all. For the avoidance of doubt, all of the Sponsor Earn Out Shares shall be released to Sponsor upon the occurrence of Triggering Event II.

(d) Promptly upon the occurrence of any Triggering Event, or as soon as practicable after Acquiror becomes aware of the occurrence of such Triggering Event or receives written notice of such Triggering Event from the Sponsor, Acquiror and Sponsor shall jointly prepare and deliver, or cause to be prepared and delivered, in consultation with the Seller Representative, a Release Notice, which Release Notice shall set forth in reasonable detail the Triggering Event giving rise to the requested release and the specific release instructions with respect thereto (including the number of Sponsor Earn Out Shares to be released to Sponsor).

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the letter dated as of the date of this Agreement delivered by the Company to Acquiror prior to or in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), and subject to Section 13.17, the Company hereby represents and warrants to Acquiror as follows:

Section 5.01 Organization and Qualification. (a) The Company is a limited liability company duly formed, validly existing and in good standing under the Legal Requirements of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to the Group Companies, taken as a whole. The Company is duly licensed or qualified to do business in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Complete and correct copies of the articles of organization and operating agreement (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of the Company as amended and currently in effect, have been made available to Acquiror or its representatives. Neither the Company nor any other Group Company is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar Legal Proceeding.

Section 5.02 Company Subsidiaries. (a) The Company’s direct and indirect Subsidiaries, together with their jurisdiction of incorporation or organization, as applicable, are listed on Schedule 5.02(a) of the Company Disclosure Letter (the “Company Subsidiaries”). Each Company Subsidiary has been duly formed or organized and is validly existing under the Legal Requirements of its respective jurisdiction of incorporation or organization and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as now being conducted, except where the failure to be so formed, organized or existing, or to have such power and authority, would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

(b) The Company has previously provided to Acquiror or its representatives true, correct and complete copies of the Charter Documents of the Company Subsidiaries, as amended and currently in effect. Except as set forth on Schedule 5.02(b) of the Company Disclosure Letter, each Company Subsidiary is duly licensed or qualified to do business and, where applicable, is in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which it is conducting business, or the operation, ownership or leasing of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 5.03 Capitalization. (a) As of the date of this Agreement, the authorized equity capital of the Company consists of 10,000,000 Company Units, of which, as of the date of this Agreement: (i) 528,519 Class A Units are issued and outstanding and (ii) 589,465 Class B Units are issued and outstanding (including vested and unvested Class B Units). As of and following the consummation of the Recapitalization, the authorized equity capital of the Company shall consist of the Common Units, Sponsor Earnout Units and Company Warrants. All of the issued and outstanding Company Units have been duly authorized and validly issued and are fully paid and nonassessable and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. Each issued and outstanding Company Unit has been issued in compliance in all material respects with (A) Applicable Legal Requirements; and (B) the Company’s Charter Documents. Schedule 5.03(a) of the Company Disclosure Letter contains a true and correct list of all Company Units (for the avoidance of doubt, prior to giving effect to the Recapitalization) owned by each Seller, and the respective class(es) thereof, which Company Units and Sellers, in the aggregate represent, as of the date hereof, all of the issued and outstanding Equity Interests of the Company and all of the members of the Company, respectively.

(b) Except as set forth on Schedule 5.03(b) of the Company Disclosure Letter, there are no equity appreciation, phantom equity, equity-based performance unit, profit participation, restricted equity, restricted unit or other equity-based compensation award or similar rights with respect to the Company. The Company has not granted any outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for Company Units, or any other commitments or agreements providing for the issuance of additional units, the sale of treasury units, or for the repurchase or redemption of Company Units, and there are no agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its units. Except pursuant to the Charter Documents of the Company, this Agreement and the other Transaction Agreements, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings with respect to the Company Units.

(c) The outstanding shares of capital stock (or other Equity Interests) of each of the Company Subsidiaries have been duly authorized and validly issued and (if applicable) are fully paid and nonassessable (where such concepts are applicable) and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. The Company or one or more of its wholly owned Subsidiaries own of record and beneficially all the issued and outstanding shares of capital stock (or other Equity Interests) of such Company Subsidiaries free and clear of any Liens other than (i) as may be set forth on Schedule 5.03(c); (ii) for any restrictions on sales of securities under securities-related Applicable Legal Requirements; and (iii) Permitted Liens. There are no outstanding options, warrants, rights or other securities convertible into or exercisable or exchangeable for any shares of capital stock (or other Equity Interests) of such Company Subsidiaries, any other commitments or agreements providing for the issuance of additional shares (or other Equity Interests), the sale of treasury shares, or for the repurchase or redemption of such Company Subsidiaries’ shares of capital stock (or other Equity Interests), or any agreements of any kind which may obligate any Company Subsidiary to issue, purchase, register for sale, redeem or otherwise acquire any of its shares of capital stock (or other Equity Interests). Except for the Equity Interests of the Company Subsidiaries set forth on Schedule 5.02(a) of the Company Disclosure Letter and as otherwise set forth on Schedule 5.03(c) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries owns, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other Contract, binding understanding, option, warranty or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity. Except as set forth on Schedule 5.03(c) of the Company Disclosure Letter, there are no equity appreciation, phantom equity, equity-based performance unit, profit participation, restricted equity, restricted unit or other equity-based compensation award or similar rights with respect to any Company Subsidiary.

(d) Except as provided for in this Agreement, as a result of the consummation of the Transactions, no Equity Interests or other securities of the Company or any Company Subsidiary are issuable and no rights in connection with any Equity Interests or other securities of the Company or any Company Subsidiary accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

Section 5.04 Authority Relative to this Agreement. The Company has all requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party; and (b) carry out the Company’s obligations hereunder and thereunder and to consummate the Transactions, in each case, subject to the consents, approvals, authorizations and other requirements described in Section 5.05. The execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is a party and the consummation by the Company of the Transactions have been duly and validly authorized by all requisite action, including approval by the board of managers of the Company and the Seller Approval and Waiver, and no other limited liability company proceeding on the part of the Company is necessary to authorize this Agreement, the other Transaction Agreements and the Transactions. This Agreement and the other Transaction Agreements executed and delivered by the Company as of the date hereof have been, and the other Transaction Agreements executed and delivered by the Company at or prior to the Closing shall be, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto) constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Legal Requirements affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”).

Section 5.05 No Conflict; Governmental Consents and Filings. (a) Except as set forth on Schedule 5.05(a) of the Company Disclosure Letter, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05(b) and by virtue of the receipt of the Seller Approval and Waiver contained herein, the execution, delivery and performance of this Agreement (including the consummation by the Company of the Transactions) and the other Transaction Agreements to which the Company is a party by the Company do not and will not: (i) violate any provision of, or result in the breach of, any Applicable Legal Requirement to which any of the Group Companies is subject or by which any property or asset of any of the Group Companies is bound; (ii) conflict with or violate the Charter Documents of any of the Group Companies; (iii) violate any provision of or result in a breach, default or acceleration of, or require a consent under, or terminate or result in the termination of, any Contract to which any of the Group Companies is a party or by which any Group Company is bound or under which any Group Company has any obligation or under which any Group Company has any right or interest; (iv) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of any of the Group Companies, under any Contract to which any of the Group Companies is a party or by which any Group Company is bound or under which any Group Company has any obligation or under which any Group Company has any right or interest, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration, termination or creation of a Lien; or (v) result in a violation or revocation of any required Approvals, except to the extent that the occurrence of any of the foregoing items set forth in clauses (i), (iii), (iv) or (v) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement, any of the other Transaction Agreements to which it is a party or the consummation by the Company of the Transactions, except for: (i) applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or any similar foreign Legal Requirement; (ii) any consents, notices, approvals, authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have a Company Material Adverse Effect; (iii) the filing of the Form S-4 in accordance with this Agreement; and (iv) as otherwise disclosed on Schedule 5.05(b) or Schedule 10.01(b) of the Company Disclosure Letter.

Section 5.06 Legal Compliance; Approvals. (a) Except as set forth on Schedule 5.06(a) of the Company Disclosure Letter, each of the Group Companies has complied with, and is not currently in violation of, any Applicable Legal Requirements with respect to the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not been and are not reasonably likely to be material to the Group Companies, taken as a whole. Except as set forth on Schedule 5.06(a) of the Company Disclosure Letter, no written, or to the Knowledge of the Company, oral notice of any material non-compliance with any Applicable Legal Requirements has been received by any of the Group Companies.

(b) Each Group Company is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Entities (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, and is in compliance in all material respects with all material terms and conditions of such Approvals. All of such Approvals are valid and have not been terminated. No Group Company is required to be registered as an investment adviser under the Investment Advisers Act or to file reports with the SEC as an “Exempt Reporting Adviser”. No Group Company is in material default under any such Approval and, to the Knowledge of the Company, no condition exists that, with the giving of notice or lapse of time or both, would constitute a material default under such Approval, and no Legal Proceeding is pending or, to the Knowledge of the Company, threatened, to suspend, revoke, withdraw, modify or limit any such Approval, in each case, except as has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the applicable Group Company to use such Approval to conduct its business.

Section 5.07 Financial Statements. (a) Set forth on Schedule 5.07(a)(i) of the Company Disclosure Letter are: (i) the audited consolidated balance sheets as of December 31, 2019 and 2018 and consolidated statements of operations and comprehensive (loss) income, members’ deficit and cash flows of the Company and its Subsidiaries for the twelve-month periods ended December 31, 2019 and 2018 together with the auditor’s reports thereon (the “Audited Financial Statements”); (ii) an unaudited consolidated balance sheet as of December 31, 2020 and consolidated statements of operations and comprehensive (loss) income, members’ deficit and cash flows of the Company and its Subsidiaries for the twelve-month period ended December 31, 2020 (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements were derived in all material respects from the books and records of the Group Companies, which books and records are, in all material respects, true, correct and complete and have been maintained in all material respects in accordance with commercially reasonable business practices. Except as set forth on Schedule 5.07(a)(ii) of the Company Disclosure Letter, each of the Financial Statements (A) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except (x) as otherwise noted therein to the extent permitted by Regulation S-X of the SEC and (y) in the case of the Interim Financial Statements, for the absence of footnotes and for normal year-end adjustments, none of which would be material individually or in the aggregate) and in accordance with Regulation S-X of the SEC, and (B) present fairly, in all material respects, the consolidated financial condition of the Group Companies as of the respective dates thereof and the consolidated operating results, comprehensive (loss) income, members’ deficit and cash flows of the Group Companies for the periods covered thereby in conformity with GAAP and Regulation S-X of the SEC (except in the case of the Interim Financial Statements for the absence of footnotes and for normal year-end adjustments none of which would be material individually or in the aggregate).

(b) The Company has established and maintains a system of internal accounting policies and controls sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and preparation of the Financial Statements for external purposes in accordance with GAAP (“Internal Controls”). The Internal Controls are designed to provide reasonable assurance that (i) transactions are executed in all material respects in accordance with management’s authorization and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for the Company’s assets. The Company has not identified in writing and has not received written notice from an independent auditor of (x) any significant deficiency or material weakness in the system of Internal Controls utilized by the Company (other than a significant deficiency or material weakness that has been previously disclosed in writing to Acquiror and is set forth on Schedule 5.07(b) of the Company Disclosure Letter), (y) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the Internal Controls utilized by the Company, or (z) any claim or allegation regarding any of the foregoing. There are no significant deficiencies or material weaknesses in the design or operation of the Internal Controls over financial reporting that would reasonably be expected to adversely affect, in a material manner, the Company’s ability to record, process, summarize and report financial information, and, to the Knowledge of the Company, there is no actual and intentional common law fraud that involves management of the Company or any Seller.

(c) Each of the independent auditors for the Group Companies, with respect to their report as included in the Audited Financial Statements, is an independent registered public accounting firm within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC.

(d) There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

Section 5.08 No Undisclosed Liabilities. There is no liability, debt or obligation (absolute, accrued, contingent or otherwise) of any of the Group Companies of the type that would be required to be provided for in or otherwise reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts and obligations: (a) provided for in, or otherwise reflected or reserved for on the Financial Statements or disclosed in the notes thereto; (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of the operation of business of the Group Companies (none of which results from, arises out of, relates to, is in the nature of, or was caused by, any breach of Contract, breach of warranty, tort, infringement or violation of Legal Requirements, in each case, by any of the Group Companies); (c) liabilities arising under this Agreement and/or the performance by the Company of its obligations hereunder; or (d) liabilities other than those described in clauses (a) through (c) that, individually or in the aggregate, would not reasonably be expected to be material to the Group Companies, taken as a whole. No Group Company maintains any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the SEC.

Section 5.09 Absence of Certain Changes or Events. Except as set forth on Schedule 5.09 of the Company Disclosure Letter, since September 30, 2020 to the date of this Agreement, each of the Group Companies has conducted its business in the ordinary course consistent with past practice and there has not been: (a) any Company Material Adverse Effect; (b) any purchase, redemption or other acquisition by any Group Company of any of its Equity Interests; (c) any split, combination or reclassification of any of the Equity Interests of any Group Company; (d) any material change by any Group Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or Applicable Legal Requirements; (e) any change in the auditors of any Group Company; (f) any issuance of Equity Interests of any Group Company; (g) any revaluation by any Group Company of any of its assets, including any sale of assets of any Group Company other than with respect to sales in the ordinary course of business; or (h) any action taken or authorized by any of the Group Companies that would be prohibited by Section 8.01 if such action were taken on or after the date hereof without the consent of Acquiror.

Section 5.10 Litigation. Except as set forth on Schedule 5.10 of the Company Disclosure Letter, there are: (a) no pending or, to the Knowledge of the Company, threatened, Legal Proceedings against any of the Group Companies or any of their properties or assets, or any of the directors or officers of any of the Group Companies with regard to their actions as such, in which the reasonably expected damages are in excess of $1,500,000 or which otherwise is reasonably expected to result in an Order for specific performance, an injunction or other equitable relief; (b) to the Knowledge of the Company, no pending or threatened, audits, examinations or investigations by any Governmental Entity involving any of the Group Companies or any of their properties or assets, or any of the directors or officers of any of the Group Companies with regard to their actions as such, in each case, which, individually or in the aggregate, are or would reasonably be expected to be material to the Group Companies, taken as a whole; (c) no pending or threatened in writing Legal Proceedings by any of the Group Companies against any third party which, individually or in the aggregate, are or would reasonably be expected to be material to the Group Companies, taken as a whole; (d) no settlements or similar agreements that impose any material ongoing obligations or restrictions on any of the Group Companies or any of their properties or assets, or any of the directors or officers of any of the Group Companies with regard to their actions as such which, individually or in the aggregate, are or would reasonably be expected to be material to the Group Companies, taken as a whole; and (e) no Orders imposed or, to the Knowledge of the Company, threatened to be imposed upon any of the Group Companies or any of their respective properties or assets, or any of the directors or officers of any of the Group Companies with regard to their actions as such which, individually or in the aggregate, are or would reasonably be expected to be material to the Group Companies, taken as a whole.

Section 5.11 Company Benefit Plans. (a) Schedule 5.11(a) of the Company Disclosure Letter sets forth an accurate and complete list of each material Company Benefit Plan as of the date of this Agreement. “Company Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, and each employment, consulting, equity-based, retirement, supplemental retirement, profit sharing, bonus, incentive, severance, termination, separation, change in control, retention, deferred compensation, vacation, paid time off, welfare, fringe, medical, dental, life or disability plan, program, policy, arrangement or Contract, and each other employee compensation, remuneration or benefit plan, program, policy, arrangement or Contract that is maintained, sponsored or contributed to (or required to be contributed to) by any Group Company or pursuant to which any Group Company has or may have any liabilities; provided that Schedule 5.11(a) of the Company Disclosure Letter need not include any employment or consulting contracts for employees or consultants who are natural persons, sole proprietorships or disregarded business entities that (i) are terminable by any Group Company upon notice of sixty (60) days or less without any requirement to pay severance or (ii) where the base compensation provided under such employment or consulting agreement is less than $300,000 per annum. No Company Benefit Plan required to be scheduled on Schedule 5.11(a) is maintained outside the jurisdiction of the United States or territories of the United States or covers any employees or other service providers of any Group Company who reside or work outside of the United States or territories of the United States.

(b) With respect to each Company Benefit Plan required to be scheduled on Schedule 5.11(a), the Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (i) such Company Benefit Plan (or, if not written, a written summary of its material terms) and all plan documents, trust agreements and all amendments thereto, (ii) the most recent summary plan descriptions, including any summary of material modifications (iii) the two (2) most recent annual reports (Form 5500 series) filed with the Internal Revenue Service with respect to such Company Benefit Plan, (iv) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to any Company Benefit Plan and any pending request for such a determination letter, and (vi) all material correspondence to or from the Internal Revenue Service, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity received in the last three (3) years with respect to any Company Benefit Plan.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole: (i) each Company Benefit Plan has been administered in accordance with its terms and all Applicable Legal Requirements, including ERISA and the Code; and (ii) all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made. Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code: (A) has received a favorable determination or opinion letter as to its qualification; or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and nothing has occurred and, to the Knowledge of the Company, no circumstances exist that would reasonably be expected to result in the loss of the qualification of such plan under Section 401(a) of the Code.

(d) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan, in each case, that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA. At any point during the six (6) year period prior to the date hereof, no Group Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under a Multiemployer Plan or Title IV of ERISA. No Company Benefit Plan is (i) a “multiple employer plan” (within the meaning of the Code or ERISA), (ii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or a (iii) a “funded welfare plan” within the meaning of Section 419 of the Code. No Company Benefit Plan or Contract with any consultant and independent contractor provides post-employment health insurance benefits other than as required under Section 4980B of the Code. For purposes of this Agreement, “ERISA Affiliate” means any entity (whether or not incorporated) that, together with any Group Company, is considered under common control and treated as one employer under Section 414(b) or (c) of the Code.

(e) With respect to the Company Benefit Plans or their administrators or fiduciaries: (i) no material Legal Proceedings (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened; and (ii) to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such material Legal Proceedings.

(f) Neither the execution and delivery of this Agreement, equityholder or other approval of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event, (i) entitle any employee, director, officer, consultant or independent contractor of any Group Company to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer, consultant or independent contractor, (iii) otherwise give rise to any material liability under any Company Benefit Plan, (iv) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Closing, (v) require a “gross-up,” make-whole, indemnification for, or payment to any individual for any taxes imposed under Section 409A or Section 4999 of the Code or any other tax, or (vi) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

Section 5.12 Labor Relations. (a) (i) No Group Company is a party to or bound by any labor Contract, collective bargaining Contract, or any other labor-related Contracts with any labor union, labor organization or works council, and no such Contracts are currently being negotiated by any Group Company, (ii) no labor union or organization, works council or group of employees of the Group Companies has made a pending written demand for recognition or certification and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the Knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority.

(b) The Group Companies (i) have for the past two (2) years been in material compliance with all Applicable Legal Requirements regarding employment and employment practices, including all Legal Requirements respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, child labor, civil rights, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, pay equity, overtime pay, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees, and unemployment insurance, except for instances of noncompliance which would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, (ii) have not been adjudged to have committed any unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved and (iii) have not experienced for the past two (2) years any actual or, to the Knowledge of the Company, threatened, arbitrations, material grievances, strikes, lockouts, slowdowns, work stoppages or other material labor disputes (including unfair labor practice charges, grievances, or complaints) or similar activity.

(c) The Company is, and for the past two (2) years, has been, in compliance with all Legal Requirements relating to the employment of labor, including all such Legal Requirements relating to wages (including minimum wage and overtime), hours or work, child labor, discrimination, civil rights, withholdings and deductions, classification and payment of employees, independent contractors, and consultants, employment equity, the federal Worker Adjustment and Retraining Notification Act (“WARN”) and any similar state or local “mass layoff” or “plant closing” Legal Requirement, collective bargaining, occupational health and safety, workers’ compensation, and immigration, except for instances of noncompliance which would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company within the past two (2) years and, to the Knowledge of the Company, no such events are reasonably expected to occur prior to Closing.

(d) During the past two (2) years, to the Knowledge of the Company, there have been no sexual harassment written allegations raised, brought, threatened, or settled relating to any appointed officer or director of any Group Company or any Material Editor, in each case involving or relating to his or her services provided to any Group Company. The policies and practices of the Group Companies comply with all federal, state, and local Applicable Legal Requirements concerning employment discrimination and employment harassment, except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies.

(e) To the Knowledge of the Company, no senior executive or other key employee of any Group Company is party to any confidentiality, non-competition, non-solicitation, proprietary rights or other such Contract that would materially restrict the performance of such Person’s employment duties with the Group Companies or the ability of any Group Company to conduct its business.

Section 5.13 Real Property; Tangible Property. (a) Neither the Company nor any of the Company Subsidiaries owns or has ever owned any real property; provided, that, in the case of any Company Subsidiary, this representation is made only with respect to the time that such Subsidiary has been a Subsidiary of the Company.

(b) Schedule 5.13(b) of the Company Disclosure Letter lists, as of the date of this Agreement, all real property leased, subleased, licensed or otherwise occupied, by the Group Companies (the “Leased Real Property”), including the address of such Leased Real Property and all leases, subleases, licenses, occupancy agreements and other similar documents related to the Group Companies’ use or occupancy of any Leased Real Property, including all amendments, and modifications thereto and guarantees thereof (collectively, the “Company Real Property Leases”). The Company or one of the Company Subsidiaries has a good and valid, leasehold estate in all Leased Real Property free and clear of any and all Liens (other than Permitted Liens). No party to any Company Real Property Lease has exercised any termination rights with respect thereto. No Leased Real Property, or any portion thereof, is currently sublet or sublicensed by any Group Company to a third party. No condemnation proceeding is pending or, to the Knowledge of the Company, threatened with respect to any Leased Real Property which individually or in the aggregate, would be reasonably likely to be material to the Group Companies, taken as a whole.

(c) The Company or one of the Company Subsidiaries owns and has good title to, or a valid leasehold interest in or right to use, its material tangible assets and personal property, free and clear of all Liens other than: (i) Permitted Liens; and (ii) the rights of lessors under any leases. The material tangible assets and personal property (together with the Intellectual Property rights and rights under Contracts) of the Group Companies: (A) constitute all of the assets, rights and properties that are necessary for the operation of the businesses of the Group Companies as they are now conducted, and taken together, are adequate and sufficient for the operation of the businesses of the Group Companies as currently conducted; and (B) have been maintained in accordance with generally accepted industry practice, are in good working order and condition, except for ordinary wear and tear and as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Group Companies, taken as a whole.

Section 5.14 Taxes. (a) All Income Tax and other material Tax Returns required to be filed by, or with respect to, the Group Companies (or their respective income, assets and operations) have been timely filed (taking into account any applicable extensions of time to file), and all such Tax Returns are true, correct and complete in all material respects.

(b) All Income Taxes and other material amounts of Taxes which are due and payable by, or with respect to, the Group Companies (or their respective income, assets and operations), whether or not shown as due and payable on any Tax Return, have been paid.

(c) The Group Companies have timely and properly withheld or collected and paid over to the appropriate Governmental Entity all material amounts of Taxes required by Applicable Legal Requirements to be withheld and paid in connection with any amounts owing to any employee, creditor or other Person and have otherwise complied in all material respects with all Applicable Legal Requirements relating to the withholding, reporting and remittance of such Taxes.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Taxes has been asserted or assessed by any Governmental Entity in writing against any Group Company (nor to the Knowledge of the Company is there any) which has not been paid or resolved. No audit, examination or other Legal Proceeding by any Governmental Entity with respect to any Tax matters of any Group Company is currently pending or threatened in writing.

(e) There are no liens for Taxes (other than Permitted Liens) upon any of the assets of the Group Companies.

(f) No Group Company is a party to, is bound by, or has any obligation under any Tax indemnification Contract or Tax sharing Contract for the Tax liability of any other Person, except for customary commercial Contracts entered into in the ordinary course of business that do not relate primarily to Taxes (“Ordinary Course Tax Sharing Agreements”).

(g) None of the Group Companies have constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the past five (5) years.

(h) No Group Company is a party to, or has entered into, a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(i) No Group Company: (i) has any liability for the Taxes of another Person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax-related Legal Requirements) or as a transferee or a successor, by Contract (other than pursuant to an Ordinary Course Tax Sharing Agreement), or otherwise; or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was and is the Company (or another Group Company).

(j) No Group Company has requested or consented to waive or extend the time in which any Taxes may be assessed or collected by any Governmental Entity, which waiver or extension is still in effect.

(k) No Group Company (i) has a permanent establishment in any country other than the country of its organization or (ii) is subject to Income Tax in a jurisdiction outside the country of its organization, in each case, where it is required to file an Income Tax Return and does not file such Income Tax Return.

(l) No Group Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any Straddle Period, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the

Closing Date; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Tax-related Legal Requirements); (iii) prepaid amounts received or deferred revenue realized or received on or prior to the Closing Date other than in the ordinary course of business; or (iv) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Applicable Legal Requirements.

(m) No Group Company has made an election described in Section 965(h) of the Code.

(n) No claim has been made in writing (nor to the Knowledge of the Company has any claim been made) by any Governmental Entity in a jurisdiction in which any Group Company does not file Tax Returns that is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

(o) The Company is classified as a partnership for U.S. federal income tax purposes and at all times since its formation has been classified as a disregarded entity or partnership for U.S. federal income tax purposes and, except as set forth on Schedule 5.14(o) of the Company Disclosure Letter, each of the Group Companies is and at all times since its formation been classified as an entity disregarded as separate from the Company for U.S. federal income tax purposes.

(p) No election has been made under Treasury Regulation Section 301.9100-22 (or any similar provision of state, local, or non-U.S. Applicable Legal Requirements) with respect to any Group Company.

(q) No “section 197 intangible” (within the meaning of Section 197 of the Code) of any of the Group Companies existing as of the end of the day on the Closing Date will be excluded from the term “amortizable section 197 intangible” pursuant to Section 197(f)(9) of the Code and Treasury Regulations Section 1.197-2(h).

(r) No Group Company owns (directly or indirectly) (i) any interest in a “controlled foreign corporation” (within the meaning of Section 957 of the Code), (ii) any interest in a “passive foreign investment company” (within the meaning of Section 1297 of the Code) or (iii) any “United States real property interest” (within the meaning of Section 897 of the Code).

Section 5.15 Environmental Matters. (a) Each of the Group Companies, is, and for the past three (3) years has been, in compliance with all Environmental Laws, except for any such instance of non-compliance that would not reasonably be expected to be material to the Group Companies taken as a whole.

(b) Each of the Group Companies has obtained, holds, is, and for the past three (3) years has been, in material compliance with all permits required under Environmental Laws to permit each of the Group Companies to operate their assets and to conduct the business of each of the Group Companies, except where the absence of, or failure to be in material compliance with, any such permit would not reasonably be expected to be material to the Group Companies, taken as a whole.

(c) Except as set forth on Schedule 5.15(c) of the Company Disclosure Letter, there are no written claims or notices of violation pending or, to the Knowledge of the Company, threatened against any of the Group Companies or any property or facility leased or operated by any of the Group Companies alleging violations of or liability under any Environmental Law, in each case, which would reasonably be expected to be material to the Group Companies, taken as a whole.

(d) None of the Group Companies nor, to the Knowledge of the Company, any other Person has manufactured, handled, stored, generated, treated, transported, discharged, emitted, disposed of or released any Hazardous Material at, in, on, to, from or under any property or facility currently or formerly leased or operated by any of the Group Companies or any third-party site, in each case in a manner that would be reasonably likely to give rise to a material liability of the Group Companies.

(e) None of the Group Companies has agreed to indemnify any Person or assumed by Contract or Legal Requirement the liability of any third party arising under Environmental Law in a manner which would reasonably be expected to be material to the Group Companies, taken as a whole.

(f) The Group Companies have made available to Acquiror copies of all material written environmental reports, audits, assessments, liability analyses, memoranda and studies in the possession of, or conducted by, the Group Companies with respect to Environmental Law.

Section 5.16 Brokers. Except as set forth on Schedule 5.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which Acquiror or any of the Group Companies would be liable in connection with this Agreement, the other Transaction Agreements, or the Transactions, based upon arrangements made by or on behalf of any of the Group Companies or any of their Affiliates.

Section 5.17 Intellectual Property. (a) Schedule 5.17(a) of the Company Disclosure Letter sets forth a true, correct and complete list, of each (i) registered Patent and Patent application, registered Trademark and application for Trademark registration, registered Copyright, and internet domain name (collectively, “Registered IP”) and (ii) unregistered Trademarks and unregistered proprietary Software, in each case, that is material to the business of the Group Companies, taken as a whole, in each case, in which any of the Group Companies has an ownership interest (in each case setting forth, as may be applicable, the jurisdiction, title, application and registration or serial number and date, and record owner and, if different, the legal owner and beneficial owner). All Registered IP is subsisting and, excluding any pending applications included in the Registered IP, to the Knowledge of the Company, valid and enforceable.

(b) The Company or one of the Company Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens), and except as would not be material to the Group Companies, taken as a whole, owns, or has the right to use pursuant to a valid license, sublicense, or other written agreement all other Intellectual Property and IT Systems used in or necessary for the conduct and operation of the business of the Group Companies for the continued conduct of the business of the Group Companies in substantially the same manner as such business has been operated during the twelve (12) months prior to the date hereof, and except as would not reasonably be expected to the Group Companies, taken as a whole, none of the foregoing will be adversely impacted by (nor will require the payment or grant of additional material amounts or material consideration as a result of) the execution, delivery, or performance of this Agreement or any Transaction Agreement or the consummation of the Transactions.

(c) (i) The Group Companies, the conduct and operation of the business of the Group Companies as presently conducted (including the creation, licensing, marketing, importation, offering for sale, sale, or use of the products and services of the business of the Group Companies), and the use of the Owned Intellectual Property have not in the past six (6) years infringed, misappropriated (or constituted or resulted from a misappropriation of) or otherwise violated, and are not infringing, misappropriating (or constitute or result from the misappropriation of) or otherwise violating any Intellectual Property rights of any Person, except as would not be material to the Group Companies, taken as a whole. (ii) There are no Legal Proceedings pending (or to the Knowledge of the Company, threatened) and none of the Group Companies has received from any Person in the past three (3) years (or except as would not reasonably be expected to be material to the Group Companies, taken as a whole, in the past six (6) years) any written (or, to the Knowledge of the Company, oral) notice, charge, complaint, claim or other assertion (A) of any infringement, misappropriation or other violation of any Intellectual Property right of any Person or

(B) contesting the use, ownership, validity, or enforceability of any of the Owned Intellectual Property. (iii) To the Knowledge of the Company, no third Person has infringed, misappropriated or violated, or is infringing, misappropriating or violating any Owned Intellectual Property, and no such claims have been made by any of the Group Companies in writing against any Person in the past three (3) years. None of the Owned Intellectual Property is subject to any pending or outstanding Order, settlement, consent order or other disposition of dispute that restricts the use, transfer, or registration of, or adversely affects the validity or enforceability of, any Owned Intellectual Property, in each case except as would not be material to the Group Companies, taken as a whole.

(d) No past or present director, officer or employee of any of the Group Companies owns (or has any claim, or any right (whether or not currently exercisable) to any ownership interest, in or to) any material Owned Intellectual Property. Each of the past or present employees, consultants, and independent contractors of the Group Companies who were or are either (i) privy to any material Trade Secrets of any Group Company or (ii) engaged in creating or developing for or on behalf of such Group Company any material Owned Intellectual Property in the course of such Person’s employment or engagement has executed and delivered a valid written agreement pursuant to which such Person has, respectively, (x) agreed to hold all confidential information of such Group Company in confidence; and (y) presently assigned to such Group Company all of such Person’s rights, title and interest in and to all Intellectual Property created or developed for such Group Company in the course of such Person’s employment or retention thereby (or all such rights, title, and interest vested in a Group Company by operation of law), in each case, except as would not be material to the Group Companies, taken as a whole. To the Knowledge of the Company, there has been no breach by any such Person with respect to any material Intellectual Property under any such Contract.

(e) Each of the Group Companies, as applicable, has taken commercially reasonable steps to maintain the confidentiality of all Trade Secrets constituting Owned Intellectual Property and, to the Knowledge of the Company, all Trade Secrets of any Person to whom any Group Company has a contractual confidentiality obligation with respect to such Trade Secrets that are material to the business of the Group Companies. No Trade Secret that is material to the business of the Group Companies has been authorized to be disclosed, or, to the Knowledge of the Company, has been disclosed to any other Person, other than as subject to a written agreement adequately restricting the disclosure and use of such Trade Secret, in each case except as would not be material to the Group Companies, taken as a whole.

(f) All material Software that is Owned Intellectual Property and currently licensed by the Group Companies to their subscribers, customers and licensees complies in all material respects with all express warranties established in written Contracts by the Group Companies or in other documents conveyed thereby to their subscribers, other customers or other licensees. No Person (other than a Group Company employee or contractor subject to contractual confidentiality obligations) possesses, or has an actual or contingent right to access or possess a copy in any form of any source code for such Software and to the Knowledge of the Company all such source code has been maintained as strictly confidential. Without limiting the foregoing, no source code constituting Owned Intellectual Property has been delivered, licensed or made available by any Group Company to, or accessed by, any escrow agent or other Person, other than employees or contractors of such Group Company subject to written agreements restricting the disclosure and use of such source code.

(g) No open source Software is or has been included, incorporated or embedded in, linked to, combined, made available or distributed with, or used in the development, maintenance, operation, delivery or provision of any Software constituting Owned Intellectual Property, in each case, in a manner that requires or obligates any Group Company to: (i) disclose, contribute, distribute, license or otherwise make available to any Person (including the open source community) any source code constituting Owned Intellectual Property; (ii) license any Software constituting Owned Intellectual Property for making modifications or derivative works; (iii) disclose, contribute, distribute, license or otherwise make available to any Person any Software constituting Owned Intellectual Property for no or nominal charge; or (iv) grant a license to, or refrain from asserting or enforcing any of, its Patents (collectively, “Copyleft Terms”), in each case, except as would not be material to the Group Companies, taken as a whole. Each Group Company is in compliance with the terms and conditions of all relevant licenses for open source Software used in the business of the Group Companies (including any Software constituting Owned Intellectual Property), except as would not be material to the Group Companies, taken as a whole.

(h) No Governmental Entity has any: (i) ownership interest or exclusive license in or to any material Owned Intellectual Property; (ii) “unlimited rights” (as defined in 48 C.F.R. § 52.227-14 and in 48 C.F.R. § 252.227-7013(a)) in or to any of the Software set forth in Schedule 5.17(h)(ii) of the Company Disclosure Letter; or (iii) “march in rights” (pursuant to 35 U.S.C. § 203) in or to any Patents constituting material Owned Intellectual Property.

(i) The Company or one of the Company Subsidiaries owns or has a valid right to access and use all Company IT Systems that are material to the Group Companies, taken as a whole. The Company has implemented commercially reasonable security regarding the confidentiality, integrity and availability of Company IT Systems, and the Company IT Systems are adequate in all material respects for the operation and conduct of the business of the Group Companies as currently conducted. To the Knowledge of the Company, neither the Company IT Systems nor any Software that constitutes Owned Intellectual Property contains any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or effects that (i) materially disrupt or adversely affect the functionality of the Company IT Systems, except as disclosed in their documentation or (ii) enable or assist any Person to access without authorization any Company IT Systems. To the Knowledge of the Company, during the past three (3) years, there has been no unauthorized access to or breach or material security incident involving any Company IT Systems. In the last three (3) years, there have been no material failures, breakdowns, data loss, outages, unscheduled downtime or other material adverse events affecting any such Company IT Systems that have caused or resulted in the substantial disruption of or interruption in or to the use of such Company IT Systems or the conduct and operation of the business of the Group Companies.

Section 5.18 Privacy. (a) The Group Companies, and to the Knowledge of the Company any Person processing Personal Information on the behalf of the Group Companies, have at all times during the past three (3) years complied, as applicable to the Group Companies, with: (i) applicable Privacy Laws; (ii) all of the Group Companies’ applicable written external policies and notices regarding Personal Information (“Group Companies’ Privacy Notices”); and (iii) all of the Group Companies’ applicable obligations regarding Personal Information under any Contracts. To the Knowledge of the Company, none of the Group Companies has received in the three (3) years prior to the date of this Agreement any written notice of any material claims, investigations, inquiries or violations of any Privacy Laws or the Group Companies’ applicable obligations regarding Personal Information under any Contracts, and none of the Group Companies have notified in writing, or have been required by the Privacy Laws to notify in writing, any Person of any information security breach involving Personal Information.

(b) Except as set forth on Schedule 5.18 of the Company Disclosure Letter, during the past three (3) years, there have been no material breaches, security incidents, misuse of or disclosure of any Personal Information in the possession or control of any of the Group Companies or collected, used or processed by or on behalf of the Group Companies. During the past three (3) years, the Group Companies have implemented disaster recovery and business continuity plans, and taken actions consistent with such plans, to the extent required, designed to safeguard Personal Information in its possession or control.

Section 5.19 Agreements, Contracts and Commitments. (a) Schedule 5.19 of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract (as defined below) that is in effect as of the date of this Agreement (other than the Company Real Property Leases which are set forth on Schedule 5.13(b) of the Company Disclosure Letter). For purposes of this Agreement, “Company Material Contract” of the Group Companies shall mean each Company Real Property Lease and each of the following Contracts to which any of the Group Companies is a party or by which any Group Company is bound or under which any Group Company has any obligation or under which any Group Company has any right or interest:

(i) Each Contract that involved payments or consideration furnished by or to (but not amongst) any of the Group Companies of more than $3,000,000 in the most recently completed fiscal year of the applicable Group Company, excluding (x) any agreements that would, by their nature, constitute Company Transaction Costs or (y) any Contract otherwise included under subsection (ii) through (xviii) of this Section 5.19(a);

(ii) Each Contract with any Material Editor;

(iii) Each Contract under which any Group Company has created, incurred, assumed or guaranteed Indebtedness or issued any note, indenture or other evidence of Indebtedness, has the right to draw upon credit that has been extended for Indebtedness, or has granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness, excluding, for the avoidance of doubt, trade payables in the ordinary course of business;

(iv) Each Contract for the acquisition of any Person or any business division thereof or the disposition of any material assets of any of the Group Companies, in each case, whether by merger, purchase or sale of stock or assets or otherwise (other than Contracts for the purchase or sale of inventory or supplies entered into in the ordinary course of business) occurring in the last three (3) years and under which any Group Company has any remaining obligation of greater than $1,500,000 or for a time period of greater than one (1) year;

(v) Each Contract to make payments, contingent or otherwise, (A) arising out of any prior acquisition or disposition of the business, assets or stock of any of the Group Companies or other Persons in the last three (3) years, or (B) that has, or is reasonably expected to have, a value in excess of $1,000,000 in any single instance or in excess of $3,000,000 in the aggregate in any 12-month period;

(vi) Each collective bargaining agreement with any labor union;

(vii) Each employment or consulting (with respect to an individual, independent contractor) Contract providing for annual base salary or consulting fee payments in excess of $300,000, excluding any such employment, consulting, or management Contract that is terminable by the Company or the applicable Company Subsidiary at will or upon 180 days’ notice or less;

(viii) Each lease, rental agreement, installment and conditional sale agreement, or other similar Contract that, in each case, (A) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any personal property; and (B) involves annual payments in excess of $1,500,000;

(ix) Each joint venture Contract, partnership agreement, limited liability company agreement or similar Contract (in each case, other than with respect to wholly owned Company Subsidiaries);

(x) Each Contract (other than Company Benefit Plans) that purports to limit or contains covenants expressly limiting in any material respect the freedom of any of the Group Companies to: (A) compete with any Person in a product line or line of business; (B) operate in any geographic area; or (C) solicit subscribers or other customers;

(xi) Each Contract (other than those made in the ordinary course of business): (A) providing for the grant of any preferential rights to purchase or lease any asset of the Group Companies; or (B) providing for any exclusive right to sell or distribute any material product or service of any of the Group Companies;

(xii) Each Contract (including any license agreement, coexistence agreement and agreement with a covenant not to sue) that (A) contains any assignment or license of, or any covenant not to assert or enforce, any material Owned Intellectual Property; (B) pursuant to which any material Owned Intellectual Property is or was developed by, with or for any Group Company; or (C) pursuant to which any of the Group Companies either (1) grants to a third Person a license, immunity, or other right in or to any material Owned Intellectual Property or (2) is granted by a third Person a license, immunity, or other right in or to any Intellectual Property or IT Systems material to the business of any Group Company, provided, however, that none of the following shall be required to be set forth on Schedule 5.19(xii) of the Company Disclosure Letter but shall constitute Company Material Contracts if they otherwise qualify: (w) non-exclusive licenses of Owned Intellectual Property by any Group Company for the purposes of marketing of any product of any Group Company in marketing agreements entered into in the ordinary course of business consistent with past practice; (x) non-exclusive licenses of Owned Intellectual Property granted to subscribers that are implied or incidental to the sale or purchase of goods and services, in each case, in the ordinary course of business consistent with past practice; (y) licenses of open source Software; and (z) click-wrap, shrink-wrap and off-the-shelf Software licenses of uncustomized Software that are available on standard terms to the public generally with license, maintenance, support and other fees less than $500,000 per year;

(xiii) Each Contract that contains a provision providing for the sharing of any revenue or cost-savings with any other Person, other than Contracts by and among the Group Companies entered into in the ordinary course of business consistent with past practice;

(xiv) Each Contract involving the settlement, conciliation or similar agreement of any Legal Proceedings or threatened Legal Proceeding with respect to the Company or any of the Company Subsidiaries, in each case (A) entered into in the past three (3) years and involving payments (exclusive of attorney’s fees) in excess of $500,000 in any single instance or in excess of $1,000,000 in the aggregate, or (B) that by its terms limits or restricts in any material respect the operations of any Group Company; provided, that, in the case of any Company Subsidiary, this representation is made with respect to the time that such Subsidiary has been a Company Subsidiary;

(xv) Each Contract requiring any capital commitment or capital expenditure (or series of capital commitments or expenditures) by any Group Company in an amount in excess of $2,000,000 annually or $5,000,000 over the life of the Contract;

(xvi) Each Contract pursuant to which any Person (other than a Group Company) has guaranteed the liabilities of a Group Company;

(xvii) Each Contract to register any Company Unit or other securities of the Company with any Governmental Entity; and

(xviii) Each Contract not disclosed pursuant to any other clause under this Section 5.19(a) and expected to result in revenue or require expenditures in excess of $3,000,000 in the calendar year ending December 31, 2021.

(b) Except as would not reasonably be expected to be material to the Group Companies, taken as a whole, and except for any Company Material Contract that is terminated or expires following the date hereof in accordance with its terms, all Company Material Contracts: (i) have not been terminated; and (ii) represent the legal, valid and binding obligations of the Company or one of the Company Subsidiaries party thereto, enforceable by and against the Group Company party thereto subject to the Remedies Exception. True, correct and complete copies of all written Company Material Contracts and a written description of each oral or unmemorialized Material Contract, existing on the date of this Agreement and identified or required to be identified on Schedule 5.19 of the Company Disclosure Letter have been made available to Acquiror. None of the Group Companies nor, to the Knowledge of the Company, any other party thereto, is in breach of or default under, and no event has occurred which, individually or together with other events, with notice or lapse of time or both would become a breach of or default under, any of the Company Material Contracts, and no party to any Company Material Contract has given any written or, to the Knowledge of the Company, oral, claim or notice of any such breach, default or event, which individually or in the aggregate, would be reasonably likely to be material to the Group Companies, taken as a whole.

(c) Set forth on Schedule 5.19(c) of the Company Disclosure Letter is a list of the Material Editors. Since December 31, 2019 until the date of this Agreement, no such Material Editor has canceled, terminated or, to the Knowledge of the Company, materially and adversely altered its relationship with any Group Company or threatened in writing to cancel, terminate or materially and adversely alter its relationship with any Group Company. There have been no disputes between any Group Company and any Material Editor for the past three (3) years which has had or would reasonably be expected to have a Company Material Adverse Effect.

(d) Other than as set forth in their Charter Documents, no Group Company is subject to any obligation (contingent or otherwise) to repurchase or otherwise retire any Equity Interests of another Person which is not a Group Company.

Section 5.20 Insurance. Schedule 5.20 of the Company Disclosure Letter contains a list of all material policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Group Companies as of the date of this Agreement (collectively, the “Insurance Policies”), which policies are legal, valid and binding, have not been terminated, and are enforceable by or for the benefit of the Group Companies in accordance with its terms, subject to the Remedies Exception. All premiums due with respect to each Insurance Policy has been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date), except as would not reasonably be expected to be material to the Group Companies, taken as a whole. True, correct and complete copies of the Insurance Policies (or, to the extent such policies are not available, policy binders) have been made available to Acquiror or its representatives. None of the Group Companies is in breach or default under any Insurance Policy (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under any Insurance Policy, and to the Knowledge of the Company, no such action has been threatened. None of the Group Companies has received any written notice from any insurer under any of the Insurance Policies, canceling, terminating or materially adversely amending any such policy or denying renewal of coverage thereunder and all premiums on such insurance policies due and payable as of the date hereof have been paid, in each case, except as would not reasonably be expected to be material to the Group Companies, taken as a whole. There is no pending material claim by any Group Company against any insurance carrier for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).

Section 5.21 Affiliate Matters. Except: (a) the Company Benefit Plans; (b) Contracts relating to labor and employment matters set forth on Schedule 5.19(a)(vii) of the Company Disclosure Letter; (c) Contracts set forth on Schedule 5.21 of the Company Disclosure Letter and (d) Contracts between or among any of the Group Companies, none of the Group Companies is a party to any Contract with any: (i) (A) present or former officer, director, manager or employee of any Group Company, (B) Seller or any Affiliate of any Seller, (C) holder of derivative securities of any Group Company or (D) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of five percent (5%) or more of the Equity Interests of any Group Company (each, an “Insider”) or any Affiliate of an Insider; or (ii) Affiliate of any Group Company. To the Knowledge of the Company, no Insider or any Affiliate of an Insider has, directly or indirectly, a material economic interest in any Contract with any of the Group Companies (other than such Contracts that relate to any such Person’s ownership of the Company Units or other Equity Interests of any Group Company as set forth on Schedule 5.03(a) or Schedule 5.03(c) of the Company Disclosure Letter or Schedule 6.02 of the Seller Disclosure Letter, as applicable, or such Person’s employment or consulting arrangements with the Group Companies as set forth on Schedule 5.19(a)(vii) of the Company Disclosure Letter).

Section 5.22 Certain Provided Information. The information relating to the Group Companies supplied by the Company in writing specifically for inclusion in or incorporation by reference in the Form S-4, any other document submitted or to be submitted to any other Governmental Entity or any announcement or public statement regarding the Transaction (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed (provided, if such information is revised by any subsequently filed amendment to the Form S-4 prior to the time the Form S-4 is declared effective by the SEC, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Form S-4 is declared effective by the SEC; (c) the time the proxy statement/prospectus included in the Form S-4 (or any amendment thereof or supplement thereto) is first mailed to the Acquiror’s shareholders; or (d) the time of the Extraordinary Meeting. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Acquiror or any Seller for inclusion or incorporation by reference in the Form S-4 or any Acquiror SEC Reports or Additional Acquiror SEC Reports.

Section 5.23 Indebtedness. With respect to the Company Material Contracts set forth on Schedule 5.19(a)(iii) of the Company Disclosure Letter there is no Indebtedness outstanding and there are no draws of credit thereunder. No Group Company has received any notice to repay under any Company Material Contract relating to any Indebtedness, which is repayable on demand. Except for the Company Material Contracts set forth on Schedule 5.19(a)(iii) of the Company Disclosure Letter, as of the date of this Agreement, the Group Companies do not have any outstanding (i) Indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; or (ii) Indebtedness for borrowed money of any Person for which such Group Company has guaranteed payment and there are no outstanding guarantee, indemnity, suretyship or security given by any Group Company or for the benefit of a Group Company.

Section 5.24 Absence of Certain Business Practices. For the past five years: (a) the Group Companies and their respective directors and officers and, to the Knowledge of the Company, their respective employees, agents, and any other Persons acting for or on behalf of the Group Companies have been in material compliance with all applicable Specified Business Conduct Laws; and (b) none of the Group Companies has: (i) received written notice of or made a voluntary, mandatory or directed disclosure to any Governmental Entity relating to any actual or potential material violation of any Specified Business Conduct

Law; or (ii) been a party to or the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceeding or, to the Knowledge of the Company, investigation by or before any Governmental Entity related to any actual or potential material violation of any Specified Business Conduct Law. None of the Group Companies, nor any of their respective directors or officers, nor to the Knowledge of the Company, any of their respective employees, agents, or any other Person acting for or on behalf of the Group Companies is, or is owned or controlled by a Person that is, the subject or target of applicable economic or financial sanctions or the target of restrictive export controls administered by the U.S. government, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, or the European Union, nor located, organized, or resident in a country or territory that is itself the subject or target of applicable sanctions (including currently Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).

Section 5.25 Takeover Statutes. The board of managers of the Company has taken all action necessary such that no “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Applicable Legal Requirements is applicable to the Transactions.

Section 5.26 Operation of the Business during COVID-19. None of the Group Companies’ actions and inactions prior to the date of this Agreement in response to COVID-19 has resulted in any Group Company experiencing any material business interruption or material Losses.

Section 5.27 Disclaimer of Other Warranties. THE COMPANY HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE VII, NONE OF ACQUIROR OR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE COMPANY, ANY COMPANY SUBSIDIARY, ANY OF THEIR AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO ACQUIROR OR ANY OF ITS BUSINESS, ASSETS OR PROPERTIES, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING: (A) NONE OF ACQUIROR OR ANY OF ITS AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO THE COMPANY THE COMPANY SUBSIDIARIES, SELLERS, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY ACQUIROR TO THE COMPANY AND THE SELLERS IN ARTICLE VII; AND (B) NEITHER ACQUIROR NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO THE COMPANY, THE COMPANY SUBSIDIARIES, SELLERS, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THEM BY OR ON BEHALF OF ACQUIROR IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO ACQUIROR OR ANY OF THEIR BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. THE COMPANY HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE VII OF THIS AGREEMENT. THE COMPANY ACKNOWLEDGES THAT IT HAS CONDUCTED AN INDEPENDENT INVESTIGATION AND VERIFICATION OF ACQUIROR AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION THE COMPANY HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION, IN ADDITION TO THE

REPRESENTATIONS AND WARRANTIES OF ACQUIROR EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE VII OF THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 5.27, CLAIMS AGAINST ACQUIROR OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF FRAUD.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the letter dated as of the date of this Agreement and delivered by the Sellers (the “Seller Disclosure Letter”), and subject to Section 13.17, each Seller represents to the Acquiror as follows:

Section 6.01 Organization and Qualification. To the extent that such Seller is not a natural person:

(a) such Seller is an entity duly incorporated, formed or organized, validly existing and in good standing under the Applicable Legal Requirements of its respective jurisdiction of incorporation, formation or organization;

(b) such Seller has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not prevent or materially impede or delay Seller’s ability to consummate the Transactions;

(c) such Seller is not in violation of any of the provisions of its Charter Documents;

(d) such Seller is duly qualified or licensed to do business as a foreign entity and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualifications or licensing necessary, except as would not prevent or materially impede or delay Seller’s ability to consummate the Transactions; and

(e) such Seller is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar Legal Proceeding.

Section 6.02 Title to Company Units. Such Seller has good and marketable title to the Company Units (including the Purchased Units) set forth opposite such Seller’s name on Schedule 6.02 of the Seller Disclosure Letter, free and clear of all Liens (other than as set forth in the Company’s Charter Documents), and such Seller is the sole beneficial and record owner of such Company Units. Following the consummation of the Recapitalization such Seller will have good and marketable title to its respective Company Units (including the Purchased Units), free and clear of all Liens (other than as set forth in the Company’s Charter Documents), and such Seller will be the sole beneficial and record owner of such Company Units. Except as set forth on Schedule 6.02 of the Seller Disclosure Letter, such Seller is not a party to (a) any option, warrant, purchase right or other Contract (other than this Agreement and other Transaction Agreements) that would require such Seller to sell, transfer or otherwise dispose of or otherwise grant any rights in any of the Company Units owned by such Seller or (b) any voting trust, proxy or other Contract with respect to the voting of the Company Units owned by such Seller. Other than the Company Units owned by such Seller and as set forth opposite such Seller’s name on Schedule 6.02 of the Seller Disclosure Letter, such Seller does not own or have the right to acquire any other Equity Interest of any of the Group Companies.

Section 6.03 Authority Relative to this Agreement. Such Seller has the requisite power and authority and, in the case such Seller is a natural person, has full legal capacity, to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party; and (b) carry out its obligations hereunder and thereunder and, to consummate the Transactions. The execution and delivery by such Seller of this Agreement and the other Transaction Agreements to which such Seller is a party, and the consummation by Seller of the Transactions, have been duly and validly authorized by all necessary action on the part of such Seller, and no other proceedings on the part of such Seller is necessary to authorize this Agreement or the other Transaction Agreements to which such Seller is a party or to consummate the Transactions. This Agreement and the other Transaction Agreements executed and delivered by such Seller as of the date hereof has been, and the other Transaction Agreements which such Seller shall execute and deliver at or prior to the Closing shall be, duly and validly executed and delivered by such Seller and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitute the legal and binding obligations of such Seller, enforceable against such Seller in accordance with their terms, except insofar as enforceability may be limited by the Remedies Exception.

Section 6.04 No Conflict; Required Filings and Consents. (a) The execution, delivery and performance by such Seller of this Agreement and the other Transaction Agreements to which it is a party, and the consummation of the Transactions shall not: (i) with respect to any Seller that is not a natural Person, conflict with or violate its Charter Documents; (ii) violate any provision of, or result in the breach of, any Applicable Legal Requirements to which such Seller is subject or by which any property or asset of such Seller is bound; or (iii) violate any provision of or result in a breach, default or acceleration of, or require a consent under, or terminate or result in the termination of, any material Contract to which such Seller is a party or by which it is bound or under which it has any obligation or under which it has any right or interest; (iv) result in the creation of any Lien upon any of the properties or assets of such Sellers, under any material Contract to which such Seller is a party or by which such Seller is bound or under which such Seller has any obligation or under which such Seller has any right or interest, or constitute an event which, after notice or lapse of time or both, would result in such violation, breach, default, acceleration, termination or creation of a Lien (other than any Permitted Lien), except to the extent that the occurrence of any of the foregoing items set forth in clauses (ii), (iii) and (iv) would not, individually or in the aggregate, prevent or materially impede or delay such Seller’s ability to consummate the Transactions.

(b) Assuming the truth and completeness of the representations and warranties of the Company, the other Sellers and Acquiror contained in this Agreement, the execution and delivery by such Seller of this Agreement and the other Transaction Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except: (i) for applicable requirements under the HSR Act or any similar foreign Legal Requirements; (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Acquiror is qualified to do business; (iii) as otherwise disclosed on Schedule 10.01(b) of the Company Disclosure Letter; and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, prevent or materially impede or delay such Seller’s ability to consummate the Transactions.

Section 6.05 Information Supplied. None of the information supplied or to be supplied by such Seller in writing specifically for inclusion in or incorporation by reference in the Form S-4, any other document submitted or to be submitted to any other Governmental Entity or any announcement or public statement regarding the Transaction (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed (provided, if such information is revised by any subsequently filed amendment to the Form S-4 prior to the time the Form S-4 is declared effective by the SEC, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Form S-4 is declared effective by the SEC; (c) the time the proxy statement/prospectus included in the Form S-4 (or any amendment thereof or supplement thereto) is first mailed to Acquiror’s shareholders; or (d) at the time of the Extraordinary Meeting. Notwithstanding the foregoing, such Seller makes no representation, warranty or covenant with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Acquiror, the Company or any other Seller for inclusion or incorporation by reference in the Form S-4.

Section 6.06 Litigation. There are no Legal Proceedings pending or threatened in writing against or otherwise relating to such Seller, by or before any Governmental Entity: (a) challenging or seeking to enjoin, alter or materially delay the Transactions; or (b) that would prevent or materially impede or delay such Seller’s ability to consummate the Transactions.

Section 6.07 Brokers. Except as set forth on Schedule 6.07 of the Seller Disclosure Letter, no broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which Acquiror or any of the Group Companies would be liable in connection with this Agreement, the other Transaction Agreements, or the Transactions, based upon arrangements made by or on behalf of such Seller or any of its Affiliates.

Section 6.08 Compliance. No uncured written notices have been received by such Seller from any Governmental Entity or any other Person alleging a material violation of any Applicable Legal Requirements applicable to such Seller’s ownership of Company Units.

Section 6.09 Taxes. Such Seller is not a foreign person within the meaning of Code Section 1445 or Code Section 1446(f).

Section 6.10 Disclaimer of Other Warranties. SUCH SELLER HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE VII, NONE OF ACQUIROR, ANY OF ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO SUCH SELLER, ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO ACQUIROR OR ANY OF THE DIRECTORS, OFFICERS, EMPLOYEES, BUSINESSES, ASSETS OR PROPERTIES OF ACQUIROR, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING: (A) NONE OF ACQUIROR, ANY OF ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO SUCH SELLER OR ITS AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY ACQUIROR IN ARTICLE VII AND (B) NONE OF ACQUIROR NOR ANY OF ITS SUBSIDIARIES, NOR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO SUCH SELLER OR ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (1) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO SUCH SELLER OR ITS REPRESENTATIVES BY OR ON BEHALF OF THE ACQUIROR IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (2) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (3) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO ACQUIROR, ANY OF ITS SUBSIDIARIES AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. SUCH SELLER HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE VII OF THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 6.10, CLAIMS AGAINST THE ACQUIROR OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF FRAUD.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF

ACQUIROR

Except: (a) as set forth in the letter dated as of the date of this Agreement and delivered by Acquiror to the Company on or prior to the date of this Agreement (the “Acquiror Disclosure Letter”), and subject to Section 13.17; or (b) as disclosed in the Acquiror SEC Reports filed with the SEC prior to the date of this Agreement (excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements), Acquiror represents and warrants to the Company and the Sellers as follows:

Section 7.01 Organization and Qualification. (a) Acquiror is a company duly incorporated, validly existing and in good standing under the Applicable Legal Requirements of the Cayman Islands, and as of immediately prior to the consummation of the Domestication, will be a company duly incorporated, validly existing and in good standing under the Applicable Legal Requirements of the Cayman Islands.

(b) Acquiror has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not have, individually or in the aggregate, an Acquiror Material Adverse Effect.

(c) Acquiror is not in violation of any of the provisions of the Acquiror Organizational Documents.

(d) Acquiror is duly qualified or licensed to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary. Each jurisdiction in which Acquiror is so qualified or licensed is listed on Schedule 7.01(d) of the Acquiror Disclosure Letter.

(e) Acquiror is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar Legal Proceeding.

Section 7.02 Acquiror Subsidiaries. Acquiror has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any Equity Interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated.

Section 7.03 Capitalization. (a) Prior to giving effect to the Domestication, Acquiror has: (i) 1,000,000 preference shares, par value $0.0001 per share (“Acquiror Preference Shares”) authorized and no such shares are issued and outstanding; (ii) 200,000,000 Class A ordinary shares of Acquiror, par value $0.0001 per share (“Cayman Acquiror Class A Shares”) authorized and 41,400,000 of such shares are issued and outstanding; (iii) 20,000,000 Class B ordinary shares of Acquiror, par value $0.0001 per share (“Cayman Acquiror Class B Shares” and, together with the Acquiror Preference Shares and the Cayman Acquiror Class A Shares, the “Cayman Acquiror Shares”) authorized and 10,350,000 of such shares are issued and outstanding; and (iv) 10,280,000 warrants outstanding, each of which is entitled to purchase one Cayman Acquiror Class A Share, and which were issued in a private placement in connection with the Acquiror’s initial public offering (the “Private Placement Warrants”). Prior to giving effect to the Domestication, and assuming no Cayman Acquiror Units separate between the date hereof and the Closing, Acquiror has: (A) 20,699,995 warrants outstanding (which, for the avoidance of doubt, includes the warrants that are part of the Cayman Acquiror Units noted in the immediately following sub-clause (B)), each of which is entitled to purchase one Cayman Acquiror Class A Share issued together with the units issued in the Acquiror’s initial public offering (the “Public Warrants” and together with the Private Placement Warrants, the “Cayman Acquiror Warrants”); and (B) 10,894,378 Cayman Acquiror Units outstanding. All outstanding Cayman Acquiror Shares, Cayman Acquiror Warrants and Cayman Acquiror Units have been duly authorized and validly issued, and in the case of the Cayman Acquiror Shares, are fully paid and are non-assessable and are not subject to preemptive rights. After giving effect to the Domestication and the filing of the Acquiror Charter (but before giving effect to the Acquiror Shareholder Redemption and the issuance of shares of Domesticated Acquiror Class A Common Stock pursuant to the Subscription Agreements), Acquiror will have: (x) 51,750,000 shares of Domesticated Acquiror Class A Common Stock issued and outstanding; and (y) 30,979,995 Domesticated Acquiror Warrants issued and outstanding, each of which will be entitled to purchase one share of Domesticated Acquiror Class A Common Stock.

(b) Except for the Cayman Acquiror Warrants and the Subscription Agreements, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units and there are no commitments, agreements or Contracts of any kind to which Acquiror is a party or by which it is bound obligating Acquiror to issue, deliver or sell, or cause to be issued, delivered or sold, additional Cayman Acquiror Shares, Domesticated Acquiror Class A Common Stock, Domesticated Acquiror Warrants or any other shares of capital stock or other Equity Interest or participation in Acquiror, or any security convertible or exercisable for or exchangeable into Cayman Acquiror Shares, Domesticated Acquiror Class A Common Stock, Domesticated Acquiror Warrants or any other shares of capital stock or other Equity Interest or participation in Acquiror and there are is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings with respect to any Cayman Acquiror Shares.

(c) Each issued and outstanding Cayman Acquiror Share and Cayman Acquiror Warrant: (i) has been issued in compliance with: (A) Applicable Legal Requirements; and (B) the Acquiror Organizational Documents; and (ii) was not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any Applicable Legal Requirements, the Acquiror Organizational Documents or any Contract to which Acquiror is a party or otherwise bound by.

(d) Subject to approval of the Acquiror Shareholder Matters, the shares of Domesticated Acquiror Class A Common Stock to be issued by Acquiror in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights of any other shareholder of Acquiror and will be capable of effectively vesting in the applicable Sellers title to all such shares, free and clear of all Liens (other than Liens arising pursuant to securities-related Applicable Legal Requirements and the A&R Registration Rights Agreement, as applicable).

(e) With respect to any Cayman Acquiror Shares held by them, each of the Sponsor and Acquiror’s officers and directors has agreed: (i) to vote all of such Cayman Acquiror Shares in favor of approving the Transactions; and (ii) not to elect to redeem any of such Cayman Acquiror Shares pursuant to the Acquiror Organizational Documents.

(f) Except as set forth in the Acquiror Organizational Documents, the Registration Rights Agreement, dated July 23, 2020, by and between Acquiror, the Sponsor and the other parties thereto, and in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which Acquiror is a party or by which Acquiror is bound with respect to any ownership interests of Acquiror.

(g) The holders of the Cayman Acquiror Class B Shares have waived any adjustment to the Initial Conversion Ratio (as defined in the Acquiror Organizational Documents).

Section 7.04 Authority Relative to this Agreement. Acquiror has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party; and (b) carry out its obligations hereunder and thereunder and, to consummate the Transactions. The execution and delivery by Acquiror of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by Acquiror of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Acquiror, and no other proceedings on the part of Acquiror is necessary to authorize this Agreement or the other Transaction Agreements to which Acquiror is a party or to consummate the Transactions, other than approval of the Acquiror Shareholder Matters. This Agreement and the other Transaction Agreements executed and delivered by Acquiror as of the date hereof has been, and the other Transaction Agreements which Acquiror shall execute and deliver at or prior to the Closing shall be, duly and validly executed and delivered by Acquiror and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitute the legal and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, except insofar as enforceability may be limited by the Remedies Exception.

Section 7.05 No Conflict; Required Filings and Consents. (a) The execution, delivery and performance by Acquiror of this Agreement and the other Transaction Agreements to which it is a party, and (assuming approval of the Acquiror Shareholder Matters is obtained) the consummation of the Transactions do not and will not: (i) conflict with or violate the Acquiror Organizational Documents; (ii) assuming that the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 7.05(b) are duly and timely obtained or made, conflict with or violate any provision of, or result in the breach of, any Applicable Legal Requirement to which Acquiror is subject or by which any property or asset of Acquiror is bound; (iii) violate any provision of or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Acquiror’s rights or alter the rights or obligations of any third party under, or give to others any rights of consent, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of Acquiror pursuant to, any Contract to which Acquiror is a party or by which Acquiror is bound or under which Acquiror has any obligations, rights or interests; or (iv) result in a violation or revocation of any required Approvals; except, with respect to clauses (ii), (iii) and (iv), as would not, individually or in the aggregate, have an Acquiror Material Adverse Effect.

(b) Assuming the truth and completeness of the representations and warranties of the Company and the Sellers contained in this Agreement, the execution and delivery by Acquiror of this Agreement and the other Transaction Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except: (i) in connection with the Domestication in accordance with Applicable Legal Requirements, including the Cayman Registrar under the Cayman Islands Companies Act (As Revised) and the DGCL; (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Acquiror is qualified to do business; (iii) for the filing of any notifications required under the HSR Act and the expiration of the required waiting period thereunder; (iv) as otherwise disclosed on Schedule 10.01(b) of the Company Disclosure Letter; and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

Section 7.06 Compliance; Approvals. Since its incorporation, Acquiror has complied in all material respects with and has not been in violation of any Applicable Legal Requirements with respect to the ownership or operation of its business. Since the date of its incorporation, no investigation or review by any Governmental Entity with respect to Acquiror has been pending or, to the Knowledge of Acquiror, threatened. No written, or to the Knowledge of Acquiror, oral notice of non-compliance with any Applicable Legal Requirements has been received by Acquiror. Acquiror is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to be material to Acquiror, and Acquiror is in compliance in all material respects with all material terms and conditions of such Approvals. All of such Approvals are valid and have not been terminated. Acquiror is not in material default under any such Approval and, to the Knowledge of Acquiror, no condition exists that, with the giving of notice or lapse of time or both, would constitute a material default under such Approval, and no Legal Proceeding is pending or, to the Knowledge of Acquiror, threatened, to suspend, revoke, withdraw, modify or limit any such Approval, in each case, except as has not had, and would not reasonably be expected to have, a material adverse effect on the ability of Acquiror to use such approval to conduct its business.

Section 7.07 Acquiror SEC Reports and Financial Statements. (a) Acquiror has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Acquiror with the SEC under the Exchange Act or the Securities Act since the consummation of the Acquiror’s initial public offering to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “Acquiror SEC Reports”), and will have filed all such forms, reports, schedules, statements and other documents required to be so filed subsequent to the date of this Agreement through the Closing Date (the “Additional Acquiror SEC Reports”). The Acquiror SEC Reports were, and the Additional Acquiror SEC Reports will be, prepared in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and, in each case, the rules and regulations thereunder. The Acquiror SEC Reports did not, and the Additional Acquiror SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required with respect to Acquiror by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 7.07, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or the NYSE.

(b) The financial statements and notes contained or incorporated by reference in the Acquiror SEC Reports fairly present, and the financial statements and notes to be contained in or to be incorporated by reference in the Additional Acquiror SEC Reports will fairly present, the financial condition and the results of operations, changes in shareholders’ equity and cash flows of Acquiror as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with: (i) GAAP; and (ii) Regulation S-X or Regulation S-K of the SEC, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K of the SEC, as applicable. Acquiror has no off-balance sheet arrangements that are not disclosed in the Acquiror SEC Reports. No financial statements other than those of Acquiror are required by GAAP to be included in the consolidated financial statements of Acquiror.

Section 7.08 Absence of Certain Changes or Events. Except as set forth in the Acquiror SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since December 31, 2020, there has not been: (a) any Acquiror Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend on, or other distribution in respect of, any of Acquiror’s capital stock, or any purchase, redemption or other acquisition by Acquiror of any of Acquiror’s capital stock or any other securities of Acquiror or any options, warrants, calls or rights to acquire any such shares or other securities; (c) any split, combination or reclassification of any of Acquiror’s capital stock; (d) any material change by Acquiror in its accounting methods, principles or practices, except as required by concurrent changes in GAAP (or any interpretation thereof) or Applicable Legal Requirements; (e) any change in the auditors of Acquiror; (f) any issuance of capital stock of Acquiror; (g) any revaluation by Acquiror of any of its assets, including, without limitation, any sale of assets of Acquiror other than in the ordinary course of business; or (h) any action taken or authorized by Acquiror that would be prohibited by Section 8.02 if such action were taken on or after the date hereof without the consent of the Company.

Section 7.09 Litigation. There are no Legal Proceedings pending or, to the Knowledge of Acquiror, threatened against or otherwise relating to Acquiror by or before any Governmental Entity: (a) challenging or seeking to enjoin, alter or materially delay the Transactions; or (b) that would, prevent or materially impede or delay Acquiror’s ability to consummate the Transactions.

Section 7.10 Business Activities. Since its incorporation, Acquiror has not conducted any business activities other than activities: (a) in connection with its organization; or (b) directed toward the accomplishment of a Business Combination (as defined in the Acquiror Organizational Documents). Except as set forth in the Acquiror Organizational Documents, there is no Contract or Order binding upon Acquiror or to which it is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it, any acquisition of property by it or the conduct of business by it as currently conducted or as currently contemplated to be conducted (including, in each case, following the Closing). Acquiror has no, and is not liable for any, Indebtedness.

Section 7.11 Acquiror Material Contracts. Schedule 7.11 of the Acquiror Disclosure Letter sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which Acquiror is party (the “Acquiror Material Contracts”). All Acquiror Material Contracts: (i) have not been terminated; and (ii) represent the legal, valid and binding obligations of Acquiror, enforceable by and against Acquiror subject to the Remedies Exception. True, correct and complete copies of all Acquiror Material Contracts existing on the date of this Agreement have been disclosed in the Acquiror SEC Reports. Acquiror nor, to the Knowledge of Acquiror, any other party thereto, is in breach of or default under, and no event has occurred which, individually or together with other events, with notice or lapse of time or both would become a breach of or default under, any of the Acquiror Material Contracts, and no party to any Acquiror Material Contract has given any written or, to the Knowledge of Acquiror, oral, claim or notice of any such breach, default or event, which individually or in the aggregate, would be reasonably likely to be material to Acquiror.

Section 7.12 Acquiror Listing. The issued and outstanding Cayman Acquiror Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange (the “NYSE”) under the symbol “ACND.U”. The issued and outstanding shares of Cayman Acquiror Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “ACND”. The issued and outstanding Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “ACND WS”. Acquiror is a member in good standing with NYSE. There is no action or proceeding pending or, to the Knowledge of Acquiror, threatened against Acquiror by the NYSE or the SEC with respect to any intention by such entity to deregister the Cayman Acquiror Units, the shares of Cayman Acquiror Class A Shares or Public Warrants or terminate the listing of Acquiror on the NYSE. None of Acquiror or any of its Affiliates has taken any action in an attempt to terminate, or cause the termination of, the registration of the Cayman Acquiror Units, the Cayman Acquiror Class A Shares or Public Warrants under the Exchange Act.

Section 7.13 PIPE Investment Amount. Schedule 7.13 of the Acquiror Disclosure Letter sets forth a true, accurate and complete list of each of the subscription agreements (each substantially in the form attached hereto as Exhibit G, a “Subscription Agreement”) entered into by Acquiror as of the date hereof with the applicable investors named therein (collectively, the “PIPE Investors”), pursuant to which the PIPE Investors have committed to provide equity financing to Acquiror in the aggregate amount of $150,000,000 (the “PIPE Investment Amount”). Acquiror has delivered, or will deliver promptly after the execution and delivery of this Agreement and in any event no later than the end of the day following the date of this Agreement, to the Company true, complete and correct copies of the executed Subscription Agreements. The PIPE Investment Amount, when fully funded in accordance with the Subscription Agreements, together with the amount in the Trust Account as of the date hereof (not accounting for any Acquiror Shareholder Redemptions effected after the date hereof), are in the aggregate sufficient to enable Acquiror to: (a) pay all cash amounts required to be paid by Acquiror at the Closing pursuant to this Agreement; and (b) pay any and all fees and expenses of or payable by Acquiror at the Closing with respect to the Transactions, including the Acquiror Transaction Costs and the Company Transaction Costs (assuming for the purposes of this representation and warranty that the Acquiror Transaction Costs and the Company Transaction Costs do not exceed $60,000,000 in the aggregate). The Subscription Agreements have not been withdrawn or terminated, or otherwise amended or modified, in any respect as of the date of this Agreement. Each Subscription Agreement is (A) a legal, valid and binding obligation of Acquiror and, to Acquiror’s Knowledge, each PIPE Investor, and (B) enforceable against Acquiror and, to Acquiror’s Knowledge, each PIPE Investor, subject to the Remedies Exception. There are no other agreements, side letters, or arrangements between Acquiror and any PIPE Investor that could affect the obligation of the PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Transaction Agreements) to the obligations of the PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein.

Section 7.14 Trust Account. (a) As of February 28, 2021, Acquiror had approximately $414,248,941.03 in a trust account (the “Trust Account”), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”), dated as of July 23, 2020, by and between Acquiror and Continental Stock Transfer & Trust Company, a New York corporation (“Continental”), for the benefit of Acquiror’s shareholders, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act.

(b) The Trust Agreement has not been amended or modified and, to the Knowledge of Acquiror with respect to Continental, is valid, has not been terminated, and is enforceable by and against Acquiror in accordance with its terms, subject to the Remedies Exception. Acquiror has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Acquiror or, to the Knowledge of Acquiror, Continental. There are no separate Contracts, side letters or other understandings (whether written or unwritten, express or implied): (i) between Acquiror and Continental that would cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate in any material respect; or (ii) to the Knowledge of Acquiror, that would entitle any Person (other than shareholders of Acquiror holding Cayman Acquiror Class A Shares sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Cayman Acquiror Class A Shares pursuant to the Acquiror Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay taxes from any interest income earned in the Trust Account; and (B) to redeem Cayman Acquiror Class A Shares in accordance with the provisions of the Acquiror Organizational Documents. There are no Legal Proceedings pending or, to the Knowledge of Acquiror, threatened in writing with respect to the Trust Account.

Section 7.15 Taxes. (a) All Income Tax and other material Tax Returns required to be filed by Acquiror have been timely filed (taking into account any applicable extensions of time to file) and all such Tax Returns are true, correct and complete in all material respects.

(b) All Income Tax and other material amounts of Taxes which are due and payable by Acquiror, whether or not shown as due and payable on any Tax Return, have been paid.

(c) Acquiror has timely and properly withheld or collected and paid over to the appropriate Governmental Entity all material amounts of Taxes required by Applicable Legal Requirements to be withheld and paid in connection with any amounts owing to any employee, creditor or other Person and has otherwise complied in all material respects with all Applicable Legal Requirements relating to withholding and remittance of such Taxes.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Taxes has been asserted or assessed by any Governmental Entity in writing against Acquiror (nor to the Knowledge of Acquiror is there any) which has not been paid or resolved. No audit, examination or other Legal Proceeding by any Governmental Entity with respect to any Taxes due from Acquiror is currently pending or threatened in writing.

(e) Acquiror is not party to, is not bound by, and does not have any obligation under any Tax indemnification Contract or Tax sharing Contract for the Tax liability of any other Person, except for Ordinary Course Tax Sharing Agreements.

(f) Acquiror has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the past five (5) years.

(g) Acquiror is not party to, and has not entered into, a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(h) Acquiror has: (i) no liability for the Taxes of another Person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax-related Legal Requirements) or as a transferee or a successor, by Contract (other than pursuant to an Ordinary Course Tax Sharing Agreement), or otherwise; or (ii) never been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was and is Acquiror.

(i) Acquiror has not requested or consented to waive or extend the time in which any Taxes may be assessed or collected by any Governmental Entity, which waiver or extension is still in effect.

(j) Acquiror will not be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any Straddle Period, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Tax-related Legal Requirements); or (iii) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Applicable Legal Requirement.

(k) There are no liens for Taxes (other than Permitted Liens) upon any of Acquiror’s assets.

(l) No claim has been made in writing (nor to the Knowledge of Acquiror has any claim been made) by any Governmental Entity in a jurisdiction in which Acquiror does not file Tax Returns that is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

Section 7.16 Information Supplied. None of the information supplied or to be supplied by Acquiror in writing specifically for inclusion in or incorporation by reference in the Form S-4, any other document submitted or to be submitted to any other Governmental Entity or any announcement or public statement regarding the Transaction (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, (provided, if such information is revised by any subsequently filed amendment to the Form S-4 prior to the time the Form S-4 is declared effective by the SEC, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Form S-4 is declared effective by the SEC; (c) the time the proxy statement/prospectus included in the Form S-4 (or any amendment thereof or supplement thereto) is first mailed to Acquiror’s shareholders; or (d) the time of the Extraordinary Meeting. Notwithstanding the foregoing, Acquiror makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by or on behalf of any Seller, the Company or the Company Subsidiaries for inclusion or incorporation by reference in the Form S-4; or (b) any projections or forecasts included in the Form S-4.

Section 7.17 Board Approval; Shareholder Vote. The board of directors of Acquiror (including any required committee or subgroup of the board of directors of Acquiror) has, as of the date of this Agreement, unanimously: (a) approved and declared the advisability of this Agreement, the other Transaction Agreements and the consummation of the Transactions; and (b) determined that the consummation of the Transactions is in the best interest of Acquiror. Other than the approval of the Acquiror Shareholder Matters, no other corporate proceedings on the part of Acquiror are necessary to approve the consummation of the Transactions.

Section 7.18 Title to Assets. Subject to the restrictions on use of the Trust Account set forth in the Trust Agreement, Acquiror owns good title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by Acquiror in the operation of its business and which are material to Acquiror, free and clear of any Liens (other than Permitted Liens).

Section 7.19 Affiliate Transactions. Except as described in the Acquiror SEC Reports, no Contract between Acquiror, on the one hand, and any of the present or former directors, officers, employees, shareholders or warrant holders or Affiliates of Acquiror (or an immediate family member of any of the foregoing), on the other hand, will continue in effect following the Closing, other than any such Contract that is not material to Acquiror.

Section 7.20 Brokers. Except as set forth on Schedule 7.20 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which Acquiror or any of the Group Companies would be liable in connection with this Agreement, the other Transaction Agreements, or the Transactions, based upon arrangements made by or on behalf of Acquiror or any of its Affiliates (including the Sponsor).

Section 7.21 Disclaimer of Other Warranties. ACQUIROR HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE V AND ARTICLE VI, NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES, ANY OF THE SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO ACQUIROR, ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO THE SELLERS (OR ANY HOLDER OF DERIVATIVE SECURITIES OF THE COMPANY), ANY OF THE GROUP COMPANIES OR ANY OF THE DIRECTORS, OFFICERS, EMPLOYEES, BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING: (A) NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES, ANY OF THE SELLERS, OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO ACQUIROR OR ITS AFFILIATES OR

REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY THE COMPANY AND THE SELLERS TO ACQUIROR IN ARTICLE V AND ARTICLE VI, RESPECTIVELY; AND (B) NONE OF THE COMPANY NOR ANY OF ITS SUBSIDIARIES, NONE OF THE SELLERS, NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO ACQUIROR OR ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (1) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO ACQUIROR OR ITS REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY OR THE SELLERS IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (2) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (3) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE COMPANY, ANY OF ITS SUBSIDIARIES AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. ACQUIROR HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE V OR ARTICLE VI OF THIS AGREEMENT. ACQUIROR ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY, ITS SUBSIDIARIES AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, ACQUIROR HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE V AND ARTICLE VI OF THIS AGREEMENT, RESPECTIVELY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 7.21, CLAIMS AGAINST THE COMPANY, ANY OF THE SELLERS OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF FRAUD.

ARTICLE VIII

CONDUCT PRIOR TO THE CLOSING DATE

Section 8.01 Conduct of Business by the Company and the Company Subsidiaries. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall, and shall cause the Company Subsidiaries to, carry on their business in the ordinary course consistent with past practice, except: (a) to the extent that Acquiror shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); (b) with respect to actions taken, or omitted to be taken, by the Company or any Company Subsidiary reasonably required by any COVID-19 Measures or otherwise reasonably required to protect the business of the Company and the Company Subsidiaries in response to COVID-19 (but only to the extent in compliance with Applicable Legal Requirements); (c) as expressly required or expressly permitted by this Agreement (including the Recapitalization and the Recapitalization Distribution), the other Transaction Agreements or the Company Disclosure Letter; or (d) as set forth on Schedule 8.01 of the Company Disclosure Letter or as required by Applicable Legal Requirements. Without limiting the generality of the foregoing, except (i) to the extent that Acquiror shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); (ii) with respect to actions taken, or omitted to be taken, by the Company or any Company Subsidiary reasonably required by any COVID-19 Measures or otherwise reasonably required to protect the business of the Company and the Company Subsidiaries in response to COVID-19 (but only to the extent in compliance with Applicable Legal Requirements); (iii) as expressly required or expressly permitted by this Agreement (including the Recapitalization and the Recapitalization Distribution), the other Transaction Agreements or the Company Disclosure Letter; or (iv) as set forth on Schedule 8.01 of the Company Disclosure Letter, or as required by Applicable Legal Requirements, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall not, and shall cause the Company Subsidiaries not to:

(a) except as required by any Company Benefit Plan existing as of the date hereof, Applicable Legal Requirements or the Company’s Second Amended and Restated Operating Agreement: (i) increase in any manner the compensation, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any of the current or former directors, officers, employees or independent contractors of the Group Companies, other than increases to any such individuals in the ordinary course of business consistent with past practice that do not exceed 10% on an individual basis for any such individual with an annual base compensation in excess of $300,000 or five percent (5%) in the aggregate (not including increases in compensation resulting from formulas established prior to the date of this Agreement under the Company Benefit Plans set forth on Schedule 8.01(a) of the Company Disclosure Letter), (ii) become a party to, establish, materially amend, commence participation in, terminate, authorize or commit itself to the adoption of any stock option plan or other equity-based compensation plan, or any compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement with or for the benefit of any current or former directors, officers, employees or independent contractors of the Group Companies (or newly hired employees) other than in the ordinary course of business consistent with past practice that do not result in more than a de minimis increase in cost to the Group Companies, (iii) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Benefit Plan, (iv) grant any new awards under any Company Benefit Plan, (v) materially amend or modify any outstanding award under any Company Benefit Plan, (vi) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization, (vii) forgive any loans, or issue any loans (other than routine travel advances issued in the ordinary course of business) to any of the Group Company’s directors, officers, independent contractors or employees, (viii) hire or engage any new employee or independent contractor if such new employee or independent contractor will receive annual base compensation in excess of $300,000 other than in the ordinary course of business consistent with past practice, or (ix) terminate the employment or engagement, other than for cause or due to death or disability, of any employee or independent contractor receiving annual base compensation in excess of $300,000;

(b) (i) transfer, sell, assign, license, sublicense, covenant not to assert, encumber, subject to a Lien (other than a Permitted Lien), impair, abandon, fail to diligently maintain, allow to lapse, transfer or otherwise dispose of, any right, title or interest of the Company in or to any Intellectual Property material to any of the businesses of the Group Companies (other than non-exclusive licenses of Owned Intellectual Property granted to subscribers in the ordinary course of business consistent with past practice); (ii) extend, amend, waive, cancel or modify any material rights in or to any Intellectual Property material to any business of the Group Companies; (iii) fail to diligently prosecute the Patent applications owned by the Company other than applications that are immaterial or that the Company, in the exercise of its good faith business judgment, has determined to abandon; (iv) disclose, divulge, furnish to or make accessible to any third party who is not subject to an enforceable written agreement to maintain the confidentiality thereof any Trade Secrets constituting Owned Intellectual Property or any Trade Secrets of any Person to whom any Group Company has a confidentiality obligation; or (v) subject any material Software constituting Owned Intellectual Property to Copyleft Terms;

(c) except for (w) transactions (A) solely among the Group Companies, and (B) between any Group Company that is not a wholly-owned Subsidiary of the Company, on the one hand, and any minority members or equityholders of such Group Company, on the other hand, that are permitted by the Charter Documents of such Group Company, (x) the Recapitalization Distribution, (y) the Recapitalization and (z) tax distributions pursuant to and in accordance with Section 4.1.3 of the Company’s Second Amended and Restated Operating Agreement: (i) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any Equity Interests or split, combine or reclassify any Equity Interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any Equity Interests; (ii) except as set forth in Schedule 8.01(c) of the Company Disclosure Letter, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Interests in any Group Company; (iii) grant, issue, sell or otherwise dispose, or authorize or propose to grant, issue, sell, or otherwise dispose any Equity Interests (such as stock options, stock units, restricted stock or other Contracts for the purchase or acquisition of such capital stock) in any Group Company; or (iv) issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any Equity Interests, or authorize or enter into other agreements or commitments of any character obligating it to issue any such Equity Interests;

(d) amend or otherwise modify its Charter Documents, or authorize or propose the same, or form or establish any Subsidiary;

(e) (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, purchasing any Equity Interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(f) sell, lease, license, sublicense, divest, transfer, cancel, abandon or permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to do any of the foregoing, or otherwise dispose of any real or tangible assets or properties, other than (x) any sale, lease or disposition of inventory in the ordinary course of business consistent with past practice or (y) dispositions of obsolete, worthless or de minimis assets;

(g) (i) grant, issue, sell or otherwise dispose, or authorize or propose to grant, issue, sell or otherwise dispose, any debt securities or rights to acquire any debt securities of any of the Group Companies or guarantee any debt securities of another Person other than as set forth on Schedule 8.01(g)(i) of the Company Disclosure Letter; (ii) incur any Indebtedness, other than as set forth on Schedule 8.01(g)(ii) of the Company Disclosure Letter or borrowings under revolving working capital lines of credit pursuant to and in accordance with the terms of the Contracts set forth on Schedule 5.19(a)(iii) of the Company Disclosure Letter, in each case but provided that no amounts are drawn at the Closing under any such Indebtedness as set forth on Schedule 8.01(g) of the Company Disclosure Letter or such revolving working capital lines of credit; (iii) make any loans or advances to any other Person, other than immaterial loans and advances to employees consistent with past practice; (iv) except in the ordinary course of business consistent with past practice, create any material Liens on any material property or assets of any of the Group Companies (other than Permitted Liens); (v) cancel or forgive any Indebtedness owed to any of the Group Companies; or (vi) make, incur or commit to make or incur any capital expenditures, other than in the ordinary course of business consistent with past practice;

(h) commence, release, assign, compromise, settle or agree to settle any Legal Proceeding (i) which would result in a material and adverse impact or material liability on the Group Companies or their respective properties or assets or the operations of businesses of the Group Companies, (ii) granting injunctive or other equitable remedy against a Group Company which could reasonably be expected to be material to the Group Companies, taken as a whole; or (iii) by the equity holders of the Company or any other Person which relates to the Transactions;

(i) except in the ordinary course of business consistent with past practice or as is otherwise expressly permitted by other clauses of this Section 8.01(a): (A) materially modify or amend or terminate (other than terminations in accordance with the terms of) any Company Material Contract (other than any Company Benefit Plans); (B) enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement; (C) waive, delay the exercise of, release or assign any material rights or claims under any Company Material Contract; or (D) incur or enter into a Contract requiring the Company to make any capital expenditures in excess of $1,500,000 in any 12-month period;

(j) except as required by U.S. GAAP (or any interpretation thereof) or Applicable Legal Requirements, make any material change in accounting methods, principles or practices;

(k) (i) make, change or rescind any material Tax election; (ii) settle or compromise any claim or assessment in respect of material Taxes with any Governmental Entity; (iii) change (or request to change) any method of accounting for Tax purposes; (iv) file any amended income or other material Tax Return; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued or in respect of any material Tax attribute that would give rise to any claim or assessment of Taxes of or with respect to the Group Companies (or its respective income, assets and operations); (vi) surrender any right to claim a refund in respect of material Taxes; (vii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Applicable Legal Requirement) with any Governmental Entity; or (viii) take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(l) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of the Company or any Company Subsidiary;

(m) subject to clause (c) above, enter into, amend or terminate any Contract or transaction with, or waive any material right in connection therewith, or pay, distribute or advance any assets or property to, any Insider or any Affiliate of an Insider, other than as required by the Contracts set forth on Schedule 8.01(m) of the Company Disclosure Letter as existing on the date of this Agreement;

(n) engage in any material respect in any new line of business;

(o) fail to take any commercially reasonable action required to maintain any material insurance policies of any Group Company in force (other than (i) substitution of an insurance policy by an insurance policy with a substantially similar coverage or (ii) with respect to any policy that covers any asset or matter that has been disposed of or is no longer subsisting), or knowingly take or omit to take any action that could reasonably result in any such insurance policy being void or voidable (other than (i) substitution of an insurance policy by an insurance policy with a substantially similar coverage or, (ii) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting); or

(p) authorize, agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 8.01(a) through (o) above.

Nothing contained in this Agreement shall give Acquiror, directly or indirectly, any right to control or direct the operations of the Group Companies prior to the Closing. Prior to the Closing, each of the Company and Acquiror shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

Section 8.02 Conduct of Business by Acquiror. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Acquiror shall carry on its business in the ordinary course consistent with past practice, except: (a) to the extent that the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); (b) with respect to actions taken, or omitted to be taken, by Acquiror required by any COVID-19 Measures or otherwise required to protect the business of Acquiror in response to COVID-19 (but only to the extent in compliance with Applicable Legal Requirements); (c) as expressly required or expressly permitted by this Agreement (including as contemplated by the PIPE Investment or the Domestication), the other Transaction Agreements or the Acquiror Disclosure Letter; or (d) as set forth on Schedule 8.02 of the Acquiror Disclosure Letter or as required by Applicable Legal Requirements. Without limiting the generality of the foregoing, except (i) to the extent the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); (ii) with respect to actions taken, or omitted to be taken, by Acquiror reasonably required by any COVID-19 Measures or otherwise reasonably required to protect the business of Acquiror in response to COVID-19 (but only to the extent in compliance with Applicable Legal Requirements); (iii) as expressly required or expressly permitted by this Agreement (including as contemplated by the PIPE Investment or the Domestication), the other Transaction Agreements or the Seller Disclosure Letter; or (iv) as set forth on Schedule 8.02 of the Acquiror Disclosure Letter, or as required by Applicable Legal Requirements, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Acquiror shall not do any of the following:

(a) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any Equity Interests or split, combine or reclassify any Equity Interests, effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any Equity Interests, or effect any like change in capitalization;

(b) other than in connection with the Acquiror Shareholder Redemption, purchase, redeem or otherwise acquire, directly or indirectly, any Equity Interests of Acquiror;

(c) grant, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any Equity Interests, or enter into other agreements or commitments of any character obligating it to issue any such Equity Interests;

(d) amend or otherwise modify the Acquiror Organizational Documents, or authorize or propose the same, or form or establish any Subsidiary;

(e) (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing any Equity Interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;

(f) (i) grant, issue, sell or otherwise dispose, or authorize or propose to grant, issue, sell or otherwise dispose, any debt securities or rights to acquire any debt securities of Acquiror or guarantee any debt securities of another Person; (ii) incur any Indebtedness; provided, however, that Acquiror shall be permitted to incur Indebtedness (which shall constitute Acquiror Transaction Costs) from its Affiliates and shareholders in order to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Acquiror in due course on a non-interest basis and otherwise on arm’s-length terms and conditions and repayable at Closing; (iii) make any loans or advances to any other Person, other than immaterial loans and advances to employees consistent with past practice; (iv) cancel or forgive any Indebtedness owed to Acquiror; or (v) make, incur or commit to make or incur any capital expenditures, other than in the ordinary course of business consistent with past practice;

(g) except as required by GAAP (or any interpretation thereof) or Applicable Legal Requirements, make any change in accounting methods, principles or practices;

(h) (i) make, change or rescind any material Tax election (ii) settle or compromise any claim or assessment in respect of material Taxes with any Governmental Entity; (iii) change (or request to change) any method of accounting for Tax purposes; (iv) file any amended income or other material Tax Return; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued or in respect of any material Tax attribute that would give rise to any claim or assessment of Taxes of Acquiror (other than any extension pursuant to an extension to file any Tax Return in the ordinary course); (vi) surrender any right to claim a refund in respect of material Taxes; (vii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Applicable Legal Requirement) with any Governmental Entity; or (viii) take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(i) purchase, lease or acquire or sell, lease, license, abandon, divest, transfer, cancel or permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to do any of the foregoing, or otherwise acquire or dispose of any material assets or properties;

(j) create any material Liens on any material property or assets of Acquiror (other than Permitted Liens);

(k) liquidate, dissolve, reorganize or otherwise wind up the business or operations of Acquiror;

(l) commence, settle or compromise any Legal Proceeding;

(m) (i) materially modify or amend or terminate (other than terminations in accordance with the terms of) any Acquiror Material Contract or (ii) enter into any Contract that would have been an Acquiror Material Contract had it been entered into prior to the date of this Agreement.

(n) engage in any new line of business or expand any existing line of business;

(o) amend the Trust Agreement or any other agreement related to the Trust Account; or

(p) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 8.02(a) through (o) above.

ARTICLE IX

ADDITIONAL AGREEMENTS

Section 9.01 Form S-4; Extraordinary Meeting.

(a) Form S-4.

(i) As promptly as practicable following the execution and delivery of this Agreement, Acquiror and the Company shall, in accordance with this Section 9.01(a), jointly prepare and, upon the prior approval of both Acquiror and the Company, Acquiror shall file with the SEC, a Registration Statement on Form S-4, containing a Form S-4/prospectus to be filed with the SEC by Acquiror in connection with the Extraordinary Meeting, in connection with the Transactions (as amended or supplemented, the “Form S-4”) to be sent to the shareholders of Acquiror in advance of the Extraordinary Meeting, for the purpose of, among other things: (A) providing Acquiror’s shareholders with the opportunity to redeem their shares of Cayman Acquiror Class A Shares (the “Acquiror Shareholder Redemption”); (B) soliciting proxies from holders of Cayman Acquiror Class A Shares to vote at the Extraordinary Meeting in favor of: (1) the adoption of this Agreement and approval of the Transactions, including the Domestication; (2) the issuance of shares of Domesticated Acquiror Class A Common Stock in connection with Section 3.02; (3) the approval of the Acquiror Charter; (4) the approval on an advisory basis of certain differences between the Acquiror Organizational Documents and the proposed Acquiror Charter and the proposed Acquiror Bylaws; (5) the approval of the adoption of the Acquiror Omnibus Incentive Plan in accordance with Section 9.08; and (6) any other proposals the Parties deem necessary or desirable to consummate the Transactions (collectively, the “Acquiror Shareholder Matters”) and (C) the registration under the Securities Act of the shares of Domesticated Acquiror Class A Common Stock and Domesticated Acquiror Warrants to be issued in exchange for the issued and outstanding Cayman Acquiror Class A Shares and Cayman Acquiror Warrants, respectively, in the Domestication. Each of Acquiror and the Company shall use its reasonable best efforts to cause the Form S-4 to comply with the rules and regulations promulgated by the SEC, to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Transactions. In the event there is any tax opinion, comfort letter or other opinion required to be provided in connection with the Form S-4/final prospectus, notwithstanding anything to the contrary, neither this provision nor any other provision in this Agreement shall require counsel to Acquiror or its tax advisors to provide an opinion that the conversion contemplated by clause (i) of Section 9.19 or the Domestication qualifies as a reorganization within the meaning of Section 368(a) of the Code or that the Transactions otherwise qualify for the Intended Tax Treatment (other than a customary opinion regarding the material accuracy of any disclosure regarding U.S. federal income tax considerations of the Transactions included in the Form S-4/prospectus as may be required to satisfy applicable rules and regulations promulgated by the SEC). Acquiror shall file an amendment to the Form S-4 containing a definitive Form S-4/final prospectus with the SEC and cause the definitive Form S-4/final prospectus to be mailed to its shareholders of record, as of the record date to be established by the board of directors of Acquiror that is in existence immediately prior to the Domestication, as promptly as practicable after the SEC declares the Form S-4 effective.

(ii) Without the prior approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed), Acquiror will not file with the SEC the Form S-4 or any other documents to be filed with the SEC, both preliminary and final, and drafts of any amendment or supplement to the Form S-4 or such other document. Acquiror will advise the Company promptly after it receives notice thereof, of: (A) the time when the Form S-4 has been filed; (B) receipt of oral or written notification of the completion of the review by the SEC; (C) the filing of any supplement or amendment to the Form S-4; (D) the issuance of any stop order by the SEC; (E) any request by the SEC for amendment of the Form S-4; (F) any comments from the SEC relating to the Form S-4 and responses thereto; and (G) requests by the SEC for additional information in connection with the Form S-4, and shall consult with the Company regarding, and supply the Company with copies of, all material correspondence between the Acquiror or any of its representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Form S-4. In consultation with the Company, Acquiror shall promptly respond to any SEC comments on the Form S-4 and Acquiror and the Company shall use their respective reasonable best efforts to have the Form S-4 declared effective by the SEC under the Securities Act and the Exchange Act as promptly as practicable.

(iii) If, at any time prior to the Extraordinary Meeting, any Party discovers or becomes aware of any information that should be set forth in an amendment or supplement to the Form S-4 so that the Form S-4 would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such Party shall inform the other Parties hereto and Acquiror shall prepare (and the Company shall cooperate in preparing, to the extent necessary) and promptly file (with the Company’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed) an appropriate amendment or supplement to the Form S-4 containing such information and, to the extent required by Legal Requirement, transmit to Acquiror’s shareholders such amendment or supplement to the Form S-4 containing such information. If, at any time prior to the Closing, the Company discovers any information, event or circumstance relating to the Company, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Form S-4 so that the Form S-4 would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform Acquiror of such information, event or circumstance.

(iv) Acquiror shall make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder. The Parties acknowledge that a substantial portion of the Form S-4 and certain other forms, reports and other filings required to be made by Acquiror under the Securities Act and the Exchange Act in connection with the Transactions shall include disclosure regarding the Company and the Company Subsidiaries and the business of the Company and the Company Subsidiaries and their respective management, operations and financial condition. Accordingly, the Company shall cause the officers and employees of the Company and the Company Subsidiaries to be reasonably available to Acquiror and its counsel (during normal business hours and in a manner not to unreasonably interfere with the operation of the business of the Company and its Subsidiaries) in connection with the drafting of the Form S-4 and responding in a timely manner to comments on the Form S-4 from the SEC. In connection with any filing Acquiror makes with the SEC contemplated by this Agreement or in connection with the Transactions, the Company and the Sellers will, and will cause its and their respective Subsidiaries and Affiliates to, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, (i) reasonably cooperate with Acquiror, (ii) respond to questions about the Group Companies and the Sellers with respect to information required in any filing or requested by the SEC and (iii) provide information reasonably requested by Acquiror in connection with any filing with the SEC.

(v) As soon as reasonably practicable following the date of this Agreement, but not earlier than March 15, 2021, the Company shall deliver to Acquiror (A) audited consolidated balance sheets as of December 31, 2020 and consolidated statements of operations and comprehensive (loss) income, members’ deficit and cash flows of the Company and its Subsidiaries for the twelve-month period ended December 31, 2020 together with the auditor’s reports thereon, which (x) shall comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (collectively, the “PCAOB Financial Statements”), (y) shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as otherwise noted therein to the extent permitted by Regulation S-X of the SEC) and (z) shall present fairly, in all material respects, the consolidated financial condition of the Group Companies as of the respective dates thereof and the consolidated operating results, comprehensive (loss) income, members’ deficit and cash flows of the Group Companies for the periods covered thereby in conformity with GAAP and Regulation S-X of the SEC; (B) all other audited and unaudited financial statements of the Company and its Subsidiaries and any company or business units acquired by it, as applicable, required under the Applicable Legal Requirements of the SEC to be included in the Form S-4 and/or the Closing Form 8-K (including pro forma financial information); (C) all selected financial data of the Company and its Subsidiaries required by Item 301 of Regulation S-K, as necessary for inclusion in the Form S-4 and the Closing Form 8-K; and (D) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the SEC with respect to the periods ended December 31, 2020, 2019 and 2018, as necessary for inclusion in the Form S-4 and Closing Form 8-K (including pro forma financial information).

(b) Extraordinary Meeting. Acquiror shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, establish a record date for, duly call and give notice of, and convene and hold an extraordinary general meeting of Acquiror’s shareholders (the “Extraordinary Meeting”), for the purpose of obtaining the approval of the Acquiror Shareholder Matters. Acquiror shall use its reasonable best efforts to obtain the approval of the Acquiror Shareholder Matters at the Extraordinary Meeting, including by soliciting proxies as promptly as practicable in accordance with Applicable Legal Requirements for the purpose of seeking the approval of the Acquiror Shareholder Matters. Acquiror shall include the Acquiror Recommendation in the Form S-4. Subject to the proviso in the following sentence, the board of directors of Acquiror shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Acquiror Recommendation (a “Change in Recommendation”); provided, that, prior to obtaining the Acquiror Shareholder Approval, the board of directors may make a Change in Recommendation in response to an Intervening Event if it determines in good faith, after consultation with its outside legal counsel and financial advisors, that a failure to make a Change in Recommendation in response to such Intervening Event would reasonably be expected to constitute a breach by the board of directors of its fiduciary obligations under Applicable Legal Requirement; provided, further, that the board of directors of Acquiror may not make such Change in Recommendation unless (i) Acquiror provides the Company with written information describing such Intervening Event in reasonable detail as soon as reasonably practicable after becoming aware of it, (ii) Acquiror keeps the Company reasonably informed of developments with respect to such Intervening Event; (iii) Acquiror notifies the Company at least four (4) Business Days prior to making a Change in Recommendation of its intention to do so and specifies the reasons therefor; and (iv) if the Company makes a proposal during such four (4) Business Day period to adjust the terms and conditions of this Agreement, the board of directors of Acquiror, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by the Company, continues to determine in good faith (after consultation with its outside legal counsel and financial advisors) at the end of such four (4) Business Day period that the failure to make such a Change in Recommendation would result in a breach of fiduciary obligations under Applicable Legal Requirements. Acquiror agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Extraordinary Meeting for the purpose of seeking approval of the Acquiror Shareholder Matters shall not be affected by any Change in Recommendation, and Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Extraordinary Meeting and submit for the approval of its shareholders the matters contemplated by the Form S-4 as contemplated by this Section 9.01(b), regardless of whether or not there shall have occurred any Change in Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Acquiror, with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), shall be entitled to postpone or adjourn the Extraordinary Meeting: (i) to ensure that any supplement or amendment to the Form S-4 that the board of directors of Acquiror has determined in good faith is required by Applicable Legal Requirements is disclosed to Acquiror’s shareholders and for such supplement or amendment to be promptly disseminated to Acquiror’s shareholders prior to the Extraordinary Meeting; (ii) if, as of the time for which the Extraordinary Meeting is originally scheduled (as set forth in the Form S-4), there are insufficient shares of Cayman Acquiror Class A Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Extraordinary Meeting; or (iii) in order to solicit additional proxies from shareholders for purposes of obtaining approval of the Acquiror Shareholder Matters; provided, that in the event of a postponement or adjournment pursuant to clauses (i), (ii) or (iii) above, the Extraordinary Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved and with respect to any postponement or adjournment pursuant to clauses (ii) or (iii) above, Acquiror shall use its reasonable best efforts during any such postponement or adjournment to solicit proxies from shareholders for purposes of obtaining approval of the Acquiror Shareholder Matters; provided, further, that, in no event shall the Extraordinary Meeting be postponed or adjourned for more than thirty (30) Business Days in the aggregate from the date for which the Extraordinary Meeting was originally scheduled or to a date that is less than five (5) Business Days prior to the Outside Date (y) more than three (3) times.

Section 9.02 Regulatory Approvals. Acquiror and the Company shall use their respective reasonable best efforts to promptly file or cause to be filed, within five (5) Business Days from the date hereof, all required filings under the HSR Act and all required filings under other applicable Antitrust Laws that Acquiror and the Company reasonably determine in good faith to be necessary or appropriate to consummate the Transactions (collectively, the “Antitrust Filings”), shall consult and cooperate with each other in the preparation of such filings, and shall promptly inform each other of any material communication received by such party from any Antitrust Authority regarding the Transactions. The Company and Acquiror shall review and discuss in advance, and consider in good faith the views of each other in connection with any proposed written or material oral communication with any Antitrust Authority. Acquiror and the Company shall not participate in any meeting with any Governmental Entity unless it first consults with the other in advance, and to the extent permitted by the Governmental Entity, gives the other the opportunity to be present thereat. Neither Acquiror nor the Company shall agree to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Transactions at the behest of any Antitrust Authority without the written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed). Each of Acquiror and the Company shall be responsible for its own filing fees required to be paid in connection with any Antitrust Filing. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 9.02 shall require the Company or Acquiror to (i) propose, negotiate, commit to or effect, by consent decree, hold separate order, or otherwise, the sale, transfer, license, divestiture or other disposition of, or any prohibition or limitation on the ownership, operation, effective control or exercise of full rights of ownership of, any of the businesses, product lines or assets of Acquiror or of the Company or the Company Subsidiaries, and (ii) defend any judicial or administrative action or similar proceeding instituted (or threatened to be instituted) by any Person under any Antitrust Law or seek to have any stay, restraining order, injunction or similar order entered by any Governmental Entity vacated, lifted, reversed, or overturned.

Section 9.03 Other Filings; Press Release. (a) As promptly as practicable after execution of this Agreement, Acquiror will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement. Acquiror shall provide the Company with a reasonable opportunity to review and comment on such Current Report on Form 8-K prior to its filing and shall consider such comments in good faith.

(b) Promptly after the execution of this Agreement, Acquiror and the Company shall also issue a mutually acceptable joint press release announcing the execution of this Agreement (the “Signing Press Release”).

(c) The Company and Acquiror shall mutually prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Closing Form 8-K”). Prior to the Closing, Acquiror and the Company shall prepare a joint press release announcing the consummation of the Transactions hereunder (“Closing Press Release”). Concurrently with the Closing, Acquiror shall issue the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter, Acquiror shall file the Closing Form 8-K with the SEC.

Section 9.04 Confidentiality; Access to Information. (a) Acquiror and the Company acknowledge that they are parties to the Confidentiality Agreement, the terms of which are incorporated herein by reference. Following the Closing, the Confidentiality Agreement shall be superseded in its entirety by the provisions of this Agreement; provided, however, that if for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms. Beginning on the date hereof and ending on the second (2nd) anniversary of this Agreement, each Party agrees to maintain in confidence any non-public information received from the other Parties, and to use such non-public information only for purposes of consummating the Transactions. Such confidentiality obligations will not apply to: (i) information which is or becomes generally known to the public without breach of this Agreement or an existing obligation of confidentiality; (ii) information obtained or acquired by a Party or their respective agents or representatives from a third party who was not known by such Party or its agents or representatives to be bound to an obligation of confidentiality; (iii) disclosure required by Applicable Legal Requirement or stock exchange rule; or (iv) disclosure consented to in writing by (1) Acquiror (in the case of a disclosure of Acquiror information by the Sellers and, prior to the Closing, the Company), (2) the Seller Representative (in the case of disclosure of Seller information by the Acquiror and, following the Closing, the Company) or (3) the Company (in the case of a disclosure of Company information by the Sellers or, prior to the Closing, the Acquiror). Notwithstanding the foregoing or anything in this Agreement to the contrary (including Section 9.04(b) below), following the Closing, the Seller Representative shall be permitted to disclose information as required by Applicable Legal Requirement or, as required in connection with the Seller Representative’s performance of its responsibilities under the Transaction Agreements, to employees, advisors, agents or consultants of the Seller Representative and to the Sellers, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto.

(b) None of the Parties will make any public announcement or issue any public communication regarding this Agreement, any other Transaction Agreement or the Transactions or any matter related to the foregoing, without the prior written consent of the Company, in the case of a public announcement by Acquiror, or Acquiror, in the case of a public announcement by the Sellers, the Seller Representative or the Company (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) if such announcement or other communication is required by Applicable Legal Requirements, in which case the disclosing Party shall, to the extent permitted by Applicable Legal Requirements, first allow such other Parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith; (ii) in the case of an announcement or communication by the Company, the Sellers or the Seller Representative, Acquiror and its respective Affiliates, if such announcement or other communication is made in connection with fundraising or other investment related activities and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality; (iii) internal announcements to employees of the Group Companies; (iv) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with Section 9.03 or this Section 9.04(b) to the extent still accurate; and (v) announcements and communications to Governmental Entities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement.

(c) Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Group Companies by third parties that may be in any Group Company’s possession from time to time, and except for any information which in the judgment of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any Applicable Legal Requirement, Contract or confidentiality obligations to which any Group Company is bound, the Company will afford Acquiror and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable written notice, to the properties, books, records and management personnel of the Group Companies during the period prior to the Closing to obtain information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Group Companies, as Acquiror may reasonably request in writing in connection with the consummation of the

Transactions; provided, however, that any such access shall be conducted in a manner not to unreasonably interfere with the businesses or operations of the Group Companies. The Company and Acquiror shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Acquiror and its representatives under this Agreement shall be subject to the Confidentiality Agreement, mutatis mutandis, prior to the Closing.

(d) Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror by third parties that may be in Acquiror’s possession from time to time, and except for any information which in the judgment of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any Applicable Legal Requirement, Contract or confidentiality obligations to which Acquiror is bound, Acquiror will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable written notice, to the properties, books, records and management personnel of Acquiror during the period prior to the Closing to obtain information concerning the business, including properties, results of operations and personnel of Acquiror, as the Company may reasonably request in writing in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to unreasonably interfere with the businesses or operations of Acquiror. The Company and Acquiror shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Company and its representatives under this Agreement shall be subject to the terms of the Confidentiality Agreement, mutatis mutandis, prior to the Closing.

(e) Each Party acknowledges and agrees that each is aware, and each of their respective Affiliates and representatives is aware (or upon receipt of any material nonpublic information of the other Party, will be advised), of the restrictions imposed by the United States federal securities Legal Requirements and other Applicable Legal Requirements on Persons possessing material nonpublic information about a public company. Each Party (other than the Seller Representative) hereby agrees, that during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, except in connection with or support of the Transactions, while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly (through its Affiliates or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of Acquiror, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing.

Section 9.05 Reasonable Best Efforts. Subject to the specific provisions regarding Antitrust Filings set forth in Section 9.02 and the Subscription Agreements set forth in Section 9.15, on the terms and subject to the conditions set forth in this Agreement, each of the Parties (other than the Seller Representative) agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including using reasonable best efforts to accomplish the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article X to be satisfied; (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any); (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the Transactions, including any other consents, approvals or waivers from third parties referred to on Schedule 5.05(b) of the Company Disclosure Letter; (iv) the termination of each agreement set forth on Schedule 9.05 of the Company Disclosure Letter; (v) the defending of any Legal Proceedings challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (vi) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions. This obligation shall include, on the part of Acquiror, sending a termination letter to Continental substantially in the applicable form attached to the Trust Agreement (the “Trust Termination Letter”).

Section 9.06 No Acquiror Securities Transactions. None of the Sellers nor the Company nor any of their respective controlled Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Acquiror prior to the time of the making of a public announcement regarding all of the material terms of the business and operations of the Company and the Transactions. The Company and each Seller shall use their respective reasonable best efforts to require each of their respective officers, directors, employees, agents, advisors, contractors, associates, clients, subscribers, other customers and representatives, to comply with the foregoing requirement.

Section 9.07 No Claim Against Trust Account. Each of the Company, the Sellers and the Seller Representative acknowledges that Acquiror has established the Trust Account for the benefit of its public shareholders, which holds proceeds of its initial public offering. For and in consideration of Acquiror entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, the Sellers and the Seller Representative, for itself and its Affiliates it has the authority to bind, hereby agrees it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom to (i) Acquiror’s public shareholders upon the redemption of their shares and (ii) the underwriters of Acquiror’s initial public offering in respect of their deferred underwriting commissions held in the Trust Account, in each case as set forth in the Trust Agreement (collectively, the “Trust Distributions”)), and hereby waives any claims it has or may have at any time solely against the Trust Account (including the Trust Distributions) as a result of, or arising out of, any discussions or Contracts (including this Agreement) between Acquiror, on the one hand, and the Sellers, the Seller Representative and/or the Company, on the other hand, and will not seek recourse against the Trust Account (including the Trust Distributions) for any reason whatsoever. Each of the Company, the Sellers and the Seller Representative agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Acquiror to induce Acquiror to enter in this Agreement, and each of the Company, the Sellers and the Seller Representative further intend and understand such waiver to be valid, binding and enforceable against each of the Company, the Sellers and the Seller Representative, respectively, and each of their respective Affiliates that they have the authority to bind under Applicable Legal Requirements. To the extent any of the Company, any Sellers or the Seller Representative or any of its respective Affiliates that it has the authority to bind commences any Legal Proceeding against Acquiror or any of its Affiliates based upon, in connection with, relating to or arising out of any matter relating to Acquiror or its representatives, which Legal Proceeding seeks, in whole or in part, monetary relief against Acquiror or its representatives, each of the Company, the Sellers and the Seller Representative hereby acknowledges and agrees that their and their respective Affiliates’ sole remedy shall be against assets of Acquiror not in the Trust Account and that such claim shall not permit the Company, the Sellers and the Seller Representative or any of their respective Affiliates (or any Person claiming on any of their behalves) to have any claim against the Trust Account (including the Trust Distributions) or any amounts contained in the Trust Account while in the Trust Account.

Section 9.08 Incentive Equity Plan. (a) Prior to the Closing Date, Acquiror shall approve, and subject to approval of the shareholders of Acquiror, adopt, (i) an Omnibus Incentive Plan (the “Acquiror Omnibus Incentive Plan”) and (ii) an Employee Stock Purchase Plan (the “Acquiror ESPP”), in the form attached hereto as Exhibit H and Exhibit I, respectively (with such changes that may be agreed in writing by Acquiror and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either Acquiror or the Company, as applicable)). Within seven (7) Business Days following the expiration of the sixty (60) day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to Domesticated Acquiror Class A Common Stock issuable under the Acquiror Omnibus Incentive Plan and the Acquiror ESPP.

(b) No Third Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 9.08 are included for the sole benefit of Acquiror and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, policy, arrangement or Contract, (ii) shall limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, program, policy, arrangement or Contract following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee, consultant or independent contractor of the Company or any of its Subsidiaries, or any participant in any Company Benefit Plan or other employee benefit plan, program, policy, arrangement or Contract (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 9.09 Disclosure of Certain Matters. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of Acquiror, the Company and the Sellers will promptly (and in any event within five (5) Business Days) provide the other Parties with prompt written notice of any event, development or condition of which they have Knowledge that: (a) is reasonably likely to cause any of the conditions set forth in Article X not to be satisfied or cause the fulfillment of those conditions to be materially delayed; or (b) would require any amendment or supplement to the Form S-4.

Section 9.10 Securities Listing. Acquiror will use its reasonable best efforts to cause the shares of Domesticated Acquiror Class A Common Stock issued in connection with the Transactions to be approved for listing on the Exchange at Closing. During the period from the date hereof until the Closing, Acquiror shall use its reasonable best efforts to keep the Cayman Acquiror Class A Shares and Public Warrants listed for trading on the NYSE.

Section 9.11 No Solicitation. (a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company and each Seller shall not, and the Company shall cause its Subsidiaries not to, and each of them shall direct its employees, agents, officers, directors, representatives and advisors (collectively, “Representatives”) not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than Acquiror and its Representatives) concerning any (1) stock purchase, merger, consolidation, reorganization, change in organizational form, spin-off, split-off, recapitalization, sale of equity interests or other similar transaction involving the Company or any of its Subsidiaries (other than the Transactions and, without limiting the terms and conditions set forth in Section 8.01, any acquisitions or dispositions by the Company or any of its Subsidiaries that the Acquiror has consented to in writing or that would not require the Acquiror’s written consent pursuant to Section 8.01), (2) any sale of all or a material portion of the assets of any Group Company (other than the Transactions), (3) any other transaction in respect of the Company or its Subsidiaries which results directly or indirectly, in a change of control of the Company or sale of any minority equity interest in the Company (other than the Transactions), or (4) any other transaction or series of transactions which has substantially similar economic or governance effects, in each such case, in which transaction Acquiror does not participate (each, a “Company Business Combination”); (ii) enter into any agreement, arrangement or understanding regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way (including by furnishing information) that would otherwise reasonably be expected to lead to a Company Business Combination; (iii) commence, continue or renew any due diligence investigation regarding a Company Business Combination; (iv) approve, endorse or recommend, or propose to approve, endorse or recommend, any Company Business Combination; or (v) resolve or agree to do any of the foregoing. In addition, the Company and each Seller shall, and the Company shall cause its Subsidiaries to, and each of them shall cause their respective Representatives to, (A) immediately cease any and all existing discussions or negotiations with, and (B) request the prompt return of any due diligence materials, and immediately terminate access to any data room, provided to, in each case of sub-clauses (A) and (B), any Person with respect to, or which may reasonably be expected to give rise to or result in, any Company Business Combination.

(b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Acquiror shall not, and shall direct its Representatives not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than the Company, the Sellers and their respective Representatives) concerning any (1) stock purchase, merger, consolidation, reorganization, change in organizational form, spin-off, split-off, recapitalization, sale of equity interests or other similar transaction involving Acquiror (other than the Transactions), (2) any sale or purchase of all or a material portion of the assets of Acquiror (other than the Transactions), (3) any other transaction in respect of Acquiror which results directly or indirectly, in a change of control of Acquiror or sale or purchase of any minority equity interest in Acquiror (other than the Transactions), (4) any Business Combination (as defined in the Acquiror Organizational Documents) other than the Transactions, or (5) any other transaction or series of transactions which has substantially similar economic effects, in each such case, other than transactions relating to the Acquiror Shareholder Redemption, PIPE Investment or Domestication, or in which transaction no Group Company participates (each, an “Acquiror Business Combination”); (ii) enter into any agreement, arrangement or understanding regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way (including by furnishing information) that would otherwise reasonably be expected to lead to an Acquiror Business Combination; (iii) commence, continue or renew any due diligence investigation regarding an Acquiror Business Combination; (iv) approve, endorse or recommend, or propose to approve, endorse or recommend, any Acquiror Business Combination; or (v) resolve or agree to do any of the foregoing. Acquiror shall, and shall cause its Representatives to, (A) immediately cease any and all existing discussions or negotiations with, and (B) request the prompt return of any due diligence materials, and immediately terminate access to any data room, provided to, in each case of sub-clauses (A) and (B), any Person with respect to, or which may reasonably be expected to give rise to or result in, any Acquiror Business Combination.

(c) Each Party (other than the Seller Representative) shall promptly (and in no event later than twenty-four (24) hours after becoming aware of such inquiry, proposal, offer or submission) notify the other Parties if it or, to its Knowledge, any of its Representatives receives any inquiry, proposal, offer or submission with respect to a Company Business Combination or Acquiror Business Combination, as applicable (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement. If either of such Parties or its Representatives receives an inquiry, proposal, offer or submission with respect to a Company Business Combination or Acquiror Business Combination, as applicable, such Party shall provide the other Parties with a copy of such inquiry, proposal, offer or submission.

Section 9.12 Trust Account. Upon satisfaction or waiver of all of the conditions set forth in Article X and provision of notice thereof to Continental (which notice Acquiror shall provide to Continental in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror: (i) shall cause the documents, opinions and notices required to be delivered to Continental pursuant to the Trust Agreement to be so delivered, including providing Continental with the Trust Termination Letter; and (ii) shall use its commercially reasonable efforts to cause Continental to, and Continental shall thereupon be obligated to, distribute the proceeds from the Trust Account as directed in the Trust Termination Letter, including all amounts payable: (A) to shareholders who elect to have their Cayman Acquiror Class A Shares converted to cash in accordance with the provisions of the Acquiror Organizational Documents; (B) for Tax obligations of Acquiror prior to the Closing; and (C) for any Acquiror Transaction Costs; and thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 9.13 Directors’ and Officers’ Liability Insurance. (a) Acquiror and the Company agree that for a period of six (6) years from the Closing Date, Acquiror and the Company shall, and shall cause the Group Companies to, maintain in effect the exculpation, indemnification and advancement of expenses provisions in favor of any individual who, at or prior to the Closing, was a director, officer, employee or agent of Acquiror, the Company or any other Group Company, as the case may be, or who, at the request of Acquiror, the Company or any other Group Company, as the case may be, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, (each, together with such Person’s heirs, executors or administrators, a “D&O Indemnified Party”)), of Acquiror’s and the Group Companies’ respective Charter Documents as in effect immediately prior to the Closing Date or in any indemnification agreements of Acquiror or any Group Company, on the one hand, with any D&O Indemnified Party, on the other hand, as in effect immediately prior to the Closing Date, and Acquiror and the Company shall, and shall cause the Group Companies to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim. From and after the Closing Date, Acquiror shall cause the Group Companies to honor, in accordance with their respective terms, each of the covenants contained in this Section 9.13 without limit as to time.

(b) At or prior to the Closing, Acquiror shall purchase a “tail” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Closing covering each such Person that is a director or officer of Acquiror or a Group Company currently covered by a directors’ and officers’ liability insurance policy of Acquiror or one or more Group Companies, respectively, on terms with respect to coverage, deductibles and amounts no less favorable than those of such applicable policy in effect on the date of this Agreement for the six-year period following the Closing; provided that in no event shall Acquiror be required to expend on the premium thereof in excess of three hundred percent (300%) of the aggregate annual premiums currently payable by Acquiror or the Group Companies with respect to such current policies (the “Premium Cap”); provided, further, that if such minimum coverage under any such D&O Tail is or becomes not available at the Premium Cap, then any such D&O Tail shall contain the maximum coverage available at the Premium Cap. Acquiror shall maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Group Companies, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 9.13(b). No claims made under or in respect of the D&O Tail related to any fiduciary or employee of any Group Company shall be settled without the prior written consent of Acquiror.

(c) The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Charter Documents of Acquiror or any Group Company, any other indemnification arrangement, any Legal Requirement or otherwise. The obligations of Acquiror and the Group Companies under this Section 9.13 shall not be terminated or modified after the Closing in such a manner as to materially and adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this Section 9.13 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 9.13.

(d) If Acquiror or, after the Closing, any Group Company, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Acquiror or such Group Company, as applicable, assume the obligations set forth in this Section 9.13.

Section 9.14 Tax Matters. (a) The Company shall prepare and timely file, or cause to be prepared and timely filed, at the cost and expense of the Company, (i) all Tax Returns for the Group Companies that are required to be filed prior to the Closing Date (taking into account applicable extensions of time to file) and (ii) all Income Tax Returns for the Group Companies that are required to be filed after the Closing Date (taking into account applicable extensions of time to file) with respect to a Pre-Closing Tax Period for which the items of income, deductions, credits, gains or losses of such Group Company are “passed through” to the direct or indirect equityholders of such Group Company under Applicable Legal Requirements, including, for the avoidance of doubt, any Internal Revenue Service Form 1065 (each such Income Tax Return a “Flow-Through Group Company Return” and such Tax Returns described in clauses (i) and (ii) collectively, the “Pre-Closing Returns”). Each Pre-Closing Return shall be prepared in a manner consistent with the past practices of the applicable Group Company (unless otherwise required by any Applicable Legal Requirement). Each Flow-Through Group Company Return shall be provided to the Seller Representative at least twenty (20) days prior to the due date for such Tax Return (taking into account applicable extensions of time to file) for review and approval by the Seller Representative (such approval not to be unreasonably withheld, conditioned or delayed). Each Income Tax Return and other material Tax Return described in clause (i) shall be provided to Acquiror at least twenty (20) days prior to the due date for such Tax Returns (taking into account applicable extensions of time to file) for review and comment by Acquiror; provided, that the Acquiror shall submit any comments to such Income Tax Returns or material Tax Returns no later than 10 days prior to such due date and the Company shall incorporate any such reasonable comments timely provided by the Acquiror. Notwithstanding anything to the contrary in the foregoing or the Company Third A&R Operating Agreement, each Flow-Through Group Company Return for a Straddle Period (x) for which the “interim closing method” under Section 706 of the Code (or any similar provision of state, local or non-U.S. Applicable Legal Requirement) is available shall be prepared in accordance with such method, (y) for which an election under Section 754 of the Code (or any similar provision of state, local or non-U.S. Applicable Legal Requirement) may be made shall make such election and (z) shall be prepared in a manner such that any and all deductions, losses, or credits of any of the Group Companies resulting from, attributable to or accelerated by the payment of the Company Transaction Costs are reported by the Group Companies and allocated to a Pre-Closing Tax Period to the maximum extent permitted by Applicable Legal Requirements (and the Parties agree that 70% of any success-based fees shall be deductible for U.S. federal or state income tax purposes pursuant to Revenue Procedure 2011-29, 2011-18 IRB to the extent permitted by Applicable Legal Requirements).

(b) All Transfer Taxes that are due and payable in connection with or by reason of the execution of this Agreement and the Transactions shall be borne and paid by the relevant Group Companies. The Group Companies shall, at their own expense, prepare and timely file, or cause to be prepared and timely filed, all necessary Tax Returns or other documentation with respect to such Transfer Taxes or fees and, if required by Applicable Legal Requirements, the Sellers and Acquiror shall join in the execution of any such Tax Returns or other documentation. The Parties shall reasonably cooperate to establish any available exemption from or reduction in any such Transfer Taxes.

(c) The Parties acknowledge and agree that for U.S. federal (and, as applicable, state and local) income Tax purposes, they intend that: (i) the conversion contemplated by clause (i) of Section 9.19 is treated as a reorganization within the meaning of Section 368(a)(1)(E) of the Code, the Domestication is treated as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and that this Agreement shall be adopted as a “plan of reorganization,” within the meaning of Section 1.368-2(g) of the Treasury Regulations; and (ii) the transaction contemplated by Section 3.01(f) is treated as a sale on the Closing Date of the Purchased Units by Sellers to Acquiror in exchange for the Cash Consideration, the Expense Fund amount and certain rights provided under the Tax Receivable Agreement, which sale is a taxable disposition of the Purchased Units under Section 741 of the Code and gives rise to an adjustment to Acquiror’s tax basis in the direct and indirect assets of the Company pursuant to Section 743(b) of the Code (collectively, the “Intended Tax Treatment”). The Parties shall report consistently with the Intended Tax Treatment on all applicable Tax Returns, and no Party shall take (x) any position in any Tax Return or with any Governmental Entity or (y) any other action before or after the Closing, in either case, that is inconsistent with the Intended Tax Treatment unless otherwise required by a change in Applicable Legal Requirements or by a “determination” as defined in Section 1313 of the Code (or any similar provision of applicable state, local or non-U.S. Applicable Legal Requirement) or otherwise agreed to among the Parties.

(d) Without the prior written consent of Acquiror, neither Sellers nor the Company shall, or shall cause their respective Affiliates to, make or cause to be made any election under Treasury Regulation Section 301.9100-22 (or any similar provision of state, local, or non-U.S. Applicable Legal Requirement) with respect to any Group Company. With respect to any audit, examination, claim or other Legal Proceeding with respect to Tax matters (“Tax Proceeding”) relating to any Flow-Through Group Company Return or with respect to any Group Company treated as a partnership for U.S. federal income tax purposes, in each case, for any Pre-Closing Tax Period or any Straddle Period and such Tax Proceeding is governed under subchapter C of Chapter 63 of the Code, as amended by the Bipartisan Budget Act of 2015 (or any similar provision of state, local or non-U.S. Applicable Legal Requirement) (“Pre-Closing Partnership Audit”), the relevant Group Company shall either (i) make (or cause to be made) an election provided for in Section 6226(a) of the Code (or any similar provision of state, local or non-U.S. Applicable Legal Requirement), or (ii) make other arrangements reasonably satisfactory to Acquiror and the Seller Representative for each Seller to bear the economic burden of any “imputed underpayment” and any associated interest, adjustments to tax and penalties (or similar liability imposed under other provision of state, local of non-U.S. Applicable Legal Requirements) attributable to such Seller, as applicable. Notwithstanding anything else contained herein or in the Company Third A&R Operating Agreement, in no event will the members of the Company be required to amend any Tax Return in connection with the procedures described in Section 6225(c) of the Code with respect to any Pre-Closing Partnership Audit. The Company shall, and shall cause all of its respective eligible Subsidiaries, if any, to, make or cause to remain in effect, as applicable, a valid election under Section 754 of the Code (and any similar provision of state, local or non-U.S. Applicable Legal Requirement) for any taxable period that includes the Closing Date.

(e) The Sellers and the Group Companies shall terminate or cause to be terminated any and all of the Tax sharing, allocation, indemnification or similar agreements, arrangements or undertakings in effect on the Closing Date (excluding, for the avoidance of doubt, the Company Third A&R Operating Agreement) between any Group Companies, on the one hand, and any Seller, on the other hand, with the effect that there shall be no continuing obligation for the Group Companies to make any payments under any such agreements, arrangements or undertakings.

(f) Each Party shall reasonably cooperate (and shall cause its Affiliates to reasonably cooperate), as and to the extent reasonably requested by the other Parties, in connection with the preparation and filing of Tax Returns of the Group Companies and any Tax Proceeding of Group Companies. Such cooperation shall include the provisions of records and information that are reasonably relevant to any such Tax Return or Tax Proceeding upon the request of any Party and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Following the Closing, Acquiror, the Sellers and the Company shall (and the Company shall cause other Group Companies to) retain all books and records with respect to Tax matters pertinent to the Group Companies for any taxable period beginning on or prior to the Closing Date until the seven (7) year anniversary of the Closing Date.

(g) With respect to any matter that would reasonably be expected to result in any Tax liability with respect to a Pre-Closing Tax Period for which any Seller could be responsible, without the prior written consent of the Seller Representative (not to be unreasonably withheld, conditioned or delayed), Acquiror shall not, and shall not permit any of its Affiliates to (i) file, re-file, or otherwise modify or amend any Tax Return of the Group Companies with respect to any Pre-Closing Tax Period, (ii) make any Tax election with respect to the Group Companies that would have retroactive effect with respect to a Pre-Closing Tax Period, (iii) settle or compromise any Tax Proceeding that would impact a Flow-Through Group Company Return for any taxable period ending on or prior to the Closing Date, or (iv) settle or compromise any Tax Proceeding that would impact a Flow-Through Group Company Return for any Straddle Period to the extent such settlement or compromise in this clause (iv) would have a material adverse and disproportionate effect on the Sellers as compared to Acquiror (without regard to any difference in the tax rates applicable to the Sellers as compared to the tax rates applicable to Acquiror).

(h) Notwithstanding anything to the contrary, to the extent of any conflict between this Section 9.14 and Section 5.06 or Article IX of the Company Third A&R Operating Agreement, this Section 9.14 shall control with respect to the matters described therein.

Section 9.15 Subscription Agreements. Acquiror shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements of, the Subscription Agreements in a manner adverse to the Company or the Sellers. Acquiror shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including: (i) using its reasonable best efforts to satisfy in all material respects on a timely basis all conditions and covenants applicable to Acquiror in the Subscription Agreements and otherwise comply with its obligations thereunder; (ii) in the event that all conditions in the Subscription Agreements (other than conditions that Acquiror or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummating the transactions contemplated by the Subscription Agreements at or prior to the Closing; and (iii) with respect to enforcing its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions that Acquiror or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements at or prior to the Closing. Without limiting the generality of the foregoing, Acquiror shall give the Company prompt (and, in any event within three (3) Business Days) written notice: (A) of any amendment to any Subscription Agreement (together with a copy of such amendment); (B) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Acquiror; (C) of the receipt of any notice or other communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (D) if Acquiror does not expect to receive all or any portion of the PIPE Investment Amount on the terms, in the manner or from the sources contemplated by the Subscription Agreements.

Section 9.16 Section 16 Matters. Prior to the Closing, Acquiror shall take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the Cayman Acquiror Class A Shares that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquiror to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 9.17 Board of Directors and Executive Officers of Acquiror. Conditioned on the occurrence of the Closing, and subject to any limitation with respect to any specific individual imposed under Applicable Legal Requirements and the listing requirements of the Exchange, the Parties (other than the Seller Representative) shall use commercially reasonable efforts to take all actions necessary or appropriate to cause, effective as of immediately after the Closing, the board of directors of Acquiror to consist of seven (7) members comprised as follows: (i) two (2) of whom shall be the individuals approved and designated by the board of managers of the Company as listed on Schedule 9.17 of the Company Disclosure Letter and three (3) of whom shall be individuals approved and designated by the board of managers of the Company prior to the Closing (provided, that such designees shall be reasonably acceptable to the Acquiror, which acceptance shall not be unreasonably withheld, conditioned or delayed) who meet the independence requirements of Applicable Legal Requirements and the listing requirements of the Exchange, provided that one (1) of such individuals shall be eligible for service on the audit committee of the board of directors of Acquiror under Applicable Legal Requirements and the listing requirements of the Exchange; and (ii) two (2) of whom shall be the individuals designated by the Sponsor as listed on Schedule 9.17 of the Acquiror Disclosure Letter (the “Sponsor Designees”), provided that both Sponsor Designees shall meet the independence requirements of Applicable Legal Requirements and the listing requirements of the Exchange (and if any Sponsor Designee listed on Schedule 9.17 of the Acquiror Disclosure Letter does not so qualify, then Sponsor shall be able to designate in writing another individual who does so qualify, provided, that any such replacement designees shall be reasonably acceptable to the Company, which acceptance shall not be unreasonably withheld, conditioned or delayed); provided, further that one (1) of the Sponsor Designees shall be placed in Class I of the classification of the board of directors of Acquiror and the other Sponsor Designee shall be placed in Class II of the classification of the board of directors of Acquiror. The Parties acknowledge and agree that the Sponsor shall be entitled to appoint one (1) of its aforementioned director designees to serve on the audit committee of the board of directors of Acquiror, provided that such individual is eligible for service on the audit committee of the board of directors of Acquiror under Applicable Legal Requirements and the listing requirements of the Exchange. The Parties (other than the Seller Representative) shall take all action necessary, including causing the executive officers of Acquiror to resign effective as of the Closing, so that the individuals serving as executive officers of Acquiror immediately after the Closing (other than as otherwise approved by the Company in writing prior to the Closing) will be the individuals who were serving as executive officers of the Company immediately prior to Closing.

Section 9.18 Release. (a) Effective upon and following the Closing, Acquiror, on its own behalf and on behalf of its respective Affiliates and their respective employees, officers, directors, and other representatives, generally, irrevocably, unconditionally and completely releases and forever discharges each Seller, each of their respective Affiliates and each of their and their respective Affiliates’ respective Related Parties, and each of their respective successors and assigns (collectively, the “Seller Released Parties”) from all Legal Proceedings, disputes, claims, Losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning any Group Company occurring prior to the Closing (other than as contemplated by this Agreement), including for controlling equityholder liability or breach of any fiduciary duty relating to any pre-Closing actions or failures to act by the Seller Released Parties; provided, however, that nothing in this Section 9.18 shall release any Seller Released Parties from: (i) their obligations under this Agreement or the other Transaction Agreements or any other Contract to which any Seller Released Party is a party; or (ii) as applicable, any Legal Proceedings, disputes, claims, Losses, controversies, demands, rights, liabilities, breaches of fiduciary duty, actions and causes of action arising out of such Seller Released Party’s employment by any Group Company.

(b) Effective upon and following the Closing, each Seller, on its own behalf and on behalf of each of its Affiliates and their respective employees, officers, directors, and other representatives, generally, irrevocably, unconditionally and completely releases and forever discharges Acquiror and each Group Company, each of their respective Affiliates and each of their and their respective Affiliates’ respective Related Parties, and each of their respective successors and assigns (collectively, the “Acquiror Released Parties”) from all Legal Proceedings, disputes, claims, Losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning the Transactions or any Group Company occurring prior to the Closing (other than as contemplated by this Agreement, including with respect to Section 9.13); provided, however, that nothing in this Section 9.18 shall release the Acquiror Released Parties from their obligations: (i) under this Agreement or the other Transaction Agreements or any other Contract to which any Acquiror Released Party is a party or (ii) with respect to any salary, bonuses, vacation pay or employee benefits accrued pursuant to a Contract between such Seller and any Group Company or a Company Benefit Plan in effect as of the date of this Agreement or any expense reimbursement pursuant to a policy of the Group Companies in effect as of the date of this Agreement.

Section 9.19 Domestication At the end of the Business Day immediately prior to the Closing Date (which shall also be the calendar day immediately prior to the Closing Date) (and for the avoidance of doubt, prior to the commencement of the PIPE Investment), Acquiror shall, in accordance with Applicable Legal Requirements, any applicable rules and regulations of the SEC and the Exchange (and if different than the Exchange, the NYSE) and Acquiror Organizational Documents, effect the Domestication and in furtherance thereof, substantially simultaneously or immediately following the Domestication, shall (a) file a Certificate of Corporate Domestication with respect to the Domestication, in form and substance reasonably acceptable to Acquiror and the Company, together with the Acquiror Charter and (b) adopt the Acquiror Bylaws. In accordance with Applicable Legal Requirements, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any shareholder of Acquiror, (i) each then issued and outstanding Cayman Acquiror Class B Share shall convert automatically, on a one-for-one basis, into a Cayman Acquiror Class A Share; (ii) immediately following the conversion described in clause (i), each then issued and outstanding Cayman Acquiror Class A Share shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Class A Common Stock; and (iii) each then issued and outstanding Cayman Acquiror Warrant shall convert automatically into a Domesticated Acquiror Warrant, pursuant to the Warrant Agreement.

Section 9.20 Additional Company Covenants Prior to the Closing, the Company shall, and shall cause the other Group Companies (as applicable) to use commercially reasonable efforts to take the actions set forth in Schedule 9.20 of the Company Disclosure Letter.

ARTICLE X

CONDITIONS TO THE TRANSACTION

Section 10.01 Conditions to Obligations of Each Party’s Obligations. The respective obligations of each Party to this Agreement to effect the Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) At the Extraordinary Meeting (including any postponements or adjournments thereof), the Acquiror Shareholder Matters shall have been duly adopted by the shareholders of Acquiror in accordance with the Cayman Islands Companies Act (As Revised), the Acquiror Organizational Documents and the NYSE rules and regulations (the “Acquiror Shareholder Approval”).

(b) All applicable waiting periods (and any extensions thereof) under the HSR Act will have expired or otherwise been terminated, and the Parties will have received or have been deemed to have received all other necessary pre-closing authorizations, consents, clearances, waivers and approvals of all Governmental Entities in connection with the execution, delivery and performance of this Agreement and the Transactions as set forth on Schedule 10.01(b) of the Company Disclosure Letter.

(c) No provision of any Applicable Legal Requirement prohibiting, enjoining, restricting or making illegal the consummation of the Transactions shall be in effect and no temporary, preliminary or permanent restraining Order enjoining, restricting or making illegal the consummation of the Transactions will be in effect.

(d) The shares of Domesticated Acquiror Class A Common Stock to be issued in connection with the Closing shall be approved for listing upon the Closing on the Exchange subject to the requirement to have a sufficient number of round lot holders.

Section 10.02 Additional Conditions to Obligations of the Sellers and the Company. The obligations of the Sellers and the Company to consummate and effect the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

(a) (i) The representations and warranties of Acquiror set forth in Section 7.03 shall be true and correct, other than de minimis inaccuracies, on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct, other than de minimis inaccuracies, as of such earlier date); (ii) the Fundamental Representations of Acquiror (other than those described in the foregoing clause (i)) shall be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warrant expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct in all respects as of such earlier date); and (iii) all other representations and warranties of Acquiror set forth in Article VII hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or any similar limitation contained herein) on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of Acquiror to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Acquiror Material Adverse Effect.

(b) Acquiror shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by Acquiror on or prior to the Closing Date, in each case in all material respects.

(c) Acquiror shall have delivered to the Company a certificate, signed by an executive officer of Acquiror and dated as of the Closing Date, certifying as to the matters set forth in Section 10.02(a) and Section 10.02(b).

(d) The individuals listed on Schedule 10.02(d) of the Company Disclosure Letter shall have resigned from all of their positions and offices with Acquiror.

(e) Acquiror shall have delivered, or caused to be delivered, all of the certificates, instruments, Contracts and other documents (including all Transaction Agreements) specified to be delivered by it hereunder pursuant to Section 2.03(a), duly executed by Acquiror (as applicable).

(f) Acquiror shall have made appropriate arrangements to have the Trust Account, less amounts paid and to be paid pursuant to Section 9.12, available to Acquiror for payment of the Cash Consideration, the Company Transaction Costs and the Acquiror Transaction Costs at the Closing.

(g) The sum of (i) the funds remaining in the Trust Account (after giving effect to the Acquiror Shareholder Redemption ) and (ii) the aggregate amount actually received by Acquiror from the PIPE Investment, but in each case before giving effect to the consummation of the Closing and the payment of the Acquiror Transaction Costs and the Company Transaction Costs, shall equal or exceed $150,000,000.

(h) The Domestication shall have been completed as provided in Section 9.19 and time-stamped copies of the Certificate of Corporate Domestication and the Acquiror Charter issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company.

(i) The Sponsor Support Agreement shall not have been terminated.

Section 10.03 Additional Conditions to the Obligations of Acquiror. The obligations of Acquiror to consummate and effect the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following additional conditions, any of which may be waived, in writing, exclusively by Acquiror:

(a) (i) The representations and warranties of the Company set forth in Section 5.03(a) and Section 5.03(b) shall be true and correct, other than de minimis inaccuracies, on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct, other than de minimis inaccuracies as of such earlier date); (ii) the representations and warranties of the Company set forth in Section 5.03(c) shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (iii) the Fundamental Representations of the Company and the Sellers (other than those described in the foregoing clauses (i) and (ii)) shall be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct in all respects as of such earlier date); and (iv) all other representations and warranties of the Company and the Sellers set forth in Article V and Article VI hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contained herein other than those contained in Section 5.07) on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of the Company and the Sellers to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect.

(b) The Company and the Sellers shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date, in each case in all material respects.

(c) No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(d) The Company shall have delivered to Acquiror a certificate, signed by an executive officer of the Company and dated as of the Closing Date, certifying as to the matters set forth in Section 10.03(a) and Section 10.03(b) with respect to the Company and Section 10.03(c).

(e) Each Seller shall have delivered to Acquiror a certificate, signed by an executive officer of such Seller (if such Seller is not a natural person) or by such Seller (if such Seller is a natural person) and dated as of the Closing Date, certifying as to the matters set forth in Section 10.03(a) and Section 10.03(b) with respect to such Seller.

(f) The Company and the Sellers shall have delivered, or caused to be delivered, all of the certificates, instruments, Contracts (including all Transaction Agreements) and other documents specified to be delivered by them and the Seller Representative hereunder pursuant to Section 2.03(b), duly executed by the Company, the Sellers or the Seller Representative, as applicable.

(g) The Recapitalization Distribution and the Recapitalization shall have been effectuated as described in the Recitals and in compliance with the terms and conditions of the Company’s Charter Documents, and evidence of the same, in form and substance reasonably satisfactory to Acquiror, shall have been delivered by the Company to Acquiror.

Section 10.04 Frustration of Closing Conditions. None of the Sellers, the Company or Acquiror may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by such Party’s breach of this Agreement.

Section 10.05 Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Article X that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

ARTICLE XI

TERMINATION

Section 11.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Acquiror and the Company at any time;

(b) by either Acquiror or the Company if the Transactions shall not have been consummated by September 1, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 11.01(b) shall not be available to any such Party whose breach of this Agreement has proximately caused the failure of the Transactions to occur on or before such date;

(c) by either Acquiror or the Company if following the date of this Agreement a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, which Order or other action is final and nonappealable;

(d) by the Company, if (i) any of the representations and warranties of Acquiror contained in Article VII shall fail to be true and correct or (ii) there shall be a breach by Acquiror of any covenant or agreement of Acquiror in this Agreement that, in either case, (A) would result in the failure of a condition set forth in Section 10.02(a) or Section 10.02(b) and (B) which is not curable or, if curable, is not cured upon the occurrence of the earlier of (1) the thirtieth (30th) day after written notice thereof is given by the Company to Acquiror and (2) the Outside Date; provided that the Company may not terminate this Agreement pursuant to this Section 11.01(d) if any Seller or the Company is in material breach of this Agreement;

(e) by Acquiror, if (i) any of the representations and warranties of the Company or any Seller contained in Article V or Article VI shall fail to be true and correct or (ii) there shall be a breach by the Company or any Seller of any covenant or agreement of the Company or any Seller in this Agreement that, in either case, (A) would result in the failure of a condition set forth in Section 10.03(a) or Section 10.03(b) and (B) which is not curable or, if curable, is not cured upon the occurrence of the earlier of (1) the thirtieth (30th) day after written notice thereof is given by Acquiror to the Company and (2) the Outside Date; provided that Acquiror may not terminate this Agreement pursuant to this Section 11.01(e) if Acquiror is in material breach of this Agreement;

(f) by either Acquiror or the Company, if, at the Extraordinary Meeting (including any postponements or adjournments thereof (provided that no such postponement or adjournment thereof shall be held or scheduled on a date after the Outside Date)), the Acquiror Shareholder Matters are not duly adopted by the shareholders of Acquiror by the requisite vote under the Cayman Islands Companies Act (As Revised) and the Acquiror Organizational Documents; and

(g) by the Company if the board of directors of Acquiror has made a Change in Recommendation.

Section 11.02 Notice of Termination; Effect of Termination. (a) Any termination of this Agreement in accordance with Section 11.01 will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.

(b) In the event of the termination of this Agreement as provided in Section 11.01, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except for and subject to the following: (i) the Confidentiality Agreement and Section 9.04, Section 9.07, this Section 11.02, and Article XIII (General Provisions) and any other Section or Article of this Agreement referenced in Section 9.04, Section 9.07, this Section 11.02, and Article XIII (General Provisions) which are required to survive in order to give appropriate effect to Section 9.04, Section 9.07, this Section 11.02, and Article XIII (General Provisions), shall survive the termination of this Agreement; and (ii) nothing herein shall relieve any Party from liability for any Willful Breach of this Agreement or Fraud.

ARTICLE XII

NO SURVIVAL

Section 12.01 No Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 12.01 nor anything else in this Agreement to the contrary shall limit: (a) the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; or (b) any claim against any Person with respect to Fraud. For the avoidance of doubt, Section 13.01 shall survive the Closing in its entirety.

ARTICLE XIII

GENERAL PROVISIONS

Section 13.01 Seller Representative. (a) The Seller Representative shall be authorized to act as the representative, agent and attorney-in-fact of the Sellers as of the Closing in respect of all matters arising under this Agreement or the Transaction Agreements, and shall be authorized to act, or refrain from acting, with respect to any actions to be taken by or on behalf of any Seller or the Seller Representative, including to enforce any rights granted to any Seller hereunder, in each case as the Seller Representative believes is necessary or appropriate under this Agreement and the Transaction Agreements, for and on behalf of the Sellers. The Sellers shall be bound by all such actions taken by the Seller Representative and no Seller shall be permitted to take any such actions. The Seller Representative is serving as the Seller Representative solely for purposes of administrative convenience, and is not personally liable in its capacity as Seller Representative for any of the obligations of the Company, any of its Subsidiaries or any of the Sellers hereunder, and Acquiror (on behalf of itself and its Affiliates) agrees that it will not look to the Seller Representative or the underlying assets of the Seller Representative for the satisfaction of any obligations of the Company, any of its

Subsidiaries or any of the Sellers. The Seller Representative shall not be liable for any error of judgment, or any action taken, suffered or omitted to be taken, in connection with the performance by the Seller Representative of the Seller Representative’s duties or the exercise by the Seller Representative of the Seller Representative’s rights and remedies under this Agreement or any Transaction Agreement, except in the case of its bad faith or willful misconduct. No bond shall be required of the Seller Representative. The Seller Representative may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Seller Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Transaction Agreement. Without limiting the generality of the foregoing, the Seller Representative shall have the full power and authority to interpret all the terms and provisions of this Agreement and the other Transaction Agreements, and to consent to any amendment hereof or thereof on behalf of all Sellers and their respective successors and permitted assigns. Acquiror shall be entitled to rely on all statements, representations, decisions of, and actions taken or omitted to be taken by, the Seller Representative relating to this Agreement or any other Transaction Agreement.

(b) The Sellers will indemnify, defend and hold harmless the Seller Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Seller Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Seller Representative, the Seller Representative will reimburse the Sellers the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Seller Representative by the Sellers, any such Representative Losses may be recovered by the Seller Representative from (i) the funds in the Expense Fund and (ii) any other funds that become payable to the Sellers under this Agreement at such time as such amounts would otherwise be distributable to the Sellers; provided, that while this section allows the Seller Representative to be paid from the aforementioned sources of funds, this does not relieve the Sellers from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Seller Representative from seeking any remedies available to it at law or otherwise. In no event will the Seller Representative be required to advance its own funds on behalf of the Sellers or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Sellers set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Seller Representative under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Seller Representative or the termination of this Agreement..

(c) The Seller Representative may resign at any time by giving thirty (30) days’ prior written notice to Acquiror and the Sellers. In the event of any such resignation or removal of the Seller Representative, the Sellers shall promptly (and in any event, no later than three (3) Business Days following such resignation or removal) appoint a new Seller Representative (who shall be reasonably acceptable to Acquiror), which appointment shall be by the vote or written consent of the Sellers who hold a majority of the Company Units as of such time (excluding, for purposes hereof, any Common Units held by Acquiror as of such time).

Section 13.02 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid; or (d) when transmitted if sent by electronic mail (provided that such transmission is confirmed by telephone or response electronic email). Such communications, to be valid, must be addressed as follows:

if to Acquiror, to:

667 Madison Avenue, 5th Floor

New York, NY

10065

Attention: David Gomberg

E-mail: david@ascendant.digital

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attention:         Elliott Smith

                          Gregory Pryor

Email:              elliott.smith@whitecase.com

                          gpryor@whitecase.com

if to the Company, prior to the Closing, to:

Beacon Street Group, LLC

1125 N. Charles St.

Baltimore, Maryland 21201

(888) 261- 2693

Attention: Mark Arnold, Chief Executive Officer; Gary Anderson, General Counsel

Email: marnold@beaconstreet.com; ganderson@beaconstreetservices.com with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

Suite 3700, 811 Main Street

Houston, Texas, 77002

Attention: Ryan J. Maierson, Jonathan P. Solomon

Email: Ryan.Maierson@lw.com, Jonathan.Solomon@lw.com

and to the Seller Representative.

if to the Seller Representative, to:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Facsimile: (303) 623-0294

Telephone: (303) 648-4085

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

Section 13.03 Interpretation. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular Section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, subsections or Recitals such reference shall be to a Section, subsection or Recital of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “made available” mean that the subject documents or other materials were included in and available at the “Project Beacon Street” online datasite hosted by Datasite at least two (2) Business Days prior to the date of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 13.03 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. Any reference to “days” shall mean calendar days unless Business Days are specified. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. The word “or” shall not be exclusive unless the context clearly requires the selection of one (but not more than one) of a number of items. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding” and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. References to a particular statute or regulation including all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time. References herein to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided, that with respect to any Contract listed (or required to be listed) on any of the Company Disclosure Letter, Acquiror Disclosure Letter or Seller Disclosure Letter (collectively, the “Disclosure Letters”), all material amendments and modifications thereto (but excluding any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the applicable Disclosure Letter. Except where otherwise provided, all references to currency amounts in this Agreement shall mean United States dollars. If any Party has breached any representation, warranty, covenant or agreement contained in this Agreement in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant or agreement. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” An accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP.

Section 13.04 Counterparts; Electronic Delivery. This Agreement, the other Transaction Agreements and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

Section 13.05 Entire Agreement; Third Party Beneficiaries. This Agreement and the other Transaction Agreements, including the Exhibits and Schedules hereto and thereto: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) other than the rights, at and after the Closing, of Persons pursuant to the provisions of Section 9.13, Section 9.18 and Section 13.15 (which will be for the benefit of the Persons set forth therein), are not intended to confer upon any other Person other than the Parties any rights or remedies. Notwithstanding anything to the contrary contained herein, Sponsor is an express third party beneficiary of Section 9.17 with respect to Sponsor’s rights thereunder and Sponsor may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) its rights under Section 9.17 as though directly a party hereto.

Section 13.06 Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Legal Requirement: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

Section 13.07 Other Remedies; Specific Performance. Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

Section 13.08 Governing Law. This Agreement and the consummation the Transactions, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the internal Legal Requirements of the State of Delaware regardless of the Legal Requirements that might otherwise govern under applicable principles of conflicts of law thereof.

Section 13.09 Consent to Jurisdiction; Waiver of Jury Trial. (a) Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the courts of the State of Delaware or the federal courts located in the State of Delaware in connection with any matter based on or arising out of this Agreement, the other Transaction Agreements and the consummation of the Transactions, agrees that process may be served on them in any manner authorized by the Legal Requirements of the State of Delaware for such Person and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Each Party and any Person asserting rights as a third-party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that: (i) such Person is not personally subject to the jurisdiction of the above named courts for any reason; (ii) such Legal Proceeding may not be brought or is not maintainable in such court; (iii) such Person’s property is exempt or immune from execution; (iv) such Legal Proceeding is brought in an inconvenient forum; or (v) the venue of such Legal Proceeding is improper. Each Party and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by the Legal Requirements of the State of Delaware, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 13.02. Notwithstanding the foregoing in this Section 13.09, any Party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 13.10 Rules of Construction. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any Legal Requirements, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 13.11 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the Transaction Agreements and the consummation of the Transactions.

Section 13.12 Assignment. No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 13.12, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 13.13 Amendment. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of Acquiror, the Company and the Sellers’ Representative.

Section 13.14 Extension; Waiver. At any time prior to the Closing, any Party may, to the extent not prohibited by Applicable Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other Parties for the benefit of such Party contained herein; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. In the event any provision of any of the other Transaction Agreements in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

Section 13.15 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a corporation, partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any other Transaction Agreements or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, shareholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, shareholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise) by or on behalf of such Party against the Non-Party Affiliates, by the enforcement of any assessment or by any Legal Proceeding, or by virtue of any Applicable Legal Requirements, or otherwise; it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the Transactions, under any other Transaction Agreements, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, Contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the forgoing, a Non-Party Affiliate may have obligations under any documents, agreements, or instruments delivered contemporaneously herewith or otherwise required by this Agreement (including the Transaction Agreements) if such Non-Party Affiliate is party to such document, agreement or instrument. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of any limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is intended as a third-party beneficiary of this Section 13.15. Notwithstanding any provision of this Agreement to the contrary, but without limiting Acquiror’s obligations under Section 9.15 or elsewhere in this Agreement (and the Company’s and Sellers’ rights against Acquiror in respect thereof), in no event shall Sellers, the Group Companies or any of their respective Affiliates or representatives (a) seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any PIPE Investor in connection with this Agreement or (b) seek to enforce the commitments against, make any claims for breach of any Subscription Agreement against, or seek to recover monetary damages from, or otherwise sue, any PIPE Investor for the PIPE Investment Amount in connection with (i) this Agreement or (ii) the obligations of the PIPE Investors for the PIPE Investment Amount under the applicable Subscription Agreement. Nothing in this Section 13.15 shall in any way limit or qualify the rights and obligations of the PIPE Investors for the PIPE Investment Amount, Acquiror and the other parties to the Subscription Agreement to each other thereunder or in connection therewith. This Section 13.15 shall be binding on all successors and assigns of Parties.

Section 13.16 Legal Representation. (a) Each of Acquiror, the Sellers and the Company hereby agrees on behalf of itself and its directors, members, partners, officers, employees and Affiliates (including after the Closing, the Company and the Company Subsidiaries), and each of their respective successors and assigns (all such parties, the “Waiving Parties”), that (i) Latham & Watkins LLP or any successor (“Latham”) may represent the Sellers, the Company, the Company Subsidiaries or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “BSG Group”), in each case, in connection with any Legal Proceeding or obligation arising out of or relating to this Agreement, any Transaction Agreement or the Transactions, notwithstanding Latham’s representation (or any continued representation) of the Group Companies or the BSG Group and (ii) hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Sellers, Acquiror and the Company acknowledge that the foregoing provision applies whether or not Latham provides legal services to any Group Companies after the Closing Date. Each of Sellers, Acquiror and the Company, for itself and the Waiving Parties, hereby further irrevocably acknowledges and agrees that all communications, written or oral, between any Group Company or any member of the BSG Group and its counsel, including Latham, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Transaction Agreements or the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to Acquiror or the Company notwithstanding the Transactions, and instead survive, remain with and are controlled by the BSG Group (the “BSG Privileged Communications”), without any waiver thereof. Sellers, Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the BSG Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees of the Company), in any Legal Proceeding against or involving any of the Parties after the Closing, and Sellers, Acquiror and the Company agree not to assert that any privilege has been waived as to the BSG Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees of the Company).

(b) Each of Acquiror, the Sellers and the Company hereby agrees on behalf of itself and its respective Waiving Parties, that White & Case LLP or any successor (“W&C”) (i) may represent the Acquiror, Sponsor or any of their directors, members, partners, officers, employees or affiliates (collectively, the “Acquiror Group”), in each case, in connection with any Legal Proceeding or obligation arising out of or relating to this Agreement, any Transaction Agreement or the Transactions, notwithstanding its representations (or any continued representation) of the Acquiror Group or Waiving

Parties and (ii) hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. The Sellers, Acquiror and the Company acknowledge that the foregoing provision applies whether or not W&C provides legal services to the Acquiror or any Group Companies after the Closing Date. Each of the Sellers, Acquiror and the Company, for itself and the Waiving Parties, hereby further irrevocably acknowledges and agrees that all communications, written or oral, between Acquiror or any of its Affiliates and its counsel, including W&C, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Transaction Agreements or the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Acquiror, any Seller or any Group Company notwithstanding the Transactions, and instead survive, remain with and are controlled by the Sponsor (the “Acquiror Privileged Communications”), without any waiver thereof. The Sellers, Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Acquiror Privileged Communications, whether located in the records or email server of Acquiror, the Company or otherwise (including in the knowledge of the officers and employees of Acquiror or the Company), in any Legal Proceeding against or involving any of the Parties after the Closing, and the Sellers, Acquiror and the Company agree not to assert that any privilege has been waived as to the Acquiror Privileged Communications, whether located in the records or email server of Acquiror or the Company or otherwise (including in the knowledge of the officers and employees of Acquiror or the Company).

Section 13.17 Disclosure Letters and Exhibits. The Company Disclosure Letter, Seller Disclosure Letter and Acquiror Disclosure Letter shall each be arranged in separate parts corresponding to the numbered and lettered sections and subsections in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular provision set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (a) such information is cross-referenced in another part of the Company Disclosure Letter, Seller Disclosure Letter or Acquiror Disclosure Letter, as applicable; or (b) it is reasonably apparent on the face of the disclosure (without any independent knowledge on the part of the reader regarding the matter disclosed) that such information qualifies another provision in this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Letter, Seller Disclosure Letter or Acquiror Disclosure Letter, as applicable, is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter, Seller Disclosure Letter or Acquiror Disclosure Letter, as applicable, in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in the Company Disclosure Letter, Seller Disclosure Letter or the Acquiror Disclosure Letter, as applicable, is or is not material for purposes of this Agreement. The inclusion of any item in the Company Disclosure Letter, Seller Disclosure Letter or Acquiror Disclosure Letter, as applicable, shall not be deemed to constitute an acknowledgment by the Company, any Seller or Acquiror, as applicable, that the matter is required to be disclosed by the terms of this Agreement, nor shall such disclosure be deemed (a) an admission of any breach or violation of any Contract or Legal Requirement, (b) an admission of any liability or obligation to any third party, or (c) to establish a standard of materiality. The disclosure of any items or information that is not required by this Agreement to be so included is solely for informational purposes and the convenience of Acquiror, the Sellers or the Company, as applicable. In addition, under no circumstances shall the disclosure of any matter in this Company Disclosure Letter, Seller Disclosure Letter or Acquiror Disclosure Letter, where a representation or warranty of the Company, the Sellers or Acquiror, as applicable, is limited or qualified by the materiality of the matters to which the representation or warranty is given or by a Company Material Adverse Effect or an Acquiror Material Adverse Effect, as applicable, imply that any other undisclosed matter having a greater value or other significance is material or would have a Company Material Adverse Effect or an Acquiror Material Adverse Effect, as applicable. None of the Company, the Sellers or Acquiror shall be prejudiced in any manner whatsoever, and no presumptions shall be created, by virtue of the disclosure of any matter in the Company Disclosure Letter, Seller Disclosure Letter or Acquiror Disclosure Letter, as applicable, which otherwise is not required to be disclosed by this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

ASCENDANT DIGITAL ACQUISITION CORP.

By:	/s/ Mark Gerhard
Name: Mark Gerhard
Title: Chief Executive Officer

[Signature Page to Business Combination Agreement]

BEACON STREET GROUP, LLC

By:	/s/ Mark Arnold
Name: Mark Arnold
Title: Chief Executive Officer

MONUMENT & CATHEDRAL HOLDINGS, LLC

By:	/s/ Myles H. Norin
Name: Myles H. Norin
Title: President

FRANK PORTER STANSBERRY

/s/ Frank Porter Stansberry

STEVEN SJUGGERUD

/s/ Steven Sjuggerud

MICHAEL PALMER

/s/ Michael Palmer

MARK ARNOLD

/s/ Mark Arnold

[Signature Page to Business Combination Agreement]

AMBER MASON

/s/ Amber Mason

RYAN MARKISH

/s/ Ryan Markish

FERNANDO CRUZ

/s/ Fernando Cruz

JARED KELLY

/s/ Jared Kelly

SEAN CARROLL

/s/ Sean Carroll

DALE LYNCH

/s/ Dale Lynch

MARCO FERRI

/s/ Marco Ferri

[Signature Page to Business Combination Agreement]

ALMA BEACON LLC

By:	/s/ Marco Ferri
Name: Marco Ferri
Title: Manager

MYLES NORIN, LLC

/s/ Myles H. Norin
Name: Myles H. Norin
Title: President

ELIZABETH BONNER

/s/ Elizabeth Bonner

GREGORY H. BARNHILL MD ONLY QTIP TRUST

By:	/s/ Lisa A. Barnhill
Name: Lisa A. Barnhill
Title: Trustee

GREGORY H. BARNHILL MARITAL TRUST B

By:	/s/ Lisa A. Barnhill
Name: Lisa A. Barnhill
Title: Trustee

MATTHEW J. TURNER

/s/ Matthew J. Turner

[Signature Page to Business Combination Agreement]

ELIZABETH W. P. BONNER 2009 IRREVOCABLE TRUST NUMBER TWO

By:	/s/ Margaret F. DeCampo
Name: Margaret F. DeCampo
Title: Trustee

By:	/s/ William R. Bonner, Jr.
Name:	William R. Bonner, Jr.
Title:	Trustee

By:	/s/ William Wesley Bonner
Name: William Wesley Bonner
Title: Trustee

By:	/s/ Maria Shepherd Bonner
Name: Maria Shepherd Bonner
Title: Trustee

ELIZABETH W.P. BONNER ELECTING SMALL BUSINESS TRUST

By:	/s/ Margaret F. DeCampo
Name: Margaret F. DeCampo
Title: Trustee

By:	/s/ William R. Bonner, Jr.
Name: William R. Bonner, Jr.
Title: Trustee

By:	/s/ William Wesley Bonner
Name: William Wesley Bonner
Title: Trustee

By:	/s/ Maria Shepherd Bonner
Name: Maria Shepherd Bonner
Title: Trustee

PALIMI, INC.

By:	/s/ Mark Ford
Name: Mark Ford
Title: President

[Signature Page to Business Combination Agreement]

DOUGLAS CASEY

/s/ Douglas Casey

STOKES HOLDINGS, LLC

By:	/s/ Frank Porter Stansberry
Name: Frank Porter Stansberry
Title: Manager

CHARLESTON IVY, LLC

By:	/s/ David Eifrig
Name: David Eifrig
Title: Manager

JAMA 2021, LLC

By:	/s/ Mark Arnold
Name: Mark Arnold
Title: Manager

MARKISH FAMILY ENTERPRISES, LLC

By:	/s/ Ryan Markish
Name: Ryan Markish
Title: Manager

[Signature Page to Business Combination Agreement]

CCL FAMILY, LLC

By:	/s/ Fernando Cruz

Name:	Fernando Cruz
Title:	Authorized Member

[Signature Page to Business Combination Agreement]

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Seller Representative

By:	/s/ Sam Riffe
Name: Sam Riffe
Title: Managing Director

[Signature Page to Business Combination Agreement]

SCHEDULE A

Company Management Members

The Company Management Members shall be those members of the management of the Company or any of its Subsidiaries set forth on a list provided by the Company to the Acquiror prior to the Closing or otherwise provided by the Company to the Acquiror from time to time in accordance with the terms and conditions of Section 4.01(a). Section 1.01

EXHIBIT A

Form of Acquiror Charter Upon Domestication

CERTIFICATE OF INCORPORATION

OF

BEACON STREET GROUP, INC.

ARTICLE I.

The name of the corporation is Beacon Street Group, Inc. (the “Corporation”).

ARTICLE II.

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, New Castle County, Wilmington, Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III.

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”), including, without limitation, (i) investing in securities of Beacon Street Group, LLC, a Delaware limited liability company, or any successor entities thereto (“BSG LLC”) and any of its subsidiaries, (ii) exercising all rights, powers, privileges and other incidents of ownership or possession with respect to the Corporation’s assets, including managing, holding, selling and disposing of such assets and (iii) engaging in any other activities incidental or ancillary thereto. The Corporation is being incorporated in connection with the domestication of Ascendant Digital Acquisition Corp., a Cayman Islands exempted company (“Ascendant”), as a Delaware corporation, and this Certificate of Incorporation is being filed simultaneously with the Certificate of Corporate Domestication of Ascendant (the “Certificate of Domestication”).

ARTICLE IV.

Section 4.1 Authorized Stock. The total number of shares of all classes of stock that the Corporation is authorized to issue is [ 🌑 ] ([ 🌑 ]), consisting of three classes as follows:

(a) [ 🌑 ] ([ 🌑 ]) shares of Class A common stock, with a par value of $[0.0001] per share (the “Class A Common Stock”);

(b) [ 🌑 ] ([ 🌑 ]) shares of Class B common stock, with a par value of $[0.0001] per share (the “Class B Common Stock”); and

(c) [ 🌑 ] ([ 🌑 ]) shares of preferred stock, with a par value of $[0.0001] per share (the “Preferred Stock”).

Upon the filing of the Certificate of Domestication and this Certificate of Incorporation, which is occurring on the closing date of the transactions contemplated by that certain Business Combination Agreement, dated as of March 1, 2021, by and among Ascendant, BSG LLC and the

7other parties thereto (the “Business Combination Agreement”), each share of capital stock of Ascendant issued and outstanding immediately prior to the Closing (as defined in the Business Combination Agreement) will be converted into one issued and outstanding, fully paid and nonassessable share of Class A Common Stock, without any action required on the part of the Corporation or the holders thereof.

Section 4.2 Preferred Stock. The board of directors of the Corporation (the “Board of Directors”) is authorized, subject to any limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series and to fix the powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, restrictions on the issuance of shares of such series, the dissolution preferences and the rights in respect of any distribution of assets of any wholly unissued series of Preferred Stock, or any of them and to increase or decrease the number of shares of any series so created (except where otherwise provided in the Preferred Stock Designation), subsequent to the issue of that series but not below the number of shares of such series then outstanding. In case the authorized number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series (except where otherwise provided in the Preferred Stock Designation). There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors or by a duly authorized committee of the Board of Directors, providing for the issuance of the various series of Preferred Stock.

Section 4.3 Number of Authorized Shares. The number of authorized shares of any of the Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote thereon, without a separate vote of any holders of shares of Class A Common Stock, Class B Common Stock or Preferred Stock, or of any series thereof, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a separate vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

Section 4.4 Common Stock. The powers, preferences and rights of the Class A Common Stock and the Class B Common Stock, and the qualifications, limitations or restrictions thereof are as follows:

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(a) Voting Rights. Except as otherwise required by law,

(i) Each share of Class A Common Stock shall entitle the record holder thereof as of the applicable record date to one vote per share in person or by proxy on all matters submitted to a vote of the holders of Class A Common Stock, whether voting separately as a class or otherwise.

(ii) Each share of Class B Common Stock shall entitle the record holder thereof as of the applicable record date to one vote per share in person or by proxy on all matters submitted to a vote of the holders of Class B Common Stock, whether voting separately as a class or otherwise.

(iii) Except as otherwise required in this Certificate of Incorporation, the holders of shares of Class A Common Stock and Class B Common Stock shall vote together as a single class (or, if any holders of shares of Preferred Stock are entitled to vote together with the holders of Class A Common Stock and Class B Common Stock, as a single class with such holders of Preferred Stock) on all matters submitted to a vote of stockholders of the Corporation.

(b) Dividends and Distributions. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Class A Common Stock out of the assets or funds of the Corporation that are by law available therefor, at such times and in such amounts as the Board of Directors in its discretion shall determine. Other than in connection with a dividend declared by the Board of Directors in connection with a “poison pill” or similar stockholder rights plan, dividends shall not be declared or paid on the Class B Common Stock and the holders of shares of Class B Common Stock shall have no right to receive dividends in respect of such shares of Class B Common Stock.

(c) Liquidation Rights. In the event of liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provisions for preferential and other amounts, if any, to which the holders of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to payments in liquidation shall be entitled, the remaining assets and funds of the Corporation available for distribution shall be divided among and paid ratably to the holders of all outstanding shares of Class A Common Stock and Class B Common Stock in proportion to the number of shares held by each such stockholder; provided, that each holder of shares of Class B Common Stock shall be entitled to receive $[0.0001] per share of Class B Common Stock owned of record by such holder on the record date for such distribution, and upon receiving such amount, the holders of shares of Class B Common Stock, in their capacity as such, shall not be entitled to receive any other assets or funds of the Corporation. A Change of Control (other than approval of a plan of complete liquidation or dissolution of the Corporation) shall not be considered to be a dissolution, liquidation or winding up of the Corporation within the meaning of this Section 4.4(c).

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(d) Class B Common Stock.

(i) From and after the effectiveness of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), shares of Class B Common Stock may be issued only to, and registered only in the name of, the Existing Owners (as defined below), their respective successors and assigns as well as their Permitted Transferees (as defined below) in accordance with Section 4.5 (the Existing Owners together with all such subsequent successors, assigns and Permitted Transferees, collectively, the “Permitted Class B Owners”) and the aggregate number of shares of Class B Common Stock at any time registered in the name of each such Permitted Class B Owner must be equal to the aggregate number of Common Units (as defined below) held of record at such time by such Permitted Class B Owner under the LLC Agreement (as defined below). As used in this Certificate of Incorporation, (A) “Existing Owner” means each of the members (other than the Corporation) of BSG LLC, as set forth on Schedule 1 of the LLC Agreement (as defined below) as of the Effective Time, (B) “Common Unit” means a membership interest in BSG LLC, authorized and issued under the Third Amended and Restated Limited Liability Company Agreement of BSG LLC, dated as of the date hereof, as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “LLC Agreement”), and constituting a “Common Unit” as defined in such LLC Agreement and (C) “Permitted Transferee” has the meaning given to it in the LLC Agreement.

(ii) The Corporation shall, to the fullest extent permitted by law, undertake all necessary and appropriate action to ensure that the number of shares of Class B Common Stock issued by the Corporation at any time to, or otherwise held of record by, any Permitted Class B Owner shall be equal to the aggregate number of Common Units held of record at such time by such Permitted Class B Owner in accordance with the terms of the LLC Agreement.

(iii) In the event that there is a Change of Control (as defined below) of the Corporation, which Change of Control was approved by the Board of Directors prior to or simultaneously with such Change of Control, then the holders of shares of Class B Common Stock shall not be entitled to receive more than $[0.0001] per share of Class B Common Stock, whether in the form of consideration for such shares or in the form of a distribution of the proceeds of a sale of all or substantially all of the assets of the Corporation with respect to such shares.

Section 4.5 Transfer of Class B Common Stock.

(a) A holder of Class B Common Stock may surrender shares of Class B Common Stock to the Corporation for cancellation for no consideration at any time. Following the surrender, or other acquisition, of any shares of Class B Common Stock to or by the Corporation, the Corporation will take all actions necessary to cancel and retire such shares and such shares shall not be re-issued by the Corporation.

(b) Except as set forth in Section 4.5(a), a holder of Class B Common Stock may transfer or assign shares of Class B Common Stock (or any legal or beneficial interest in such shares) (directly or indirectly, including by operation of law) only to a Permitted Transferee of such holder or to a non-Permitted Transferee with the approval in advance and in writing by the Corporation, and only if such holder also simultaneously transfers an equal number of such holder’s Common Units to such Permitted Transferee or such non-Permitted Transferee, as applicable, in compliance with the LLC Agreement. The transfer restrictions described in this Section 4.5(b) are collectively referred to as the “Restrictions.”

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(c) Any purported transfer of shares of Class B Common Stock in violation of the Restrictions shall be null and void. If, notwithstanding the Restrictions, a Person shall, voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (“Purported Owner”) of shares of Class B Common Stock in violation of the Restrictions, then the Purported Owner shall not obtain any rights in, to or with respect to such shares of Class B Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Corporation, the Corporation’s transfer agent (the “Transfer Agent”) or the Secretary of the Corporation and each Restricted Share shall, to the fullest extent permitted by law, automatically, without any further action on the part of the Corporation, the holder thereof, the Purported Owner or any other party, lose all voting rights as set forth herein and become a non-voting share.

(d) Upon a determination by the Board of Directors (including a majority of the Directors who are disinterested with respect to the relevant transaction serving on the Board of Directors at such time) that a Person has attempted or may attempt to transfer or to acquire Restricted Shares in violation of the Restrictions, the Corporation may take such action as it deems advisable to refuse to give effect to such transfer or acquisition on the books and records of the Corporation, including, without limitation, to cause the Transfer Agent or the Secretary of the Corporation, as applicable, to not record the Purported Owner as the record owner of the Restricted Shares, and to institute proceedings to enjoin or rescind any such transfer or acquisition.

(e) The Board of Directors (including a majority of the Directors who are disinterested with respect to the relevant transaction serving on the Board of Directors at such time) may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures not inconsistent with the provisions of this Section 4.5 for determining whether any transfer or acquisition of shares of Class B Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section 4.5. Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with the Transfer Agent and shall be made available for inspection by and, upon written request shall be mailed to, holders of shares of Class B Common Stock.

Section 4.6 Certificates. All certificates or book entries representing shares of Class B Common Stock shall bear a legend substantially in the following form (or in such other form as the Board of Directors may determine):

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE ACT. THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION AS IT MAY BE AMENDED AND/OR RESTATED (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

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Section 4.7 Fractions. Class A Common Stock and Class B Common Stock may be issued and transferred in fractions of a share which shall entitle the holder to exercise fractional voting rights and to have the benefit of all other rights of holders of Class A Common Stock and Class B Common Stock, as applicable. Holders of shares of Class A Common Stock and, subject to the Restrictions, holders of Class B Common Stock shall be entitled to transfer fractions thereof and the Corporation shall, and shall cause the Transfer Agent to, facilitate any such transfers, including by issuing certificates or making book entries representing any such fractional shares. For all purposes of this Certificate of Incorporation, all references to Class A Common Stock and Class B Common Stock or any share thereof (whether in the singular or plural) shall be deemed to include references to any fraction of a share of such Class A Common Stock or Class B Common Stock.

Section 4.8 Amendment.Except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), holders of Class A Common Stock and Class B Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.

ARTICLE V.

Section 5.1 Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares or other securities at least as many shares or other securities equal to the then-outstanding number of Units (as defined in the LLC Agreement) held by the holders of Units (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) subject to Redemption (as defined in the LLC Agreement) from time to time.

Section 5.2 Splits. If the Corporation at any time combines or subdivides (by any stock split, stock dividend, recapitalization, reorganization, merger, amendment of this Certificate of Incorporation, scheme, arrangement or otherwise) the number of shares of Class A Common Stock into a greater or lesser number of shares, the shares of Class B Common Stock outstanding immediately prior to such subdivision shall be proportionately similarly combined or subdivided such that the ratio of shares of outstanding Class B Common Stock to shares of outstanding Class A Common Stock immediately prior to such subdivision shall be maintained immediately after such combination or subdivision. Any adjustment described in this Section 5.2 shall become effective at the close of business on the date such combination or subdivision becomes effective. In no event shall the shares of Class B Common Stock be split, subdivided, or combined (including by way of stock dividend) unless the outstanding shares of Class A Common Stock shall be proportionately split, subdivided or combined, and in no event shall the shares of Class A Common Stock be split, subdivided, or combined (including by way of stock dividend) unless the outstanding shares of Class B Common Stock shall be proportionately split, subdivided or combined.

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ARTICLE VI.

The Bylaws of the Corporation (the “Bylaws”) may be altered, amended or repealed, and new bylaws made, by the affirmative vote of a majority of the Whole Board of Directors.

ARTICLE VII.

Section 7.1 Ballot. Elections of directors (each such director, in such capacity, a “Director”) need not be by written ballot unless the Bylaws shall so provide.

Section 7.2 Number and Terms of the Board of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the number of Directors shall be fixed from time to time exclusively by a majority of the Whole Board of Directors. For purposes of this Certificate of Incorporation, the term “Whole Board of Directors” shall mean the total number of authorized directors (from time to time) whether or not there exist any vacancies in previously authorized directorships.

Section 7.3 Newly Created Directorships and Vacancies. Except as otherwise required by law and the separate rights of the holders of any series of Preferred Stock then outstanding, unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from the death, resignation, disqualification, removal from office or other cause shall be filled by a majority of the Directors then in office, though less than a quorum, or by a sole remaining Director entitled to vote thereon, and not by the stockholders. Any Director so chosen shall hold office until the next election of the class for which such Director shall have been chosen and until his successor shall be elected and qualified.

Section 7.4 Removal for Cause. Subject to the rights of the holders of any series of Preferred Stock then outstanding, for as long as this Certificate of Incorporation provides for a classified Board of Directors, any Director, or the entire Board of Directors, may otherwise be removed only for cause by an affirmative vote of at least a majority of the voting power of all the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, at a meeting duly called for that purpose.

Section 7.5 Classified Board. At the Effective Time, the Directors shall be classified, with respect to the time for which they shall hold their respective offices, by dividing them into three classes, with each Director then in office to be designated as a Class I Director, a Class II Director or a Class III Director, with each class to be apportioned as nearly equal in number as possible. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders of the Corporation following the Effective Time; the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the Effective Time; and the initial Class III Directors shall serve for a term expiring at

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the third annual meeting of stockholders following the Effective Time. At each annual meeting of stockholders beginning with the first annual meeting of stockholders following the Effective Time, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the third annual meeting of stockholders to be held following their election, with each Director in each such class to hold office until his or her successor is duly elected and qualified, subject to such Director’s earlier death, resignation or removal in accordance with Section 7.4 of this Amended and Restated Certificate of Incorporation. The Board of Directors is authorized to assign each Director already in office at the Effective Time, as well as each Director elected or appointed to a newly created directorship due to an increase in the size of the Board of Directors, to Class I, Class II or Class III. The provisions of this Section 7.5 are subject to the rights of the holders of any class or series of Preferred Stock to elect directors and such directors need not serve classified terms.

Section 7.6 Notice. Advance notice of stockholder nominations for election of Directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

ARTICLE VIII.

Subject to the terms of any series of Preferred Stock, any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.

ARTICLE IX.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, that any amendment (including by merger, consolidation or otherwise) to this Certificate of Incorporation that gives holders of the Class B Common Stock (i) any rights to receive dividends or any other kind of distribution, (ii) any right to convert into or be exchanged for Class A Common Stock or (iii) any other economic rights shall, in addition to the affirmative vote of at least a majority of the voting power of all of the outstanding voting stock of the Corporation entitled to vote, also require the affirmative vote of a majority of shares of Class A Common Stock voting separately as a class. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any Person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any sentence of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other Persons and circumstances shall not in any way be affected or impaired thereby.

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ARTICLE X.

The Corporation shall indemnify, and advance expenses to, each current or former Director or officer of the Corporation to the fullest extent permitted by Section 145 of the DGCL as it presently exists or may hereafter be amended. The Corporation is authorized to indemnify, and advance expenses to, each current or former employee or agent of the Corporation to the fullest extent permitted by Section 145 of the DGCL as it presently exists or may hereafter be amended. To the fullest extent permitted by the laws of the State of Delaware as it exists on the date hereof or as it may hereafter be amended, no Director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of his or her fiduciary duties as a director. No amendment to, or modification or repeal of, this Article X shall adversely affect any right or protection of a Director or of any officer, employee or agent of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.

ARTICLE XI.

Unless the Corporation consents in writing to the selection of an alternative forum, (a) (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation, the Bylaws or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery of the State of Delaware (the “Court of Chancery”), or (iv) any action asserting a claim governed by the internal affairs doctrine, shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (b) the federal district courts of the United States (the “Federal Courts”) shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. If any action, the subject matter of which is within the scope of the first sentence of this Article XI, is filed in a court other than the Court of Chancery or the Federal Courts, as applicable, (a “Foreign Action”) in the name of any stockholder of the Corporation, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery or the Federal Courts, as applicable, in connection with any action brought in any such court to enforce the first sentence of this Article XI and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI. Notwithstanding the foregoing, this Article XI shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act.

ARTICLE XII.

Section 12.1 Definitions. As used in this Certificate of Incorporation, the following terms shall have the following meaning:

(a) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person;

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(b) “Associate,” when used to indicate a relationship with any Person, means: (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer, manager or partner or is, directly or indirectly, the owner of 20% or more of any class of shares of voting stock of the Corporation; (ii) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

(c) “Change of Control” means the occurrence of any of the following events: (1) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and excluding the Permitted Transferees) becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares of Class A Common Stock, Class B Common Stock, Preferred Stock and/or any other class or classes of capital stock of the Corporation (if any) representing in the aggregate more than 50% of the voting power of all of the outstanding voting stock of the Corporation; (2) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated a transaction or series of related transactions for the sale, lease, exchange or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets (including a sale of all or substantially all of the assets of BSG LLC); (3) there is consummated a merger or consolidation of the Corporation or BSG LLC with any other corporation or entity, and, immediately after the consummation of such merger or consolidation, the voting securities of the Corporation outstanding immediately prior to such merger or consolidation do not continue to represent, or are not converted into, voting securities representing in the aggregate more than 50% of the voting power of all of the outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a subsidiary, the ultimate parent thereof; or (4) the Corporation ceases to be the sole managing member of BSG LLC. Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the beneficial owners of the Class A Common Stock, Class B Common Stock, Preferred Stock and/or any other class or classes of capital stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

(d) “Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract or otherwise. A Person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds voting stock, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

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(e) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

(f) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a Person that individually or with or through any of its Affiliates or Associates:

(i) beneficially owns such stock, directly or indirectly; or

(ii) has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any stock because of such Person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more Persons; or

(iii) has any agreement, arrangement or understanding, for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing such stock, with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such stock.

(g) “Person” means, except as otherwise provided in the definition of “Change of Control,” any individual, corporation, partnership, limited liability company, unincorporated association or other entity.

(h) “Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

(i) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(j) “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentages of the votes of such voting stock.

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ARTICLE XIII.

Section 13.1 Corporate Opportunity.

(a) To the fullest extent permitted by the laws of the State of Delaware and in accordance with Section 122(17) of the DGCL, (i) the Corporation hereby renounces all interest and expectancy that it otherwise would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to Ascendant Sponsor LP or its Affiliates (other than the Corporation and its subsidiaries), and any of its or their respective principals, members, directors, partners, stockholders, officers, employees or other representatives (other than any such Person who is also an officer or employee of the Corporation or its subsidiaries), or any Director or stockholder who is not employed by the Corporation or its subsidiaries (each such Person, an “Exempt Person”); (ii) no Exempt Person will have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which the Corporation or its subsidiaries from time to time is engaged or proposes to engage or (2) otherwise competing, directly or indirectly, with the Corporation or any of its subsidiaries; and (iii) if any Exempt Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity both for such Exempt Person or any of his or her respective Affiliates, on the one hand, and for the Corporation or its subsidiaries, on the other hand, such Exempt Person shall have no duty to communicate or offer such transaction or business opportunity to the Corporation or its subsidiaries and such Exempt Person may take any and all such transactions or opportunities for itself or offer such transactions or opportunities to any other Person. Notwithstanding the foregoing, the preceding sentence of this Section 13.1(a) shall not apply to any potential transaction or business opportunity that is expressly offered to a Director, executive officer or employee of the Corporation or its subsidiaries, solely in his or her capacity as a Director, executive officer or employee of the Corporation or its subsidiaries.

(b) Subject to the final sentence of the foregoing clause (a), no Exempt Person shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (i) engaging in and possessing interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business in which the Corporation or any of its subsidiaries now engages or proposes to engage or (ii) competing with the Corporation or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person, and, to the fullest extent permitted by law, no Exempt Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Exempt Person engages in any such activities; provided, that for the avoidance of doubt, the foregoing waiver shall not apply to any other fiduciary duty that may be applicable to such Exempt Person under applicable law.

(c) To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XIII.

(d) For so long as any Person nominated by Ascendant Sponsor LP serves as a Director (a “Sponsor Designee”), then any alteration, amendment, addition to or repeal of this Article XIII that has more than a de minimis adverse impact on the rights or obligations of such Sponsor Designee under this Article XIII shall require the approval of the Board of Directors, which approval shall include the approval of at least one Sponsor Designee; provided, however, that the foregoing sentence shall not apply to any alteration, amendment, addition to or repeal of this Article XIII effected in furtherance of, or in connection with, any transaction or series of

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related transactions that would result in a Change of Control, where such alteration, amendment, addition to or repeal is effective from and after such Change of Control. Neither the alteration, amendment, addition to or repeal of this Article XIII, nor the adoption of any provision of this Certificate of Incorporation (including any Preferred Stock Designation) inconsistent with this Article XIII, shall eliminate or reduce the effect of this Article XIII in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article XIII, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article XIII shall not limit any protections or defenses available to, or indemnification or advancement rights of, any Director or officer of the Corporation under this Certificate of Incorporation, the Bylaws or applicable law.

ARTICLE XIV.

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible and without limiting any other provisions of this Certificate of Incorporation (or any other provision of the Bylaws or any agreement entered into by the Corporation), the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to, or for the benefit of, the Corporation to the fullest extent permitted by law.

To the fullest extent permitted by law, each and every Person purchasing or otherwise acquiring any interest (of any nature whatsoever) in any shares of the capital stock of the Corporation shall be deemed, by reason of and from and after the time of such purchase or other acquisition, to have notice of and to have consented to all of the provisions of (a) this Certificate of Incorporation, (b) the Bylaws and (c) any amendment to this Certificate of Incorporation or the Bylaws enacted or adopted in accordance with this Certificate of Incorporation, the Bylaws and applicable law.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be signed on this [ 🌑 ], 2021.

BEACON STREET GROUP, INC.

By:
Name:
Title:

EXHIBIT B

Form of Acquiror Bylaws Upon Domestication

BYLAWS

OF

BEACON STREET GROUP, INC.

Dated as of [ 🌑 ], 2021

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ARTICLE I.

MEETINGS OF STOCKHOLDERS

Section 1.01 Place of Meetings. Meetings of stockholders of Beacon Street Group, Inc., a Delaware corporation (the “Corporation”; and such stockholders, the “Stockholders”), may be held at any place, within or without the State of Delaware, as may be designated by or in the manner determined by the board of directors of the Corporation (the “Board of Directors”). In the absence of such designation, meetings of Stockholders shall be held at the principal executive office of the Corporation. The Board of Directors may, in its sole discretion, determine that a meeting of Stockholders shall not be held at any place, but may instead be held solely by means of remote communication authorized by and in accordance with Section 211(a) of the General Corporation Law of the State of Delaware (the “DGCL”).

Section 1.02 Annual Meetings. The annual meeting of Stockholders shall be held for the election of members of the Board of Directors (the “Directors”) at such date and time as may be designated by or in the manner determined by resolution of the Board of Directors from time to time. Any other business as may be properly brought before the annual meeting of Stockholders may be transacted at the annual meeting of Stockholders. The Board of Directors may postpone, reschedule or cancel any annual meeting of Stockholders previously scheduled by the Board of Directors.

Section 1.03 Special Meetings. Special meetings of Stockholders for any purpose or purposes may be called only by the chairperson of the Board of Directors (the “Chairperson”) or pursuant to a resolution adopted by a majority of the Whole Board of Directors then in office. For purposes of these Bylaws, the term “Whole Board of Directors” shall mean the total number of authorized Directors, whether or not there exist any vacancies in previously authorized directorships. Special meetings of Stockholders validly called in accordance with this Section 1.03 of these bylaws (as the same may be amended, restated, amended and restated or otherwise modified from time to time, these “Bylaws”) may be held at such date and time as specified in the applicable notice of such meeting. Notice of every special meeting of Stockholders shall state the purpose or purposes of the meeting, and the business transacted at any special meeting of Stockholders shall be limited to the purpose or purposes stated in the notice. Upon the prior written consent of a majority of the Whole Board of Directors, the Board of Directors may postpone, reschedule or cancel any special meeting of Stockholders previously scheduled by the Chairperson or Board of Directors.

Section 1.04 Notice of Meetings. Whenever Stockholders are required or permitted to take any action at a meeting of Stockholders, a notice of the meeting shall be given that shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which Stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the Stockholders entitled to vote at the meeting (if such date is different from the record date for Stockholders entitled to notice of the meeting) and, in the case of a special meeting of Stockholders, the purpose or purposes for which the meeting is called. Unless otherwise required by applicable law, the Certificate of Incorporation of the Corporation (as the same may be amended, restated, amended and restated or otherwise modified from time to time, the “Certificate of Incorporation”) or these Bylaws, the notice of any meeting of Stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each Stockholder entitled to vote at the meeting as of the record date for determining the Stockholders entitled to notice of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the Stockholder at such Stockholder’s address as it appears on the records of the Corporation.

Section 1.05 Adjournments. Any meeting of Stockholders, annual or special, may be adjourned from time to time by the chairperson of the meeting (or by the Stockholders in accordance with Section 1.06) to reconvene at the same or some other place, if any, and the same or some other time, and notice need not be given to the Stockholders of any such adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which Stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting of Stockholders, the Corporation may transact any business which might have been transacted at the original meeting of Stockholders. If the adjournment is for more than 30 days, a notice of the adjourned meeting of Stockholders shall be given to each Stockholder of record entitled to vote at the adjourned meeting of Stockholders. If after the adjournment a new record date for determination of Stockholders entitled to vote is fixed for the adjourned meeting of Stockholders, the Board of Directors shall fix a new record date for determining Stockholders entitled to notice of such adjourned meeting of Stockholders in accordance with Section 1.09(a) of these Bylaws, and shall give notice of the adjourned meeting of Stockholders to each Stockholder of record entitled to vote at such adjourned meeting of Stockholders as of the record date fixed for notice of such adjourned meeting of Stockholders. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the Stockholder at such Stockholder’s address as it appears on the records of the Corporation.

Section 1.06 Quorum. At any meeting of the Stockholders, the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation (“Stock”) entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by applicable law, the rules of any stock exchange upon which the Corporation’s securities are listed, the Certificate of Incorporation or these Bylaws. In the absence of a quorum, then either (i) the chairperson of the meeting or (ii) the Stockholders by the affirmative vote of a majority of the voting power of the outstanding shares of Stock entitled to vote thereon, present in person or represented by proxy, shall have the power to adjourn the meeting of Stockholders from time to time in the manner provided in Section 1.05 of these Bylaws until a quorum is present or represented. Where a separate vote by a class or classes or series of Stock is required by applicable law or the Certificate of Incorporation, the holders of a majority of voting power of the shares of such class or classes or series of Stock issued and outstanding and entitled to vote on such matter, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

Section 1.07 Organization. Meetings of Stockholders shall be presided over by the Chairperson or by such other officer of the Corporation or Director as designated by the Board of Directors or the Chairperson, or in the absence of such person or designation, by a chairperson chosen at the meeting by the affirmative vote of a majority of the voting power of the outstanding

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shares of Stock present or represented at the meeting and entitled to vote at the meeting (provided there is a quorum). The Secretary of the Corporation (“Secretary”) shall act as secretary of the meeting, but in his or her absence, the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 1.08 Voting; Proxies. Each Stockholder entitled to vote at any meeting of Stockholders shall be entitled to the number of votes, if any, for each share of Stock held of record by such Stockholder which has voting power upon the matter in question as set forth in the Certificate of Incorporation or, if such voting power is not set forth in the Certificate of Incorporation, one vote per share. Each Stockholder entitled to vote at a meeting of Stockholders or express consent to corporate action in writing without a meeting (if permitted by the Certificate of Incorporation) may authorize another person or persons to act for such Stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy may be authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A Stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person (or by means of remote communication, if applicable) or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of Stockholders need not be by written ballot. Unless otherwise provided in the Certificate of Incorporation, at all meetings of Stockholders for the election of Directors at which a quorum is present, a plurality of the votes cast shall be sufficient to elect Directors. No holder of shares of Stock shall have the right to cumulate votes. All other elections and questions presented to the Stockholders at a meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority of votes cast (excluding abstentions and broker non-votes) on such matter, unless a different or minimum vote is required by the Certificate of Incorporation, these Bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter.

Section 1.09 Fixing Date for Determination of Stockholders of Record.

(a) In order that the Corporation may determine the Stockholders entitled to notice of any meeting of Stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by applicable law, not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the Stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining Stockholders entitled to notice of and to vote at a meeting of Stockholders shall be at the close of business on the day immediately preceding the day on which notice is given, or, if notice is waived, at the close of business on the day immediately preceding the day on which the meeting is held. A determination of Stockholders of record entitled to notice of or to vote at a

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meeting of Stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of Stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for Stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of Stockholders entitled to vote in accordance with the foregoing provisions of Section 1.09(a) at the adjourned meeting.

(b) In order that the Corporation may determine the Stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of Stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than 60 days prior to such action. If no such record date is fixed, the record date for determining Stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(c) Unless otherwise restricted by the Certificate of Incorporation, in order that the Corporation may determine the Stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date for determining Stockholders entitled to consent to corporate action in writing without a meeting is fixed by the Board of Directors, (i) when no prior action of the Board of Directors is required by applicable law or the Certificate of Incorporation, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law and (ii) if prior action by the Board of Directors is required by applicable law or the Certificate of Incorporation, the record date for such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

Section 1.10 List of Stockholders Entitled to Vote. The Corporation shall prepare, at least 10 days before every meeting of Stockholders, a complete list of the Stockholders entitled to vote at the meeting (provided, however, if the record date for determining the Stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the Stockholders entitled to vote as of the 10th day before the meeting date), arranged in alphabetical order, and showing the address of each Stockholder and the number of shares registered in the name of each Stockholder as of the record date (or such other date). Such list shall be open to the examination of any Stockholder, for any purpose germane to the meeting at least 10 days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting or (ii) during ordinary business hours at the principal place of business of the Corporation. If the meeting is to be held at a place, then a list of Stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any Stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any Stockholder during the whole time of the meeting on a

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reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by law, the “stock ledger” shall be the only evidence as to who are the Stockholders entitled to examine the list of Stockholders required by this Section 1.10 or to vote in person or by proxy at any meeting of Stockholders. For purposes of these Bylaws, the term “stock ledger” means one or more records administered by or on behalf of the Corporation in which the names of all of the Corporation’s Stockholders of record, the address and number of shares registered in the name of each such Stockholder, and all issuances and transfers of stock of the Corporation are recorded.

Section 1.11 No Action by Written Consent in Lieu of a Meeting. Stockholders may not take action by written consent in lieu of a meeting.

Section 1.12 Inspectors of Election. The Corporation may, and shall if required by law, in advance of any meeting of Stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of Stockholders, the person presiding at the meeting may, and to the extent required by law, shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of Stock outstanding and the voting power of each such share, (ii) determine the shares of Stock represented at the applicable meeting of the Stockholders and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of Stock represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by applicable law. In determining the validity and counting of proxies and ballots cast at any meeting of Stockholders, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

Section 1.13 Conduct of Meetings. The date and time of the opening and the closing of the polls for each matter upon which the Stockholders will vote at a meeting of the Stockholders shall be announced at the meeting by the person presiding over the meeting designated in accordance with Section 1.07 of these Bylaws. After the polls close, no ballots, proxies or votes or any revocations or changes thereto may be accepted. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of Stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the person presiding over any meeting of Stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding person of

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the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to Stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of Stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to such meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the person presiding over the applicable meeting of Stockholders, meetings of Stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 1.14 Advance Notice Procedures for Business Brought before a Meeting. This Section 1.14 shall apply to any business that may be brought before an annual meeting of Stockholders other than nominations for election to the Board of Directors at such a meeting, which shall be governed by Section 1.15 of these Bylaws. Stockholders seeking to nominate Persons for election to the Board of Directors must comply with Section 1.15 of these Bylaws, and this Section 1.14 shall not be applicable to nominations for election to the Board of Directors except as expressly provided in Section 1.15 of these Bylaws.

(a) At an annual meeting of the Stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting of the Stockholders, business must be (a) specified in a notice of meeting of the Stockholders given by or at the direction of the Board of Directors or a duly authorized committee thereof, (b) if not specified in a notice of meeting of the Stockholders, otherwise brought before the meeting by the Board of Directors or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a Stockholder present in person who (A)(1) was a Stockholder of record of the Corporation both at the time of giving the notice provided for in this Section 1.14 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 1.14 or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”), which proposal has been included in the proxy statement for such annual meeting of the Stockholders. The foregoing clause (c) shall be the exclusive means for a Stockholder to propose business to be brought before an annual meeting of the Stockholders. The only matters that may be brought before a special meeting of the Stockholders are the matters specified in the Corporation’s notice of meeting of the Stockholders given by or at the direction of the Person calling the meeting pursuant to the Certificate of Incorporation and Section 1.03 of these Bylaws. For purposes of these Bylaws, “Person” shall mean any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity. For purposes of this

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Section 1.14 and Section 1.15 of these Bylaws, “present in person” shall mean that the Stockholder proposing that the business be brought before the annual meeting or special meeting of the Stockholders, as applicable, or, if the proposing Stockholder is not an individual, a qualified representative of such proposing Stockholder, appear in person at such annual or special meeting, and a “qualified representative” of such proposing Stockholder shall be, if such proposing Stockholder is (x) a general or limited partnership, any general partner or Person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership, (y) a corporation or a limited liability company, any officer or Person who functions as an officer of the corporation or limited liability company or any officer, director, general partner or Person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company or (z) a trust, any trustee of such trust.

(b) Without qualification, for business to be properly brought before an annual meeting of the Stockholders by a Stockholder, the Stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary and (b) provide any updates or supplements to such notice at the times and in the forms required by this Section 1.14. To be timely, a Stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the immediately preceding year’s annual meeting (which, in the case of the first annual meeting of Stockholders following the closing the Corporation’s initial underwritten public offering of common stock, the immediately preceding year’s annual meeting date shall be deemed to be [ 🌑 ]); provided, however, that if the date of the annual meeting of the Stockholders is more than 30 days before or more than 60 days after such anniversary date, notice by such Stockholder to be timely must be so delivered, or mailed and received, not later than the later of (A) the 90th day prior to such annual meeting and (B) the 10th day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(c) To be in proper form for purposes of this Section 1.14, a Stockholder’s notice to the Secretary shall set forth:

(i) As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the number of shares of each class or series of Stock of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of Stock of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

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(ii) As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of Stock of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any rights to dividends on the shares of any class or series of Stock of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or Directors, or any affiliate of the Corporation, (D) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement) and (F) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the applicable meeting of the Stockholders pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (F) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; and

(iii) As to each item of business that the Stockholder proposes to bring before the annual meeting of the Stockholders, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and the text of any proposed amendment to these Bylaws), (C) a reasonably

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detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other Person or entity (including their names) in connection with the proposal of such business by such Stockholder and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 1.14(c)(iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the Stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.

(d) For purposes of this Section 1.14, the term “Proposing Person” shall mean (a) the Stockholder providing the notice of business proposed to be brought before an annual meeting of the Stockholders, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting of the Stockholders is made, (c) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such Stockholder in such solicitation.

(e) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting of the Stockholders, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 1.14 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof).

(f) Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting of the Stockholders that is not properly brought before the meeting in accordance with this Section 1.14. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 1.14, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(g) In addition to the requirements of this Section 1.14 with respect to any business proposed to be brought before an annual meeting of the Stockholders, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 1.14 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

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(h) For purposes of these Bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

Section 1.15 Advance Notice Procedures for Nominations of Directors.

(a) Nominations of any Person for election to the Board of Directors at an annual meeting or at a special meeting of the Stockholders (but only if the election of Directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (a) by or at the direction of the Board of Directors, including by any committee or Persons authorized to do so by the Board of Directors or these Bylaws, or (b) by a Stockholder present in Person (as defined in Section 1.14) (1) who was a Stockholder of record of the Corporation both at the time of giving the notice provided for in this Section 1.15 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 1.15 as to such notice and nomination. The foregoing clause (b) shall be the exclusive means for a Stockholder to make any nomination of a Person or Persons for election to the Board of Directors at any annual meeting or special meeting of Stockholders.

(b)

(i) Without qualification, for a Stockholder to make any nomination of a Person or Persons for election to the Board of Directors at an annual meeting of the Stockholders, the Stockholder must (a) provide Timely Notice (as defined in Section 1.14(b) of these Bylaws) thereof in writing and in proper form to the Secretary at the principal executive offices of the Corporation, (b) provide the information, agreements and questionnaires with respect to such Stockholder and its candidate for nomination as required by this Section 1.15, and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 1.15.

(ii) Without qualification, if the election of Directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting of the Stockholders, then for a Stockholder to make any nomination of a person or persons for election to the Board of Directors at a special meeting of the Stockholders, the Stockholder must (a) provide timely notice thereof in writing and in proper form to the Secretary at the principal executive offices of the Corporation, (b) provide the information, agreements and questionnaires with respect to such Stockholder and its candidate for nomination required by this Section 1.15, and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 1.15. To be timely for purposes of this Section 1.15(b)(ii), a Stockholder’s notice for nominations to be made at a special meeting of the Stockholders must be delivered to, or mailed to and received by the Secretary not earlier than the 120th day prior to such special meeting and not later than the 90th day prior to such special meeting or, if later, the 10th day following the day on which public disclosure (as defined in Section 1.14(h)) of the date of such special meeting was first made.

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(iii) In no event shall any adjournment or postponement of an annual meeting or special meeting of the Stockholders or the announcement thereof commence a new time period for the giving of a Stockholder’s notice as described above.

(iv) In no event may a Nominating Person (as defined below) provide notice under this Section 1.15 or otherwise with respect to a greater number of Director candidates than are subject to election by Stockholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of Directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice (with respect to an annual meeting of the Stockholders), (ii) the date set forth in Section 1.15(b)(ii) (with respect to a special meeting) or (iii) the 10th day following the date of public disclosure (as defined in Section 1.14(h)) of such increase.

(c) To be in proper form for purposes of this Section 1.15, a Stockholder’s notice to the Secretary shall set forth:

(i) As to each Nominating Person, the Stockholder Information (as defined in Section 1.14(c)(i) of these Bylaws) except that for purposes of this Section 1.15, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 1.14(c)(i);

(ii) As to each Nominating Person, any Disclosable Interests (as defined in Section 1.14(c)(ii), except that for purposes of this Section 1.15 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 1.14(c)(ii) and the disclosure with respect to the business to be brought before the meeting of the Stockholders in Section 1.14(c)(iii) shall be made with respect to nomination of each Person for election as a Director at such meeting); and

(iii) As to each candidate whom a Nominating Person proposes to nominate for election as a Director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a Stockholder’s notice pursuant to this Section 1.15 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the Corporation’s proxy statement as a nominee and to serving as a Director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a

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Director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “Nominee Information”), and (D) a completed and signed questionnaire, representation and agreement as provided in Section 1.15(f).

(d) For purposes of this Section 1.15, the term “Nominating Person” shall mean (a) the Stockholder providing the notice of the nomination proposed to be made at the meeting of the Stockholders, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made and (c) any other participant in such solicitation.

(e) A Stockholder providing notice of any nomination proposed to be made at a meeting of the Stockholders shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 1.15 shall be true and correct as of the record date for notice of the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof).

(f) To be eligible to be a candidate for election as a Director at an annual or special meeting of the Stockholders, a candidate must be nominated in the manner prescribed in this Section 1.15 and the candidate for nomination, whether nominated by the Board of Directors or by a Stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board of Directors), to the Secretary at the principal executive offices of the Corporation, (a) a completed written questionnaire (in the form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such candidate for nomination and (b) a written representation and agreement (in the form provided by the Corporation) that such candidate for nomination (A) is not, and will not become a party to, any agreement, arrangement or understanding with any Person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a Director that has not been disclosed in such written questionnaire and (B) if elected as a Director, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to all Directors and in effect during such Person’s term in office as a Director (and, if requested by any candidate for nomination, the Secretary shall provide to such candidate for nomination all such policies and guidelines then in effect).

(g) The Board of Directors may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board of Directors in writing prior to the meeting of Stockholders at which such candidate’s nomination is to be acted upon in order for the Board of Directors to determine the eligibility of such candidate for nomination to be an independent Director in accordance with the Corporation’s Corporate Governance Guidelines.

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(h) In addition to the requirements of this Section 1.15 with respect to any nomination proposed to be made at a meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(i) No candidate shall be eligible for nomination as a Director unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 1.15, as applicable. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 1.15, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots case for the nominee in question) shall be void and of no force or effect.

(j) Notwithstanding anything in these Bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a Director unless nominated and elected in accordance with this Section 1.15.

ARTICLE II.

BOARD OF DIRECTORS

Section 2.01 Number; Tenure; Qualifications. Subject to the Certificate of Incorporation and the rights of holders of any series of Preferred Stock to elect Directors, the total number of Directors constituting the entire Board of Directors shall be fixed from time to time exclusively by resolution adopted by a majority of the Whole Board of Directors. The Directors shall be classified in the manner provided in the Certificate of Incorporation. Each Director shall hold office until such time as provided in the Certificate of Incorporation. Directors need not be Stockholders to be qualified for election or service as a Director.

Section 2.02 Election; Resignation; Removal; Vacancies. Except as otherwise provided in the Certificate of Incorporation or these Bylaws, Directors shall be elected at the annual meeting of Stockholders by such Stockholders that have the right to vote on such election. Any Director may resign at any time upon written or electronic notice to the Corporation. Such resignation shall be effective upon delivery unless otherwise specified. Subject to the rights of holders of any series of Preferred Stock, Directors may be removed only as expressly provided in the Certificate of Incorporation. Except as otherwise required by applicable law, and subject to and in accordance with the rights of the holders of any series of Preferred Stock then outstanding, unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies on the Board of Directors resulting from the death, resignation, disqualification, removal from office or other cause shall be filled only by a majority vote of the Directors then in office, though less than a quorum, or by a sole remaining Director entitled to vote thereon, and not by the Stockholders. Any Director so chosen shall hold office until the next election of the class for which such Director shall have been chosen and until his successor shall be elected and qualified.

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Section 2.03 Regular Meetings. Regular meetings of the Board of Directors may be held at such places, if any, within or without the State of Delaware, and at such times as the Board of Directors may from time to time determine. A notice of regular meetings of the Board of Directors shall not be required.

Section 2.04 Special Meetings. Special meetings of the Board of Directors may be called by the Chairperson or a majority of the Directors then in office and shall be held at such time, date and place, if any, within or without the State of Delaware as he or she or they shall fix. Notice to Directors of the date, place and time of any special meeting of the Board of Directors shall be given to each Director by the Secretary or by the officer or one of the Directors calling the meeting. Such notice may be given in person, by United States first-class mail, or by e-mail, telephone, telecopier, facsimile or other means of electronic transmission. If the notice is delivered in person, by e-mail, telephone, telecopier, facsimile or other means of electronic transmission, it shall be delivered or sent at least 24 hours before the time of holding of the meeting. If the notice is sent by mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting.

Section 2.05 Telephonic Meetings Permitted. Members of the Board of Directors may participate in any meetings of the Board of Directors thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting of the Board of Directors pursuant to this Section 2.05 shall constitute presence in person at such meeting.

Section 2.06 Quorum; Vote Required for Action. At all meetings of the Board of Directors a majority of the Whole Board of Directors shall constitute a quorum for the transaction of business; provided that, solely for the purposes of filling vacancies pursuant to Section 2.02 of these Bylaws, a meeting of the Board of Directors may be held if a majority of the Directors then in office participate in such meeting. The affirmative vote of a majority of the Directors present at any meeting of the Board of Directors at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically required by applicable law, the Certificate of Incorporation or these Bylaws.

Section 2.07 Organization. Meetings of the Board of Directors shall be presided over by the Chairperson, or in his or her absence by the person whom the Chairperson shall designate, or in the absence of the foregoing persons by a chairperson chosen at the meeting by the affirmative vote of a majority of the Directors present at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence, the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 2.08 Action by Unanimous Consent of Directors. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting of the Board of Directors if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission. Thereafter, the writing or writings or electronic transmissions shall be filed with the minutes of proceedings of the Board of Directors or such committee in accordance with applicable law.

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Section 2.09 Compensation of Directors. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have the authority to fix the compensation of Directors. The Directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary or other compensation as a Director. No such payment shall preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed compensation for attending committee meetings. Any Director may decline any or all such compensation payable to such Director in his or her discretion.

Section 2.10 Chairperson. The Board of Directors may appoint from its members a Chairperson. The Board of Directors may, in its sole discretion, from time to time appoint one or more vice chairpersons (each, a “Vice Chairperson”), each of whom in such capacity shall report directly to the Chairperson.

ARTICLE III.

COMMITTEES

Section 3.01 Committees. With the affirmative vote of a majority of the Whole Board of Directors, the Board of Directors may designate one or more committees, each committee to consist of one or more of the Directors. The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of any committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law and to the extent provided in a resolution of the Board of Directors, shall have and may exercise all of the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation (if one be adopted) to be affixed to all papers which may require it. Except as otherwise provided in the Certificate of Incorporation, these Bylaws, or the resolution of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee. Except as otherwise provided in the Certificate of Incorporation, these Bylaws, or the resolution of the Board of Directors designating the committee (or resolution of the committee designating the subcommittee, if applicable), a majority of the Directors then serving on a committee or subcommittee, as applicable, shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee or subcommittee, as applicable, present at a meeting at which a quorum is present shall be the act of the committee or subcommittee, as applicable. Special meetings of any committee of the Board of Directors may be held at any time or place, if any, within or without the State of Delaware whenever called by the Chairperson or a majority of the members of such committee.

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Section 3.02 Committee Minutes. Each committee of the Board of Directors shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

Section 3.03 Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules, each such committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article II of these Bylaws.

ARTICLE IV.

OFFICERS

Section 4.01 Officers. The officers of the Corporation shall be a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board of Directors, a Chairperson of the Board of Directors, a Vice Chairperson of the Board of Directors, a Chief Financial Officer, a Treasurer, one or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these Bylaws. Each officer of the Corporation shall hold office for such term as may be prescribed by the Board of Directors and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No officer need be a stockholder or Director.

Section 4.02 Appointment of Officers. The Board of Directors shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 4.03 of these Bylaws.

Section 4.03 Subordinate Officer. The Board of Directors may appoint, or empower the Chief Executive Officer of the Corporation or, in the absence of a Chief Executive Officer of the Corporation, the President of the Corporation, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these Bylaws or as the Board of Directors may from time to time determine.

Section 4.04 Removal and Resignation of Officers. Any officer may be removed, either with or without cause, by an affirmative vote of the Board of Directors at any regular or special meeting of the Board of Directors or, except in the case of an officer chosen by the Board of Directors, by any officer upon whom such power of removal may be conferred by the Board of Directors. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. If a resignation is made effective at a later date and the Corporation accepts the future effective date, the Board of Directors may fill the pending vacancy before the effective date if the Board of Directors provides that the successor shall not take office until the effective date. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

Section 4.05 Vacancies in Offices. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors or as provided in Section 4.03.

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Section 4.06 Chief Executive Officer. Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chairperson, if any, the Chief Executive Officer of the Corporation (the “CEO”) (if such an officer is appointed) shall, subject to the control of the Board of Directors, have general supervision, direction, and control of the business and the officers of the Corporation. He or she shall preside at all meetings of the stockholders and, in the absence or nonexistence of a Chairperson, at all meetings of the Board of Directors at which he or she is present and shall have the general powers and duties of management usually vested in the office of chief executive officer of a corporation and shall have such other powers and duties as may be prescribed by the Board of Directors or these Bylaw.

Section 4.07 President. The Board of Directors may, but is not obligated to, appoint a President of the Corporation. Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chairperson (if any) or the CEO, the President of the Corporation, if appointed, shall have general supervision, direction, and control of the business and other officers of the Corporation. He or she shall have the general powers and duties of management usually vested in the office of president of a corporation and such other powers and duties as may be prescribed by the Board of Directors or these Bylaws.

Section 4.08 Secretary. The Secretary shall keep or cause to be kept, at the principal executive office of the Corporation or such other place as the Board of Directors may direct, a book of minutes of all meetings and actions of the Board of Directors, committees of the Board of Directors, and Stockholders. The minutes shall show the time and place of each such meeting, the names of those present at such Directors’ meetings or committee meetings, the number of shares of Stock present or represented at such Stockholders’ meetings, and the proceedings thereof. The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, as determined by resolution of the Board of Directors, a share register, or a duplicate share register, showing the names of all Stockholders and their addresses, the number and classes of shares of Stock held by each, the number and date of certificates evidencing such shares, and the number and date of cancellation of every certificate surrendered for cancellation. The Secretary shall give, or cause to be given, notice of all meetings of the Stockholders and of the Board of Directors required to be given by applicable law or by these Bylaws. He or she shall keep the seal of the Corporation, if one be adopted, in safe custody and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or by these Bylaws.

Section 4.09 Chief Financial Officer. The Chief Financial Officer of the Corporation (the “CFO”) shall be the treasurer and shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital retained earnings, and shares. The books of account shall at all reasonable times be open to inspection by any Director. The CFO shall deposit all moneys and other valuables in the name and to the credit of the Corporation with such depositories as may be designated by the Board of Directors. He or she shall disburse the funds of the Corporation as may be ordered by the Board of Directors, shall render to the President, if any is appointed, the CEO, or the Directors, upon request, an account of all his or her transactions as CFO and of the financial condition of the Corporation, and shall have other powers and perform such other duties as may be prescribed by the Board of Directors or these Bylaws.

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Section 4.10 Representation of Shares of Other Entities. Unless otherwise directed by the Board of Directors, the President of the Corporation, or any other person authorized by the Board of Directors or the President of the Corporation, is authorized to vote, represent and exercise on behalf of the Corporation all rights incident to any and all shares, securities or interests of any other corporation or entity standing in the name of the Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

Section 4.11 Authority and Duties of Officers. All officers of the Corporation shall respectively have such powers and authority and shall perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors.

Section 4.12 Compensation. The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board of Directors. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a Director.

ARTICLE V.

STOCK

Section 5.01 Certificates. The shares of Stock shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of Stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of Stock represented by certificates shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board of Directors, representing the number of shares held by such holder registered in certificate form. Each such certificate shall be signed in a manner that complies with Section 158 of the DGCL.

Section 5.02 Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates. The Corporation may issue a new certificate for shares of Stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate. The Board of Directors may establish regulations, rules or procedures concerning the proof required for adequately alleging the loss, theft or destruction of any Stock certificate and concerning the giving of a satisfactory bond or bonds of indemnity.

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ARTICLE VI.

INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

Section 6.01 Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law (including as it presently exists or may hereafter be amended, but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (any such action, suit or proceeding, a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a Director or officer of the Corporation or, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another Person, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 6.04 of these Bylaws, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors.

Section 6.02 Indemnification of Others. The Corporation shall have the power (but not the obligation) to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any proceeding by reason of the fact that he or she, or a Person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Person, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such Person in connection with any such proceeding.

Section 6.03 Advancement of Expenses. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VI or otherwise.

Section 6.04 Claims. If a claim for indemnification under this Article VI (following the final disposition of such proceeding) is not paid in full within 60 days after the Corporation has received a written claim therefor by the Covered Person, or if a claim for any advancement of expenses under this Article VI is not paid in full within 30 days after the Corporation has received a written statement or statements requesting such amounts to be advanced, the Covered Person shall thereupon (but not before) be entitled to file suit to recover the unpaid amount of such claim.

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If successful in whole or in part, the Covered Person shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by applicable law. In any such action, the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

Section 6.05 Non-exclusivity of Rights. The rights conferred on any Covered Person by this Article VI shall not be exclusive of any other rights which such Covered Person may have or hereafter acquires under any applicable statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of Stockholders or disinterested Directors or otherwise.

Section 6.06 Insurance. The Corporation may purchase and maintain insurance on behalf of any Person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Person against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

Section 6.07 Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another Person shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other Person.

Section 6.08 Continuation of Indemnification. The rights to indemnification and to advancement of expenses provided by, or granted pursuant to, this Article VI shall continue as to a Person who has ceased to be a Director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such Person.

Section 6.09 Amendment or Repeal. Any right to indemnification or to advancement of expenses of any Covered Person arising hereunder shall not be eliminated or impaired by an amendment to or repeal of these Bylaws or an amendment to the Certificate of Incorporation after the occurrence of the act or omission that is the subject of the proceeding for which indemnification or advancement of expenses is sought.

Section 6.10 Other Indemnification and Advancement of Expenses. This Article VI shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

ARTICLE VII.

MISCELLANEOUS

Section 7.01 Fiscal Year. The fiscal year of the Corporation shall be determined by resolution of the Board of Directors.

Section 7.02 Execution of Corporate Contracts and Instruments. The Board of Directors, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the

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Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 7.03 Dividends. The Board of Directors, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its Stock. Dividends may be paid in cash, in property or in shares of the Corporation’s Stock. The Board of Directors may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

Section 7.04 Registered Stockholders. The Corporation: (i) shall be entitled to recognize the exclusive right of a Person registered on its books as the owner of shares of Stock to receive dividends and to vote as such owner; and (ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

Section 7.05 Corporate Seal. The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board of Directors. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

Section 7.06 Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

Section 7.07 Manner of Notice.

(a) Notice by Electronic Transmission. Without limiting the manner by which notice otherwise may be given effectively to Stockholders pursuant to the DGCL, the Certificate of Incorporation or these Bylaws, any notice to Stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a form of electronic transmission to the extent permitted by applicable law.

Any notice given pursuant to the preceding paragraph shall be deemed given (a) if by facsimile telecommunication, when directed to a number at which the Stockholder has consented to receive notice; (b) if by electronic mail, when directed to such Stockholder’s electronic mail address unless the Stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail; (c) if by a posting on an electronic network together with separate notice to the Stockholder of such specific posting, upon the later of (i) such posting and (ii) the giving of such separate notice; and (d) if by any other form of electronic transmission, when directed to the Stockholder. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

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An affidavit of the Secretary or an Assistant Secretary of the Corporation or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For the purposes of these Bylaws, an “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

(b) Notice to Stockholders Sharing an Address. Without limiting the manner by which notice otherwise may be given effectively to Stockholders, and except as prohibited by applicable law, any notice to Stockholders given by the Corporation under any provision of applicable law, the Certificate of Incorporation, or these Bylaws shall be effective if given by a single written notice to Stockholders who share an address if consented to by the Stockholders at that address to whom such notice is given. Any such consent shall be revocable by the Stockholder by written notice to the Corporation. Any Stockholder who fails to object in writing to the Corporation, within 60 days of having been given written notice by the Corporation of its intention to send the single notice permitted under this Section 7.07, shall be deemed to have consented to receiving such single written notice.

(c) Notice to Directors. Except as otherwise provided herein or permitted by applicable law, notices to any Director may be in writing and delivered personally or mailed to such Director at such Director’s address appearing on the books of the Corporation, or may be given by telephone or by any means of electronic transmission (including, without limitation, electronic mail) directed to an address for receipt by such Director of electronic transmissions appearing on the books of the Corporation.

Section 7.08 Waiver of Notice of Meetings of Stockholders, Directors and Committees. A written waiver of any notice, signed by the person entitled to notice, or waiver by electronic transmission by such person, whether given before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Stockholders, Board of Directors, or committee or subcommittee of the Board of Directors need be specified in a waiver of notice.

Section 7.09 Form of Records. Any records maintained by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, method or one or more electronic networks or databases, provided that the records so kept can be converted into clearly legible paper form within a reasonable time, and the stock ledger is maintained in accordance with applicable law.

Section 7.10 Amendment of Bylaws. These Bylaws may be altered, amended or repealed, and new bylaws made, only by the affirmative vote of (a) a majority of the Whole Board of Directors or (b) at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the outstanding voting Stock entitled to vote, voting together as a single class.

* * *

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EXHIBIT C

Form of Company Third A&R Operating Agreement

BEACON STREET GROUP, LLC

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of [ • ], 2021

THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

Section 15.16	Remedies	62

Section 15.17	Descriptive Headings; Interpretation	62

Schedules

Schedule 1	–	Schedule of Pre-Transaction Members

Schedule 2	–	Schedule of Members

Exhibits

Exhibit A	–	Form of Joinder Agreement

Exhibit B-1	–	Form of Agreement and Consent of Spouse

Exhibit B-2	–	Form of Spouse’s Confirmation of Separate Property

v

BEACON STREET GROUP, LLC

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

This THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) of Beacon Street Group, LLC a Delaware limited liability company (the “Company”), dated as of [ • ], 2021, is entered into by and among the Company, Beacon Street Group, Inc., a Delaware corporation (the “Corporation”), as the sole managing member of the Company, and each of the other Members (as defined herein).

RECITALS

WHEREAS, unless the context otherwise requires, capitalized terms used herein have the respective meaning ascribed to them in Article I;

WHEREAS, the Company was formed as a limited liability company pursuant to and in accordance with the Florida Revised Limited Liability Company Act, as amended from time to time (the “Florida Act”), by the filing of Articles of Organization (the “Articles of Organization”) with the Secretary of State of the State of Florida on January 30, 2013;

WHEREAS, the Company redomiciled as a limited liability company organized under the laws of the State of Delaware pursuant to and in accordance with the Delaware Limited Liability Company Act by the filing of a Certificate of Formation and a Certificate of Conversion with the Secretary of State of the State of Delaware on February 26, 2020 and the filing of Certificate of Conversion with the Secretary of State of the State of Florida on March 1, 2021;

WHEREAS, until December 31, 2014, the Company was not governed by a written operating agreement;

WHEREAS, certain of the Pre-Transaction Members (as defined below) entered into an Operating Agreement of the Company effective as of May 1, 2015 (the “Original Operating Agreement”);

WHEREAS, certain of the Pre-Transaction Members (as defined below) entered into the First Amended and Restated Operating Agreement of the Company effective as of January 1, 2018 (the “First A&R Operating Agreement”), which amended and restated the Original Operating Agreement;

WHEREAS, prior to the Effective Time (as defined below), the Company was governed by that certain Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of June 1, 2020 and effective as of December 1, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, together with all schedules, exhibits and annexes thereto, the “Second A&R LLC Agreement”), which the parties listed on Schedule 1 hereto executed in their capacity as members (including pursuant to consents and joinders thereto) (collectively, the “Pre-Transaction Members”), and which amended and restated the First A&R Operating Agreement;

WHEREAS, on March 1, 2021, the Company, the Corporation, and the Pre-Transaction Members entered into that certain Business Combination Agreement (as amended, modified or supplemented from time to time in accordance with the terms thereof, the “Transaction Agreement”) and that certain Recapitalization Instrument (the “Recapitalization Instrument”), pursuant to which, among other things, (i) immediately prior to the Effective Time, the Company’s Units were classified into two classes (Common Units and Sponsor Earnout Units (each, as defined below)), in each case, in such amounts and having the rights, powers and duties as are set forth in this Agreement (the “Recapitalization”); (ii) as of the Effective Time, the Corporation purchased (A) newly issued Common Units, Sponsor Earnout Units and Warrants from the Company pursuant to the Common Unit and Sponsor Earnout Unit Subscription Agreement and Warrant Agreements and (B) Common Units from the Pre-Transaction Members pursuant to certain assignment agreements as described in the Transaction Agreement; and

WHEREAS, in connection with the foregoing matters, the Company and the Members desire to continue the Company without dissolution and amend and restate the Second A&R LLC Agreement in its entirety as of the Effective Time to reflect, among other things, (a) the consummation of the transactions contemplated by the Transaction Agreement, including the Recapitalization and the addition of the Corporation as a Member and its designation as sole Manager of the Company and (c) the other rights and obligations of the Members, the Company, the Manager and the Corporation, in each case, as provided and agreed upon in the terms of this Agreement as of the Effective Time, at which time the Second A&R LLC Agreement shall be superseded entirely by this Agreement and shall be of no further force or effect.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Second A&R LLC Agreement is hereby amended and restated in its entirety and the Company, the Corporation and the other Members, each intending to be legally bound, each hereby agrees as follows:

ARTICLE I.

DEFINITIONS

The following definitions shall be applied to the terms used in this Agreement for all purposes, unless otherwise clearly indicated to the contrary.

“Additional Member” has the meaning set forth in Section 12.02.

“Adjusted Capital Account Deficit” means, with respect to the Capital Account of any Member as of the end of any Taxable Year, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Member’s Capital Account balance shall be:

(a)	reduced for any items described in Treasury Regulations Sections 1.704- 1(b)(2)(ii)(d)(4), (5), and (6); and

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(b)

increased for any amount such Member is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i)(5) (relating to minimum gain).

“Admission Date” has the meaning set forth in Section 10.06.

“Affiliate” (and, with a correlative meaning, “Affiliated”) means, with respect to a specified Person, each other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or by contract or other agreement or otherwise). For the avoidance of doubt, with respect to each Member other than the Corporation, (a) a trust, family limited partnership or similar estate planning vehicle, under which the distribution of Units may be made only to beneficiaries who are such Member, his or her spouse, lineal descendants (whether natural or adopted), siblings, parents, or spouse’s parents; (b) a charitable remainder trust, the income of which shall be paid to such Member during his or her life, or (c) such Member’s spouse, lineal descendants (whether natural or adopted), siblings, parents or spouse’s parents, shall be an Affiliate for purposes hereof; provided, that “Affiliate” as used in Article X of this Agreement shall not include the foregoing sub-clause (c).

“Agreement” has the meaning set forth in the Preamble.

“Articles of Organization” has the meaning set forth in the Recitals.

“Assignee” means a Person to whom a Unit has been transferred but who has not become a Member pursuant to Article XII.

“Assumed Tax Liability” means, with respect to any Member, an amount equal to the excess of (i) the product of (A) the Distribution Tax Rate multiplied by (B) the estimated or actual cumulative taxable income or gain of the Company, as determined for federal income tax purposes, allocated to such Member for Taxable Years or Fiscal Periods commencing on or after the Effective Time, less prior losses of the Company allocated to such Member for Taxable Years or Fiscal Periods commencing on or after the Effective Time, to the extent such prior losses are available to reduce such income and have not previously been taken into account in the calculation of Assumed Tax Liability for any prior period, in each case, as determined by the Manager and, for the avoidance of doubt, taking into account any Code Section 704(c) allocations (including “reverse” Section 704(c) allocation) over (ii) the cumulative Distributions made to such Member after the Effective Time pursuant to Sections 4.01(a), 4.01(b)(i), 4.01(b)(ii) and 4.01(b)(iii); provided that, in the case of the Corporation, such Assumed Tax Liability shall be computed without regard to any increases to the tax basis of the Company’s property pursuant to Sections 734(b) or 743(b) of the Code; provided further that, notwithstanding anything to the contrary in this Agreement and for the avoidance of doubt, to the extent any Member received a tax distribution from the Company pursuant to Section 4.1.3 of the Second A&R LLC Agreement as a part of the PSI Distribution with respect to any estimated taxable income or gain of the Company relating to Prepaid Subscription Income, which Prepaid Subscription Income is not taxable income

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or gain of the Company allocable under applicable Law to such Member until a taxable period (or portion thereof) that begins after the Effective Time, the estimated or actual cumulative taxable income or gain of the Company, as determined for federal income tax purposes, allocated to such Member for any Taxable Year or Fiscal Period commencing on or after the Effective Time pursuant to clause (i)(B) of this definition shall not include any such taxable income or gain relating to such Prepaid Subscription Income and any such tax distribution shall not be taken into account in the distributions described in clause (ii) of the this definition.

“Base Rate” means, on any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Black-Out Period” means any “black-out” or similar period under the Corporation’s policies covering trading in the Corporation’s securities to which the applicable Redeeming Member is subject (or will be subject at such time as it owns Class A Common Stock), which period restricts the ability of such Redeeming Member to immediately resell shares of Class A Common Stock to be delivered to such Redeeming Member in connection with a Share Settlement.

“Book Value” means, with respect to any property of the Company, the Company’s adjusted basis for U.S. federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treasury Regulations Sections 1.704-1(b)(2)(iv)(d) through (g) and (m) and 1.704-1(b)(2)(iv)(s).

“Business Day” means any day other than a Saturday, Sunday or day on which banks located in New York City, New York are authorized or required by Law to close.

“Capital Account” means the capital account maintained for a Member in accordance with Section 5.01.

“Capital Contribution” means, with respect to any Member, the amount of any cash, cash equivalents, promissory obligations or the Fair Market Value of other property that such Member (or such Member’s predecessor) contributes (or is deemed to contribute) to the Company pursuant to Article III hereof.

“Cash and Cash Equivalents” means the cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts.

“Cash Settlement” means immediately available funds in U.S. dollars in an amount equal to the Redeemed Units Equivalent.

“Certificate” means the Company’s Certificate of Formation as filed with the Secretary of State of the State of Delaware, as amended or amended and restated from time to time.

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“Change of Control” means the occurrence of any of the following events:

(1) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and excluding the Permitted Transferees) becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Securities representing in the aggregate more than fifty percent (50%) of the voting power of all of the outstanding Voting Securities of the Corporation;

(2) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated a sale or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets (including a sale of all or substantially all of the assets of the Company);

(3) there is consummated a merger or consolidation of the Corporation with any other corporation or entity, and, immediately after the consummation of such merger or consolidation, the Voting Securities of the Corporation outstanding immediately prior to such merger or consolidation do not continue to represent, or are not converted into, Voting Securities representing in the aggregate more than fifty percent (50%) of the voting power of all of the outstanding Voting Securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(4) the Corporation ceases to be the sole Manager of the Company.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Class A Common Stock, Class B Common Stock, preferred stock and/or any other class or classes of capital stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

“Change of Control Date” has the meaning set forth in Section 10.09(a).

“Change of Control Transaction” means any Change of Control that was approved by the Corporate Board prior to such Change of Control.

“Class A Common Stock” means the shares of Class A common stock, par value $[0.0001] per share, of the Corporation.

“Class B Common Stock” means the shares of Class B common stock, par value $[0.0001] per share, of the Corporation.

“Code” means the United States Internal Revenue Code of 1986, as amended. Unless the context requires otherwise, any reference herein to a specific section of the Code shall be deemed to include any corresponding provisions of future Law as in effect for the relevant taxable period.

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“Common Share Price” means the share price equal to the VWAP for a period of at least twenty (20) Trading Days out of thirty (30) consecutive Trading Days ending on the Trading Day immediately prior to the date of determination (as adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into Class A Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Class A Common Stock (which adjustment shall be subject to the reasonable mutual agreement of Corporation and the Seller Representative (as defined in the Transaction Agreement)).

“Common Unit” means a Unit designated as a “Common Unit” and having the rights and obligations specified with respect to the Common Units in this Agreement.

“Common Unit Redemption Price” means, with respect to any Redemption, the VWAP for the five (5) consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the applicable Redemption Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock.

“Common Unit and Sponsor Earnout Unit Subscription” has the meaning set forth in Section 3.03(b).

“Common Unit and Sponsor Earnout Unit Subscription Agreement” means that certain Common Unit and Sponsor Earnout Unit Subscription Agreement, dated as of the date hereof, by and between the Company and the Corporation.

“Common Unitholder” means a Member who is the registered holder of Common Units.

“Company” has the meaning set forth in the Preamble.

“Competitor” means any Person who is engaged, or after the date hereof engages, in the business of publishing financial newsletter products or other health, information or newsletter products.

“Confidential Information” has the meaning set forth in Section 15.02(a).

“Conversion Date” means, with respect to any Sponsor Earnout Unit, the date on which the Sponsor Earnout Class A Share corresponding thereto has been released from escrow pursuant to the terms of the Transaction Agreement and the Escrow Agreement (as defined in the Transaction Agreement).

“Corporate Board” means the board of directors of the Corporation.

“Corporation” has the meaning set forth in the recitals to this Agreement, together with its successors and assigns.

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“Corresponding Rights” means any rights issued with respect to a share of Class A Common Stock or Class B Common Stock pursuant to a “poison pill” or similar stockholder rights plan approved by the Corporate Board.

“Credit Agreements” means any promissory note, mortgage, loan agreement, indenture or similar instrument or agreement to which the Company or any of its Subsidiaries is or becomes a borrower, as such instruments or agreements may be amended, restated, supplemented or otherwise modified from time to time and including any one or more refinancing or replacements thereof, in whole or in part, with any other debt facility or debt obligation, for as long as the payee or creditor to whom the Company or any of its Subsidiaries owes such obligation is not an Affiliate of the Company.

“DGCL” means the General Corporation Law of the State of Delaware, as it may be amended from time to time.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as it may be amended from time to time, and any successor thereto.

“Direct Exchange” has the meaning set forth in Section 11.03(a).

“Discount” has the meaning set forth in Section 6.06.

“Disinterested Majority” means a majority of the directors of the Corporate Board who are disinterested, as determined by the Corporate Board in accordance with the DGCL, with respect to the matter being considered by the Corporate Board; provided, that to the extent a matter being considered by the Corporate Board is required to be considered by disinterested directors under the rules of the Stock Exchange or, if the Class A Common Stock is not listed or admitted to trading on the Stock Exchange, the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading, the Securities Act or the Exchange Act, such rules with respect to the definition of disinterested director shall apply solely with respect to such matter.

“Distributable Cash” means, as of any relevant date on which a determination is being made by the Manager regarding a potential distribution pursuant to Section 4.01(a), the amount of cash that could be distributed by the Company for such purposes in accordance with any applicable Credit Agreements (and without otherwise violating any applicable provisions of any applicable Credit Agreements) and applicable Law.

“Distribution Catch-Up Payment” has the meaning set forth in Section 4.01(a).

“Distribution” (and, with a correlative meaning, “Distribute”) means each distribution made by the Company to a Member with respect to such Member’s Units, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided, however, that none of the following shall be a Distribution: (a) any recapitalization or any exchange of securities of the Company, in each case, that does not result in the distribution of cash or property (other than securities of the Company) to Members, and any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units or (b) any other payment made by the Company to a Member that is not properly treated as a “distribution” for purposes of Sections 731, 732, or 733 or other applicable provisions of the Code.

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“Distribution Tax Rate” means a rate equal to the highest effective marginal combined federal, state and local income tax rate for a Taxable Year applicable to a corporate or individual taxpayer (whichever is higher) resident in Baltimore, Maryland, taking into account the character of the relevant items of income or gain (e.g., ordinary or capital), the estimated deductibility of state and local income taxes for federal income tax purposes (but only to the extent such taxes are deductible under the Code) and deductions under Section 199A of the Code, as applicable, in each case, as reasonably determined by the Manager.

“Effective Time” means the time of the “Closing” as defined in the Transaction Agreement.

“Election Notice” has the meaning set forth in Section 11.01(b).

“Equity Plan” means any stock or equity purchase plan, restricted stock or equity plan or other similar equity compensation plan now or hereafter adopted by the Company or the Corporation.

“Equity Securities” means, with respect to any Person, (a) Units or other equity interests in such Person or any Subsidiary of such Person (including, with respect to the Company and its Subsidiaries, other classes or groups thereof having such relative rights, powers and duties as may from time to time be established by the Manager pursuant to the provisions of this Agreement, including rights, powers and/or duties senior to existing classes and groups of Units and other equity interests in the Company or any Subsidiary of the Company), (b) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into any equity interests in such Person or any Subsidiary of such Person, and (c) warrants, options or other rights to purchase or otherwise acquire any equity interests in such Person or any Subsidiary of such Person.

“Escrow Agreement” means that certain Escrow Agreement, dated as of the date hereof, by and among the Corporation, Ascendant Sponsor LP, Shareholder Representative Services LLC and the Continental Stock Transfer & Trust Company.

“Event of Withdrawal” means the bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company. “Event of Withdrawal” shall not include an event that (a) terminates the existence of a Member for income tax purposes (including, without limitation, (i) a change in entity classification of a Member under Treasury Regulations Section 301.7701-3, (ii) a sale of assets by, or liquidation of, a Member pursuant to an election under Code Sections 336 or 338, or (iii) merger, severance, or allocation within a trust or among sub-trusts of a trust that is a Member) but that (b) does not terminate the existence of such Member under applicable state law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Units of such trust that is a Member).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“Exchange Election Notice” has the meaning set forth in Section 11.03(b).

“Excluded Instruments” has the meaning set forth in Section 3.04(b).

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“Fair Market Value” of a specific asset of the Company will mean the amount which the Company would receive in an all-cash sale of such asset in an arms-length transaction with a willing unaffiliated third party, with neither party having any compulsion to buy or sell, consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value (and after giving effect to any transfer taxes payable in connection with such sale), as such amount is determined by the Manager (or, if pursuant to Section 14.02, the Liquidators) in its good faith judgment using all factors, information and data it deems to be pertinent.

“First A&R Operating Agreement” has the meaning set forth in the Recitals.

“First Tier Vesting Event” means the occurrence of either of the following events during the time period between the date hereof and the four-year anniversary of the date hereof: (a) the date on which the Common Share Price is equal to or greater than $12.00 or (b) if the Corporation consummates a transaction (not including the transactions contemplated by or pursuant to the Transaction Agreement) which results in the shareholders of the Corporation having the right to exchange their shares of Class A Common Stock for cash, securities or other property having a value equaling or exceeding $12.00 per share (for any non-cash proceeds, as determined based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the Corporate Board). For the avoidance of doubt, a First Tier Vesting Event shall not occur more than once.

“Fiscal Period” means any interim accounting period within a Taxable Year established by the Manager and which is permitted or required by Section 706 of the Code.

“Fiscal Year” means the Company’s annual accounting period established pursuant to Section 8.02.

“Florida Act” has the meaning set forth in the Recitals.

“Governmental Entity” means (a) the United States of America, (b) any other sovereign nation, (c) any state, province, county, municipal, district, territory or other political subdivision of (a) or (b) of this definition, including, but not limited to, any county, municipal or other local subdivision of the foregoing, or (d) any agency, arbitrator or arbitral body (public or private), authority, board, body, bureau, commission, court, department, entity, instrumentality, organization (including any public international organization such as the United Nations) or tribunal exercising executive, legislative, judicial, quasi-judicial, regulatory or administrative functions of or pertaining to government on behalf of (a), (b) or (c) of this definition.

“HSR Act” has the meaning set forth in Section 3.02(c).

“Indemnified Person” has the meaning set forth in Section 7.04(a).

“Internal Revenue Service” means the U.S. Internal Revenue Service.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended from time to time.

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“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.

“Law” means all laws, statutes, acts, constitutions, treaties, principles of common law, codes, ordinances, rules and regulations of any Governmental Entity.

“Liquidator” has the meaning set forth in Section 14.02.

“LLC Employee” means an employee of, or other service provider (including, without limitation, any management member whether or not treated as an employee for the purposes of U.S. federal income tax) to, the Company or any of its Subsidiaries, in each case acting in such capacity.

“Losses” means items of loss or deduction of the Company determined according to Section 5.01(b).

“Management Earnout Unit” means a Common Unit issued to the Corporation pursuant to Section 3.10(c)(iii) in respect of any Management Earnout Class A Share.

“Management Earnout Class A Share” means a share of Class A Common Stock issued by the Corporation pursuant to Section 4.01 of the Transaction Agreement to an LLC Employee or to an escrow agent to hold on behalf of an LLC Employee in accordance with the terms of the Escrow Agreement until such time as such share is either released to such LLC Employee or the Corporation in accordance with such Escrow Agreement.

“Manager” has the meaning set forth in Section 6.01.

“Market Price” means, with respect to a share of Class A Common Stock as of a specified date, the last sale price per share of Class A Common Stock, regular way, or if no such sale took place on such day, the average of the closing bid and asked prices per share of Class A Common Stock, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Stock Exchange or, if the Class A Common Stock is not listed or admitted to trading on the Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading or, if the Class A Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Class A Common Stock is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in shares of Class A Common Stock selected by the Corporate Board or, in the event that no trading price is available for the shares of Class A Common Stock, the fair market value of a share of Class A Common Stock, as determined in good faith by the Corporate Board.

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“Member” means, as of any date of determination, (a) each of the members named on the Schedule of Members and (b) any Person admitted to the Company as a Substituted Member or Additional Member in accordance with Article XII, but in each case only so long as such Person is shown on the Company’s books and records as the owner of one or more Units, each in its capacity as a member of the Company.

“Minimum Gain” means “partnership minimum gain” determined pursuant to Treasury Regulations Section 1.704-2(d).

“Net Loss” means, with respect to a Taxable Year, the excess if any, of Losses for such Taxable Year over Profits for such Taxable Year (excluding Profits and Losses specially allocated pursuant to Section 5.03 and Section 5.04).

“Net Profit” means, with respect to a Taxable Year, the excess if any, of Profits for such Taxable Year over Losses for such Taxable Year (excluding Profits and Losses specially allocated pursuant to Section 5.03 and Section 5.04).

“Non-Foreign Person Certificate” has the meaning set forth in Section 11.06(a).

“Officer” has the meaning set forth in Section 6.01(b).

“Optionee” means a Person to whom a stock option is granted under any Stock Option Plan.

“Original Operating Agreement” has the meaning set forth in the Recitals.

“Original Units” means the Class A Units and Class B Units (each as defined in Section I of the Second A&R LLC Agreement) of the Company.

“Other Agreements” has the meaning set forth in Section 10.04.

“Partnership Representative” has the meaning set forth in Section 9.03.

“Percentage Interest” means, as among an individual class of Units and with respect to a Member at a particular time, such Member’s percentage interest in the Company determined by dividing the number of such Member’s Units of such class by the total number of Units of all Members of such class at such time. The Percentage Interest of each Member shall be calculated to the fourth decimal place.

“Permitted Transfer” has the meaning set forth in Section 10.02.

“Permitted Transferee” has the meaning set forth in Section 10.02.

“Person” means an individual or any corporation, partnership, limited liability company, trust, unincorporated organization, association, joint venture or any other organization or entity, whether or not a legal entity.

“Pre-Transaction Members” has the meaning set forth in the Recitals.

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“Prepaid Subscription Income” means any income, deferred revenue, deferred subscription income, or any other similar types of advance payments (as such term is defined in IRS Revenue Procedure 2004-34, 2004-22 I.R.B. 991) received in cash by the Company prior to the Effective Time that is accounted for by the Company under Section 455 of the Code, less any cash expenditures incurred by the Company in connection with earning such income.

“Pro rata,” “pro rata portion,” “according to their interests,” “ratably,” “proportionately,” “proportional,” “in proportion to,” “based on the number of Units held,” “based upon the percentage of Units held,” “based upon the number of Units outstanding,” and other terms with similar meanings, when used in the context of a number of Units of the Company relative to other Units, means as amongst an individual class of Units, pro rata based upon the number of such Units within such class of Units.

“Profits” means items of income and gain of the Company determined according to Section 5.01(b).

“PSI Distribution” means a distribution by the Company, to be made to the Members immediately prior to the Recapitalization, in accordance with the Company’s Second Amended and Restated Operating Agreement, of all Cash and Cash Equivalents of the Company as of such time.

“Pubco Offer” has the meaning set forth in Section 10.09(b).

“Quarterly Tax Distribution” has the meaning set forth in Section 4.01(b)(i).

“Recapitalization” has the meaning set forth in the Recitals.

“Redeemed Units” has the meaning set forth in Section 11.01(a).

“Redeemed Units Equivalent” means the product of (a) the applicable number of Redeemed Units, multiplied by (b) the Common Unit Redemption Price.

“Redeeming Member” has the meaning set forth in Section 11.01(a).

“Redemption” has the meaning set forth in Section 11.01(a).

“Redemption Date” has the meaning set forth in Section 11.01(a).

“Redemption Notice” has the meaning set forth in Section 11.01(a).

“Redemption Right” has the meaning set forth in Section 11.01(a).

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date hereof, by and among the Corporation, certain of the Members as of the date hereof and certain other Persons whose signatures are affixed thereto (together with any joinder thereto from time to time by any successor or assign to any party to such agreement).

“Retraction Notice” has the meaning set forth in Section 11.01(c).

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Revised Partnership Audit Provisions” means Section 1101 of Title XI (Revenue Provisions Related to Tax Compliance) of the Bipartisan Budget Act of 2015, H.R. 1314, Public Law Number 114-74, as amended. Unless the context requires otherwise, any reference herein to a specific section of the Revised Partnership Audit Provisions shall be deemed to include any corresponding provisions of future Law as in effect for the relevant taxable period.

“Schedule of Members” has the meaning set forth in Section 3.01(b).

“SEC” means the U.S. Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.

“Second A&R LLC Agreement” has the meaning set forth in the Recitals.

“Second Tier Vesting Event” means the occurrence of either of the following events during the time period between the date hereof and the four-year anniversary of the date hereof: (a) the date on which the Common Share Price is equal to or greater than $14.00 or (b) if the Corporation consummates a transaction (not including the transactions contemplated by or pursuant to the Transaction Agreement) which results in the shareholders of the Corporation having the right to exchange their shares of Class A Common Stock for cash, securities or other property having a value equaling or exceeding $14.00 per share (for any non-cash proceeds, as determined based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the Corporate Board). For the avoidance of doubt, a Second Tier Vesting Event shall not occur more than once.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future Law.

“Share Settlement” means a number of shares of Class A Common Stock (together with any Corresponding Rights) equal to the number of Redeemed Units.

“Sponsor Earnout Unit” means a Unit designated as a “Sponsor Earnout Unit” having the rights and obligations specified with respect to Sponsor Earnout Units in this Agreement.

“Sponsor Earnout Class A Share” means a share of Class A Common Stock designated as a “Sponsor Earn Out Share” and which is restricted subject to vesting, in each case pursuant to the Transaction Agreement and the Escrow Agreement. Each Sponsor Earnout Class A Share issued and outstanding from time to time shall correspond to a particular Sponsor Earnout Unit.

“Stock Exchange” means [ 🌑 ].

“Stock Option Plan” means any stock option plan now or hereafter adopted by the Company or by the Corporation, including the provisions of the Equity Plan permitting the grant of stock options.

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“Subscription Amount” means the cash amount received by the Company from the Corporation pursuant to the Common Unit and Sponsor Earnout Unit Subscription Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the voting interests thereof are at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof, (c) in any case, such Person controls the management thereof, or (d) such business entity is a variable interest entity of that Person. For purposes hereof, references to a “Subsidiary” of the Company shall be given effect only at such times that the Company has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company. For the avoidance of doubt, “Subsidiaries” of the Company shall include any and all of the Company’s direct and indirect, greater than fifty percent (50%) owned joint ventures.

“Substituted Member” means a Person that is admitted as a Member to the Company pursuant to Section 12.01.

“Tax Distributions” has the meaning set forth in Section 4.01(b)(i).

“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated as of the date hereof, by and among the Corporation and the Company, on the one hand, and the Members (as such term is defined in the Tax Receivable Agreement) party thereto, on the other hand (together with any joinder thereto from time to time by any successor or assign to any party to such agreement).

“Taxable Year” means the Company’s accounting period for U.S. federal income tax purposes determined pursuant to Section 9.02.

“Trading Day” means a day on which the Stock Exchange or such other principal United States securities exchange on which the Class A Common Stock is listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transaction Agreement” has the meaning set forth in the Recitals.

“Transfer” (and, with a correlative meaning, “Transferring”) means any sale, transfer, assignment, redemption, pledge, encumbrance or other disposition of (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of Law) (a) any interest (legal or beneficial) in any Equity Securities of the Company or (b) any equity or other interest (legal or beneficial) in any Member if substantially all of the assets of such Member consist solely of Units.

“Treasury Regulations” means the final, temporary and (to the extent they can be relied upon) proposed regulations under the Code, as promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

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“Unit” means the fractional interest of a Member in Profits, Losses and Distributions of the Company, and otherwise having the rights and obligations specified with respect to “Units” in this Agreement, including, but not limited to Common Units and Sponsor Earnout Units; provided, however, that any class or group of Units issued, including the Common Units and Sponsor Earnout Units, shall have the relative rights, powers and duties set forth in this Agreement applicable to such class or group of Units.

“Unit Redemption” has the meaning set forth in the Recitals.

“Unvested Corporate Shares” means shares of Class A Common Stock issuable pursuant to awards granted under the Equity Plan, or issued into escrow pursuant to Section 4.01 of the Transaction Agreement, that are not Vested Corporate Shares.

“Upstairs Warrants” has the meaning set forth in Section 3.04(b).

“VWAP” means with respect to shares of Class A Common Stock, the daily per share volume-weighted average price per share of Class A Common Stock, regular way, or if no such sale took place on such day, the average of the closing bid and asked prices per share of Class A Common Stock, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Stock Exchange or, if the Class A Common Stock is not listed or admitted to trading on the Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading or, if the Class A Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Class A Common Stock is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in shares of Class A Common Stock selected by the Corporate Board or, in the event that no trading price is available for the shares of Class A Common Stock, the fair market value of a share of Class A Common Stock, as determined in good faith by the Corporate Board.

“Value” means (a) for any Stock Option Plan, the Market Price for the Trading Day immediately preceding the date of exercise of a stock option under such Stock Option Plan and (b) for any Equity Plan other than a Stock Option Plan, the Market Price for the Trading Day immediately preceding the Vesting Date.

“Vested Corporate Shares” means the shares of Class A Common Stock issued pursuant to awards granted under the Equity Plan, or issued into escrow pursuant to Section 4.01 of the Transaction Agreement, in each case, for which an applicable Vesting Date has occured.

“Vesting Date” has the meaning set forth in Section 3.10(c)(ii).

“Vesting Event” means a First Tier Vesting Event or a Second Tier Vesting Event.

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“Voting Securities” of any Person means the capital stock or other Equity Securities of such Person normally entitled to vote in the election of directors or comparable governing body of such Person.

“Warrant Agreements” means warrant agreements between the Corporation and the Company, dated as of the date hereof, pursuant to which, among other things, the Company will issue Warrants to the Corporation.

“Warrants” means warrants to purchase Common Units of the Company.

ARTICLE II.

ORGANIZATIONAL MATTERS

Section 2.01 Formation and Re-Domiciliation of Company. The Company was formed on January 30, 2013 pursuant to the provisions of the Florida Act. The Company was re-domiciled to Delaware on March 1, 2021 pursuant to the provisions of the Florida Act and the Delaware Act.

Section 2.02 Third Amended and Restated Limited Liability Company Agreement. The Members hereby execute this Agreement for the purpose of amending, restating and superseding the Second A&R LLC Agreement in its entirety and otherwise establishing the affairs of the Company and the conduct of its business in accordance with the provisions of the Delaware Act. The Members hereby agree that during the term of the Company set forth in Section 2.06 the rights and obligations of the Members with respect to the Company will be determined in accordance with the terms and conditions of this Agreement and the Delaware Act. No provision of this Agreement shall be in violation of the Delaware Act and to the extent any provision of this Agreement is in violation of the Delaware Act, such provision shall be void and of no effect to the extent of such violation without affecting the validity of the other provisions of this Agreement. Neither any Member nor the Manager nor any other Person shall have appraisal rights with respect to any Units.

Section 2.03 Name. The name of the Company is “Beacon Street Group, LLC”. The Manager in its sole discretion may change the name of the Company at any time and from time to time. Notification of any such change shall be given to all of the Members. The Company’s business may be conducted under its name and/or any other name or names deemed advisable by the Manager.

Section 2.04 Purpose; Powers. The primary business and purpose of the Company shall be to engage in such activities as are permitted under the Delaware Act and determined from time to time by the Manager in accordance with the terms and conditions of this Agreement. The Company shall have the power and authority to take (directly or indirectly through its Subsidiaries) any and all actions and engage in any and all activities necessary, appropriate, desirable, advisable, ancillary or incidental to accomplish the foregoing purpose.

Section 2.05 Principal Office; Registered Office. The principal office of the Company shall be located at such place or places as the Manager may from time to time designate, each of which may be within or outside the State of Delaware. The address of the registered office of the Company in the State of Delaware shall be c/o Corporation Service Company, 251 Little Falls

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Drive, Wilmington, Delaware, 19808, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be Corporation Service Company. The Manager may from time to time change the Company’s registered agent and registered office in the State of Delaware.

Section 2.06 Term. The term of the Company commenced upon the filing of the Articles of Organization in accordance with the Florida Act and shall continue in perpetuity unless dissolved in accordance with the provisions of Article XIV.

Section 2.07 No State-Law Partnership. The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes other than as set forth in the last sentence of this Section 2.07, and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise. The Members intend that the Company shall be treated as a partnership for U.S. federal and, if applicable, state or local income tax purposes, and that each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

Section 2.08 Liability. Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

ARTICLE III.

MEMBERS; UNITS; CAPITALIZATION

Section 3.01 Members.

(a) In connection with the transactions contemplated by the Transaction Agreement, the Corporation (i) acquired newly issued Common Units, Sponsor Earnout Units and Warrants from the Company pursuant to the Common Unit and Sponsor Earnout Unit Subscription Agreement and Warrant Agreements, and (ii) Common Units from the Pre-Transaction Members pursuant to certain assignment agreements as described in the Transaction Agreement, and was admitted as a Member.

(b) The Company shall maintain a schedule setting forth: (i) the name and address of each Member; (ii) the aggregate number of outstanding Units and the number and class of Units held by each Member; (iii) the aggregate amount of cash Capital Contributions that has been made by the Members with respect to their Units; and (iv) the Fair Market Value of any property other than cash contributed by the Members with respect to their Units (including, if applicable, a description and the amount of any liability assumed by the Company or to which contributed property is subject) (such schedule, the “Schedule of Members”). The applicable Schedule of Members in effect as of the Effective Time and after giving effect to the Recapitalization is set forth as Schedule 2 to this Agreement. The Schedule of Members may be updated by the Manager in the Company’s books and records from time to time, and as so updated, it shall be the definitive

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record of ownership of each Unit of the Company and all relevant information with respect to each Member. The Company shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Delaware Act.

(c) No Member shall be required or, except as approved by the Manager pursuant to Section 6.01 and in accordance with the other provisions of this Agreement, permitted to (i) loan any money or property to the Company, (ii) borrow any money or property from the Company or (iii) make any additional Capital Contributions.

Section 3.02 Units.

(a) Interests in the Company shall be represented by Units, or such other securities of the Company, in each case as the Manager may establish in its discretion in accordance with the terms and subject to the restrictions hereof. At the Effective Time, the Units will be comprised of (i) a single class of Common Units and (ii) a single class of Sponsor Earnout Units.

(b) Subject to Section 3.04(a), the Manager may (i) issue additional Common Units (but not additional Sponsor Earnout Units) at any time in its sole discretion and (ii) create one or more classes or series of Units or preferred Units solely to the extent such new class or series of Units or preferred Units are substantially economically equivalent to a class of common or other stock of the Corporation or class or series of preferred stock of the Corporation, respectively; provided, that as long as there are any Members (other than the Corporation and its Subsidiaries) (i) no such new class or series of Units may deprive such Members of, or dilute or reduce, the allocations and distributions they would have received, and the other rights and benefits to which they would have been entitled, in respect of their Units if such new class or series of Units had not been created and (ii) no such new class or series of Units may be issued, in each case, except to the extent (and solely to the extent) the Company actually receives cash in an aggregate amount, or other property with a Fair Market Value in an aggregate amount, equal to the aggregate distributions that would be made in respect of such new class or series of Units if the Company were liquidated immediately after the issuance of such new class or series of Units. The Company may reissue any Common Units that have been repurchased or acquired by the Company; provided, that any such issuance, and the admission of any Person as a Member in connection therewith, is otherwise made in accordance with the provisions of this Agreement.

(c) Each Sponsor Earnout Unit will be held in accordance with this Agreement unless and until an applicable Vesting Event occurs with respect to such Sponsor Earnout Unit. Upon the occurrence of a Vesting Event, on the applicable Conversion Date, those Sponsor Earnout Units to which such Vesting Event relates will be immediately converted into an equal number of Common Units, with all rights and privileges of a Common Unit under this Agreement from and after the applicable Conversion Date. Notwithstanding anything to the contrary contained in this Agreement, if, upon the occurrence of a Vesting Event, a filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) for the immediate conversion of any Sponsor Earnout Unit into an equal number of Common Units, then the Conversion Date with respect to each such Sponsor Earnout Unit shall be delayed until the earlier of (i) such time as the required filing under the HSR Act has been made and the waiting period

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applicable to such conversion under the HSR Act shall have expired or been terminated or (ii) such filing is no longer required, at which time such conversion shall automatically occur without any further action by the holders of any such Sponsor Earnout Unit. Each of the Members agree to promptly take all actions required to make such filing under the HSR Act and the filing fee for such filing shall be paid by the Company. Upon the occurrence of (i) a First Tier Vesting Event, if ever, the Sponsor Earnout Units which are issued and outstanding as of the date of such occurrence and (subject to Section 3.04(a)) are set forth on Schedule 2 under the column labeled “First Tier Sponsor Earnout Units” will automatically vest on the applicable Conversion Date and (subject to the second sentence of this Section 3.02(c)) will convert immediately into an equal number of Common Units and (ii) a Second Tier Vesting Event, if ever, the Sponsor Earnout Units which are issued and outstanding as of the date of such occurrence and (subject to Section 3.04(a)) are set forth on Schedule 2 under the column labeled “Second Tier Sponsor Earnout Units” will automatically vest on the applicable Conversion Date and (subject to the second sentence of this Section 3.02(c)) will convert immediately into an equal number of Common Units (such that following the occurring of a Second Tier Vesting Event, no Sponsor Earnout Units shall remain outstanding). For the avoidance of doubt, if a First Tier Vesting Event has not occurred prior to the occurrence of a Second Tier Vesting Event, then upon the occurrence of a Second Tier Vesting Event, a First Tier Vesting Event shall be deemed to have also occurred, and all Sponsor Earnout Units will automatically vest on the applicable Conversion Date and (subject to the second sentence of this Section 3.02(c)) will convert immediately into an equal number of Common Units. For the avoidance of doubt, (A) if a First Tier Vesting Event or a Second Tier Vesting Event has not occurred prior to the fourth (4th) anniversary of the date hereof, all Sponsor Earnout Units which are issued and outstanding as of such date and are set forth on Schedule 2 under the column labeled “First Tier Sponsor Earnout Units” shall not vest or convert into a Common Unit under this Agreement, and instead shall immediately and automatically be canceled and extinguished for no consideration without any further action required by any Person and (B) if a Second Tier Vesting Event has not occurred prior to the fourth (4th) anniversary of the date hereof, all Sponsor Earnout Units which are issued and outstanding as of such date and are set forth on Schedule 2 under the column labeled “Second Tier Sponsor Earnout Units” shall not vest or convert into a Common Unit under this Agreement, and instead shall immediately and automatically be canceled and extinguished for no consideration without any further action required by any Person.

(d) Subject to Sections 15.03(b) and Section 15.03(c), the Manager may amend this Agreement, without the consent of any Member or any other Person, in connection with the creation and issuance of such classes or series of Units, pursuant to Sections 3.02(b), 3.04(a) or 3.10.

Section 3.03 Recapitalization; the Corporation’s Capital Contribution; the Corporation’s Purchase of Common Units and Sponsor Earnout Units; the Unit Redemption.

(a) In order to effect the Recapitalization, the number of Original Units that were issued and outstanding and held by the Pre-Transaction Members prior to the Effective Time as set forth opposite the respective Pre-Transaction Member’s name in Schedule 1 were converted pursuant to the terms of the Transaction Agreement [and the Recapitalization Instrument], immediately prior to the Effective Time, into the number of Common Units set forth opposite the name of the respective Pre-Transaction Member on the Schedule of Members attached hereto as Schedule 2 (provided, for the avoidance of doubt, that the number of Common Units set forth on Schedule 2 shall be net of any Pre-Transaction Members’ Common Units purchased by the Corporation), and such Common Units are hereby issued and outstanding as of the Effective Time and the holders of such Common Units are Members hereunder.

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(b) Following the Recapitalization, pursuant to the Transaction Agreement, the Company issued to the Corporation, and the Corporation acquired [ 🌑 ] newly issued Common Units, [ 🌑 ] newly issued Sponsor Earnout Units and [ 🌑 ] Warrants in exchange for the Subscription Amount pursuant to the Common Unit and Sponsor Earnout Unit Subscription Agreement (the “Common Unit and Sponsor Earnout Unit Subscription”) and the Warrant Agreements. For the avoidance of doubt, (i) the Corporation shall be admitted as a Member with respect to all Common Units and/or Sponsor Earnout Units it holds from time to time and (ii) each Warrant shall be treated as a “noncompensatory option” within the meaning of Treasury Regulations Sections 1.721-2(f) and 1.761-3(b)(2) and shall not be treated as a partnership interest pursuant to Treasury Regulations Section 1.761-3(a). The parties hereto acknowledge and agree that the transaction described in this Section 3.03(b) will result in a “revaluation of partnership property” and corresponding adjustments to Capital Account balances as described in Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations.

Section 3.04 Authorization and Issuance of Additional Units and Warrants.

(a) Except as otherwise determined by the Manager, the Company, the Manager and the Corporation shall undertake all actions, including, without limitation, an issuance, reclassification, distribution, division or recapitalization, with respect to the Common Units, the Sponsor Earnout Units, the Class A Common Stock (including the Sponsor Earnout Class A Shares) or Class B Common Stock, as applicable, to maintain at all times (i) a one-to-one ratio between the number of Common Units owned by the Corporation, directly or indirectly, and the number of outstanding shares of Class A Common Stock (not including the Sponsor Earnout Class A Shares), (ii) a one-to-one ratio between the number of Sponsor Earnout Units owned by the Corporation, directly or indirectly, and the number of outstanding Sponsor Earnout Class A Shares, and (iii) a one-to-one ratio between the number of Common Units owned by Members (other than the Corporation and its Subsidiaries), directly or indirectly, and the number of outstanding shares of Class B Common Stock, in each case, disregarding, for purposes of maintaining the one-to-one ratio, (A) Unvested Corporate Shares, (B) treasury stock or (C) preferred stock or other debt or Equity Securities (including any Corresponding Rights) issued by the Corporation that are convertible into or exercisable or exchangeable for Class A Common Stock (except to the extent the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, exercise or exchange thereof, has been contributed by the Corporation to the equity capital of the Company) ; provided that, in each of the foregoing cases of clauses (A) and (C), the issuance of Class A Common Stock in connection with the Vesting Date, conversion, exercise or exchange, as applicable, of such Unvested Corporate Shares, preferred stock or other debt or Equity Securities, as applicable, shall not be disregarded for purposes of this Section 3.04. Except as otherwise determined by the Manager, in the event the Corporation issues, transfers or delivers from treasury stock or repurchases or redeems Class A Common Stock in a transaction not contemplated in this Agreement, the Manager, the Company and the Corporation shall take all actions such that, after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions, the number of outstanding Common Units and Sponsor Earnout Units owned, directly or indirectly, by the Corporation will equal on a one-for-one basis the number of

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outstanding shares of Class A Common Stock (including Sponsor Earnout Class A Shares). Except as otherwise determined by the Manager, in the event the Corporation issues, transfers or delivers from treasury stock or repurchases or redeems the Corporation’s preferred stock in a transaction not contemplated in this Agreement, the Manager, the Company and the Corporation shall take all actions such that, after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions, the Corporation, directly or indirectly, holds (in the case of any issuance, transfer or delivery) or ceases to hold (in the case of any repurchase or redemption) Equity Securities in the Company which (in the good faith determination by the Manager) are in the aggregate substantially economically equivalent to the outstanding preferred stock of the Corporation so issued, transferred, delivered, repurchased or redeemed. Except as otherwise determined by the Manager, in the event the Corporation issues, transfers or delivers from treasury stock or repurchases or redeems Class B Common Stock in a transaction not contemplated in this Agreement, the Manager, and the Company shall take all actions such that, after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions, the number of outstanding Common Units owned, directly or indirectly, by the Members (other than the Corporation and its Subsidiaries), directly or indirectly, will equal on a one-for-one basis the number of outstanding shares of Class B Common Stock. Except as otherwise determined by the Manager, the Company, the Manager and the Corporation shall not undertake any subdivision (by any Common Unit or Sponsor Earnout Unit split, stock split, Common Unit or Sponsor Earnout Unit distribution, stock distribution, reclassification, division, recapitalization or similar event) or combination (by reverse Common Unit or Sponsor Earnout Unit split, reverse stock split, reclassification, division, recapitalization or similar event) of the Common Units or Sponsor Earnout Units, Class A Common Stock (including Sponsor Earnout Class A Shares) or Class B Common Stock, as applicable, that is not accompanied by an identical subdivision or combination of Class A Common Stock, Sponsor Earnout Class A Shares, Class B Common Stock or Common Units (including Sponsor Earnout Units, as applicable) respectively, to maintain at all times (x) a one-to-one ratio between the number of Common Units owned, directly or indirectly, by the Corporation and the number of outstanding shares of Class A Common Stock (not including the Sponsor Earnout Class A Shares), (y) a one-to-one ratio between the number of Sponsor Earnout Units owned, directly or indirectly, by the Corporation and the number of outstanding Sponsor Earnout Class A Shares or (z) a one-to-one ratio between the number of Common Units owned by Members (other than the Corporation and its Subsidiaries) and the number of outstanding shares of Class B Common Stock, in each case, unless such action is necessary to maintain at all times a one-to-one ratio between either the number of Common Units and Sponsor Earnout Units owned, directly or indirectly, by the Corporation and the number of outstanding shares of Class A Common Stock (including Sponsor Earnout Class A Shares) or the number of Common Units owned by Members (other than the Corporation and its Subsidiaries) and the number of outstanding shares of Class B Common Stock, in each case as contemplated by the first sentence of this Section 3.04(a).

(b) Excluding warrants, options or similar instruments governed by Section 3.10 (the “Excluded Instruments”), the exercise of which shall be governed by such Section 3.10 and not this Section 3.04(b), in the event any holder of a warrant to purchase shares of Class A Common Stock (the “Upstairs Warrants”) exercises an Upstairs Warrant, then the Corporation shall cause a corresponding exercise (including by effecting such exercise in the same manner, i.e., by payment of a cash exercise price or on a cashless basis) of a Warrant with similar terms held by the Corporation, such that the number of shares of Class A Common Stock issued in connection with the exercise of such Upstairs Warrants shall be matched with a corresponding number of

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Common Units issued by the Company to the Corporation pursuant to a Warrant Agreement. Upon the valid exercise of a Warrant by the Corporation in accordance with a Warrant Agreement pursuant to the immediately preceding sentence, the Company shall issue to the Corporation the number of Common Units contemplated thereby, free and clear of all liens and encumbrances other than those arising under applicable securities laws and this Agreement. The Corporation agrees that it will not exercise any Warrants other than in connection with the corresponding exercise of an Upstairs Warrant. In the event that an Upstairs Warrant is redeemed, the Company will redeem a Warrant with similar terms held by the Corporation.

(c) The Company shall only be permitted to issue additional Common Units, and/or establish other classes or series of Units or other Equity Securities in the Company to the Persons and on the terms and conditions provided for in Section 3.02, this Section 3.04, Section 3.10 and Section 3.11. Subject to the foregoing, the Manager may cause the Company to issue additional Common Units authorized under this Agreement and/or establish other classes or series of Units or other Equity Securities in the Company at such times and upon such terms as the Manager shall determine and the Manager shall amend this Agreement as necessary in connection with the issuance of additional Common Units, to establish other classes or series of Units or other Equity Securities in the Company, or admission of additional Members under this Section 3.04, in each case without the requirement of any consent or acknowledgement of any other Member.

Section 3.05 Repurchase or Redemption of Shares of Class A Common Stock. Except as otherwise determined by the Manager, if at any time, any shares of Class A Common Stock are repurchased or redeemed (whether by exercise of a put or call, automatically or by means of another arrangement) by the Corporation for cash, then the Manager shall cause the Company, immediately prior to such repurchase or redemption of Class A Common Stock, to redeem a corresponding number of Common Units held (directly or indirectly) by the Corporation, at an aggregate redemption price equal to the aggregate purchase or redemption price of the shares of Class A Common Stock being repurchased or redeemed by the Corporation (plus any expenses related thereto) and upon such other terms as are the same for the shares of Class A Common Stock being repurchased or redeemed by the Corporation; provided, if the Corporation uses funds received from distributions from the Company or the net proceeds from an issuance of Class A Common Stock to fund such repurchase or redemption, then the Company shall cancel a corresponding number of Common Units held (directly or indirectly) by the Corporation for no consideration. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any repurchase or redemption if such repurchase or redemption would violate any applicable Law.

Section 3.06 Certificates Representing Units; Lost, Stolen or Destroyed Certificates; Registration and Transfer of Units.

(a) Units shall not be certificated unless otherwise determined by the Manager. If the Manager determines that one or more Units shall be certificated, each such certificate shall be signed by or in the name of the Company, by the Chief Executive Officer, Chief Financial Officer, General Counsel, Secretary or any other officer designated by the Manager, representing the number of Units held by such holder. Such certificate shall be in such form (and shall contain such legends) as the Manager may determine. Any or all of such signatures on any certificate representing one or more Units may be a facsimile, engraved or printed, to the extent permitted by

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applicable Law. No Units shall be treated as a “security” within the meaning of Article 8 of the Uniform Commercial Code unless all Units then outstanding are certificated; notwithstanding anything to the contrary herein, including Section 15.03, the Manager is authorized to amend this Agreement in order for the Company to opt-in to the provisions of Article 8 of the Uniform Commercial Code without the consent or approval of any Member of any other Person.

(b) If Units are certificated, the Manager may direct that a new certificate representing one or more Units be issued in place of any certificate theretofore issued by the Company alleged to have been lost, stolen or destroyed, upon delivery to the Manager of an affidavit of the owner or owners of such certificate, setting forth such allegation. The Manager may require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

(c) To the extent Units are certificated, upon surrender to the Company or the transfer agent of the Company, if any, of a certificate for one or more Units, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, in compliance with the provisions hereof, the Company shall issue a new certificate representing one or more Units to the Person entitled thereto, cancel the old certificate and record the transaction upon its books. Subject to the provisions of this Agreement, the Manager may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, Transfer and registration of Units.

Section 3.07 Negative Capital Accounts. No Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).

Section 3.08 No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contribution or Capital Account or to receive any Distribution from the Company, except as expressly provided in this Agreement.

Section 3.09 Loans From Members. Loans by Members to the Company shall not be considered Capital Contributions. Subject to the provisions of Section 3.01(c), the amount of any such advances shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such advances are made.

Section 3.10 Corporate Stock Option Plans and Equity Plans.

(a) Options Granted to Persons other than LLC Employees. If at any time or from time to time, in connection with any Stock Option Plan, a stock option granted over shares of Class A Common Stock to a Person other than an LLC Employee is duly exercised, the following will occur or be deemed to have occurred:

(i) The Corporation shall, as soon as practicable after such exercise, make a Capital Contribution to the Company in an amount equal to the exercise price paid to the Corporation by such exercising Person in connection with the exercise of such stock option.

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(ii) Notwithstanding the amount of the Capital Contribution actually made pursuant to Section 3.10(a)(i), the Corporation shall be deemed to have contributed to the Company as a Capital Contribution, in lieu of the Capital Contribution actually made and in consideration of additional Common Units, an amount equal to the Value of a share of Class A Common Stock as of the date of such exercise multiplied by the number of shares of Class A Common Stock then being issued by the Corporation in connection with the exercise of such stock option.

(iii) The Corporation shall receive in exchange for such Capital Contributions (as deemed made under Section 3.10(a)(ii)), a number of Common Units equal to the number of shares of Class A Common Stock for which such option was exercised.

(b) Options Granted to LLC Employees. If at any time or from time to time, in connection with any Stock Option Plan, a stock option granted over shares of Class A Common Stock to an LLC Employee is duly exercised:

(i) The Corporation shall be deemed to sell to the Optionee, and the Optionee shall be deemed to purchase from the Corporation, for a cash price per share equal to the Value of a share of Class A Common Stock at the time of the exercise, the number of shares of Class A Common Stock equal to the quotient of (x) the exercise price payable by the Optionee in connection with the exercise of such stock option divided by (y) the Value of a share of Class A Common Stock at the time of such exercise.

(ii) The Corporation shall sell to the Company (or if the Optionee is an employee of, or other service provider to, a Subsidiary, the Corporation shall sell to such Subsidiary), and the Company (or such Subsidiary, as applicable) shall purchase from the Corporation, a number of shares of Class A Common Stock equal to the difference between (x) the number of shares of Class A Common Stock as to which such stock option is being exercised minus (y) the number of shares of Class A Common Stock sold pursuant to Section 3.10(b)(i) hereof. The purchase price per share of Class A Common Stock for such sale of shares of Class A Common Stock to the Company (or such Subsidiary) shall be the Value of a share of Class A Common Stock as of the date of exercise of such stock option.

(iii) The Company shall transfer to the Optionee (or if the Optionee is an employee of, or other service provider to, a Subsidiary, the Subsidiary shall transfer to the Optionee) at no additional cost to such LLC Employee and as additional compensation (and not a distribution) to such LLC Employee, the number of shares of Class A Common Stock described in Section 3.10(b)(ii).

(iv) The Corporation shall, as soon as practicable after such exercise, make a Capital Contribution to the Company in an amount equal to all proceeds received (from whatever source, but excluding any payment in respect of payroll taxes or other withholdings) by the Corporation in connection with the exercise of such stock option. The Corporation shall receive for such Capital Contribution, a number of Common Units equal to the number of shares of Class A Common Stock for which such option was exercised.

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(c) Restricted Stock Granted to LLC Employees. If (i) at any time or from time to time, in connection with any Equity Plan (other than a Stock Option Plan) any shares of Class A Common Stock are issued to an LLC Employee (including any shares of Class A Common Stock that are subject to forfeiture in the event such LLC Employee terminates his or her employment with the Company or any Subsidiary or that are otherwise subject to vesting or other conditions) in consideration for services performed for the Company or any Subsidiary, or (ii) any Management Earn Out Class A Shares are issued by the Corporation:

(i) The Corporation shall issue such number of shares of (x) Class A Common Stock as are to be issued to such LLC Employee in accordance with the Equity Plan or (y) Management Earnout Class A Shares as are to be issued to such LLC Employee (or into escrow to be held on behalf of such LLC Employee), as applicable;

(ii) On the date (such date, the “Vesting Date”) that the Value of such shares is includible in taxable income of such LLC Employee, the following events will be deemed to have occurred: (1) the Corporation shall be deemed to have sold such shares of Class A Common Stock or Management Earnout Class A Shares, as applicable, to the Company (or if such LLC Employee is an employee of, or other service provider to, a Subsidiary, to such Subsidiary) for a purchase price equal to the Value of such shares of Class A Common Stock or Management Earnout Class A Shares, as applicable, (2) the Company (or such Subsidiary) shall be deemed to have delivered such shares of Class A Common Stock or Management Earnout Class A Shares, as applicable, to such LLC Employee, (3) the Corporation shall be deemed to have contributed the purchase price for such shares of Class A Common Stock or Management Earnout Class A Shares, as applicable, to the Company as a Capital Contribution, and (4) in the case where such LLC Employee is an employee of a Subsidiary, the Company shall be deemed to have contributed such amount to the capital of the Subsidiary; provided, that the Corporation or the Company, as applicable, shall promptly notify such other party after becoming aware of any action that is reasonably likely to cause a Vesting Date to be set (including as a result of making of an election under Section 83(b) of the Code with respect to a Management Earnout Class A Share); and

(iii) The Company shall issue to the Corporation on the Vesting Date a number of Common Units equal to the number of shares of Class A Common Stock or Management Class A Earnout Shares, as applicable, issued under Section 3.10(c)(i) in consideration for a Capital Contribution that the Corporation is deemed to make to the Company pursuant to clause (3) of Section 3.10(c)(ii) above.

(iv) In the event that shares of Class A Common Stock described in this Section 3.10(c) are forfeited after a Vesting Date has occurred, the Common Units issued to the Corporation pursuant to Section 3.10(c)(iii) with respect to such Class A Common Stock shall also be forfeited.

(d) Future Stock Incentive Plans. Nothing in this Agreement shall be construed or applied to preclude or restrain the Corporation from adopting, modifying or terminating stock incentive plans for the benefit of employees, directors or other business associates of the Corporation, the Company or any of their respective Affiliates. The Members acknowledge and agree that, in the event that any such plan is adopted, modified or terminated by the Corporation,

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amendments to this Section 3.10 may become necessary or advisable and that any approval or consent to any such amendments requested by the Corporation shall be deemed granted by the Manager and the Members, as applicable, without the requirement of any further consent or acknowledgement of any other Member.

(e) Anti-dilution adjustments. For all purposes of this Section 3.10, the number of shares of Class A Common Stock and the corresponding number of Common Units shall be determined after giving effect to all anti-dilution or similar adjustments that are applicable, as of the date of exercise or vesting, to the option, warrant, restricted stock or other equity interest that is being exercised or becomes vested under the applicable Stock Option Plan or other Equity Plan and applicable award or grant documentation.

Section 3.11 Dividend Reinvestment Plan, Cash Option Purchase Plan, Stock Incentive Plan or Other Plan. Except as may otherwise be provided in this Article III, all amounts received or deemed received by the Corporation in respect of any dividend reinvestment plan, cash option purchase plan, stock incentive or other stock or subscription plan or agreement, either (a) shall be utilized by the Corporation to effect open market purchases of shares of Class A Common Stock, or (b) if the Corporation elects instead to issue new shares of Class A Common Stock with respect to such amounts, shall be contributed by the Corporation to the Company in exchange for additional Common Units. Upon such contribution, the Company will issue to the Corporation a number of Common Units equal to the number of new shares of Class A Common Stock so issued.

ARTICLE IV.

DISTRIBUTIONS

Section 4.01 Distributions.

(a) Distributable Cash; Other Distributions. To the extent permitted by applicable Law and hereunder, Distributions to Members may be declared by the Manager out of Distributable Cash or other funds or property legally available therefor in such amounts, at such time and on such terms (including the payment dates of such Distributions) as the Manager in its sole discretion shall determine using such record date as the Manager may designate. All Distributions made under this Section 4.01 shall be made to the Members holding Common Units as of the close of business on such record date on a pro rata basis in accordance with each Member’s Percentage Interest of such Common Units (other than, for the avoidance of doubt, any distributions made pursuant to Section 4.01(b)(v)) as of the close of business on such record date; provided, however, that the Manager shall have the obligation to make Distributions as set forth in Sections 4.01(b) and 14.02; provided, further, that notwithstanding any other provision herein to the contrary, no Distributions shall be made to any Member to the extent such Distribution would render the Company insolvent or violate the Delaware Act. For purposes of the foregoing sentence, “insolvency” means the inability of the Company to meet its payment obligations when due. In furtherance of the foregoing, it is intended that the Manager shall, to the extent permitted by applicable Law and hereunder, have the right in its sole discretion to make Distributions of Distributable Cash to the Members pursuant to this Section 4.01(a) in such amounts as shall enable the Corporation to meet its obligations, including its obligations pursuant to the Tax Receivable Agreement (to the extent such obligations are not otherwise able to be satisfied as a result of Tax Distributions required to be made pursuant to Section 4.01(b)). For the avoidance of doubt, except

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as otherwise provided in Section 4.01(b), no holder of any Sponsor Earnout Unit or Management Earnout Unit shall be entitled to receive any Distributions in respect thereof, unless and until such Sponsor Earnout Unit is converted into a Common Unit in accordance with the terms hereof or the Management Earnout Class A Share related to such Management Earnout Unit is released from escrow pursuant to Section 4.01 of the Transaction Agreement (after which time, such holder shall be entitled to Distributions in respect of such Common Unit that are declared from and after the time of such conversion or release); provided, that, no later than five (5) Business Days following the conversion of a Sponsor Earnout Unit into a Common Unit or release of a Management Earnout Class A Share from escrow pursuant to Section 4.01 of the Transaction Agreement, as applicable, the Company shall pay the holder of such Sponsor Earnout Unit or the Management Earnout Unit relating to such released Management Earnout Class A Share, as applicable, all Distributions pursuant to this Section 4.01(a) (and if any in-kind Distribution was made prior to such conversion or release, to the extent feasible (and not requiring any approval other than that of the Manager in its capacity as such) identical property, or if not feasible (or if requiring any such approval), an amount in cash equal to the greater of the Fair Market Value (on a per Common Unit basis) of such in-kind Distribution (x) at the time such Distribution was made and (y) at the time such Distribution Catch-Up Payment is made) that were made prior to such conversion or release, as applicable, and that would have been made to such holder with respect to such Sponsor Earnout Unit or the Management Earnout Unit relating to such released Management Earnout Class A Share, as applicable, had such Sponsor Earnout Unit already converted into a Common Unit or had the Management Earnout Unit related to such released Management Earnout Class A Share been issued on the Effective Date and not subject to the restriction on Distributions otherwise set forth in this sentence, as applicable, prior to the declaration and making of such Distribution (each such distribution, a “Distribution Catch-Up Payment”). For the avoidance of doubt, the Distribution Catch-Up Payments shall not include any Tax Distributions. To the extent that the conversion date in respect of a Sponsor Earnout Unit or escrow release date in respect of a Management Earnout Class A Share, as applicable, occurs following the date that a Distribution is declared under this Section 4.01(a) but on or before the date such Distribution is paid, then the amount distributable on each Unit in such Distribution shall not be included in the Distribution Catch-Up Payment, and instead, the holder of such Sponsor Earnout Unit or the Management Earnout Unit relating to the released Management Earnout Class A Share, as applicable, shall be entitled to receive such Distribution when paid to the holders of Common Units, assuming such holder continues to hold a Common Unit on the record date with respect to such Distribution (and if not, such Distribution shall be included in the Distribution Catch-Up Payment).

(b) Tax Distributions.

(i) With respect to each Taxable Year, the Company shall, to the extent permitted by applicable Law, make cash distributions (“Tax Distributions”) to each Member in accordance with, and to the extent of, such Member’s Assumed Tax Liability. Tax Distributions pursuant to this Section 4.01(b)(i) shall be estimated by the Company on a quarterly basis and, to the extent feasible, shall be distributed to the Members (together with a statement showing the calculation of such Tax Distribution and an estimate of the Company’s net taxable income allocable to each Member for such period) on a quarterly basis on April 15th, June 15th, September 15th and December 15th (or such other dates for which corporations or individuals are required to make quarterly estimated tax payments for U.S. federal income tax purposes, whichever is earlier) (each, a “Quarterly Tax

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Distribution”); provided, that the foregoing shall not restrict the Company from making a Tax Distribution on any other date as the Company determines is necessary to enable the Members to timely make estimated income tax payments. Quarterly Tax Distributions shall take into account the estimated taxable income or loss of the Company for the Taxable Year through the end of the relevant quarterly period. A final accounting for Tax Distributions shall be made for each Taxable Year after the allocation of the Company’s actual net taxable income or loss has been determined and any shortfall in the amount of Tax Distributions a Member received for such Taxable Year based on such final accounting shall promptly be distributed to such Member. For the avoidance of doubt, any excess Tax Distributions a Member receives with respect to any Taxable Year shall reduce future Tax Distributions otherwise required to be made to such Member with respect to any subsequent Taxable Year.

(ii) To the extent a Member otherwise would be entitled to receive less than its Percentage Interest of Common Units of the aggregate Tax Distributions to be paid pursuant to this Section 4.01(b) (other than any distributions made pursuant to Section 4.01(b)(v)) on any given date, the Tax Distributions to such Member shall be increased to ensure that all Distributions made pursuant to this Section 4.01(b) are made pro rata in accordance with the Members’ respective Percentage Interests of Common Units. If, on the date of a Tax Distribution, there are insufficient funds on hand to distribute to the Members the full amount of the Tax Distributions to which such Members are otherwise entitled, Distributions pursuant to this Section 4.01(b) shall be made to the Members pro rata in accordance with their Percentage Interest of Common Units, to the extent of available funds in accordance with their Percentage Interests of Common Units and the Company shall make future Tax Distributions as soon as sufficient funds become available to pay the remaining portion of the Tax Distributions to which such Members are otherwise entitled.

(iii) In the event of any audit by, or similar event with, a Governmental Entity that affects the calculation of any Member’s Assumed Tax Liability for any Taxable Year (other than an audit conducted pursuant to the Revised Partnership Audit Provisions for which no election is made pursuant to Section 6226 thereof and the Treasury Regulations promulgated thereunder), or in the event the Company files an amended tax return or administrative adjustment request, each Member’s Assumed Tax Liability with respect to such year shall be recalculated by giving effect to such event (for the avoidance of doubt, taking into account interest or penalties). Any shortfall in the amount of Tax Distributions the Members and former Members received for the relevant Taxable Years based on such recalculated Assumed Tax Liability promptly shall be distributed to such Members and the successors of such former Members, except, for the avoidance of doubt, to the extent Distributions were made to such Members and former Members pursuant to Section 4.01(a) and this Section 4.01(b) in the relevant Taxable Years sufficient to cover such shortfall.

(iv) Notwithstanding the foregoing, Tax Distributions pursuant to this Section 4.01(b) (other than, for the avoidance of doubt, any distributions made pursuant to Section 4.01(b)(v)), if any, shall be made to a Member only to the extent all previous Tax Distributions to such Member pursuant to Section 4.01(b) with respect to the Taxable Year are less than the Tax Distributions such Member otherwise would have been entitled to receive with respect to such Taxable Year pursuant to this Section 4.01(b).

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(v) Notwithstanding the foregoing and anything to the contrary in this Agreement, a final accounting for distributions under Section 4.1.3 of the Second A&R LLC Agreement in respect of the taxable income of the Company shall be made by the Company following the Effective Time and, based on such final accounting, the Company shall make a distribution to the Pre-Transaction Members (or in the case of any Pre-Transaction Member that no longer exists, the successor of such Pre-Transaction Member) in accordance with the applicable terms of the Second A&R LLC Agreement to the extent of any shortfall in the amount of distributions the Pre-Transaction Members received prior to the Effective Time under Section 4.1.3 of the Second A&R LLC Agreement with respect to taxable income of the Company for such portion of such Taxable Year that will be allocated to the Pre-Transaction Members (determined pursuant to Section 706 of the Code and as otherwise expressly provided for in Section 9.14 of the Transaction Agreement). For the avoidance of doubt, the amount of distributions to be made pursuant to this Section 4.01(b)(v) shall be calculated pursuant to the methodology set forth in Section 4.1.3 of the Second A&R LLC Agreement and notwithstanding anything to the contrary, shall not include any amount attributable to Prepaid Subscription Income described in the definition of Assumed Tax Liability.

ARTICLE V.

CAPITAL ACCOUNTS; ALLOCATIONS; TAX MATTERS

Section 5.01 Capital Accounts.

(a) The Company shall maintain a separate Capital Account for each Member according to the rules of Treasury Regulations Section 1.704-1(b)(2)(iv). For this purpose, the Company may (in the discretion of the Manager), upon the occurrence of the events specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such Treasury Regulations and Treasury Regulations Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of the Company’s property; provided, that (1) if any noncompensatory options (including the Warrants) are outstanding upon the occurrence of any revaluation of the Company’s property, the Company shall adjust the Book Values of its properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2) and (2) the Company shall effect a revaluation of the Company’s property upon the conversion of any Sponsor Earnout Units into Common Units upon the occurrence of a Vesting Event in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s).

(b) For purposes of computing the amount of any item of income, gain, loss or deduction with respect to the Company to be allocated pursuant to this Article V and to be reflected in the Capital Accounts of the Members, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose); provided, however, that:

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(i) the computation of all items of income, gain, loss and deduction shall include those items described in Code Section 705(a)(l)(B) or Code Section 705(a)(2)(B) and Treasury Regulations Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includible in gross income or are not deductible for U.S. federal income tax purposes.

(ii) if the Book Value of any property of the Company is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property;

(iii) items of income, gain, loss or deduction attributable to the disposition of property of the Company having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property;

(iv) items of depreciation, amortization and other cost recovery deductions with respect to property of the Company having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g); and

(v) to the extent an adjustment to the adjusted tax basis of any asset of the Company pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

Section 5.02 Allocations. Except as otherwise provided in Section 5.03 and Section 5.04, Net Profits and Net Losses for any Taxable Year or Fiscal Period shall be allocated among the Capital Accounts of the Members pro rata in accordance with their respective Percentage Interests of Common Units.

Section 5.03 Regulatory Allocations.

(a) Losses attributable to partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). Except as otherwise provided for in Section 5.03(b), if there is a net decrease during a Taxable Year in partner nonrecourse debt minimum gain (as defined in Treasury Regulations Section 1.704-2(i)(3)), Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) shall be allocated to the Members in the amounts and of such character as determined according to Treasury Regulations Section 1.704-2(i)(4).

(b) Nonrecourse deductions (as determined according to Treasury Regulations Section 1.704-2(b)(1)) for any Taxable Year shall be allocated pro rata among the Members in accordance with their Percentage Interests of Common Units. If there is a net decrease in the Minimum Gain during any Taxable Year, each Member shall be allocated Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) in the amounts and of such character as determined according to Treasury Regulations Section 1.704-2(f). This Section 5.03(b) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulations Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.

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(c) If any Member that unexpectedly receives an adjustment, allocation or Distribution described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) has an Adjusted Capital Account Deficit as of the end of any Taxable Year, after all other allocations pursuant to Sections 5.02, 5.03, 5.04 and 5.05 have been tentatively made as if this Section 5.03(c) were not in this Agreement, then Profits for such Taxable Year shall be allocated to such Member in proportion to, and to the extent of, such Adjusted Capital Account Deficit. This Section 5.03(c) is intended to be a qualified income offset provision as described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(d) If the allocation of Net Losses (or items of Losses) to a Member as provided in Section 5.02 would create or increase an Adjusted Capital Account Deficit, there shall be allocated to such Member only that amount of Losses as will not create or increase an Adjusted Capital Account Deficit. The Net Losses that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated to the other Members in accordance with their relative Percentage Interests of Common Units, subject to this Section 5.03(d).

(e) Profits and Losses described in Section 5.01(b)(v) shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(j) and (m).

(f) Notwithstanding anything to the contrary contained in this Agreement, (1) no allocations of Net Profits or Net Losses shall be made in respect of any Sponsor Earnout Units in determining Capital Accounts unless and until such Sponsor Earnout Units are converted into Common Units upon the occurrence of a Vesting Event; (2) in the event the Book Value of any Company asset is adjusted pursuant to the definition of Book Value upon the conversion of any Sponsor Earnout Units into Common Units, any Net Profits or Net Losses resulting from such adjustment shall, in the manner reasonably determined by the Manager, be allocated among the Members such that the Capital Account balance relating to each Common Unit (including the Sponsor Earnout Units that have been converted into Common Units), after taking into account the Distribution Catch-Up Payment, is equal in amount immediately after making such allocation in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s); provided, that if the foregoing allocations pursuant to clause (2) are insufficient to cause the Capital Account balance relating to each Common Unit to be so equal in amount, then the Manager, in its reasonable discretion, shall cause a Capital Account reallocation in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3) to cause the Capital Account balance relating to each Common Unit to be so equal in amount and (3) with respect to any Management Earnout Unit relating to a Management Earnout Class A Share for which a Code Section 83(b) election was not made by the management recipient of such Management Earnout Class A Share upon issuance of such Management Earnout Class A Share, Net Profits (or, if necessary, gross items thereof) for any Taxable Year of the Company in which the Vesting Date for such Management Earnout Class A Share occurs shall be specially allocated to the related Management Earnout Unit in an amount that equals the Distribution Catch-Up Payment with respect to such Management Earnout Unit.

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(g) The allocations set forth in Section 5.03(a) through and including Section 5.03(e) (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate Net Profit and Net Loss of the Company or make Distributions. Accordingly, notwithstanding the other provisions of this Article V, but subject to the Regulatory Allocations, income, gain, deduction and loss with respect to the Company shall be reallocated among the Members so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Members to be in the amounts (or as close thereto as possible) they would have been if Net Profit and Net Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Members anticipate that this will be accomplished by specially allocating other Profit and Loss (and such other items of income, gain, deduction and loss) among the Members so that the net amount of the Regulatory Allocations and such special allocations to each such Member is zero. In addition, if in any Taxable Year or Fiscal Period there is a decrease in partnership minimum gain, or in partner nonrecourse debt minimum gain, and application of the minimum gain chargeback requirements set forth in Section 5.03(a) or Section 5.03(b) would cause a distortion in the economic arrangement among the Members, the Manager may, if it does not expect that the Company will have sufficient other income to correct such distortion, request the Internal Revenue Service to waive either or both of such minimum gain chargeback requirements pursuant to Treasury Regulations Section 1.704-2(f)(4). If such request is granted, this Agreement shall be applied in such instance as if it did not contain such minimum gain chargeback requirement.

Section 5.04 Final Allocations. Notwithstanding any contrary provision in this Agreement except Section 5.03, the Manager shall make appropriate adjustments to allocations of Net Profits and Net Losses to (or, if necessary, allocate items of gross income, gain, loss or deduction of the Company among) the Members upon the liquidation of the Company (within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations), the transfer of substantially all the Units (whether by sale or exchange or merger) or sale of all or substantially all the assets of the Company, such that, to the maximum extent possible, the Capital Accounts of the Members are proportionate to their Percentage Interests of Common Units. In each case, such adjustments or allocations shall occur, to the maximum extent possible, in the Taxable Year of the event requiring such adjustments or allocations.

Section 5.05 Tax Allocations.

(a) The income, gains, losses, deductions and credits of the Company will be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, deductions and credits among the Members for computing their Capital Accounts; provided that if any such allocation is not permitted by the Code or other applicable Law, the Company’s subsequent income, gains, losses, deductions and credits will be allocated among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b) Items of taxable income, gain, loss and deduction of the Company with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value using the traditional method set forth in Treasury Regulations Section 1.704-3(b).

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(c) If the Book Value of any asset of the Company is adjusted pursuant to Section 5.01(a), including adjustments to the Book Value of any asset of the Company in connection with the execution of this Agreement, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value using the traditional method set forth in Treasury Regulations Section 1.704-3(b).

(d) Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Members as determined by the Manager taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(e) For purposes of determining a Member’s share of the Company’s “excess nonrecourse liabilities” within the meaning of Treasury Regulations Section 1.752-3(a)(3), each Member’s interest in income and gain shall be determined pursuant to any proper method, as reasonably determined by the Manager; provided, that each year the Manager shall use its reasonable best efforts (using in all instances any proper method permitted under applicable Law, including without limitation the “additional method” described in Treasury Regulations Section 1.752-3(a)(3)) to allocate a sufficient amount of the excess nonrecourse liabilities to those Members who would have at the end of the applicable Taxable Year, but for such allocation, taxable income due to the deemed distribution of money to such Member pursuant to Section 752(b) of the Code that is in excess of such Member’s adjusted tax basis in its Units; provided, further, that with respect to any of the Company’s “excess nonrecourse liabilities” that arise after the Effective Time, the Manager shall not be required to allocate “excess nonrecourse liabilities” in the manner described in the preceding proviso to the extent that the Manager determines in its sole discretion made in good faith that such allocation would reasonably be expected to have a material adverse impact on the Corporation (for this purpose, any such allocation that results in the Corporation having a lower tax basis in its interests in the Company but that does not otherwise cause the Corporation to have taxable income in the applicable Taxable Year in excess of the taxable income it otherwise would have been expected to have in such Taxable Year (including as a result of an actual or deemed distribution made to the Corporation in such Taxable Year) utilizing a different permissible allocation of “excess nonrecourse liabilities” shall not be considered a material adverse impact).

(f) If, as a result of an exercise of a noncompensatory option (including the Warrants) to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x). If, pursuant to Section 5.03(f), the Manager causes a Capital Account reallocation in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Manager shall make corrective allocations in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(4)(x).

(g) In the event any Common Units issued pursuant to Section 3.10(c) are subsequently forfeited, the Company may make forfeiture allocations with respect to such Common Units in the Taxable Year of such forfeiture in accordance with the principles of proposed Treasury Regulations Section 1.704-1(b)(4)(xii)(c), taking into account any amendments thereto and any temporary or final Treasury Regulations issued pursuant thereto.

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(h) Allocations pursuant to this Section 5.05 are solely for purposes of federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, Distributions or other items of the Company pursuant to any provision of this Agreement.

Section 5.06 Indemnification and Reimbursement for Payments on Behalf of a Member. If the Company or any other Person in which the Company holds an interest is obligated to pay any amount to a Governmental Entity (or otherwise makes a payment to a Governmental Entity) that is specifically attributable to a Member or a Member’s status as such (including federal income taxes, additions to tax, interest and penalties as a result of obligations of the Company pursuant to the Revised Partnership Audit Provisions, federal withholding taxes, state personal property taxes and state unincorporated business taxes, but excluding payments such as payroll taxes, withholding taxes, benefits or professional association fees and the like required to be made or made voluntarily by the Company on behalf of any Member based upon such Member’s status as an employee of the Company), then such Member shall indemnify the Company in full for the entire amount paid (including interest, penalties and related expenses). The Manager may offset Distributions to which a Member is otherwise entitled under this Agreement against such Member’s obligation to indemnify the Company under this Section 5.06. To the extent there are any amounts outstanding with respect to the Redeemed Units that are the subject of a Redemption or Direct Exchange as of the Redemption Date, the Redeeming Member shall fully satisfy its indemnification obligation under this Section 5.06 on the Redemption Date, immediately prior to the Redemption or Direct Exchange and in no event shall the Corporation have any liability with respect to any liability underlying such Redeeming Member’s indemnification obligation under this Section 5.06 that is outstanding on or prior to the date of such Redemption or Direct Exchange. In addition, notwithstanding anything to the contrary, each Member agrees that any Cash Settlement such Member is entitled to receive pursuant to Article XI may be offset by an amount equal to such Member’s obligation to indemnify the Company under this Section 5.06 and that such Member shall be treated as receiving the full amount of such Cash Settlement and paying to the Company an amount equal to such obligation. A Member’s obligation to make payments to the Company under this Section 5.06 shall survive the transfer or termination of any Member’s interest in any Units of the Company, the termination of this Agreement and the dissolution, liquidation, winding up and termination of the Company. In the event that the Company has been terminated prior to the date such payment is due, such Member shall make such payment to the Manager (or its designee), which shall distribute such funds in accordance with this Agreement. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 5.06, including instituting a lawsuit to collect such contribution with interest calculated at a rate per annum equal to the sum of the Base Rate plus 300 basis points (but not in excess of the highest rate per annum permitted by Law). Each Member hereby agrees to furnish to the Company such information and forms as required or reasonably requested by the Company in order to comply with any Laws and regulations governing withholding of tax or in order to claim any reduced rate of, or exemption from, withholding to which the Member is legally entitled. The Company may withhold any amount that it reasonably determines is required to be withheld from any amount otherwise payable to any Member hereunder, and any such withheld amount shall be

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deemed to have been paid to such Member for all purposes of this Agreement, unless otherwise reimbursed by such Member under this Section 5.06. For the avoidance of doubt, any income taxes, penalties, additions to tax and interest payable by the Company or any fiscally transparent entity in which the Company owns an interest that are attributable to income or gain that is (or otherwise would be) passed through to the Members under applicable Law shall be treated as specifically attributable to the Members and shall be allocated among the Members such that the burden of (or any diminution in distributable proceeds resulting from) any such amounts is borne by those Members to whom such amounts are specifically attributable, in each case as reasonably determined by the Manager. Notwithstanding anything to the contrary, to the extent of any conflict between this Section 5.06 and Section 9.14 of the Transaction Agreement, Section 9.14 of the Transaction Agreement shall control with respect to the matters described therein.

ARTICLE VI.

MANAGEMENT

Section 6.01 Authority of Manager; Officer Delegation.

(a) Except for situations in which the approval of any Member(s) is specifically required by this Agreement, (i) all management powers over the business and affairs of the Company shall be exclusively vested in the Corporation, as the sole managing member of the Company (the Corporation, in such capacity, the “Manager”), (ii) the Manager shall conduct, direct and exercise full control over all activities of the Company and (iii) no other Member shall have any right, authority or power to vote, consent or approve any matter, whether under the Delaware Act, this Agreement or otherwise. The Manager shall be the “manager” of the Company for the purposes of the Delaware Act. Except as otherwise expressly provided for herein and subject to the other provisions of this Agreement, the Members hereby consent to the exercise by the Manager of all such powers and rights conferred on the Members by the Delaware Act with respect to the management and control of the Company. Any vacancies in the position of Manager shall be filled in accordance with Section 6.04.

(b) Without limiting the authority of the Manager to act on behalf of the Company, the day-to-day business and operations of the Company shall be overseen and implemented by officers of the Company (each, an “Officer” and collectively, the “Officers”), subject to the limitations imposed by the Manager. An Officer may, but need not, be a Member. Each Officer shall be appointed by the Manager and shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. Any one Person may hold more than one office. Subject to the other provisions of this Agreement (including in Section 6.07 below), the salaries or other compensation, if any, of the Officers of the Company shall be fixed from time to time by the Manager. The authority and responsibility of the Officers shall be limited to such duties as the Manager may, from time to time, delegate to them. Unless the Manager decides otherwise, if the title is one commonly used for officers of a business corporation formed under the General Corporation Law of the State of Delaware, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. All Officers shall be, and shall be deemed to be, officers and employees of the Company. An Officer may also perform one or more roles as an officer of the Manager. Any Officer may be removed at any time, with or without cause, by the Manager.

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(c) Subject to the other provisions of this Agreement, the Manager shall have the power and authority to effectuate the sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Company (including the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Company) or the merger, consolidation, conversion, division, reorganization or other combination of the Company with or into another entity, for the avoidance of doubt, without the prior consent of any Member or any other Person being required.

Section 6.02 Actions of the Manager. The Manager may act through any Officer or through any other Person or Persons to whom authority and duties have been delegated pursuant to Section 6.07.

Section 6.03 Resignation; No Removal. The Manager may resign at any time by giving written notice to the Members; provided, however, that any such resignation shall be subject to the appointment of a new Manager in accordance with Section 6.04. Unless otherwise specified in the notice, the resignation shall take effect upon receipt thereof by the Members (subject to the appointment of a new Manager in accordance with Section 6.04), and the acceptance of the resignation shall not be necessary to make it effective. For the avoidance of doubt, the Members have no right under this Agreement to remove or replace the Manager. Notwithstanding anything to the contrary herein, no replacement of the Corporation as the Manager shall be effective unless proper provision is made, in compliance with this Agreement, so that the obligations of the Corporation, its successor or assign (if applicable) and any new Manager and the rights of all Members under this Agreement and applicable Law remain in full force and effect. No appointment of a Person other than the Corporation (or its successor or assign, as applicable) as the Manager shall be effective unless the Corporation (or its successor or assign, as applicable) and the new Manager (as applicable) provide all other Members with contractual rights, directly enforceable by such other Members against the Corporation (or its successor, as applicable) and the new Manager (as applicable), to cause (a) the Corporation to comply with all of the Corporation’s obligations under this Agreement (in its capacity as a Member) and (b) the new Manager to comply with all of the Manger’s obligations under this Agreement.

Section 6.04 Vacancies. Vacancies in the position of Manager occurring for any reason shall be filled by the Corporation (or, if the Corporation has ceased to exist without any successor or assign, then by the holders of a majority in interest of the voting capital stock of the Corporation immediately prior to such cessation). For the avoidance of doubt, the Members (other than the Corporation) have no right under this Agreement to fill any vacancy in the position of Manager.

Section 6.05 Transactions Between the Company and the Manager. The Manager may cause the Company to contract and deal with the Manager, or any Affiliate of the Manager, provided, that such contracts and dealings (other than contracts and dealings between the Company and its Subsidiaries) are (i) on terms comparable to and competitive with those available to the Company from others dealing at arm’s length, (ii) approved by the Members (other than the Manager) holding a majority of the Percentage Interests of the Members (other than the Manager) or (iii) approved by the Disinterested Majority, and in each case, otherwise are permitted by the Credit Agreements; provided that the foregoing shall in no way limit the Manager’s rights under Sections 3.02, 3.04, 3.05 or 3.10. The Members hereby approve each of the contracts or agreements between or among the Manager or its Affiliates (other than the Company and its

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Subsidiaries), on the one hand, and the Company or its Affiliates (other than the Manager and any of the Company’s Subsidiaries), on the other hand, entered into on or prior to the date of this Agreement in accordance with the Second A&R LLC Agreement or that the board of managers of the Company or the Corporate Board has approved in connection with the Recapitalization or the transactions contemplated by the Transaction Agreement as of the date of this Agreement, including, but not limited to, the Common Unit and Sponsor Earnout Unit Subscription Agreement and the Tax Receivable Agreement.

Section 6.06 Reimbursement for Expenses. The Manager shall not be compensated for its services as Manager of the Company except as expressly provided in this Agreement. The Members acknowledge and agree that the Manager’s Class A Common Stock is publicly traded and, therefore, the Manager has access to the public capital markets and that such status and the services performed by the Manager will inure to the benefit of the Company and all Members; therefore, the Manager shall be reimbursed by the Company for any reasonable out-of-pocket expenses incurred on behalf of the Company, including, without limitation, all fees, expenses and costs associated with being a public company (including, without limitation, public reporting obligations, proxy statements, stockholder meetings, Stock Exchange fees, transfer agent fees, legal fees, SEC and FINRA filing fees and offering expenses) and maintaining its corporate existence. In the event that shares of Class A Common Stock are sold to underwriters in any subsequent public offering at a price per share that is lower than the price per share for which such shares of Class A Common Stock are sold to the public in such subsequent public offering, after taking into account underwriters’ discounts or commissions and brokers’ fees or commissions (such difference, the “Discount”) (i) the Manager shall be deemed to have contributed to the Company in exchange for newly issued Common Units the full amount for which such shares of Class A Common Stock were sold to the public and (ii) the Company shall be deemed to have paid the Discount as an expense. In accordance with the foregoing and Sections 2.04(b) and 2.04(c) of the Transaction Agreement, the Manager also shall be deemed to have contributed to the Company in exchange for newly issued Common Units the Acquiror Transaction Costs and Company Transaction Costs (in each case, as defined therein). To the extent practicable, expenses incurred by the Manager on behalf of or for the benefit of the Company shall be billed directly to and paid by the Company and, if and to the extent any reimbursements to the Manager or any of its Affiliates by the Company pursuant to this Section 6.06 constitute gross income to such Person (as opposed to the repayment of advances made by such Person on behalf of the Company), such amounts shall be treated as “guaranteed payments” within the meaning of Code Section 707(c) (unless otherwise required by the Code and Treasury Regulations) and shall not be treated as distributions for purposes of computing the Members’ Capital Accounts. Notwithstanding the foregoing, the Company shall not bear any obligations with respect to income tax of the Manager or any payments made pursuant to the Tax Receivable Agreement other than in a manner that is expressly contemplated under this Agreement.

Section 6.07 Delegation of Authority. The Manager (a) may, from time to time, delegate to one or more Persons such authority and duties as the Manager may deem advisable, and (b) may assign titles (including, without limitation, chief executive officer, president, chief financial officer, chief operating officer, general counsel, senior vice president, vice president, secretary, assistant secretary, treasurer or assistant treasurer) and delegate certain authority and duties to such Persons, which may be amended, restated or otherwise modified from time to time. Any number of titles may be held by the same individual. The salaries or other compensation, if any, of such agents of the Company shall be fixed from time to time by the Manager, subject to the other provisions in this Agreement.

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Section 6.08 Limitation of Liability of Manager.

(a) Except as otherwise provided herein or in an agreement entered into by such Person and the Company, neither the Manager nor any of the Manager’s Affiliates or Manager’s officers, directors, employees or other agents (collectively “Manager’s Representatives”) shall be liable to the Company, to any Member that is not the Manager or to any other Person bound by this Agreement for any act or omission performed or omitted by the Manager in its capacity as the sole managing member of the Company pursuant to authority granted to the Manager by this Agreement; provided, however, that, except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to the Manager’s or a Manager’s Representative’s intentional misconduct or knowing violation of Law or for any present or future material breaches of any representations, warranties or covenants by the Manager or any Manager’s Representative contained herein or in the Other Agreements with the Company. The Manager may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and shall not be responsible for any misconduct or negligence on the part of any such agent (so long as such agent was selected in good faith and with reasonable care). The Manager shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by the Manager in good faith reliance on such advice shall in no event subject the Manager to liability to the Company or any Member that is not the Manager.

(b) To the fullest extent permitted by applicable Law, whenever this Agreement or any other agreement contemplated herein provides that the Manager shall act in a manner which is, or provide terms which are, “fair and reasonable” to the Company or any Member that is not the Manager, the Manager shall determine such appropriate action or provide such terms considering, in each case, the relative interests of each party to such agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable United States generally accepted accounting practices or principles, notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of Law or equity or otherwise.

(c) In connection with the performance of its duties as the Manager of the Company, except as otherwise set forth herein, the Manager acknowledges that, solely in its capacity as Manager, it will owe to the Members the same fiduciary duties as it would owe to the stockholders of a Delaware corporation if it were a member of the board of directors of such a corporation and the Members were stockholders of such corporation.

Section 6.09 Investment Company Act. The Manager shall use its best efforts to ensure that the Company shall not be subject to registration as an investment company pursuant to the Investment Company Act.

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ARTICLE VII.

RIGHTS AND OBLIGATIONS OF MEMBERS AND MANAGER

Section 7.01 Limitation of Liability and Duties of Members.

(a) Except as provided in this Agreement or in the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and no Member or Manager shall be obligated personally for any such debts, obligations, contracts or liabilities of the Company solely by reason of being a Member or the Manager (except to the extent and under the circumstances set forth in any non-waivable provision of the Delaware Act). Notwithstanding anything contained herein to the contrary, to the fullest extent permitted by applicable Law, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

(b) In accordance with the Delaware Act and the laws of the State of Delaware, a Member may, under certain circumstances, be required to return amounts previously distributed to such Member. It is the intent of the Members that no Distribution to any Member pursuant to Articles IV or XIV shall be deemed a return of money or other property paid or distributed in violation of the Delaware Act. The payment of any such money or Distribution of any such property to a Member shall be deemed to be a compromise within the meaning of Section 18-502(b) of the Delaware Act, and, to the fullest extent permitted by Law, any Member receiving any such money or property shall not be required to return any such money or property to the Company or any other Person, unless such distribution was made by the Company to its Members in clerical error. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of any other Member.

(c) To the fullest extent permitted by applicable Law, including Section 18-1101(c) of the Delaware Act, and notwithstanding any other provision of this Agreement (but subject, and without limitation, to Section 6.08 with respect to the Manager) or in any Agreement contemplated herein or applicable provisions of Law or equity or otherwise, the parties hereto hereby agree that to the extent that any Member (other than the Manager in its capacity as such) (or any Member’s Affiliate or any manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any Member or of any Affiliate of a Member) has duties (including fiduciary duties) to the Company, to the Manager, to another Member, to any Person who acquires an interest in a Unit or to any other Person bound by this Agreement, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by law, and replaced with the duties or standards expressly set forth herein, if any; provided, however, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. The elimination of duties (including fiduciary duties) to the Company, the Manager, each of the Members, each other Person who acquires an interest in a Unit and each other Person bound by this Agreement and replacement thereof with the duties or standards expressly set forth herein, if any, are approved by the Company, the Manager, each of the Members, each other Person who acquires an interest in a Unit and each other Person bound by this Agreement.

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Section 7.02 Lack of Authority. No Member, other than the Manager or a duly appointed Officer, in each case in its capacity as such, has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditure on behalf of the Company. The Members hereby consent to the exercise by the Manager of the powers conferred on it by Law and this Agreement.

Section 7.03 No Right of Partition. No Member, other than the Manager, shall have the right to seek or obtain partition by court decree or operation of Law of any property of the Company, or the right to own or use particular or individual assets of the Company.

Section 7.04 Indemnification.

(a) Subject to Section 5.06, the Company hereby agrees to indemnify and hold harmless any Person (each an “Indemnified Person”) to the fullest extent permitted under applicable Law, as the same now exists or may hereafter be amended, substituted or replaced (but, to the fullest extent permitted by applicable Law, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment, substitution or replacement), against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties) reasonably incurred or suffered by such Person (or one or more of such Person’s Affiliates) by reason of the fact that such Person is or was a Member or an Affiliate thereof (other than as a result of an ownership interest in the Corporation) or is or was serving as the Manager or a director, officer, employee or other agent of the Manager, the Partnership Representative, or a director, manager, Officer, employee or other agent of the Company or is or was serving at the request of the Company as a manager, officer, director, principal, member, employee or agent of another Person; provided, however, that no Indemnified Person shall be indemnified for any expenses, liabilities and losses suffered that are attributable to such Indemnified Person’s or its Affiliates’ fraud, willful misconduct or knowing violation of Law or for any present or future breaches of any representations, warranties or covenants by such Indemnified Person or its Affiliates contained herein or in Other Agreements with the Company. Reasonable expenses, including out-of-pocket attorneys’ fees, incurred by any such Indemnified Person in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company.

(b) The right to indemnification and the advancement of expenses conferred in this Section 7.04 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, bylaw, action by the Manager or otherwise.

(c) The Company shall maintain directors’ and officers’ liability insurance, or substantially equivalent insurance, at its expense, to protect any Indemnified Person against any expense, liability or loss described in Section 7.04(a) whether or not the Company would have the power to indemnify such Indemnified Person against such expense, liability or loss under the provisions of this Section 7.04. The Company shall use its commercially reasonable efforts to purchase and maintain property, casualty and liability insurance in types and at levels customary for companies of similar size engaged in similar lines of business, as determined in good faith by

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the Manager, and the Company shall use its commercially reasonable efforts to purchase directors’ and officers’ liability insurance (including employment practices coverage) with a carrier and in an amount determined necessary or desirable as determined in good faith by the Manager.

(d) The indemnification and advancement of expenses provided for in this Section 7.04 shall be provided out of and to the extent of Company assets only. No Member (unless such Member otherwise agrees in writing or is found in a non-appealable decision by a Governmental Entity of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity of the Company. The Company (i) shall be the primary indemnitor of first resort for such Indemnified Person pursuant to this Section 7.04 and (ii) shall be fully responsible for the advancement of all expenses and the payment of all damages or liabilities with respect to such Indemnified Person which are addressed by this Section 7.04.

(e) If this Section 7.04 or any portion hereof shall be invalidated on any ground by any Governmental Entity of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 7.04 to the fullest extent permitted by any applicable portion of this Section 7.04 that shall not have been invalidated and to the fullest extent permitted by applicable Law.

ARTICLE VIII.

BOOKS, RECORDS, ACCOUNTING AND REPORTS, AFFIRMATIVE COVENANTS

Section 8.01 Records and Accounting. The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company’s business, including all books and records necessary to provide any information, lists and copies of documents required pursuant to applicable Laws. All matters concerning (a) the determination of the relative amount of allocations and Distributions among the Members pursuant to Articles IV and V and (b) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Manager, whose determination shall be final and conclusive as to all of the Members absent manifest clerical error or common law fraud.

Section 8.02 Fiscal Year. The Fiscal Year of the Company shall end on December 31 of each year or such other date as may be established by the Manager.

Section 8.03 Inspection Rights. The Company shall permit each Member and each of its designated representatives, at such Member’s sole cost and expense, to examine the books and records of the Company or any of its Subsidiaries at the principal office of the Company or such other location as the Manager shall reasonably approve during normal business hours and upon reasonable notice for any purpose reasonably related to such Member’s Units; provided, that Manager has a right to keep confidential from the Members certain information in accordance with Section 18-305 of the Delaware Act.

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ARTICLE IX.

TAX MATTERS

Section 9.01 Preparation of Tax Returns. The Manager shall arrange for the preparation and timely filing of all tax returns required to be filed by the Company. The Manager shall use reasonable efforts (taking into account applicable extensions of time to file tax returns) to furnish, within two hundred fifteen (215) days of the close of each Taxable Year, to each Member a completed IRS Schedule K-1 (and any comparable state and local income tax form) and such other information as is reasonably requested by such Member relating to the Company that is necessary for such Member to comply with its tax reporting obligations. Subject to the terms and conditions of this Agreement and except as otherwise provided in this Agreement, in its capacity as Partnership Representative, the Corporation shall have the authority to prepare the tax returns of the Company using such permissible methods and elections as it determines in its reasonable discretion, including without limitation the use of any permissible method under Section 706 of the Code for purposes of determining the varying Units of its Members.

Section 9.02 Tax Elections. The Taxable Year shall be the Fiscal Year set forth in Section 8.02, unless otherwise required by Section 706 of the Code. The Manager shall cause the Company and each of its Subsidiaries that is treated as a partnership for U.S. federal income tax purposes to have in effect an election pursuant to Section 754 of the Code (or any similar provisions of applicable state, local or foreign tax Law) for the Taxable Year that includes the Effective Time and each subsequent Taxable Year, and the Manager shall take commercially reasonable efforts to cause each Person in which the Company owns a direct or indirect equity interest (other than a Subsidiary) that is so treated as a partnership to have in effect any such election for such Taxable Years. Each Member will upon request supply any information reasonably necessary to give proper effect to any such elections.

Section 9.03 Tax Controversies. The Manager shall cause the Company to take all necessary actions required by Law to designate the Corporation as the “tax matters partner” of the Company within the meaning of Section 6231 of the Code (as in effect prior to repeal of such section pursuant to the Revised Partnership Audit Provisions) with respect any Taxable Year beginning on or before December 31, 2017. The Manager shall further cause the Company to take all necessary actions required by Law to designate the Corporation as the “partnership representative” of the Company as provided in Section 6223(a) of the Code with respect to any Taxable Year of the Company beginning after December 31, 2017, and if the “partnership representative” is an entity, the Corporation is hereby authorized to designate an individual to be the sole individual through which such entity “partnership representative” will act (in such capacities, including in similar capacities under analogous provisions of state or local Law, collectively, the “Partnership Representative”). The Company and the Members shall cooperate fully with each other and shall use reasonable best efforts to cause the Corporation (or its designated individual, as applicable) to become the Partnership Representative with respect to any taxable period of the Company with respect to which the statute of limitations has not yet expired (and causing any tax matters partner, partnership representative or designated individual designated prior to the Effective Time to resign, be revoked or replaced, as applicable), including (as applicable) by filing certifications pursuant to Treasury Regulations Section 301.6231(a)(7)-1(d) and completing IRS Form 8979 or any other form or certificate required pursuant to Treasury Regulations Section 301.6223-1(e)(1). The Partnership Representative shall have the right and

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obligation to take all actions authorized and required, by the Code and Treasury Regulations (and analogous provisions of state or local Law) for the Partnership Representative and is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including any resulting administrative and judicial proceedings, and to expend Company funds for professional services reasonably incurred in connection therewith. Each Member agrees to cooperate with the Company and the Partnership Representative and to do or refrain from doing any or all things reasonably requested by the Company or the Partnership Representative with respect to the conduct of such proceedings. Without limiting the generality of the foregoing, with respect to any audit or other proceeding, the Partnership Representative shall be entitled to cause the Company (and any of its Subsidiaries) to make any available elections pursuant to Section 6226 of the Code (and similar provisions of state, local and other Law), and the Members shall cooperate to the extent reasonably requested by the Company in connection therewith. The Company shall reimburse the Partnership Representative for all reasonable out-of-pocket expenses incurred by the Partnership Representative, including reasonable fees of any professional attorneys, in carrying out its duties as the Partnership Representative. The provisions of this Section 9.03 shall survive the transfer or termination of any Member’s interest in any Units of the Company, the termination of this Agreement and the termination of the Company, and shall remain binding on each Member for the period of time necessary to resolve all tax matters relating to the Company, and shall be subject to the provisions of the Tax Receivable Agreement, as applicable.

Section 9.04 Transaction Agreement. Notwithstanding anything to the contrary, to the extent of any conflict between this Article IX and Section 9.14 of the Transaction Agreement, Section 9.14 of the Transaction Agreement shall control with respect to the matters described therein.

ARTICLE X.

RESTRICTIONS ON TRANSFER OF UNITS; CERTAIN TRANSACTIONS

Section 10.01 Transfers by Members. No holder of Units shall Transfer any interest in any Units, except Transfers (a) pursuant to and in accordance with Sections 10.02 and 10.09 or (b) approved in advance and in writing by the Manager, in the case of Transfers by any Member other than the Manager, or (c) in the case of Transfers by the Manager, to any Person who succeeds to the Manager in accordance with Section 6.04. Notwithstanding the foregoing, “Transfer” shall not include (i) an event that terminates the existence of a Member for income tax purposes (including, without limitation, a change in entity classification of a Member under Treasury Regulations Section 301.7701-3, a sale of assets by, or liquidation of, a Member pursuant to an election under Code Sections 336 or 338, or merger, severance, or allocation within a trust or among sub-trusts of a trust that is a Member), but that does not terminate the existence of such Member under applicable state Law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Units of such trust that is a Member) or (ii) any indirect Transfer of Units held by the Manager by virtue of any Transfer of Equity Securities in the Corporation.

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Section 10.02 Permitted Transfers. The restrictions contained in Section 10.01 shall not apply to any of the following (each, a “Permitted Transfer” and each transferee, a “Permitted Transferee”): (i)(A) a Transfer pursuant to a Redemption or Direct Exchange in accordance with Article XI hereof or (B) a Transfer by a Member to the Corporation or any of its Subsidiaries, (ii) a Transfer to an Affiliate of such Member; provided, however, that (x) the restrictions contained in this Agreement will continue to apply to Units after any Permitted Transfer of such Units, and (y) in the case of the foregoing clause (ii), the Permitted Transferees of the Units so Transferred shall at the time of the Permitted Transfer agree in writing to be bound by the provisions of this Agreement, and prior to such Transfer the transferor will deliver a written notice to the Company and the Members, which notice will disclose in reasonable detail the identity of the proposed Permitted Transferee. If a Permitted Transfer pursuant to clause (ii) of the immediately preceding sentence would result in a Change of Control, such Member must provide the Manager with written notice of such proposed Permitted Transfer at least sixty (60) calendar days prior to the consummation of such Permitted Transfer. In the case of a Permitted Transfer of any Common Units by any Member holding Class B Common Stock to a Permitted Transferee in accordance with this Section 10.02, such Member shall also transfer a number of shares of Class B Common Stock equal to the number of Common Units that were transferred by such Member in the transaction to such Permitted Transferee. All Permitted Transfers are subject to the additional limitations set forth in Section 10.07(b).

Section 10.03 Restricted Units Legend. The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or if an exemption from such registration is then available with respect to such sale. To the extent such Units have been certificated, each certificate evidencing Units and each certificate issued in exchange for or upon the Transfer of any Units shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF BEACON STREET GROUP, LLC, AS IT MAY BE AMENDED, RESTATED, AMENDED AND RESTATED, OR OTHERWISE MODIFIED FROM TIME TO TIME, AND BEACON STREET GROUP, LLC RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY BEACON STREET GROUP, LLC TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

The Company shall imprint such legend on certificates (if any) evidencing Units. The legend set forth above shall be removed from the certificates (if any) evidencing any Units which cease to be Units in accordance with the definition thereof.

Section 10.04 Transfer. Prior to Transferring any Units, the Transferring holder of Units shall cause the prospective Permitted Transferee to be bound by this Agreement and any other agreements executed by the holders of Units and relating to such Units in the aggregate to which the Transferring Member was a party (collectively, the “Other Agreements”) by executing and delivering to the Company counterparts of this Agreement and any applicable Other Agreements.

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Section 10.05 Assignee’s Rights.

(a) The Transfer of a Unit in accordance with this Agreement shall be effective as of the date of such Transfer (assuming compliance with all of the conditions to such Transfer set forth herein), and such Transfer shall be shown on the books and records of the Company. Profits, Losses and other items of the Company shall be allocated between the transferor and the transferee according to Code Section 706, using any permissible method as determined in the reasonable discretion of the Manager. Distributions made before the effective date of such Transfer shall be paid to the transferor, and Distributions made on or after such date shall be paid to the Assignee.

(b) Unless and until an Assignee becomes a Member pursuant to Article XII, the Assignee shall not be entitled to any of the rights granted to a Member hereunder or under applicable Law, other than the rights granted specifically to Assignees pursuant to this Agreement; provided, however, that, without relieving the Transferring Member from any such limitations or obligations as more fully described in Section 10.06, such Assignee shall be bound by any limitations and obligations of a Member contained herein by which a Member would be bound on account of the Assignee’s Units (including the obligation to make Capital Contributions on account of such Units).

Section 10.06 Assignor’s Rights and Obligations. Any Member who shall Transfer any Unit in a manner in accordance with this Agreement shall cease to be a Member with respect to such Units and shall no longer have any rights or privileges, or, except as set forth in this Section 10.06, duties, liabilities or obligations, of a Member with respect to such Units or other interest (it being understood, however, that the applicable provisions of Sections 6.08 and 7.04 shall continue to inure to such Person’s benefit), except that unless and until the Assignee (if not already a Member) is admitted as a Substituted Member in accordance with the provisions of Article XII (the “Admission Date”), (i) such Transferring Member shall retain all of the duties, liabilities and obligations of a Member with respect to such Units, and (ii) the Manager may, in its sole discretion, reinstate all or any portion of the rights and privileges of such Member with respect to such Units for any period of time prior to the Admission Date. Nothing contained herein shall relieve any Member who Transfers any Units in the Company from any liability of such Member to the Company with respect to such Units that may exist as of the Admission Date or that is otherwise specified in the Delaware Act or for any liability to the Company or any other Person for any materially false statement made by such Member (in its capacity as such) or for any present or future breaches of any representations, warranties or covenants by such Member (in its capacity as such) contained herein or in the Other Agreements with the Company.

Section 10.07 Overriding Provisions.

(a) Any Transfer or attempted Transfer of any Units in violation of this Agreement (including any prohibited indirect Transfers) shall be, to the fullest extent permitted by applicable Law, null and void ab initio, and the provisions of Sections 10.05 and 10.06 shall not apply to any such Transfers. For the avoidance of doubt, any Person to whom a Transfer is made or attempted in violation of this Agreement shall not become a Member and shall not have any other rights in

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or with respect to any rights of a Member of the Company with respect to the applicable Units. The approval of any Transfer in any one or more instances shall not limit or waive the requirement for such approval in any other or future instance. The Manager shall promptly amend the Schedule of Members to reflect any Permitted Transfer pursuant to this Article X.

(b) Notwithstanding anything contained herein to the contrary (including, for the avoidance of doubt, the provisions of Section 10.01 and Article XI and Article XII), in no event shall any Member Transfer any Units to the extent such Transfer would:

(i) result in the violation of the Securities Act, or any other applicable federal, state or foreign Laws;

(ii) cause an assignment under the Investment Company Act;

(iii) in the reasonable determination of the Manager, be a violation of or a default (or an event that, with notice or the lapse of time or both, would constitute a default) under, or result in an acceleration of any obligation under any Credit Agreement to which the Company or the Manager is a party; provided that the payee or creditor to whom the Company or the Manager owes such obligation is not an Affiliate of the Company or the Manager;

(iv) be a Transfer to a Person who is not legally competent or who has not achieved his or her majority of age under applicable Law (excluding trusts for the benefit of minors);

(v) be a Transfer to a Competitor;

(vi) cause the Company to be treated as a “publicly traded partnership” or to be taxed as a corporation pursuant to Section 7704 of the Code or any successor provision thereto under the Code; or

(vii) result in the Company having more than one hundred (100) partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1) (determined pursuant to the rules of Treasury Regulations Section 1.7704-1(h)(3)).

(c) Notwithstanding anything contained herein to the contrary, in no event shall any Member that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code Transfer any Units (including, for the avoidance of doubt, in connection with a Redemption or a Direct Exchange), unless such Member and the transferee have delivered to the Company, in respect of the relevant Transfer (or Redemption or Direct Exchange, as applicable), written evidence that all required withholding under Section 1446(f) of the Code will have been done and duly remitted to the applicable Governmental Entity or duly executed certifications (prepared in accordance with the applicable Treasury Regulations or other authorities) of an exemption from such withholding; provided, that the Company shall cooperate in the manner set forth in Section 11.06(a) with any reasonable requests from such Member for certifications or other information from the Company in connection with satisfying this Section 10.07(c) prior to the relevant Transfer (or Redemption or Direct Exchange, as applicable).

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Section 10.08 Spousal Consent. In connection with the execution and delivery of this Agreement, any Member who is a natural person will deliver to the Company an executed consent from such Member’s spouse (if any) in the form of Exhibit B-1 attached hereto or a Member’s spouse confirmation of separate property in the form of Exhibit B-2 attached hereto. If, at any time subsequent to the date of this Agreement such Member becomes legally married (whether in the first instance or to a different spouse), such Member shall cause his or her spouse to execute and deliver to the Company a consent in the form of Exhibit B-1 or Exhibit B-2 attached hereto. Such Member’s non-delivery to the Company of an executed consent in the form of Exhibit B-1 or Exhibit B-2 at any time shall constitute such Member’s continuing representation and warranty that such Member is not legally married as of such date.

Section 10.09 Certain Transactions with respect to the Corporation.

(a) In connection with a Change of Control Transaction, the Manager shall have the right, in its sole discretion, to require each Member (other than the Corporation and its Subsidiaries) to effect a Redemption of all or a portion of such Member’s Units together with an equal number of shares of Class B Common Stock, pursuant to which such Units and such shares of Class B Common Stock will be exchanged for shares of Class A Common Stock (or economically equivalent cash or securities of a successor entity) in accordance with the Redemption provisions of Article XI, mutatis mutandis (applied for this purpose as if the Corporation had delivered an Election Notice that specified a Share Settlement with respect to such Redemption) and otherwise in accordance with this Section 10.09(a). Any such Redemption pursuant to this Section 10.09(a) shall be effective immediately prior to the consummation of such Change of Control Transaction (and, for the avoidance of doubt, shall be contingent upon the consummation of such Change of Control Transaction and shall not be effective if such Change of Control Transaction is not consummated) (the date of such Redemption pursuant to this Section 10.09(a), the “Change of Control Date”). From and after the Change of Control Date, (i) the Units and any shares of Class B Common Stock subject to such Redemption shall be deemed to be transferred to the Corporation on the Change of Control Date and (ii) each such Member shall cease to have any rights with respect to the Units and any shares of Class B Common Stock subject to such Redemption (other than the right to receive shares of Class A Common Stock (or economically equivalent cash or Equity Securities in a successor entity) pursuant to such Redemption). In the event the Manager desires to initiate the provisions of this Section 10.09, the Manager shall provide written notice of an expected Change of Control Transaction to all Members within the earlier of (x) five (5) Business Days following the execution of a definitive agreement with respect to such Change of Control Transaction and (y) ten (10) Business Days before the proposed date upon which the contemplated Change of Control Transaction is to be effected, including in such notice such information as may reasonably describe the Change of Control Transaction, subject to applicable Law, including the date of execution of such definitive agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid for shares of Class A Common Stock in the Change of Control Transaction and any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with a Change of Control Transaction (which election shall be available to each Member on the same terms as holders of shares of Class A Common Stock). Following delivery of such notice and on or prior to the Change of Control Date, the Members shall take all actions reasonably requested by the Corporation to effect such Redemption, including taking any action and delivering any document required pursuant to this Section 10.09(a) to effect such Redemption.

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(b) In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization, or similar transaction with respect to Class A Common Stock (a “Pubco Offer”) is proposed by the Corporation or is proposed to the Corporation or its stockholders and approved by the Corporate Board or is otherwise effected or to be effected with the consent or approval of the Corporate Board, the Manager shall provide written notice of the Pubco Offer to all Members within the earlier of (i) five (5) Business Days following the execution of a definitive agreement (if applicable) with respect to, or the commencement of (if applicable), such Pubco Offer and (ii) ten (10) Business Days before the proposed date upon which the Pubco Offer is to be effected, including in such notice such information as may reasonably describe the Pubco Offer, subject to applicable Law, including the date of execution of such definitive agreement (if applicable) or of such commencement (if applicable), the material terms of such Pubco Offer, including the amount and types of consideration to be received by holders of shares of Class A Common Stock in the Pubco Offer, any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with such Pubco Offer, and the number of Units (and the corresponding shares of Class B Common Stock) held by such Member that is applicable to such Pubco Offer. The Members (other than the Corporation and its Subsidiaries) shall be permitted to participate in such Pubco Offer by delivering a written notice of participation that is effective immediately prior to the consummation of such Pubco Offer (and that is contingent upon consummation of such offer), and shall include such information necessary for consummation of such offer as requested by the Corporation. In the case of any Pubco Offer that was initially proposed by the Corporation, the Corporation shall use reasonable best efforts to enable and permit the Members (other than the Corporation and its Subsidiaries) to participate in such transaction to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock, and to enable such Members to participate in such transaction without being required to exchange Units or shares of Class B Common Stock prior to the consummation of such transaction. For the avoidance of doubt, in no event shall the Members be entitled to receive in such Pubco Offer aggregate consideration for each Common Unit that is greater than the consideration payable in respect of each share of Class A Common Stock in connection with a Pubco Offer (it being understood that payments under or in respect of the Tax Receivable Agreement shall not be considered part of any such consideration).

(c) In the event that a transaction or proposed transaction constitutes both a Change of Control Transaction and a Pubco Offer, the provisions of Section 10.09(a) shall take precedence over the provisions of Section 10.09(b) with respect to such transaction, and the provisions of Section 10.09(b) shall be subordinate to provisions of Section 10.09(a), and may only be triggered if the Manager elects to waive the provisions of Section 10.09(a).

ARTICLE XI.

REDEMPTION AND DIRECT EXCHANGE RIGHTS

Section 11.01 Redemption Right of a Member.

(a) Each Member (other than the Corporation and its Subsidiaries), from and after the expiration of any contractual lock-up period relating to the shares of the Corporation that may be

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applicable to such Member shall be entitled to cause the Company to redeem (a “Redemption”) its Common Units (excluding, for the avoidance of doubt, any Common Units that are subject to vesting conditions) in whole or in part (the “Redemption Right”); provided, that if such a Member elects to cause the Redemption of less than [ 🌑 ] Common Units, then such Member shall be required to deliver the Redemption Notice with respect to such Redemption during the first [fifteen (15)] Business Days of any calendar quarter]. A Member desiring to exercise its Redemption Right (each, a “Redeeming Member”) shall exercise such right by giving written notice (the “Redemption Notice”) to the Company with a copy to the Corporation. The Redemption Notice shall specify the number of Common Units (the “Redeemed Units”) that the Redeeming Member intends to have the Company redeem and a date, not less than five (5) Business Days nor more than ten (10) Business Days after delivery of such Redemption Notice (unless and to the extent that the Manager in its sole discretion agrees in writing to waive such time periods), on which exercise of the Redemption Right shall be completed (the “Redemption Date”); provided, however, that, the Company, the Corporation and the Redeeming Member may change the number of Redeemed Units and/or the Redemption Date specified in such Redemption Notice to another number and/or date by mutual agreement signed in writing by each of them; provided, further, that in the event the Corporation elects a Share Settlement, the Redemption may be conditioned (including as to timing) by the Redeeming Member on the closing of an underwritten distribution of the shares of Class A Common Stock that may be issued in connection with such proposed Redemption. Subject to Section 11.03 and unless the Redeeming Member timely has delivered a Retraction Notice as provided in Section 11.01(c) or has revoked or delayed a Redemption as provided in Section 11.01(d), on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date):

(i) the Redeeming Member shall Transfer and surrender, free and clear of all liens and encumbrances (x) the Redeemed Units to the Company (including any certificates representing the Redeemed Units if they are certificated), and (y) a number of shares of Class B Common Stock (together with any Corresponding Rights) equal to the number of Redeemed Units to the Corporation, to the extent applicable;

(ii) the Company shall (x) cancel the Redeemed Units, (y) transfer to the Redeeming Member the consideration to which the Redeeming Member is entitled under Section 11.01(b), and (z) if the Common Units are certificated, issue to the Redeeming Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant to clause (i) of this Section 11.01(a) and the Redeemed Units; and

(iii) the Corporation shall cancel and retire for no consideration the shares of Class B Common Stock (together with any Corresponding Rights) that were Transferred to the Corporation pursuant to Section 11.01(a)(i)(y) above.

(b) The Corporation shall have the option (as determined solely by the Disinterested Majority) as provided in Section 11.02 to elect to have the Redeemed Units be redeemed in consideration for either a Share Settlement or a Cash Settlement. The Corporation shall give written notice (the “Election Notice”) to the Company (with a copy to the Redeeming Member) of such election within three (3) Business Days of receiving the Redemption Notice; provided, that if the Corporation does not timely deliver an Election Notice, the Corporation shall be deemed to have elected the Share Settlement method (subject to the limitations set forth above).

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(c) In the event the Corporation elects the Cash Settlement in connection with a Redemption, the Redeeming Member may retract its Redemption Notice by giving written notice (the “Retraction Notice”) to the Company (with a copy to the Corporation) within three (3) Business Days of delivery of the Election Notice. The timely delivery of a Retraction Notice shall terminate all of the Redeeming Member’s, the Company’s and the Corporation’s rights and obligations under this Section 11.01 arising from the related Redemption Notice.

(d) In the event the Corporation elects a Share Settlement in connection with a Redemption, a Redeeming Member shall be entitled to revoke its Redemption Notice or delay the consummation of a Redemption if any of the following conditions exists:

(i) any registration statement pursuant to which the resale of the Class A Common Stock to be registered for such Redeeming Member at or immediately following the consummation of the Redemption shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective;

(ii) the Corporation shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Redemption;

(iii) the Corporation shall have exercised its right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Redeeming Member to have its Class A Common Stock registered at or immediately following the consummation of the Redemption;

(iv) the Redeeming Member is in possession of any material non-public information concerning the Corporation, the receipt of which results in such Redeeming Member being prohibited or restricted from selling Class A Common Stock at or immediately following the Redemption without disclosure of such information (and the Corporation does not permit disclosure of such information);

(v) any stop order relating to the registration statement pursuant to which the Class A Common Stock was to be registered by such Redeeming Member at or immediately following the Redemption shall have been issued by the SEC;

(vi) there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A Common Stock is then traded;

(vii) there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Entity that restrains or prohibits the Redemption;

(viii) the Corporation shall have failed to comply in all material respects with its obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Redeeming Member to consummate the resale of Class A Common Stock to be received upon such Redemption pursuant to an effective registration statement; or

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(ix) the Redemption Date would occur three (3) Business Days or less prior to, or during, a Black-Out Period.

If a Redeeming Member delays the consummation of a Redemption pursuant to this Section 11.01(d), the Redemption Date shall occur on the fifth (5th) Business Day following the date on which the condition(s) giving rise to such delay cease to exist (or such earlier day as the Corporation, the Company and such Redeeming Member may agree in writing).

(e) The number of shares of Class A Common Stock (or Redeemed Units Equivalent, if applicable) (together with any Corresponding Rights) applicable to any Share Settlement or Cash Settlement shall not be adjusted on account of any Distributions previously made with respect to the Redeemed Units or dividends previously paid with respect to Class A Common Stock; provided, however, that if a Redeeming Member causes the Company to redeem Redeemed Units and the Redemption Date occurs subsequent to the record date for any Distribution with respect to the Redeemed Units but prior to payment of such Distribution, the Redeeming Member shall be entitled to receive such Distribution with respect to the Redeemed Units on the date that it is made notwithstanding that the Redeeming Member Transferred and surrendered the Redeemed Units to the Company prior to such date; provided, further, however, that a Redeeming Member shall be entitled to receive any and all Tax Distributions that such Redeeming Member otherwise would have received in respect of income allocated to such Member for the portion of any Fiscal Year irrespective of whether such Tax Distribution(s) are declared or made after the Redemption Date.

(f) In the case of a Share Settlement, in the event a reclassification or other similar transaction occurs following delivery of a Redemption Notice, but prior to the Redemption Date, as a result of which shares of Class A Common Stock are converted into another security, then a Redeeming Member shall be entitled to receive the amount of such other security (and, if applicable, any Corresponding Rights) that the Redeeming Member would have received if such Redemption Right had been exercised and the Redemption Date had occurred immediately prior to the record date of such reclassification or other similar transaction.

(g) Notwithstanding anything to the contrary contained herein, neither the Company nor the Corporation shall be obligated to effectuate a Redemption if such Redemption could (as determined in the sole discretion of the Manager) cause the Company to be treated as a “publicly traded partnership” or to be taxed as a corporation pursuant to Section 7704 of the Code or successor provisions of the Code.

Section 11.02 Election and Contribution of the Corporation. Unless the Redeeming Member has timely delivered a Retraction Notice as provided in Section 11.01(c), or has revoked or delayed a Redemption as provided in Sections 11.01(d), subject to Section 11.03, on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (i) the Corporation shall make a Capital Contribution to the Company (in the form of the Share Settlement or the Cash Settlement, as determined by the Corporation in accordance with Section 11.01(b)), and (ii) in the event of a Share Settlement, the Company shall issue to the Corporation a number of Common Units equal to the number of Redeemed Units surrendered by

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the Redeeming Member. Notwithstanding any other provisions of this Agreement to the contrary, but subject to Section 11.03, in the event that the Corporation elects a Cash Settlement, the Corporation shall only be obligated to contribute to the Company an amount in respect of such Cash Settlement equal to the Redeemed Units Equivalent with respect to such Cash Settlement, which in no event shall exceed the amount actually paid by the Company to the Redeeming Member as the Cash Settlement. The timely delivery of a Retraction Notice shall terminate all of the Company’s and the Corporation’s rights and obligations under this Section 11.02 arising from the Redemption Notice.

Section 11.03 Direct Exchange Right of the Corporation.

(a) Notwithstanding anything to the contrary in this Article XI (save for the limitations set forth in Section 11.01(b) regarding the Corporation’s option to select the Share Settlement or the Cash Settlement, and without limitation to the rights of the Members under Section 11.01, including the right to revoke a Redemption Notice), the Corporation may, in its sole and absolute discretion (as determined solely by the Disinterested Majority) (subject to the limitations set forth on such discretion in Section 11.01(b)), elect to effect on the Redemption Date the exchange of Redeemed Units for the Share Settlement or the Cash Settlement, as the case may be, through a direct exchange of such Redeemed Units and the Share Settlement or the Cash Settlement, as applicable, between the Redeeming Member and the Corporation (a “Direct Exchange”) (rather than contributing the Share Settlement or the Cash Settlement, as the case may be, to the Company in accordance with Section 11.02 for purposes of the Company redeeming the Redeemed Units from the Redeeming Member in consideration of the Share Settlement or the Cash Settlement, as applicable). Upon such Direct Exchange pursuant to this Section 11.03, the Corporation shall acquire the Redeemed Units and shall be treated for all purposes of this Agreement as the owner of such Units.

(b) The Corporation may, at any time prior to a Redemption Date (including after delivery of an Election Notice pursuant to Section 11.01(b)), deliver written notice (an “Exchange Election Notice”) to the Company and the Redeeming Member setting forth its election to exercise its right to consummate a Direct Exchange; provided, that such election is subject to the limitations set forth in Section 11.01(b) and does not unreasonably prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. An Exchange Election Notice may be revoked by the Corporation at any time; provided, that any such revocation does not unreasonably prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. The right to consummate a Direct Exchange in all events shall be exercisable for all of the Redeemed Units that would have otherwise been subject to a Redemption.

(c) Except as otherwise provided by this Section 11.03, a Direct Exchange shall be consummated pursuant to the same timeframe as the relevant Redemption would have been consummated if the Corporation had not delivered an Exchange Election Notice and as follows:

(i) the Redeeming Member shall transfer and surrender, free and clear of all liens and encumbrances (x) the Redeemed Units and (y) a number of shares of Class B Common Stock (together with any Corresponding Rights) equal to the number of Redeemed Units, to the extent applicable, in each case, to the Corporation;

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(ii) the Corporation shall (x) pay to the Redeeming Member the Share Settlement or the Cash Settlement, as applicable, and (y) cancel and retire for no consideration the shares of Class B Common Stock (together with any Corresponding Rights) that were Transferred to the Corporation pursuant to Section 11.03(c)(i)(y) above; and

(iii) the Company shall (x) register the Corporation as the owner of the Redeemed Units and (y) if the Common Units are certificated, issue to the Redeeming Member a certificate for a number of Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant to Section 11.03(c)(i)(x) and the Redeemed Units, and issue to the Corporation a certificate for the number of Redeemed Units.

Section 11.04 Reservation of shares of Class A Common Stock; Listing; Certificate of the Corporation. At all times the Corporation shall reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon a Share Settlement in connection with a Redemption or Direct Exchange, such number of shares of Class A Common Stock as shall be issuable upon any such Share Settlement pursuant to a Redemption or Direct Exchange; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such Share Settlement pursuant to a Redemption or Direct Exchange by delivery of purchased Class A Common Stock (which may or may not be held in the treasury of the Corporation) or by way of Cash Settlement. The Corporation shall deliver Class A Common Stock that has been registered under the Securities Act with respect to any Share Settlement pursuant to a Redemption or Direct Exchange to the extent a registration statement is effective and available with respect to such shares. The Corporation shall use its commercially reasonable efforts to list the Class A Common Stock required to be delivered upon any such Share Settlement pursuant to a Redemption or Direct Exchange prior to such delivery upon each national securities exchange upon which the outstanding shares of Class A Common Stock are listed at the time of such Share Settlement pursuant to a Redemption or Direct Exchange (it being understood that any such shares may be subject to transfer restrictions under applicable securities Laws). The Corporation covenants that all shares of Class A Common Stock issued in connection with a Share Settlement pursuant to a Redemption or Direct Exchange will, upon issuance, be validly issued, fully paid and non-assessable. The provisions of this Article XI shall be interpreted and applied in a manner consistent with any corresponding provisions of the Corporation’s certificate of incorporation (if any).

Section 11.05 Effect of Exercise of Redemption or Direct Exchange. This Agreement shall continue notwithstanding the consummation of a Redemption or Direct Exchange by a Member and all rights set forth herein shall continue in effect with respect to the remaining Members and, to the extent the Redeeming Member has any remaining Units following such Redemption or Direct Exchange, the Redeeming Member. No Redemption or Direct Exchange shall relieve a Redeeming Member of any prior breach of this Agreement by such Redeeming Member.

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Section 11.06 Tax Treatment.

(a) In connection with any Redemption or Direct Exchange, the Redeeming Member shall, to the extent it is legally entitled to deliver such form, deliver to the Manager or the Company, as applicable, a certificate, dated as of the Redemption Date, in a form reasonably acceptable to the Manager or the Company, as applicable, certifying as to such Redeeming Member’s taxpayer identification number and that such Redeeming Member is a not a foreign person for purposes of Section 1445 and Section 1446(f) of the Code (which certificate may be an IRS Form W-9 if then sufficient for such purposes under applicable Law) (such certificate a “Non-Foreign Person Certificate”). If a Redeeming Member is unable to provide a Non-Foreign Person Certificate in connection with a Redemption or a Direct Exchange, then (i) such Redeeming Member and the Company shall cooperate to provide any other certification or determination described in proposed Treasury Regulations Sections 1.1446(f)-2(b) and 1.1446(f)-2(c) or otherwise permitted under applicable Law at the time of such Redemption or Direct Exchange, and the Manager or the Company, as applicable, shall be permitted to withhold on the amount realized by such Redeeming Member in respect of such Redemption or Direct Exchange to the extent required under in Section 1446(f) of the Code and Treasury Regulations thereunder after taking into account the certificate or other determination provided pursuant this sentence and (ii) upon request and to the extent permitted under applicable Law, the Company shall deliver a certificate pursuant to Treasury Regulations Section 1.1445-11T(d)(2) certifying that fifty percent (50%) or more of the value of the gross assets of the Company does not consist of “U.S. real property interests” (as used in Treasury Regulations Section 1.1445-11T), or that ninety percent (90%) or more of the value of the gross assets of the Company does not consist of “U.S. real property interests” plus “cash or cash equivalents” (as used in Treasury Regulations Section 1.1445-11T); provided, that if the Company is not legally entitled to provide the certificate described in clause (ii), the Corporation shall be permitted to withhold on the amount realized by such Redeeming Member in respect of such Redemption or Direct Exchange to the extent required under in Section 1445 of the Code and Treasury Regulations.

(b) Unless otherwise required by applicable Law, the parties hereto acknowledge and agree that a Redemption or a Direct Exchange, as the case may be, shall be treated as a direct exchange of a Share Settlement or a Cash Settlement, as applicable, on the one hand, and the Redeemed Units, on the other hand, between the Corporation and the Redeeming Member for U.S. federal and applicable state and local income tax purposes.

ARTICLE XII.

ADMISSION OF MEMBERS

Section 12.01 Substituted Members. Subject to the provisions of Article X hereof, in connection with the Permitted Transfer of a Unit hereunder, the Permitted Transferee shall become a Substituted Member on the effective date of such Transfer, which effective date shall not be earlier than the date of compliance with the conditions to such Transfer, and such admission shall be shown on the books and records of the Company, including the Schedule of Members.

Section 12.02 Additional Members. Subject to the provisions of Article X hereof, any Person that is not a Member as of the Effective Time may be admitted to the Company as an additional Member (any such Person, an “Additional Member”) only upon furnishing to the Manager (a) duly executed Joinder and counterparts to any applicable Other Agreements and (b) such other documents or instruments as may be reasonably necessary or appropriate to effect such

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Person’s admission as a Member (including entering into such documents as may reasonably be requested by the Manager). Such admission shall become effective on the date on which the Manager determines in its sole discretion that such conditions have been satisfied and when any such admission is shown on the books and records of the Company, including the Schedule of Members.

ARTICLE XIII.

WITHDRAWAL AND RESIGNATION; TERMINATION OF RIGHTS

Section 13.01 Withdrawal and Resignation of Members. Except in the event of Transfers pursuant to Section 10.06 and the Manager’s right to resign pursuant to Section 6.03, no Member shall have the power or right to withdraw or otherwise resign as a Member from the Company prior to the dissolution and winding up of the Company pursuant to Article XIV. Any Member, however, that attempts to withdraw or otherwise resign as a Member from the Company without the prior written consent of the Manager upon or following the dissolution and winding up of the Company pursuant to Article XIV, but prior to such Member receiving the full amount of Distributions from the Company to which such Member is entitled pursuant to Article XIV, shall be liable to the Company for all damages (including all lost profits and special, indirect and consequential damages) directly or indirectly caused by the withdrawal or resignation of such Member. Upon a Transfer of all of a Member’s Units in a Transfer permitted by this Agreement, subject to the provisions of Section 10.06, such Member shall cease to be a Member.

ARTICLE XIV.

DISSOLUTION AND LIQUIDATION

Section 14.01 Dissolution. The Company shall not be dissolved by the admission of Additional Members or Substituted Members or the attempted withdrawal, removal, dissolution, bankruptcy or resignation of a Member. The Company shall dissolve, and its affairs shall be wound up, upon:

(a) the decision of the Manager together with the written approval of the the Members holding a majority of the Units then outstanding to dissolve the Company (excluding for purposes of such calculation the Corporation and all Units held directly or indirectly by it);

(b) a dissolution of the Company under Section 18-801(4) of the Delaware Act, unless the Company is continued without dissolution pursuant thereto; or

(c) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware Act.

Except as otherwise set forth in this Article XIV, the Company is intended to have perpetual existence. An Event of Withdrawal shall not in and of itself cause a dissolution of the Company and the Company shall continue in existence subject to the terms and conditions of this Agreement.

Section 14.02 Winding up. Subject to Section 14.05, on dissolution of the Company, the Manager shall act as liquidating trustee or may appoint one or more Persons as liquidating trustee (each such Person, a “Liquidator”). The Liquidators shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Delaware Act. The

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costs of liquidation shall be borne as an expense of the Company. Until final distribution, the Liquidators shall, to the fullest extent permitted by applicable Law, continue to operate the properties of the Company with all of the power and authority of the Manager. The steps to be accomplished by the Liquidators are as follows:

(a) as promptly as possible after dissolution and again after final liquidation, the Liquidators shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b) the Liquidators shall pay, satisfy or discharge from the Company’s funds, or otherwise make adequate provision for payment and discharge thereof (including, without limitation, the establishment of a cash fund for contingent, conditional and unmatured liabilities in such amount and for such term as the liquidators may reasonably determine) the following: first, all expenses incurred in connection with the liquidation; second, all of the debts, liabilities and obligations of the Company owed to creditors other than the Members; and third, all of the debts, liabilities and obligations of the Company owed to the Members (other than any payments or distributions owed to such Members in their capacity as Members pursuant to this Agreement); and

(c) following any payments pursuant to the foregoing Section 14.02(b), all remaining assets of the Company shall be distributed to the Members in accordance with Section 4.01(a) by the end of the Taxable Year during which the liquidation of the Company occurs (or, if later, by ninety (90) days after the date of the liquidation).

The distribution of cash and/or property to the Members in accordance with the provisions of this Section 14.02 and Section 14.03 below shall constitute a complete return to the Members of their Capital Contributions, a complete distribution to the Members of their interest in the Company and all of the Company’s property and shall constitute a compromise to which all Members have consented within the meaning of the Delaware Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

Section 14.03 Deferment; Distribution in Kind. Notwithstanding the provisions of Section 14.02, but subject to the order of priorities set forth therein, if upon dissolution of the Company the Liquidators determine that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss (or would otherwise not be beneficial) to the Members, the Liquidators may, in their sole discretion and the fullest extent permitted by applicable Law, defer for a reasonable time the liquidation of any assets except those necessary to satisfy the Company’s liabilities (other than loans to the Company by any Member(s)) and reserves. Subject to the order of priorities set forth in Section 14.02, the Liquidators may, in their sole discretion, distribute to the Members, in lieu of cash, either (a) all or any portion of such remaining assets in-kind of the Company in accordance with the provisions of Section 14.02(c), (b) as tenants in common and in accordance with the provisions of Section 14.02(c), undivided interests in all or any portion of such assets of the Company or (c) a combination of the foregoing. Any such Distributions in-kind shall be subject to (y) such conditions relating to the disposition and management of such assets as the Liquidators deem reasonable and equitable and (z) the terms and conditions of any agreements governing such assets (or the operation thereof or the holders thereof) at such time. Any assets of the Company distributed in kind will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Article V. The Liquidators shall determine the Fair Market Value of any property distributed.

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Section 14.04 Cancellation of Certificate. On completion of the winding up of the Company as provided herein, the Manager (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation of the Certificate with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that should be canceled and take such other actions as may be necessary to terminate the existence of the Company. The Company shall continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 14.04.

Section 14.05 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Sections 14.02 and 14.03 in order to minimize any losses otherwise attendant upon such winding up.

Section 14.06 Return of Capital. The Liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from assets of the Company).

ARTICLE XV.

GENERAL PROVISIONS

Section 15.01 Power of Attorney.

(a) Each Member hereby constitutes and appoints the Manager (or the Liquidator, if applicable) with full power of substitution, as his or her true and lawful agent and attorney-in-fact, with full power and authority in his, her or its name, place and stead, to:

(i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) this Agreement, all certificates and other instruments and all amendments thereof which the Manager deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (B) all instruments which the Manager deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (C) all conveyances and other instruments or documents which the Manager deems appropriate or necessary to reflect the dissolution, winding up and termination of the Company pursuant to the terms of this Agreement, including a certificate of cancellation; and (D) all instruments relating to the admission, substitution or resignation of any Member pursuant to Article XII or XIII; and

(ii) sign, execute, swear to and acknowledge all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the reasonable judgment of the Manager, to evidence, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Members hereunder or is consistent with the terms of this Agreement, in the reasonable judgment of the Manager, to effectuate the terms of this Agreement.

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(b) The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Member and the transfer of all or any portion of his, her or its Units and shall extend to such Member’s heirs, successors, assigns and personal representatives.

Section 15.02 Confidentiality.

(a) Each of the Members (other than the Corporation) agrees to hold the Company’s Confidential Information in confidence and may not disclose or use such information except as otherwise authorized separately in writing by the Manager. “Confidential Information” as used herein includes all information concerning the Corporation, the Company or their Subsidiaries, in whatever form, whether written, electronic or oral, including, but not limited to, ideas, financial product structuring, business strategies, innovations and materials, all aspects of the Corporation’s and/or the Company’s business plan, proposed operation and products, corporate structure, financial and organizational information, analyses, proposed partners, software code and system and product designs, employees and their identities, equity ownership, the methods and means by which either the Corporation or the Company plans to conduct its business, all trade secrets, trademarks, tradenames and all intellectual property associated with the Corporation’s and/or Company’s business. With respect to each Member, Confidential Information does not include information or material that: (a) is, or becomes, generally available to the public other than as a direct or indirect result of a disclosure by such Member or its Affiliates or representatives; (b) is, or becomes, available to such Member from a source other than the Corporation, the Company or their representatives, provided that such source is not, and was not, known to such Member to be bound by a confidentiality agreement with, or any other contractual, fiduciary or other legal obligation of confidentiality to, the Corporation, the Company or any of their Affiliates or representatives; (c) is approved for release by written authorization of the Chief Executive Officer, Chief Financial Officer or General Counsel of the Company or of the Corporation, or any other officer designated by the Manager; or (d) is or becomes independently developed by such Member or its respective representatives without use of or reference to the Confidential Information.

(b) Solely to the extent it is reasonably necessary or appropriate to fulfill its obligations or to exercise its rights under this Agreement, each of the Members may disclose Confidential Information to its Subsidiaries, Affiliates, partners, directors, officers, employees, counsel, advisers, consultants, outside contractors and other agents, on the condition that such Persons keep the Confidential Information confidential to the same extent as such Member is required to keep the Confidential Information confidential; provided, that such Member shall remain liable with respect to any breach of this Section 15.02 by any such Subsidiaries, Affiliates, partners, directors, officers, employees, counsel, advisers, consultants, outside contractors and other agents (as if such Persons were party to this Agreement for purposes of this Section 15.02).

(c) Notwithstanding Section 15.02(a) or Section 15.02(b), each of the Members may disclose Confidential Information (i) to the extent that such Member is required by Law (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, (ii) for purposes of reporting to its stockholders and direct and indirect equity holders (each of whom are bound by customary confidentiality obligations) the performance of the Company and its Subsidiaries and for purposes of including applicable information in its financial statements to the extent required

58

by applicable Law or applicable accounting standards; or (iii) to any bona fide prospective purchaser of the equity or assets of a Member, or the Units held by such Member (provided, in each case, that such Member determines in good faith that such prospective purchaser would be a Permitted Transferee), or a prospective merger partner of such Member (provided, that (i) such Persons will be informed by such Member of the confidential nature of such information and shall agree in writing to keep such information confidential in accordance with the contents of this Agreement and (ii) each Member will be liable for any breaches of this Section 15.02 by any such Persons (as if such Persons were party to this Agreement for purposes of this Section 15.02)). Notwithstanding any of the foregoing, nothing in this Section 15.02 will restrict in any manner the ability of the Corporation to comply with its disclosure obligations under Law, and the extent to which any Confidential Information is necessary or desirable to disclose.

Section 15.03 Amendments. Except as otherwise contemplated by this Agreement, this Agreement may be amended or modified upon the prior written consent of the Manager, together with the prior written consent of the holders of a majority of the Units then outstanding (excluding all Units held directly or indirectly by the Corporation). Notwithstanding the foregoing, no amendment or modification:

(a) to this Section 15.03 may be made without the prior written consent of the Manager and each of the Members;

(b) to any of the terms and conditions of this Agreement, which terms and conditions expressly require the approval or action of certain Persons, may be made without obtaining the consent of the requisite number or specified percentage of such Persons who are entitled to approve or take action on such matter; and

(c) to any of the terms and conditions of this Agreement which would (A) reduce the amounts distributable to a Member pursuant to Articles IV and XIV in a manner that is not pro rata with respect to all Members, (B) increase the liabilities of such Member hereunder, (C) otherwise materially and adversely affect a holder of Units (with respect to such Units) in a manner materially disproportionate to any other holder of Units of the same class or series (with respect to such Units) (other than amendments, modifications and waivers necessary to implement the provisions of Article XII) or (D) materially and adversely affect the rights of any Member under Article XI, shall be effective against such affected Member or holder of Units, as the case may be, without the prior written consent of such Member or holder of Units, as the case may be.

Notwithstanding any of the foregoing, the Manager may make any amendment to this Agreement (i) of an administrative nature that is necessary in order to implement the substantive provisions hereof, without the consent of any other Member; provided, that any such amendment does not adversely change the rights of the Members hereunder in any respect, or (ii) to reflect any changes to the Class A Common Stock or Class B Common Stock or the issuance of any other capital stock of the Corporation.

Section 15.04 Title to Company Assets. Company assets shall be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such assets of the Company or any portion thereof. The Company shall hold title to all of its property in the name of the Company and not in the name of any Member. All assets of the Company shall

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be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such assets is held. The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred or encumbered for, or in payment of, any individual obligation of any Member.

Section 15.05 Addresses and Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or when received in the form of an electronic transmission (receipt confirmation requested), and shall be directed to the address set forth, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the Company or the sending party.

To the Company:

Beacon Street Group, LLC

1125 N. Charles St.

Baltimore, Maryland 21201

(888) 261- 2693

Attention: Mark Arnold, Chief Executive Officer; Gary Anderson, General Counsel

Email: marnold@beaconstreet.com; ganderson@beaconstreetservices.com with a copy (which copy shall not constitute notice) to:

Latham & Watkins LLP

Suite 3700, 811 Main Street

Houston, Texas, 77002

Attention: Ryan J. Maierson, Jonathan P. Solomon

Email: Ryan.Maierson@lw.com, Jonathan.Solomon@lw.com

To the Corporation:

[ • ]

with a copy (which copy shall not constitute notice) to:

[ • ]

To the Members, as set forth on Schedule 2.

Section 15.06 Binding Effect; Intended Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns. Notwithstanding anything to the contrary contained herein, Ascendant Sponsor LP is an express third party beneficiary of Section 7.04 and may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) each of the provisions set forth in Section 7.04 as though directly a party hereto.

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Section 15.07 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Profits, Losses, Distributions, capital or property of the Company other than as a secured creditor.

Section 15.08 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 15.09 Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

Section 15.10 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any suit, dispute, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be heard in the state or federal courts of the State of Delaware, and the parties hereby consent to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD, WHETHER WITHIN OR WITHOUT THE JURISDICTION OF ANY SUCH COURT (INCLUDING BY PREPAID CERTIFIED MAIL WITH A VALIDATED PROOF OF MAILING RECEIPT) AND SHALL HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF DELAWARE. WITHOUT LIMITING THE FOREGOING, TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES AGREE THAT SERVICE OF PROCESS UPON SUCH PARTY AT THE ADDRESS REFERRED TO IN SECTION 15.05 (INCLUDING BY PREPAID CERTIFIED MAIL WITH A VALIDATED PROOF OF MAILING RECEIPT), TOGETHER WITH WRITTEN NOTICE OF SUCH SERVICE TO SUCH PARTY, SHALL BE DEEMED EFFECTIVE SERVICE OF PROCESS UPON SUCH PARTY.

Section 15.11 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 15.12 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

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Section 15.13 Execution and Delivery by Electronic Signature and Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement or contemplated hereby or entered into by the Company in accordance herewith, and any amendments hereto or thereto, to the extent signed and delivered by means of an electronic signature and/or electronic transmission, including by a facsimile machine or via email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of electronic signature or electronic transmission to execute and/or deliver a document or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

Section 15.14 Right of Offset. Whenever the Company or the Corporation is to pay any sum (other than pursuant to Article IV) to any Member, any amounts that such Member owes to the Company or the Corporation which are not the subject of a good faith dispute may be deducted from that sum before payment. For the avoidance of doubt, the distribution of Units to the Corporation shall not be subject to this Section 15.14.

Section 15.15 Entire Agreement. This Agreement, those documents expressly referred to herein (including the Registration Rights Agreement and the Tax Receivable Agreement), any indemnity agreements entered into in connection with the Second A&R LLC Agreement with any member of the board of directors at that time and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. For the avoidance of doubt, the Second A&R LLC Agreement is superseded in its entirety by this Agreement as of the Effective Time and shall be of no further force and effect thereafter, except to the extent reference thereto is contemplated in this Agreement, and only for such limited purposes as stated herein.

Section 15.16 Remedies. Each Member shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any Law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Law.

Section 15.17 Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise

62

modified from time to time in accordance with the terms thereof, and if applicable hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. Wherever required by the context, references to a Fiscal Year shall refer to a portion thereof. The use of the words “or,” “either” and “any” shall not be exclusive. Each of the parties hereto agrees that they have been represented by independent counsel of its own choice during the negotiation and execution of this Agreement and the parties hereto and their counsel have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

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IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Third Amended and Restated Limited Liability Company Agreement as of the date first written above.

COMPANY:

BEACON STREET GROUP, LLC

By:
Name:
Title:

MANAGER:

[BEACON STREET GROUP, INC.]

By:
Name:
Title:

MEMBERS:

[●]

By:
Name:
Title:

[●]

By:
Name:
Title:

[●]

Name:
Title:

[Signature Page to Third Amended and Restated Limited Liability Company Agreement]

[●]

Name:
Title:

[●]

Name:
Title:

[●]

Name:
Title:

[●]

Name:
Title:

[●]

Name:
Title:

[●]

Name:
Title:

[Signature Page to Third Amended and Restated Limited Liability Company Agreement]

SCHEDULE 1

SCHEDULE OF PRE-TRANSACTION MEMBERS

Member	Class A Units	Class B Units

Monument & Cathedral Holdings, LLC

Porter Stansberry

Steven Sjuggerud

Michael Palmer

Mark Arnold

Amber Mason

Ryan Markish

Fernando Cruz

Jared Kelly

Sean Carroll

Dale Lynch

Marco Ferri

Alma Beacon LLC

Myles Norin, LLC

Elizabeth Bonner

Gregory H. Barnhill MD Only QTIP Trust

Gregory H. Barnhill Marital Trust B

Matthew J. Turner

Elizabeth W. P. Bonner 2009 Irrevocable Trust Number Two

Member	Class A Units	Class B Units

Elizabeth W.P. Bonner Electing Small Business Trust

Palimi, Inc.

Douglas Casey

Stokes Holdings, LLC

Charleston Ivy, LLC

JAMA 2021, LLC

Markish Family Enterprises, LLC

CCL Family, LLC

SCHEDULE 2*

SCHEDULE OF MEMBERS

Member	Common Units	Options	First Tier Sponsor Earnout Units	Second Tier Sponsor Earnout Units	Contact Information for Notice

1. Monument & Cathedral Holdings, LLC

2. Porter Stansberry

3. Steven Sjuggerud

4. Michael Palmer

5. Mark Arnold

6. Amber Mason

7. Ryan Markish

8. Fernando Cruz

9. Jared Kelly

10. Sean Carroll

11. Dale Lynch

12. Marco Ferri

13. Alma Beacon LLC

14. Myles Norin, LLC

15. Elizabeth Bonner

16. Gregory H. Barnhill MD Only QTIP Trust

17. Gregory H. Barnhill Marital Trust B

18. Matthew J. Turner

19. Elizabeth W. P. Bonner 2009 Irrevocable Trust Number Two

20. Elizabeth W.P. Bonner Electing Small Business Trust

21. Palimi, Inc.

22. Douglas Casey

23. Stokes Holdings, LLC

24. Charleston Ivy, LLC

25. JAMA 2021, LLC

26. Markish Family Enterprises, LLC

27. CCL Family, LLC

28.

Total

*

This Schedule of Members shall be updated from time to time in accordance with this Agreement, including to reflect any adjustment with respect to any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units, or to reflect any additional issuances of Units pursuant to this Agreement.

Exhibit A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of _________________, 20___ (this “Joinder”), is delivered pursuant to that certain Third Amended and Restated Limited Liability Company Agreement, dated as of [ ● ], 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “LLC Agreement”) by and among [Beacon Street Group, LLC], a Delaware limited liability company (the “Company”), Beacon Street Group, Inc., a Delaware corporation and the sole managing member of the Company (the “Corporation”), and each of the Members from time to time party thereto. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the LLC Agreement.

1.

Joinder to the LLC Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to the Corporation, the undersigned hereby is and hereafter will be a Member under the LLC Agreement and a party thereto, with all the rights, privileges and responsibilities of a Member thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the LLC Agreement as if it had been a signatory thereto as of the date thereof. The undersigned hereby acknowledges, agrees and confirms that it has received a copy of the LLC Agreement and has reviewed the same and understands its contents.

2.	Incorporation by Reference. All terms and conditions of the LLC Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

3.	Address. All notices under the LLC Agreement to the undersigned shall be direct to:

[Name]

[Address]

[City, State, Zip Code]

Attn:

Facsimile:

E-mail:

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW MEMBER]

By:

Name:
Title:

Acknowledged and agreed

as of the date first set forth above:

BEACON STREET GROUP, LLC

By: BEACON STREET GROUP, INC., its Managing Member

By:

Name:
Title:

Exhibit B-1

FORM OF AGREEMENT AND CONSENT OF SPOUSE

The undersigned spouse of _____________________________ (the “Member”), a party to that certain Third Amended and Restated Limited Liability Company Agreement, dated as of [ ● ], 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”) by and among Beacon Street Group, LLC, a Delaware limited liability company (the “Company”), [Beacon Street Group, Inc.], a Delaware corporation and the sole managing member of the Company, and each of the Members from time to time party thereto (capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Agreement), acknowledges on his or her own behalf that:

I have read the Agreement and understand its contents. I acknowledge and understand that under the Agreement, any interest I may have, community property or otherwise, in the Units owned by the Member is subject to the terms of the Agreement, which include certain restrictions on Transfer.

I hereby consent to and approve the Agreement. I agree that said Units and any interest I may have, community property or otherwise, in such Units are subject to the provisions of the Agreement and that I will take no action at any time to hinder operation of the Agreement on said Units or any interest I may have, community property or otherwise, in said Units.

I hereby acknowledge that the meaning and legal consequences of the Agreement have been explained fully to me and are understood by me, and that I am signing this Agreement and consent without any duress and of free will.

Dated: _____________________________

[NAME OF SPOUSE]

By:
Name:

Exhibit B-2

FORM OF SPOUSE’S CONFIRMATION OF SEPARATE PROPERTY

I, the undersigned, the spouse of _____________________________ (the “Member”), who is a party to that certain Third Amended and Restated Limited Liability Company Agreement, dated as of [ • ], 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”) by and among Beacon Street Group, LLC, a Delaware limited liability company (the “Company”), [Beacon Street Group, Inc.], a Delaware corporation and the sole managing member of the Company, and each of the Members from time to time party thereto (capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Agreement), acknowledge and confirm that the Units owned by said Member are the sole and separate property of said Member, and I hereby disclaim any interest in same.

I hereby acknowledge that the meaning and legal consequences of this Member’s spouse’s confirmation of separate property have been fully explained to me and are understood by me, and that I am signing this Member’s spouse’s confirmation of separate property without any duress and of free will.

Dated: _____________________________

[NAME OF SPOUSE]

By:
Name:

EXHIBIT D

Form of Tax Receivable Agreement

TAX RECEIVABLE AGREEMENT

by and among

BEACON STREET GROUP, INC.

BEACON STREET GROUP, LLC

and

THE MEMBERS OF BEACON STREET GROUP, LLC

FROM TIME TO TIME PARTY HERETO

Dated as [ 🌑 ], 2021

TABLE OF CONTENTS

		Page

ARTICLE I

Definitions
SECTION 1.1.	Definitions	2
SECTION 1.2.	Rules of Construction	11

ARTICLE II

Determination of Realized Tax Benefit

SECTION 2.1.	Basis Adjustments; Beacon Street 754 Election	12
SECTION 2.2.	Basis Schedules	12
SECTION 2.3.	Tax Benefit Schedules	12
SECTION 2.4.	Procedures; Amendments	13

ARTICLE III

Tax Benefit Payments

SECTION 3.1.	Timing and Amount of Tax Benefit Payments	14
SECTION 3.2.	No Duplicative Payments	16
SECTION 3.3.	Pro-Ration of Payments as Between the Members	16

ARTICLE IV

Termination

SECTION 4.1.	Early Termination of Agreement; Acceleration Events	17
SECTION 4.2.	Early Termination Notice	18
SECTION 4.3.	Payment upon Early Termination	19

ARTICLE V

Subordination and Late Payments

SECTION 5.1.	Subordination	19
SECTION 5.2.	Late Payments by the Corporation	19

ARTICLE VI

Tax Matters; Consistency; Cooperation

SECTION 6.1.	Participation in the Corporation’s and Beacon Street’s Tax Matters	20
SECTION 6.2.	Consistency	20

i

Exhibits

Exhibit A	-	Form of Joinder Agreement

ii

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [ 🌑 ], 2021, is hereby entered into by and among Beacon Street Group, Inc., a Delaware corporation (the “Corporation”), Beacon Street Group, LLC, a Delaware limited liability company (“Beacon Street”), and each of the Members (as defined herein) from time to time party hereto.

RECITALS

WHEREAS, Beacon Street is treated as a partnership for U.S. Federal income tax purposes;

WHEREAS, each of the members of Beacon Street as of the date hereof (such members (other than the Corporation), together with each other Person who becomes party hereto by satisfying the Joinder Requirement, the “Members”) own member’s interests in Beacon Street in the form of Units (as defined herein);

WHEREAS, the Corporation is the sole managing member of Beacon Street;

WHEREAS, on March 1, 2021, Beacon Street, the Corporation and the Members entered into that certain Business Combination Agreement (as amended, modified or supplemented from time to time in accordance with the terms thereof, the “Combination Agreement”);

WHEREAS, pursuant to the Combination Agreement and as described further therein, at the Effective Time (as defined herein) the Corporation will acquire (i) existing Units from the Members and (ii) newly issued Units from Beacon Street (collectively, the “Unit Purchase”);

WHEREAS, the Operating Agreement (as defined herein) provides each Member a redemption right pursuant to which each Member may cause Beacon Street to redeem all or a portion of its Units from time to time for shares of Class A Common Stock (as defined herein) or, at the Corporation’s option, cash (a “Redemption”), subject to the Corporation’s right, in its sole discretion, to elect to effect a direct exchange of cash or shares of Class A Common Stock for such Units between the Corporation and the applicable Member in lieu of such a Redemption (a “Direct Exchange”);

WHEREAS, Beacon Street and each of its Subsidiaries (as defined herein) that is treated as a partnership for U.S. Federal income tax purposes will have in effect an election under Section 754 of the Code (as defined herein) for the Taxable Year (as defined herein) in which any Exchange (as defined herein) occurs, which election will cause any such Exchange to result in an adjustment to the Corporation’s proportionate share of the tax basis of the assets owned by Beacon Street or certain of its Subsidiaries; and

WHEREAS, the parties to this Agreement desire to provide for certain payments and make certain arrangements with respect to any tax benefits to be derived by the Corporation as the result of Exchanges and the making of payments under this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.1.    Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to (i) the singular and plural, (ii) the active and passive and (iii) for defined terms that are nouns, the verbified forms of the terms defined).

“Actual Tax Liability” means, with respect to any Taxable Year, the liability for Covered Taxes of the Corporation (a) appearing on Tax Returns of the Corporation filed for such Taxable Year or (b) if applicable, determined in accordance with a Determination; provided, that for purposes of determining Actual Tax Liability, the Corporation shall use the Assumed State and Local Tax Rate for purposes of determining liabilities for all U.S. state and local Covered Taxes (but not, for the avoidance of doubt, federal Covered Taxes).

“Advisory Firm” means an accounting firm that is nationally recognized as being expert in Covered Tax matters, selected by the Corporation.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means a per annum rate of LIBOR plus 100 basis points.

“Agreement” is defined in the preamble.

“Amended Schedule” is defined in Section 2.4(a).

“Amount Realized” means, with respect to any Exchange at any time, the sum of (i) the Market Value of the shares of Class A Common Stock or the amount of cash (as applicable) transferred to a Member pursuant to such Exchange, (ii) the amount of payments made pursuant to this Agreement with respect to such Exchange (but excluding any portions thereof attributable to Imputed Interest) and (iii) the amount of liabilities allocated to the Units acquired pursuant to the Exchange under Section 752 of the Code.

“Assumed State and Local Tax Rate” means 6.28%, as may be adjusted from time to time by the Corporation in its reasonable discretion if such adjustment is necessary to take into account any change in applicable Law or any material change in (i) the apportionment factor on the Tax Returns of the Corporation in the applicable U.S. state or local jurisdiction or (ii) the U.S. state and local jurisdictions in which the Corporation is liable for Covered Taxes, in each case, from Taxable Year to Taxable Year.

“Attributable” is defined in Section 3.1(b)(i).

2

“Audit Committee” means the audit committee of the Board.

“Basis Adjustment” means the increase or decrease to, or the Corporation’s proportionate share of, the tax basis of the Reference Assets under Section 732, 734(b), 743(b), 754, 755 or 1012 of the Code, in each case, or any similar provisions of U.S. state or local tax Law, as a result of any Exchange or any payment made under this Agreement. For purposes of determining the Corporation’s proportionate share of the tax basis of the Reference Assets with respect to the Units transferred in an Exchange under Treasury Regulations Section 1.743-1(b) (or any similar provisions of U.S. state or local tax Law), the consideration paid by the Corporation for such Units shall be the Amount Realized. For the avoidance of doubt, a Basis Adjustment shall be made with respect to any deferred revenue, deferred subscription income or any other similar types of advance payments (as such term is defined in IRS Revenue Procedure 2004-34, 2004-22 I.R.B. 991) and recovered at the time the applicable advance payment is included in income by the Beacon Street Group. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Units is to be determined as if any Pre-Exchange Transfer of such Units had not occurred, and, further, payments under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

“Basis Schedule” is defined in Section 2.2.

“Beacon Street” is defined in the preamble to this Agreement.

“Beacon Street Group” means Beacon Street and each of its direct or indirect Subsidiaries that is treated as a partnership or disregarded entity for applicable tax purposes (but excluding any such Subsidiary that is directly or indirectly held by any entity treated as a corporation for applicable tax purposes (other than the Corporation)).

“Beneficial Owner” means, with respect to any security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power, which includes the power to vote, or to direct the voting of, with respect to such security or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security.

“Board” means the board of directors of the Corporation.

“Business Day” means any day other than a Saturday or a Sunday or a day on which banks located in New York City, New York generally are authorized or required by Law to close.

“Change of Control” means the occurrence of any of the following events:

(i)    any “person” or “group” (within the meaning of Sections 13(d) of the Exchange Act (excluding (1) any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and any Permitted Transferees (as defined in the Third Amended and Restated Limited Liability Company Agreement

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of Beacon Street dated as of the date hereof) and (2) any “person” or “group” who, as of the Effective Time, is the Beneficial Owner of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding voting securities)) becomes the Beneficial Owner of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding voting securities;

(ii)    (A) the shareholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or (B) there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets, other than such sale or other disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Corporation in substantially the same proportions as their ownership of the Corporation immediately prior to such sale or other disposition; or

(iii)    there is consummated a merger or consolidation of the Corporation with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (A) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (B) the voting securities of the Corporation outstanding immediately prior to such merger or consolidation do not continue to represent or are not converted into more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Class A Common Stock and Class B Common Stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

“Class A Common Stock” means the Class A common stock, par value $0.001 per share, of the Corporation.

“Class B Common Stock” means the Class B common stock, par value $0.001 per share, of the Corporation.

“Code” means the U.S. Internal Revenue Code of 1986, as amended. Unless the context requires otherwise, any reference herein to a specific section of the Code shall be deemed to include any corresponding provisions of future Law as in effect for the relevant taxable period.

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“Combination Agreement” is defined in the recitals to this Agreement.

“Control” means the direct or indirect possession of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporation” is defined in the preamble to this Agreement.

“Covered Taxes” means any U.S. Federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits and any interest imposed in respect thereof under applicable Law.

“Cumulative Net Realized Tax Benefit” is defined in Section 3.1(b)(iii).

“Default Rate” means a per annum rate of LIBOR plus 500 basis points.

“Default Rate Interest” is defined in Section 5.2.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or any similar provisions of U.S. state or local tax Law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for tax.

“Direct Exchange” is defined in the recitals to this Agreement.

“Early Termination Effective Date” means (i) with respect to an early termination pursuant to Section 4.1(a), the date an Early Termination Notice is delivered, (ii) with respect to an early termination pursuant to Section 4.1(b), the date of the applicable Change of Control and (iii) with respect to an early termination pursuant to Section 4.1(c), the date of the applicable Material Breach.

“Early Termination Notice” is defined in Section 4.2(a).

“Early Termination Payment” is defined in Section 4.3(b).

“Early Termination Reference Date” is defined in Section 4.2(b).

“Early Termination Schedule” is defined in Section 4.2(b).

“Effective Time” means the time of the “Closing” as defined in the Combination Agreement.

“Exchange” means any (i) Direct Exchange, (ii) Redemption, (iii) transactions pursuant to the Combination Agreement that result in a Basis Adjustment or (iv) distribution (including a deemed distribution) by Beacon Street to a Member that results in a Basis Adjustment.

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“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Exchange Date” means the date of any Exchange.

“Expert” is defined in Section 7.8(a).

“Final Payment Date” means any date on which a Payment is required to be made pursuant to this Agreement. The Final Payment Date in respect of (i) a Tax Benefit Payment is determined pursuant to Section 3.1(a) and (ii) an Early Termination Payment is determined pursuant to Section 4.3(a).

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the hypothetical liability of the Corporation that would arise in respect of Covered Taxes, using the same methods, elections, conventions and similar practices used in computing the Actual Tax Liability but (i) calculating depreciation, amortization or other similar deductions, or otherwise calculating any items of income, gain or loss, using the Corporation’s proportionate share of the Non-Adjusted Tax Basis as reflected on the Basis Schedule, including amendments thereto, for such Taxable Year and (ii) excluding any deduction attributable to Imputed Interest for such Taxable Year; provided, that for purposes of determining the Hypothetical Tax Liability, the combined tax rate for U.S. state and local Covered Taxes (but not, for the avoidance of doubt, federal Covered Taxes) shall be the Assumed State and Local Tax Rate. For the avoidance of doubt, the Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any tax item (or portions thereof) that is attributable to any of the items described in clauses (i) or (ii) of the previous sentence.

“Imputed Interest” means any interest imputed under Section 483, 1272 or 1274 or any other provision of the Code or any similar provisions of U.S. state or local tax Law with respect to the Corporation’s payment obligations under this Agreement.

“Independent Directors” means the members of the Board who are “independent” under applicable Laws and the standards of the principal U.S. securities exchange on which the Class A Common Stock is traded or quoted.

“Interest Amount” is defined in Section 3.1(b)(vi).

“IRS” means the U.S. Internal Revenue Service.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.

“Joinder Requirement” is defined in Section 7.5(a).

“Law” means all laws, statutes, ordinances, rules and regulations of the U.S., any foreign country and each state, commonwealth, city, county, municipality, regulatory or self-regulatory body, agency or other political subdivision thereof.

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“LIBOR” means, during any period, the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Corporation as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such period as the London interbank offered rate for U.S. dollars having a borrowing date and a maturity comparable to such period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by the Corporation at such time, which determination shall be conclusive absent manifest error); provided, that at no time shall LIBOR be less than 0%. If the Corporation has made the determination (such determination to be conclusive absent manifest error) that (i) LIBOR is no longer a widely recognized benchmark rate for newly originated loans in the U.S. loan market in U.S. dollars or (ii) the applicable supervisor or administrator (if any) of LIBOR has made a public statement identifying a specific date after which LIBOR shall no longer be used for determining interest rates for loans in the U.S. loan market in U.S. dollars, then the Corporation shall (as determined by the Corporation to be consistent with market practice generally), establish a replacement interest rate (the “Replacement Rate”), in which case, the Replacement Rate shall, subject to the next two sentences, replace LIBOR for all purposes under this Agreement. In connection with the establishment and application of the Replacement Rate, this Agreement shall be amended solely with the consent of the Corporation and Beacon Street, as may be necessary or appropriate, in the reasonable judgment of the Corporation, to effect the provisions of this section. The Replacement Rate shall be applied in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for the Corporation, such Replacement Rate shall be applied as otherwise reasonably determined by the Corporation.

“Market Value” means the Common Unit Redemption Price, as defined in the Operating Agreement.

“Material Breach” means the (i) material breach by the Corporation of a material obligation under this Agreement or (ii) the rejection of this Agreement by operation of law in a case commenced in bankruptcy or otherwise.

“Member Approval” means written approval by Members whose rights under this Agreement are attributable to at least 50% of the Units outstanding (excluding any Units held by the Corporation) immediately after the Unit Purchase (as appropriately adjusted for any subsequent changes to the number of outstanding Units). For purposes of this definition, a Member’s rights under this Agreement shall be attributed to Units as of the time of a determination of Member Approval. For the avoidance of doubt, (i) an Exchanged Unit shall be attributed only to the Member entitled to receive Tax Benefit Payments with respect to such Exchanged Unit (i.e., the Member who Exchanged the Unit or the assignee of such Member’s rights to the Tax Benefit Payments hereunder) and (ii) an outstanding Unit that has not been Exchanged shall be attributed only to the Member (or, if applicable, the assignee of its rights to the Tax Benefit Payments hereunder) entitled to receive Tax Benefit Payments upon the Exchange of such Unit.

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“Members” is defined in the recitals to this Agreement.

“Net Tax Benefit” is defined in Section 3.1(b)(ii).

“Non-Adjusted Tax Basis” means, with respect to any Reference Asset at any time, the tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Objection Notice” is defined in Section 2.4(a)(ii).

“Operating Agreement” means that certain Third Amended and Restated Limited Liability Company Agreement of Beacon Street, dated as of the date hereof, as such agreement may be further amended, restated, supplemented or otherwise modified from time to time.

“Parties” means the parties named on the signature pages to this agreement and each additional party that satisfies the Joinder Requirement, in each case with their respective successors and assigns.

“Payment” means any Tax Benefit Payment or Early Termination Payment and in each case, unless otherwise specified, refers to the entire amount of such Payment or any portion thereof.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer of one or more Units (i) that occurs after the Effective Time but prior to an Exchange of such Units and (ii) to which Section 743(b) of the Code applies.

“Realized Tax Benefit” is defined in Section 3.1(b)(iv).

“Realized Tax Detriment” is defined in Section 3.1(b)(v).

“Reconciliation Dispute” is defined in Section 7.8(a).

“Reconciliation Procedures” is defined in Section 7.8(a).

“Redemption” is defined in the recitals to this Agreement.

“Reference Asset” means any asset of any member of the Beacon Street Group at the time of an Exchange. A Reference Asset also includes any asset the tax basis of which is determined, in whole or in part, by reference to the tax basis of an asset that is described in the preceding sentence, including any “substituted basis property” within the meaning of Section 7701(a)(42) of the Code with respect to a Reference Asset.

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“Schedule” means any of the following: (i) a Basis Schedule, (ii) a Tax Benefit Schedule, and (iii) an Early Termination Schedule and, in each case, any amendments thereto.

“Senior Obligations” is defined in Section 5.1.

“Subsidiary” means, with respect to any Person and as of any determination date, any other Person as to which such first Person (i) owns, directly or indirectly, or otherwise controls, more than 50% of the voting power or other similar interests of such other Person or (ii) is the sole general partner interest, or managing member or similar interest, of such other Person.

“Tax Benefit Payment” is defined in Section 3.1(b).

“Tax Benefit Schedule” is defined in Section 2.3(a).

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to taxes (including any schedules or other attachments thereto), including any information return, claim for refund, amended return and declaration of estimated tax.

“Taxable Year” means a taxable year of the Corporation as defined in Section 441(b) of the Code or any similar provisions of U.S. state or local tax Law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is filed), ending on or after the date of the Effective Time.

“Taxing Authority” means any national, federal, state, county, municipal or local government, or any subdivision, agency, commission or authority thereof, or any quasi-governmental body, or any other authority of any kind, exercising regulatory or other authority in relation to tax matters.

“Treasury Regulations” means the final, temporary and (to the extent they can be relied upon) proposed regulations under the Code, as promulgated from time to time (including corresponding provisions and succeeding provisions) and as in effect for the relevant taxable period.

“U.S.” means the United States of America.

“Unit Purchase” is defined in the recitals to this Agreement.

“Units” means Common Units, as defined in the Operating Agreement.

“Valuation Assumptions” means, as of an Early Termination Effective Date, the assumptions that:

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(i)    subject to clause (iii) below, in each Taxable Year ending on or after such Early Termination Effective Date, the Corporation will have taxable income sufficient to fully use the deductions arising from the Basis Adjustments and the Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available;

(ii)    the U.S. Federal income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other applicable Law as in effect on the Early Termination Effective Date, except to the extent any change to such tax rates for such Taxable Year have already been enacted into Law and the taxable income of the Corporation will be subject to such maximum applicable tax rates for each Covered Tax; provided that, the combined U.S. state and local income tax rates shall be the Assumed State and Local Tax Rate applicable to the Taxable Year that includes the Early Termination Effective Date;

(iii)    any loss carryovers or carrybacks (without duplication) generated by any Basis Adjustment or Imputed Interest (including any such Basis Adjustment or Imputed Interest generated as a result of payments made or deemed to be made under this Agreement) and available (taking into account any known and applicable limitations) as of the Early Termination Effective Date will be used by the Corporation ratably from such Early Termination Effective Date through (A) the scheduled expiration date of such loss carryovers (if any) or (B) if there is no such scheduled expiration, then the Taxable Year that includes the tenth (10th) anniversary of the Early Termination Effective Date (by way of example, if on the Early Termination Effective Date the Corporation had $100 of net operating losses that is scheduled to expire in 10 years, $10 of such net operating losses would be used in each of the 10 consecutive Taxable Years beginning in the Taxable Year that includes such Early Termination Effective Date);

(iv)    any non-amortizable assets will be disposed of on the fifteenth (15th) anniversary of the later of (i) the applicable Exchange giving rise to a Basis Adjustment with respect to such assets and (ii) the Early Termination Effective Date;

(v)    if, on the Early Termination Effective Date, any Member has Units that have not been Exchanged, then such Units shall be deemed to be Exchanged for the Market Value of the shares of Class A Common Stock or the amount of cash that would be received by such Member, whichever is lower, had such Units actually been Exchanged on the Early Termination Effective Date; and

(vi)    any future payment obligations pursuant to this Agreement that are used to calculate the Early Termination Payment will be satisfied on the date that any Tax Return to which any such payment obligation relates is required to be filed excluding any extensions.

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“Voluntary Early Termination” is defined in Section 4.2(a).

SECTION 1.2.    Rules of Construction. Unless otherwise specified herein:

(a)    For purposes of interpretation of this Agreement:

(i)    The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision thereof.

(ii)    Unless specified otherwise, references to an Article, Section or clause refer to the appropriate Article, Section or clause in this Agreement.

(iii)    References to dollars or “$” refer to the lawful currency of the U.S.

(iv)    The terms “include” or “including” are by way of example and not limitation and shall be deemed followed by the words “without limitation”.

(v)    The term “or”, when used in a list of two or more items, means “and/or” and may indicate any combination of the items.

(vi)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(c)    Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.

(d)    Unless otherwise expressly provided herein, (i) references to organizational documents (including the Operating Agreement), agreements (including this Agreement) and other contractual instruments means such organization documents, agreements and other contractual instruments as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof, and (ii) references to any Law (including the Code and the Treasury Regulations) include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

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ARTICLE II

Determination of Realized Tax Benefit

SECTION 2.1.    Basis Adjustments; Beacon Street 754 Election.

(a)    Basis Adjustments. The Parties acknowledge and agree that (i) each Redemption shall be treated as a direct purchase of Units by the Corporation from the applicable Member pursuant to Section 707(a)(2)(B) of the Code (or any similar provisions of applicable U.S. state or local tax Law) (i.e., equivalent to a Direct Exchange) and (ii) each Exchange will give rise to Basis Adjustments.

(b)    Beacon Street Section 754 Election. In its capacity as the Manager (as defined in the Operating Agreement), the Corporation shall cause Beacon Street and each of its Subsidiaries that is treated as a partnership for U.S. Federal income tax purposes to have in effect an election under Section 754 of the Code (or any similar provisions of applicable U.S. state or local tax Law) for each Taxable Year in which an Exchange occurs and with respect to which the Corporation has obligations under this Agreement, including for the Taxable Year that includes the date hereof. The Corporation shall take commercially reasonable efforts to cause each Person in which Beacon Street owns a direct or indirect equity interest (other than a Subsidiary) that is so treated as a partnership to have in effect any such election for each Taxable Year.

SECTION 2.2.    Basis Schedules. Within 150 calendar days after the filing of the U.S. Federal income Tax Return of the Corporation for each relevant Taxable Year, the Corporation shall deliver to the Members a schedule showing, in reasonable detail necessary to perform the calculations required by this Agreement, (a) the Non-Adjusted Tax Basis of the Reference Assets as of each applicable Exchange Date, (b) the Basis Adjustments to the Reference Assets for such Taxable Year, calculated (i) in the aggregate and (ii) solely with respect to each applicable Member, (c) the periods over which the Reference Assets are amortizable or depreciable and (d) the period over which each Basis Adjustment is amortizable or depreciable (such schedule, a “Basis Schedule”). All costs and expenses incurred in connection with the provision and preparation of the Basis Schedules and Tax Benefit Schedules for each Member in compliance with this Agreement shall be borne by the Beacon Street. A Basis Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.4(a) and may be amended by the Parties pursuant to the procedures set forth in Section 2.4(a).

SECTION 2.3.    Tax Benefit Schedules.

(a)    Tax Benefit Schedule. Within 150 calendar days after the filing of the U.S. Federal income Tax Return of the Corporation for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporation shall provide to the Members a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”). For the avoidance of doubt, any Tax Benefit Schedule shall include the applied Assumed State and Local Tax Rate and describe any basis for any change in the Assumed State and Local Tax Rate from the rate specified herein. A Tax Benefit Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.4(a) and may be amended by the Parties pursuant to the procedures set forth in Section 2.4(a).

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(b)    Applicable Principles. Subject to the provisions hereunder, the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the Actual Tax Liability of the Corporation for such Taxable Year attributable to the Basis Adjustments and Imputed Interest, as determined using a “with and without” methodology described in Section 2.4(a). Carryovers or carrybacks of any tax item attributable to any Basis Adjustment or Imputed Interest shall be considered to be subject to the rules of the Code and the Treasury Regulations, and the appropriate provisions of U.S. state and local tax Law, governing the use, limitation or expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any tax item includes a portion that is attributable to a Basis Adjustment or Imputed Interest (a “TRA Portion”) and another portion that is not attributable to a Basis Adjustment or Imputed Interest (a “Non-TRA Portion”), such portions shall be considered to be used in accordance with the “with and without” methodology so that the amount of any Non-TRA Portion is deemed utilized first, followed by the amount of any TRA Portion (with the TRA Portion being applied on a proportionate basis consistent with the provisions of Section 3.3(a)) and (ii) in the case of a carryback of a Non-TRA Portion, such carryback shall not affect the original “with and without” calculation made in the prior Taxable Year. The Parties agree that, to the extent permitted by applicable Law and except with respect to the portion of any payment attributable to Imputed Interest, all Tax Benefit Payments and payments of Default Rate Interest are intended to be treated and shall be reported for all purposes as subsequent upward purchase price adjustments with respect to the relevant Units purchased by the Corporation from the applicable Members that give rise to further Basis Adjustments for the Corporation beginning in the Taxable Year of payment, and as a result, such additional Basis Adjustments will be incorporated into the calculations contemplated hereunder for such Taxable Year and into future Taxable Years, as appropriate.

SECTION 2.4.    Procedures; Amendments.

(a)    Procedures. Each time the Corporation delivers a Schedule to the Members under this Agreement, the Corporation shall, with respect to such Schedule, also (i) deliver to the Members supporting schedules and work papers, as determined by the Corporation or as reasonably requested by any Member, that provide a reasonable level of detail regarding relevant data and calculations that were relevant for purposes of preparing the Schedule and (ii) allow the Members and their advisors to have reasonable access to the appropriate representatives, as determined by the Corporation or as reasonably requested by the Members, at the Corporation or at the Advisory Firm in connection with a review of relevant information. Without limiting the generality of the preceding sentence, the Corporation shall ensure that any Tax Benefit Schedule that is delivered to the Members, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculations of the Actual Tax Liability for the relevant Taxable Year and the Hypothetical Tax Liability for such Taxable Year, and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. A Schedule will become final and binding on the Parties 30 calendar days from the date on which the Members first received the applicable Schedule unless a Member, within such period, provides the Corporation with written notice of a material objection (made in good faith) to such Schedule and sets forth in reasonable detail such Member’s material objection (an “Objection Notice”) or each Member provides a written waiver to the Corporation of its right to give an Objective Notice within such period, in which case such Schedule becomes final and binding on the date the Corporation has received waivers from every Member. If the

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Parties, for any reason, are unable to resolve the issues raised in such Objection Notice within 30 calendar days after receipt by the Corporation of the Objection Notice, the Corporation and the Member shall employ the Reconciliation Procedures described in Section 7.8 and the finalization of the Schedule will be conducted in accordance therewith.

(b)    Amended Schedule. A Schedule (other than an Early Termination Schedule) for any Taxable Year may only and shall be amended from time to time by the Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in such Schedule, including those identified as a result of the receipt of additional factual information relating to a Taxable Year after the date such Schedule was originally provided to the Members, (iii) to comply with an Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryover or carryback of a loss or other tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust an applicable Member’s Basis Schedule to take into account payments made pursuant to this Agreement (any such Schedule in its amended form, an “Amended Schedule”). The Corporation shall provide any Amended Schedule to the applicable Members when the Corporation delivers the next Basis Schedule after the occurrence of an event described in clauses (i) through (vi) (or, in the sole discretion of the Corporation, at an earlier date), and the delivery and finalization of any such Amended Schedule shall, for the avoidance of doubt, be subject to the procedures described in Section 2.4(a). In the event a Schedule is amended after such Schedule becomes final pursuant to Section 2.4(a) or, if applicable, Section 7.8, the Amended Schedule shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment actually occurs; provided, that with respect to any Amended Schedule relating to an event described in clauses (ii), (iii) and (v), such calculation shall compute the Interest Amount in accordance with Section 3.1(b)(vi), and with respect to all Amended Schedules, the Final Payment Date for purposes of computing the Interest Amount and any Default Rate Interest shall be 5 Business Days following the date on which such Amended Schedule becomes final in accordance with Section 2.4(a).

ARTICLE III

Tax Benefit Payments

SECTION 3.1.    Timing and Amount of Tax Benefit Payments.

(a)    Timing of Payments. Subject to Sections 3.2 and 3.3, by the date that is 5 Business Days following the date on which each Tax Benefit Schedule becomes final in accordance with Section 2.4(a) (such date, the “Final Payment Date” in respect of any Tax Benefit Payment), the Corporation shall pay in full to each relevant Member the Tax Benefit Payment as determined pursuant to Section 3.1(b) for the applicable Taxable Year. Each such Tax Benefit Payment shall be made by wire transfer or other electronic payment method of immediately available funds to a bank account or accounts designated by such Member. Without limiting the Corporation’s ability to make offsets against Tax Benefit Payments to the extent permitted under Section 3.4 or Section 7.8, no Member shall be required under any circumstances to return any Payment or any Default Rate Interest paid by the Corporation to such Member.

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(b)    Amount of Payments. For purposes of this Agreement, a “Tax Benefit Payment” with respect to any Member means an amount equal to the sum of the Net Tax Benefit that is Attributable to such Member and the Interest Amount. No Tax Benefit Payment shall be calculated or made in respect of any estimated tax payments, including any estimated U.S. Federal income tax payments.

(i)    Attributable. A Net Tax Benefit is “Attributable” to a Member to the extent that it is derived from any Basis Adjustment or Imputed Interest arising as a result of an Exchange undertaken by or with respect to such Member.

(ii)    Net Tax Benefit. The “Net Tax Benefit” with respect to a Member for a Taxable Year equals the amount of the excess, if any, of (A) 85% of the Cumulative Net Realized Tax Benefit Attributable to such Member as of the end of such Taxable Year over (B) the aggregate amount of all Tax Benefit Payments previously made to such Member under this Section 3.1 (excluding payments attributable to Interest Amounts).

(iii)    Cumulative Net Realized Tax Benefit. The “Cumulative Net Realized Tax Benefit” for a Taxable Year equals the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporation, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

(iv)    Realized Tax Benefit. The “Realized Tax Benefit” for a Taxable Year equals the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability for such Taxable Year. If all or a portion of the Actual Tax Liability for such Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability and the corresponding Hypothetical Tax Liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

(v)    Realized Tax Detriment. The “Realized Tax Detriment” for a Taxable Year equals the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability for such Taxable Year. If all or a portion of the Actual Tax Liability for such Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability and the corresponding Hypothetical Tax Liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

(vi)    Interest Amount. The “Interest Amount” in respect of a Member equals interest on the unpaid amount of the Net Tax Benefit with respect to such Member for a Taxable Year, calculated at the Agreed Rate from the due date (without extensions) for filing the U.S. Federal income Tax Return of the Corporation for such Taxable Year until the earlier of (A) the date on which no remaining Tax Benefit Payment to the Member is due in respect of such Net Tax Benefit and (B) the applicable Final Payment Date.

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(vii)    The Parties acknowledge and agree that, as of the date of this Agreement and as of the date of any future Exchange that may be subject to this Agreement, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. Federal income or other applicable tax purposes. Notwithstanding anything to the contrary in this Agreement, unless the applicable Member notifies the Corporation otherwise, the stated maximum selling price (within the meaning of Treasury Regulation 15A.453-1(c)(2)) with respect to any transfer of Units by a Member pursuant to an Exchange shall not exceed the sum of (A) the value of the Class A Common Stock or the amount of cash delivered to the Member, in each case, in the Exchange plus (B) 150% of the Basis Adjustment relating to such Exchange, and the aggregate Payments under this Agreement to such Member (other than amounts accounted for as interest under the Code) shall not exceed the amount described in this clause (B).

SECTION 3.2.    No Duplicative Payments. It is intended that the provisions hereunder will not result in the duplicative payment of any amount (including interest) that may be required under this Agreement. The provisions hereunder shall be consistently interpreted and applied in accordance with that intent.

SECTION 3.3.    Pro-Ration of Payments as Between the Members.

(a)    Insufficient Taxable Income. Notwithstanding anything in Section 3.1(b) to the contrary, if the aggregate potential Covered Tax benefit of the Corporation as calculated with respect to the Basis Adjustments and Imputed Interest (in each case, without regard to the Taxable Year of origination) is limited in a particular Taxable Year because the Corporation does not have sufficient actual taxable income, then the available Covered Tax benefit for the Corporation shall be allocated among the Members in proportion to the respective Tax Benefit Payment that would have been payable if the Corporation had sufficient taxable income. For example, if the Corporation had $200 of aggregate potential Covered Tax benefits with respect to the Basis Adjustments and Imputed Interest in a particular Taxable Year (with $50 of such Covered Tax benefits attributable to Member A and $150 attributable to Member B), such that Member A would have been entitled to a Tax Benefit Payment of $42.50 and Member B would have been entitled to a Tax Benefit Payment of $127.50 if the Corporation had sufficient actual taxable income, and if the Corporation instead had insufficient actual taxable income in such Taxable Year, such that the Covered Tax benefit was limited to $100, then $25 of the aggregate $100 actual Covered Tax benefit for the Corporation for such Taxable Year would be allocated to Member A and $75 would be allocated to Member B, such that Member A would receive a Tax Benefit Payment of $21.25 and Member B would receive a Tax Benefit Payment of $63.75.

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(b)    Late Payments. If for any reason the Corporation is not able to fully satisfy its payment obligations to make all Tax Benefit Payments due in respect of a particular Taxable Year, then (i) Default Rate Interest will accrue pursuant to Section 5.2, (ii) the Corporation shall pay the available amount of such Tax Benefit Payments (and any applicable Default Rate Interest) in respect of such Taxable Year to each Member pro rata in line with Section 3.3(a) and (iii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments (and any applicable Default Rate Interest) to all Members in respect of all prior Taxable Years have been made in full.

SECTION 3.4. Overpayments. Subject to the procedures described in Section 2.4(a), to the extent the Corporation makes a payment to a Member in respect of a particular Taxable Year under Section 3.1(a) in an amount in excess of the amount of such payment that should have been made to such Member in respect of such Taxable Year (taking into account Section 3.3) under the terms of this Agreement, then such Member shall not receive further payments under Section 3.1(a) until such Member has foregone an amount of payments equal to such excess; provided, that for the avoidance of the doubt, no Member shall be required to return any payment paid by the Corporation to such Member.

ARTICLE IV

Termination

SECTION 4.1. Early Termination of Agreement; Acceleration Events.

(a) Corporation’s Early Termination Right. With the written approval of a majority of the Independent Directors, the Corporation may terminate this Agreement, as and to the extent provided herein, by paying in full each and every Member the Early Termination Payment (along with any applicable Default Rate Interest) due to such Member.

(b) Acceleration upon Change of Control. In the event of a Change of Control, the Early Termination Payment (calculated as if an Early Termination Notice had been delivered on the date of the Change of Control) shall become due and payable in accordance with Section 4.3 and the Agreement shall terminate, as and to the extent provided herein.

(c) Acceleration upon Breach of Agreement. In the event of a Material Breach, the Early Termination Payment (calculated as if an Early Termination Notice had been delivered on the date of the Material Breach) shall become due and payable in accordance with Section 4.3 and the Agreement shall terminate, as and to the extent provided herein. Subject to the next sentence, the Corporation’s failure to make a Payment (along with any applicable Default Rate Interest) within 90 calendar days of the applicable Final Payment Date (except for all or a portion of such Payment that is being validly disputed in good faith under this Agreement, and then only with respect to the amount in dispute) shall be deemed to constitute a Material Breach. To the extent that any Tax Benefit Payment is not made by the date that is 90 calendar days after the relevant Final Payment Date because the Corporation (i) is prohibited from making such payment under Section 5.1 or the terms of any agreement governing any Senior Obligations or (ii) does not have, and despite using commercially reasonable efforts cannot obtain, sufficient funds to make such payment, such failure will not constitute a Material Breach; provided that (A) such payment obligation nevertheless will

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accrue for the benefit of the Members, (B) the Corporation shall promptly (and in any event, within 5 Business Days) pay the entirety of the unpaid amount (along with any applicable Default Rate Interest) once the Corporation is not prohibited from making such payment under Section 5.1 or the terms of the agreements governing the Senior Obligations and the Corporation has sufficient funds to make such payment and (C) the failure of the Corporation to take actions contemplated in clause (B) will constitute a Material Breach; provided further that that the interest provisions of Section 5.2 shall apply to such late payment, but, except with respect to a failure of the Corporation to make the payment described in clause (B), the Default Rate shall be replaced by the Agreed Rate. It shall be a Material Breach if the Corporation makes any distribution of cash or other property (other than shares of Class A Common Stock) to its stockholders or uses cash or other property to repurchase any capital stock of the Corporation (including Class A Common Stock), in each case, before (x) all Tax Benefit Payments (along with any applicable Default Rate Interest) that are due and payable as of the date the Corporation enters into a binding commitment to make such distribution or repurchase have been paid or (y) sufficient funds for the payment of all Tax Benefits Payments (along with any applicable Default Rate Interest) that are due and payable on the date of the distribution or repurchase have been reserved therefor. The Corporation shall use commercially reasonable efforts to (1) obtain sufficient available funds for the purpose of making Tax Benefit Payments under this Agreement and (2) avoid entering into any agreements that could be reasonably anticipated to materially delay the timing of the making of any Tax Benefit Payments under this Agreement.

(d) In the case of a termination pursuant to any of the foregoing paragraphs (a), (b) or (c), upon the Corporation’s payment in full of the Early Termination Payment (along with any applicable Default Rate Interest) to each Member, the Corporation shall have no further payment obligations under this Agreement other than with respect to any Tax Benefit Payments (along with any applicable Default Rate Interest) in respect of any Taxable Year ending prior to the Early Termination Effective Date, and such payment obligations shall survive the termination of, and be calculated and paid in accordance with, this Agreement. If an Exchange subsequently occurs with respect to Units for which the Corporation has paid the Early Termination Payment in full, the Corporation shall have no obligations under this Agreement with respect to such Exchange.

SECTION 4.2. Early Termination Notice.

(a) If (i) the Corporation chooses to exercise its termination right under Section 4.1(a) (“Voluntary Early Termination”), (ii) a Change of Control has or is reasonably expected to occur or (iii) a Material Breach occurs, the Corporation shall, in each case, deliver to the Members a reasonably detailed notice of the Corporation’s decision to exercise such right or the occurrence of such event, as applicable (an “Early Termination Notice”). In the case of an Early Termination Notice delivered with respect to a Voluntary Early Termination, the Corporation may withdraw such Early Termination Notice and rescind its Voluntary Early Termination at any time prior to the time at which any Early Termination Payment is paid.

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(b) The Corporation shall deliver a schedule showing in reasonable detail the calculation of the Early Termination Payment (an “Early Termination Schedule”) (i) simultaneously with the delivery of an Early Termination Notice or (ii) in the case of a termination pursuant to Section 4.1(b) or Section 4.1(c), as soon as reasonably practicable following the occurrence of the Change of Control or Material Breach giving rise to such termination. The date on which such Early Termination Schedule becomes final in accordance with Section 2.4(a) shall be the “Early Termination Reference Date”.

SECTION 4.3. Payment upon Early Termination.

(a) Timing of Payment. By the date that is 5 Business Days after the Early Termination Reference Date (such date, the “Final Payment Date” in respect of the Early Termination Payment), the Corporation shall pay in full to each Member an amount equal to the Early Termination Payment Attributable to such Member. Such Early Termination Payment shall be made by the Corporation by wire transfer or other electronic payment method of immediately available funds to a bank account or accounts designated by the applicable Member.

(b) Amount of Payment. The “Early Termination Payment” payable to a Member pursuant to Section 4.3(a) shall equal the present value, discounted at the Agreed Rate and determined as of the Early Termination Reference Date, of all Tax Benefit Payments (other than any Tax Benefit Payments in respect of Taxable Years ending prior to the Early Termination Effective Date) that would be required to be paid by the Corporation to such Member, beginning from the Early Termination Effective Date and using the Valuation Assumptions. For the avoidance of doubt, an Early Termination Payment shall be made to each Member in accordance with this Agreement, regardless of whether such Member has Exchanged all of its Units as of the Early Termination Effective Date.

ARTICLE V

Subordination and Late Payments

SECTION 5.1. Subordination. Notwithstanding any other provision of this Agreement to the contrary, any payment required to be made by the Corporation to the Members under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations owed in respect of indebtedness for borrowed money of the Corporation (but excluding, for the avoidance of doubt, any trade payables, intercompany debt or other similar obligations) (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future obligations of the Corporation that are not Senior Obligations.

SECTION 5.2. Late Payments by the Corporation. Subject to the proviso in the last sentence of Section 4.1(c), the amount of any Payment not made to any Member by the applicable Final Payment Date shall be payable together with “Default Rate Interest”, calculated at the Default Rate and accruing on the amount of the unpaid Payment from the applicable Final Payment Date until the date on which the Corporation makes such Payment to such Member; provided, further, that if any unpaid portion of any Tax Benefit Payment is the subject of a Reconciliation Dispute and is finally determined in such Reconciliation Dispute to be due and payable, then interest shall accrue on such unpaid portion at the Default Rate (in place of the Agreed Rate) from the date that is thirty (30) days following the due date for the applicable Tax Benefit Schedule until the date of actual payment.

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ARTICLE VI

Tax Matters; Consistency; Cooperation

SECTION 6.1. Participation in the Corporation’s and Beacon Street’s Tax Matters. Except as otherwise provided herein or in Article IX of the Operating Agreement, the Corporation shall have full responsibility for, and sole discretion over, all tax matters concerning the Corporation or Beacon Street, including preparing, filing or amending any Tax Return and defending, contesting or settling any issue pertaining to taxes. Notwithstanding the foregoing, the Corporation shall notify the relevant Members of, and keep them reasonably informed with respect to, the portion of any audit by any Taxing Authority of the Corporation, Beacon Street or any of Beacon Street’s Subsidiaries, the outcome of which is reasonably expected to materially adversely affect such Members’ rights and obligations under this Agreement, and any such Member shall have the right to participate in and to monitor at its own expense (but not to control) any such portion of any such audit; provided, that the Corporation shall not settle or fail to contest any issue pertaining to any Basis Adjustments or the deduction of Imputed Interest1, in each case, that is reasonably expected to materially adversely affect any Member’s rights or obligations under this Agreement without the prior written consent of such Member, such consent not to be unreasonably withheld, conditioned or delayed; provided further, that neither the Corporation nor Beacon Street shall be required to take any action, or refrain from taking any action, that is inconsistent with any provision of the Combination Agreement or the Operating Agreement.

SECTION 6.2. Consistency. Except upon the written advice of the Advisory Firm and except for items that are explicitly described as “deemed” or treated in a similar manner by the terms of this Agreement, all calculations and determinations made hereunder, including any Basis Adjustments, the Schedules and the determination of any Realized Tax Benefits or Realized Tax Detriments, shall be made in accordance with the elections, methodologies and positions taken by the Corporation and Beacon Street on their respective Tax Returns. Each Member shall prepare its Tax Returns in a manner consistent with the terms of this Agreement and any related calculations or determinations made hereunder, including the terms of Section 2.1 and the Schedules provided to each such Member, except as otherwise required by Law or a Determination. If the Corporation and any Member, for any reason, are unable to successfully resolve any disagreement with respect to the foregoing within sixty (60) calendar days, the Corporation and such Member shall employ the Reconciliation Procedures under Section 7.8 or the Resolution of Dispute procedures under Section 7.7, as applicable, unless otherwise agreed by the Corporation and such Member. In the event that an Advisory Firm is replaced with another Advisory Firm acceptable to the Audit Committee, the Parties shall cause such replacement Advisory Firm to perform its services necessitated by this Agreement using procedures and methodologies consistent with those of the previous Advisory Firm, unless otherwise required by applicable Law or a Determination or unless the Corporation and all of the Members agree to the use of other procedures and methodologies.

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SECTION 6.3. Cooperation.

(a) Each Member shall (i) furnish to the Corporation in a timely manner such information, documents and other materials as the Corporation may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return of Beacon Street or any of its Subsidiaries or contesting or defending any related audit, examination or controversy with any Taxing Authority, (ii) make itself available to the Corporation and its representatives to provide explanations of documents and materials and such other information as the Corporation or its representatives may reasonably request in connection with any of the matters described in clause (i) above and (iii) reasonably cooperate in connection with any such matter.

(b) Beacon Street shall reimburse the Members for any reasonable and documented out-of-pocket costs and expenses incurred pursuant to Section 6.3(a).

ARTICLE VII

MISCELLANEOUS

SECTION 7.1. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and (i) delivered personally, (ii) sent by e-mail or (iii) sent by overnight courier, in each case, addressed as follows:

If to the Corporation, to:

Beacon Street Group, Inc.

1125 N. Charles Street

Baltimore, MD 21210

Attn: Mark Arnold, Chief Executive Officer; Gary Anderson, General Counsel

E-mail: marnold@beaconstreet.com; ganderson@beaconstreetservices.com with a copy (which shall not constitute notice to the Corporation) to:

Latham & Watkins LLP

Suite 3700, 811 Main Street

Houston, Texas, 77002

Attention: Ryan J. Maierson, Jonathan P. Solomon

Email: Ryan.Maierson@lw.com, Jonathan.Solomon@lw.com

If to any other Member, to the address and e-mail address specified on such Member’s signature page to the applicable Joinder.

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Unless otherwise specified herein, such notices, requests, consents or other communications shall be deemed effective (i) on the date received, if personally delivered, (ii) on the date received if delivered by e-mail on a Business Day, or if not delivered on a Business Day, on the first Business Day thereafter and (iii) 2 Business Days after being sent by overnight courier. Each of the Parties shall be entitled to specify a different address by giving notice as aforesaid to each of the other Parties.

SECTION 7.2. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by e-mail transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 7.3. Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 7.4. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions hereunder shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner.

SECTION 7.5. Assignments; Amendments; Successors; No Waiver.

(a) Assignment. No Member may assign, sell, pledge or otherwise alienate or transfer any interest in this Agreement, including the right to receive any payments under this Agreement, to any Person without such Person executing and delivering a Joinder agreeing to succeed to the applicable portion of such Member’s interest in this Agreement and to become a Party for all purposes of this Agreement (the “Joinder Requirement”); provided, that no such Person shall have any rights under Section 6.1 of this Agreement. Notwithstanding the foregoing, if any Member sells, exchanges, distributes or otherwise transfers Units to any Person in accordance with the terms of the Operating Agreement, such Member shall have the option to assign to such transferee of such Units its rights under this Agreement with respect to such transferred Units; provided that such transferee has satisfied the Joinder Requirement. For the avoidance of doubt, if a Member transfers Units in accordance with the terms of the Operating Agreement but does not assign to the transferee of such Units its rights under this Agreement with respect to such transferred Units, such Member shall continue to be entitled to receive the Tax Benefit Payments arising in respect of

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a subsequent Exchange of such Units. The Corporation may not assign any of its rights or obligations under this Agreement to any Person (other than in connection with an assignment pursuant to Section 7.5(c)) without Member Approval, such approval not to be unreasonably withheld, conditioned or delayed (and any purported assignment without such consent shall be null and void).

(b) Amendments. No provision of this Agreement may be amended unless such amendment is approved in writing by and the Corporation with Member Approval; provided, that amendment of the definition of Change of Control will also require the written approval of a majority of the Independent Directors.

(c) Successors. All of the terms and provisions hereunder shall be binding upon, and shall inure to the benefit of and be enforceable by, the Parties and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by equity purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

(d) Waiver. No provision of this Agreement may be waived unless such waiver is in writing and signed by the Party against whom the waiver is to be effective. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

SECTION 7.6. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

SECTION 7.7. Resolution of Disputes; Governing Law.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any suit, dispute, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be heard in the state or federal courts of the State of Delaware, and the parties hereby consent to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD, WHETHER WITHIN OR WITHOUT THE JURISDICTION OF ANY SUCH COURT (INCLUDING BY PREPAID CERTIFIED MAIL WITH A VALIDATED PROOF OF MAILING RECEIPT) AND SHALL HAVE THE SAME LEGAL FORCE AND EFFECT

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AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF DELAWARE. WITHOUT LIMITING THE FOREGOING, TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES AGREE THAT SERVICE OF PROCESS UPON SUCH PARTY AT THE ADDRESS REFERRED TO IN SECTION 7.01 (INCLUDING BY PREPAID CERTIFIED MAIL WITH A VALIDATED PROOF OF MAILING RECEIPT), TOGETHER WITH WRITTEN NOTICE OF SUCH SERVICE TO SUCH PARTY, SHALL BE DEEMED EFFECTIVE SERVICE OF PROCESS UPON SUCH PARTY.

(b) Each Party irrevocably and unconditionally waives, to the fullest extent permitted by Law, (i) any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 7.7 and (ii) the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

(c) Each Party irrevocably consents to service of process by means of notice in the manner provided for in Section 7.1. Nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by Law.

(d) WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND WITH THE ADVICE OF ITS COUNSEL, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING, WHETHER A CLAIM, COUNTERCLAIM, CROSS-CLAIM, OR THIRD PARTY CLAIM, DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

SECTION 7.8. Reconciliation Procedures.

(a) In the event that the Corporation and any Member are unable to resolve a disagreement with respect to a Schedule prepared in accordance with the procedures set forth in Section 2.4 or Section 4.2, as applicable, within the relevant time period designated in this Agreement (a “Reconciliation Dispute”), the procedures described in this paragraph (the “Reconciliation Procedures”) will apply. The applicable Parties shall, within 15 calendar days of the commencement of a Reconciliation Dispute, mutually select an expert in the particular area of disagreement (the “Expert”) and submit the Reconciliation Dispute to such Expert for determination. The Expert shall be a partner or principal in a [nationally recognized accounting firm], and unless the Corporation and such Member agree otherwise, the Expert (and its employing firm) shall not have any material relationship with the Corporation or such Member or other actual or potential conflict of interest. If the applicable Parties are unable to agree on an Expert within such 15 calendar-day time period, then the Corporation and the relevant Member shall cause the Expert to be selected by the International Chamber of Commerce Centre for Expertise, which shall pick an Expert from a nationally recognized accounting firm that does not have any material relationship with the applicable Parties or other actual or potential conflict of interest. The Expert shall resolve any matter relating to (i) a Basis Schedule, Early Termination Schedule or an amendment to either within 30 calendar

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days and (ii) a Tax Benefit Schedule or an amendment thereto within 15 calendar days or, in each case, as soon thereafter as is reasonably practicable after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid by the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. The Expert shall finally determine any Reconciliation Dispute, and its determinations pursuant to this Section 7.8(a) shall be binding on the applicable Parties and may be entered and enforced in any court having competent jurisdiction. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.8 or a dispute within the meaning of Section 7.7 shall be decided and resolved as a Dispute subject to the procedures set forth in Section 7.7.

(b) The sum of (a) the costs and expenses relating to (i) the engagement (and, if applicable, selection by the arbitration panel) of such Expert and (ii) if applicable, amending any Tax Return in connection with the decision of such Expert and (b) the reasonable out-of-pocket costs and expenses of the Corporation and the Member incurred in the conduct of such proceeding described in Section 7.8(a) shall be allocated between the Corporation, on the one hand, and the Member, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Expert that is unsuccessfully disputed by each such party (as finally determined by the Expert) bears to the total amount of such disputed items so submitted, and each such party shall promptly reimburse the other party for the excess that such other party has paid in respect of such costs and expenses over the amount it has been so allocated. The Corporation may withhold payments under this Agreement to collect amounts due under the preceding sentence.

SECTION 7.9. Withholding. The Corporation and its Affiliates shall be entitled to deduct and withhold from any payment that is payable to any Member pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment by applicable Law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Taxing Authority by the Corporation, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid by the Corporation to the relevant Member in respect of whom the deduction and withholding was made. Each Member shall promptly provide the Corporation with any applicable tax forms and certifications reasonably requested by the Corporation in connection with determining whether any such deductions and withholdings are required by applicable Law.

SECTION 7.10. Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporation is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Section 1501 or other applicable sections of the Code governing affiliated or consolidated groups, or any corresponding provisions of U.S. state or local tax Law, then (i) the provisions hereunder shall be applied with respect to the group as a whole, and (ii) Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

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(b) If the Corporation or any member of the Beacon Street Group transfers one or more Reference Assets to a Person treated as a corporation for U.S. Federal income tax purposes (with which, in the case of the Corporation, the Corporation does not file a consolidated Tax Return pursuant to Section 1501 of the Code or other applicable sections of the Code governing affiliated or consolidated groups, or any corresponding provisions of U.S. state or local tax Law), such transferor, for purposes of calculating the amount of any Payment due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by the Corporation or Beacon Street Group member, as the applicable transferor, shall be equal to the fair market value of the transferred asset plus the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset. For purposes of this Section 7.10, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s applicable share of each of the assets and liabilities of that partnership. Notwithstanding anything to the contrary set forth herein, if the Corporation or any member of a group described in Section 7.10(a) transfers its assets pursuant to a transaction that qualifies as a “reorganization” (within the meaning of Section 368(a) of the Code) in which such entity does not survive, pursuant to a contribution described in Section 351(a) of the Code or pursuant to any other transaction to which Section 381(a) of the Code applies (other than any such reorganization or any such other transaction, in each case, pursuant to which such entity transfers assets to a corporation with which the Corporation or any member of the group described in Section 7.10(a) (other than any such member being transferred in such reorganization or other transaction) does not file a consolidated Tax Return pursuant to Section 1501 of the Code or other applicable sections of the Code governing affiliated or consolidated groups), the transfer will not cause such entity to be treated as having transferred any assets to a corporation (or a Person classified as a corporation for U.S. Federal income tax purposes) pursuant to this Section 7.10(b). Notwithstanding the foregoing, (1) if the Members (individually or collectively) either have the right to designate a majority of the Board or otherwise have at least a majority of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, this Section 7.10(b) shall only apply with respect to any such transfer of one or more Reference Assets to such a corporation to the extent that such transfer has been approved by a majority of the Independent Directors, and (2) after the occurrence of any such transfer as described in the first sentence of this Section 7.10(b), if the Corporation takes actions to ensure that the amount to be received by the Members hereunder and the timing thereof, taking into account such actions (which actions may, at the election of the Corporation, include the payment of an additional amount to a Member), would be the same amount and timing as if such transfer described in the first sentence Section 7.10(b) did not occur then this Section 7.10(b) shall not apply with respect to such transfer.

SECTION 7.11. Confidentiality.

(a) Each of the Members agrees to hold the Corporation’s Confidential Information in confidence and may not disclose or use such information except as otherwise authorized separately in writing by the Manager. “Confidential Information” as used herein

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includes all information concerning the Corporation, Beacon Street or their Subsidiaries, in whatever form, whether written, electronic or oral, including, but not limited to, ideas, financial product structuring, business strategies, innovations and materials, all aspects of the Corporation’s and/or Beacon Street’s business plan, proposed operation and products, corporate structure, financial and organizational information, analyses, proposed partners, software code and system and product designs, employees and their identities, equity ownership, the methods and means by which either the Corporation or Beacon Street plans to conduct its business, all trade secrets, trademarks, tradenames and all intellectual property associated with the Corporation’s and/or Beacon Street’s business. With respect to each Member, Confidential Information does not include information or material that: (a) is, or becomes, generally available to the public other than as a direct or indirect result of a disclosure by such Member or its Affiliates or representatives; (b) is, or becomes, available to such Member from a source other than the Corporation, Beacon Street’s or their representatives, provided that such source is not, and was not, known to such Member to be bound by a confidentiality agreement with, or any other contractual, fiduciary or other legal obligation of confidentiality to, the Corporation, Beacon Street or any of their Affiliates or representatives; (c) is approved for release by written authorization of the Chief Executive Officer, Chief Financial Officer or General Counsel of Beacon Street or of the Corporation, or any other officer designated by the Manager; (d) is or becomes independently developed by such Member without use of or reference to the Confidential Information or (e) is information necessary for a Member to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such Tax Returns.

(b) Solely to the extent it is reasonably necessary or appropriate to fulfill its obligations or to exercise its rights under this Agreement, each of the Members may disclose Confidential Information to its Subsidiaries, Affiliates, partners, directors, officers, employees, counsel, advisers, consultants, outside contractors and other agents, on the condition that such Persons keep the Confidential Information confidential to the same extent as such Member is required to keep the Confidential Information confidential; provided, that such Member shall remain liable with respect to any breach of this Section 7.11 by any such Subsidiaries, Affiliates, partners, directors, officers, employees, counsel, advisers, consultants, outside contractors and other agents (as if such Persons were party to this Agreement for purposes of this Section 7.11).

(c) Notwithstanding Section 7.11(a) or Section 7.11(b), each of the Members may disclose Confidential Information (i) to the extent that such Member is required by Law (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, (ii) for purposes of reporting to its stockholders and direct and indirect equity holders (each of whom are bound by customary confidentiality obligations) the performance of Beacon Street and its Subsidiaries and for purposes of including applicable information in its financial statements to the extent required by applicable Law or applicable accounting standards; or (iii) to any bona fide prospective purchaser of the equity or assets of a Member, or the Units held by such Member (provided, in each case, that such Member determines in good faith that such prospective purchaser would be a Permitted Transferee (as defined in the Third Amended and Restated Limited Liability Company Agreement of Beacon Street dated

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as of the date hereof)), or a prospective merger partner of such Member (provided, that (i) such Persons will be informed by such Member of the confidential nature of such information and shall agree in writing to keep such information confidential in accordance with the contents of this Agreement and (ii) each Member will be liable for any breaches of this Section 7.11 by any such Persons (as if such Persons were party to this Agreement for purposes of this Section 7.11)). Notwithstanding any of the foregoing, nothing in this Section 7.11 will restrict in any manner the ability of the Corporation to comply with its disclosure obligations under Law, and the extent to which any Confidential Information is necessary or desirable to disclose.

(d) Notwithstanding anything to the contrary herein, the Members and each of their assignees (and each employee, representative or other agent of the Members or their assignees, as applicable) may disclose at their discretion to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Corporation, the Members and any of their transactions, and all materials of any kind (including tax opinions or other tax analyses) that are provided to the Members relating to such tax treatment and tax structure.

SECTION 7.12. Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in Law, a Member reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such Member (or direct or indirect equity holders in such Member) in connection with any Exchange to be treated as ordinary income (other than with respect to assets described in Section 751(a) of the Code) rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. Federal income tax purposes or would have other material adverse tax consequences to such Member or any direct or indirect owner of such Member, then, at the written election of such Member in its sole discretion (in an instrument signed by such Member and delivered to the Corporation) and to the extent specified therein by such Member, this Agreement shall cease to have further effect and shall not apply to an Exchange occurring after a date specified by such Member, or may be amended in a manner reasonably determined by such Member; provided that such amendment shall not result in an increase in any payments owed by the Corporation under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment; provided, further, that for the avoidance of doubt, such amendment shall not be treated as a termination of this Agreement that results in an Early Termination Payment obligation to the Corporation.

SECTION 7.13. Interest Rate Limitation. Notwithstanding anything to the contrary contained herein, the interest paid or agreed to be paid hereunder with respect to amounts due to any Member hereunder shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Member shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the applicable payment (but in each case exclusive of any component thereof comprising interest) or, if it exceeds such unpaid non-interest amount, refunded to the Corporation. In determining whether the interest contracted for, charged or received by any Member exceeds the Maximum Rate, such Member may, to the extent permitted by applicable Law,

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(i) characterize any payment that is not principal as an expense, fee or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof or (iii) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the payment obligations owed by the Corporation to such Member hereunder. Notwithstanding the foregoing, it is the intention of the Parties to conform strictly to any applicable usury Laws.

SECTION 7.14. Independent Nature of Rights and Obligations. The rights and obligations of each Member hereunder are several and not joint with the rights and obligations of any other Person. A Member shall not be responsible in any way for the performance of the obligations of any other Person hereunder (other than its Affiliates or representatives as described herein), nor shall a Member have the right to enforce the rights or obligations of any other Person hereunder (other than obligations of the Corporation). The obligations of a Member hereunder are solely for the benefit of, and shall be enforceable solely by, the Corporation. Nothing contained herein or in any other agreement or document delivered in connection herewith, and no action taken by any Member pursuant hereto or thereto, shall be deemed to constitute the Members acting as a partnership, association, joint venture or any other kind of entity, or create a presumption that the Members are in any way acting in concert or as a group with respect to such rights or obligations or the transactions contemplated hereby.

[Signature Page Follows this Page]

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IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

BEACON STREET GROUP, INC., AS THE CORPORATION

by
Name:
Title:

BEACON STREET GROUP, LLC
By: Beacon Street Group, Inc., as its sole Managing Member

by
Name:
Title:

[Signature Page to Tax Receivable Agreement]

Exhibit A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of [ 🌑 ], 20[ 🌑 ] (this “Joinder”), is delivered pursuant to that certain Tax Receivable Agreement, dated as of [ 🌑 ], 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Tax Receivable Agreement”), by and among Beacon Street Group, Inc., a Delaware corporation (the “Corporation”), Beacon Street Group, LLC, a Delaware limited liability company (“Beacon Street”), and each of the Members from time to time party thereto. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Tax Receivable Agreement.

1.

Joinder to the Tax Receivable Agreement. The undersigned hereby represents and warrants to the Corporation that, as of the date hereof, the undersigned has been assigned an interest in the Tax Receivable Agreement from a Member.

2.

Joinder to the Tax Receivable Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to the Corporation, the undersigned hereby is and hereafter will be a Member under the Tax Receivable Agreement and a Party thereto, with all the rights, privileges and responsibilities of a Member thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the Tax Receivable Agreement as if it had been a signatory thereto as of the date thereof.

3.	Incorporation by Reference. All terms and conditions of the Tax Receivable Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

4.	Address. All notices under the Tax Receivable Agreement to the undersigned shall be direct to:

[Name]

[Address]

[City, State, Zip Code]

Attn:

E-mail:

[Signature Page Follows this Page]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW PARTY]

by
Name:
Title:

Acknowledged and agreed as of the date first set forth above:

BEACON STREET GROUP, INC.

by
Name:
Title:

[Signature Page to Joinder Agreement]

EXHIBIT E

Form of Amended and Restated Registration Rights Agreement

AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [____], 2021, is made and entered into by and among: (i) Beacon Street Group, Inc., a Delaware corporation (formerly known as Ascendant Digital Acquisition Corp., a Cayman Islands exempted company limited by shares prior to its domestication as a Delaware corporation) (the “Company”); (ii) Ascendant Sponsor LP, a Cayman Islands exempted limited partnership (the “Sponsor”); (iii) the persons or entities identified as “BSG Holders” on the signature pages hereto (collectively, the “BSG Holders”); and (iv) the persons or entities identified as “Other Holders” on the signature pages hereto (the “Other Holders” and, together with the Sponsor, the BSG Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 hereof, a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, the Company, the Sponsor and the Other Holders are party to that certain Registration Rights Agreement, dated as of July 23, 2020 (the “Original RRA”);

WHEREAS, the Company has entered into that certain Business Combination Agreement, dated as of March 1, 2021 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), by and among the Company, Beacon Street Group, LLC (“BSG”), certain of the BSG Holders and the Seller Representative (as defined in the Purchase Agreement), pursuant to which and subject to the terms and conditions contained therein (i) BSG will reclassify the Class A Units and Class B Units (each as defined in the Purchase Agreement) held by the BSG Holders into new common units in BSG (the “Common Units”), (ii) the Company will purchase Common Units from certain BSG Holders and (iii) the Company will contribute to BSG the Subscription Amount (as defined in the Purchase Agreement) and, in consideration thereof, BSG will issue to the Company Common Units, Sponsor Earnout Units (as defined in the Purchase Agreement) and Company Warrants (as defined in the Purchase Agreement) (collectively, the “Transactions”);

WHEREAS, pursuant to the amended and restated its certificate of incorporation of the Company (such amended and restated certificate of incorporation, as the same may be amended, restated, amended and restated, supplemented or otherwise modified form time, the “Company Certificate of Incorporation”), the Company is authorized to issue the following classes of stock: (A) Class A common stock, par value $0.0001 per share (the “Class A Common Stock”); (B) Class B common stock, par value $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”); and (C) preferred stock, par value $0.0001 per share;

WHEREAS, following the consummation of the Transactions, BSG has provided the BSG Holders with a redemption right pursuant to which the BSG Holders may redeem their Common Units for cash or, at the Company’s option, exchange Common Units for an equal number of shares of Class A Common Stock upon the terms and subject to the conditions set forth in the Third Amended and Restated Limited Liability Company Agreement of BSG (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “BSG LLC Agreement”) and the Company Certificate of Incorporation;

WHEREAS, pursuant to Section 5.5 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor is a Holder of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) as of the date hereof; and

WHEREAS, in connection with the consummation of the transactions described above, the Company and the Sponsor desire to amend and restate the Original RRA in its entirety as set forth herein, and the Company and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 6.10 hereof.

“Additional Holder Common Stock” shall have the meaning given in Section 6.10 hereof.

“Additional Registrable Security” shall mean (i) any shares of Class A Common Stock issued by the Company to a Holder in connection with the redemption by a Holder of Common Units owned by any Holder and (ii) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (i) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, after consultation with counsel to the Company, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company or the Board, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Action” shall mean any claim, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Agreement” shall have the meaning given in the Preamble hereto.

“Board” shall mean the board of directors of the Company.

“BSG” shall have the meaning given in the Recitals hereto.

“BSG Holders” shall have the meaning given in the Preamble hereto.

“BSG LLC Agreement” shall have the meaning given in the Recitals hereto.

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“Class A Common Stock” shall have the meaning given in the Recitals hereto.

“Class B Common Stock” shall have the meaning given in the Recitals hereto.

“Closing” shall have the meaning given in the Purchase Agreement.

“Closing Date” shall have the meaning given in the Purchase Agreement.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Common Units” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Company Certificate of Incorporation” shall have the meaning given in the Recitals hereto.

“Demanding Holder” shall have the meaning given in Section 2.1.5 hereof.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended from time to time.

“FINRA” shall mean the Financial Industry Regulatory Authority, Inc.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1 hereof.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1 hereof.

“Governmental Authority” shall mean any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency (which for the purposes of this Agreement shall include FINRA and the Commission), governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” shall mean any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Holder Information” shall have the meaning given in Section 4.1.2 hereof.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Initial Registrable Security” shall mean (i) any outstanding shares of Class A Common Stock held by a Holder immediately following the Closing (other than Sponsor Earn Out Shares or Company Management Member Earn Out Shares (each as defined in the Purchase Agreement)), (ii) any shares of Class A Common Stock that may be acquired by Holders upon the exercise of a warrant or other right to acquire Class A Common Stock held by a Holder immediately following the Closing (other than Sponsor Earn Out Shares or Company Management Member Earn Out Shares), (iii) the Sponsor Earn Out Shares (provided that, prior to the release of such shares to the Sponsor in accordance with the terms of the Purchase Agreement and the Escrow Agreement (as defined in the Purchase Agreement), the Sponsor Earn Out Shares shall only be deemed to be “Registrable Securities” for purposes of Sections 2.1.1, 2.1.2 and 2.1.3

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hereof), (iv) the Company Management Members Earn Out Shares (provided that, prior to the release of such shares to the Company Management Members (as defined in the Purchase Agreement) that are allocated Company Management Member Earn Out Shares in accordance with the terms of the Purchase Agreement and the Escrow Agreement, the Company Management Members Earn Out Shares shall only be deemed to be “Registrable Securities” for purposes of Sections 2.1.1, 2.1.2 and 2.1.3 hereof), (v) any outstanding shares of Class A Common Stock or warrants to purchase shares of Class A Common Stock (including any shares of Class A Common Stock issued or issuable upon the exercise of any such warrant) of the Company held by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company and (vi) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (i), (ii), (iii), (iv) or (v) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Insider Letter” means that certain letter agreement, dated as of July 23, 2020, by and among the Company, the Sponsor and certain of the Company’s current and former officers and directors.

“Issuer Shelf Registration Statement” shall have the meaning given in Section 2.1.2 hereof.

“Joinder” shall have the meaning given in Section 6.10 hereof.

“Lock-Up” shall have the meaning given in Section 5.1 hereof.

“Lock-Up Period” shall mean the period beginning on the Closing Date and ending, (A)(i) with respect to the Sponsor and the BSG Holders that are members of the Company’s management team, on the earlier of (x) the date that is the one-year anniversary of the Closing Date and (y) the date on which the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date and (ii) with respect to the BSG Holders that are not members of the Company’s management team, the six-month anniversary of the Closing Date and (B) with respect to the Sponsor, on the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A Common Stock and Class B Common Stock for cash, securities or other property (other than, for the avoidance of doubt, in connection with the Transactions).

“Lock-Up Shares” shall mean, (i) with respect to the Sponsor and its Permitted Transferees, the shares of Class A Common Stock held by the Sponsor immediately following the Closing (for the avoidance of doubt, such shares of Class A Common Stock shall not include any shares of Class A Common Stock issued or issuable upon the exercise of any warrants held by the Sponsor), and (ii) with respect to the BSG Holders and their respective Permitted Transferees, (a) the shares of Class A Common Stock received by the BSG Holders on the Closing Date and (b) any shares of Class A Common Stock received by the BSG Holders after the Closing Date pursuant to a direct exchange or redemption of Common Units held as of the Closing Date under the BSG LLC Agreement.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.6 hereof.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.5 hereof.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

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“Original RRA” shall have the meaning given in the Recitals hereto.

“Permitted Transferees” shall mean (a) with respect to the Sponsor and its respective Permitted Transferees, (i) prior to the expiration of the Lock-Up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-Up Period pursuant to Section 5.2 hereof and (ii) after the expiration of the Lock-Up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter; (b) with respect to the BSG Holders and their respective Permitted Transferees, (i) prior to the expiration of the Lock-Up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-Up Period pursuant to Section 5.2 hereof and (ii) after the expiration of the Lock-Up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter; and (c) with respect to all other Holders and their respective Permitted Transferees, any person or entity to whom such Holder of Registrable Securities is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.

“Piggyback Registration” shall have the meaning given in Section 2.2.1 hereof.

“Primary Shares” shall have the meaning given in Section 2.1.2 hereof.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Purchase Agreement” shall have the meaning given in the Recitals hereto.

“Registrable Security” shall mean collectively the Initial Registrable Securities and the Additional Registrable Securities; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of the following events: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing (or book-entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) following the second anniversary of this Agreement, such securities may be sold without registration pursuant to Rule 144 (but without the requirement to comply with any volume or manner of sale limitations); and (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction. For the avoidance of doubt, while Common Units or other securities of the Company or BSG may constitute Registrable Securities, under no circumstances shall the Company be obligated to register Common Units or other securities of the Company or BSG, and only shares of Class A Common Stock issuable upon redemption or exchange of Common Units or upon exercise or conversion of such other securities of the Company or BSG will be registered.

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“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a Registration Statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with FINRA) and any national securities exchange on which the Class A Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) fees and disbursements of underwriters customarily paid by issuers of securities in a secondary offering, but excluding underwriting discounts and commissions and transfer taxes, if any, with respect to Registrable Securities sold by Holders;

(D) printing, messenger, telephone and delivery expenses;

(E) reasonable fees and disbursements of counsel for the Company;

(F) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(G) reasonable fees and expenses of one legal counsel selected by the majority-in-interest of the Demanding Holders in an Underwritten Offering.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including any Shelf, and, in each case, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement and all exhibits to, and all material incorporated by reference in, such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.6 hereof.

“Restricted Shares” shall mean shares of Class A Common Stock issued under an Issuer Shelf Registration Statement which if sold by the holder thereof would constitute “restricted securities” as defined under Rule 144 when acquired by a transferee.

“Rule 144” shall mean Rule 144 promulgated under the Securities Act, as amended from time to time, or any similar successor rule thereto that may be promulgated by the Commission.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf, any Issuer Shelf Registration Statement or any Subsequent Shelf Registration, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act, as amended from time to time, or any similar successor rule thereto that may be promulgated by the Commission.

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“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Subsequent Shelf Registration” shall have the meaning given in Section 2.1.3 hereof.

“Total Limit” shall have the meaning given in Section 2.1.5 hereof.

“Transactions” shall have the meaning given in the Recitals hereto.

“Transfer” shall mean the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecation, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Lock-Up Period” shall have the meaning given in Section 2.3 hereof.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.5 hereof.

“Withdrawal Notice” shall have the meaning given in Section 2.1.7 hereof.

“Yearly Limit” shall have the meaning given in Section 2.1.5 hereof.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1 Shelf Registration.

2.1.1 Filing. The Company shall, subject to Section 3.4 hereof, submit or file within 30 days of the Closing Date, and use commercially reasonable efforts to cause to be declared effective as soon as practicable thereafter, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or, if the Company is eligible to use a Registration Statement on Form S-3, a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), in each case, covering the resale of all the Initial Registrable Securities (determined as of two business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have the Shelf declared effective after the filing thereof, but no later than the earlier of (a) the 60th calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth business day after

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the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. Subject to Sections 2.1.3 and 3.4 hereof, the Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as reasonably practicable after the Company is eligible to use Form S-3.

2.1.2 Issuer Shelf Registration. The Company shall, subject to Section 3.4 hereof, submit or file within 90 days of the Closing Date, and use commercially reasonable efforts to cause to be declared effective as soon as reasonably practicable thereafter, a Registration Statement on an appropriate form covering issuance and resale of the Additional Registrable Securities on a delayed or continuous basis (an “Issuer Shelf Registration Statement”). Such Shelf shall provide for (i) the issuance by the Company, from time to time, to the Holders of Common Units, of shares of Class A Common Stock registered under the Securities Act in connection with the redemption thereof (the “Primary Shares”) and (ii) to the extent such Primary Shares constitute Restricted Shares, the registered resale of such Class A Common Stock by their Holders from time to time in accordance with the methods of distribution elected by the Holders and set forth therein. Subject to Sections 2.1.3 and 3.4 hereof, the Company shall maintain an Issuer Shelf Registration Statement in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep an Issuer Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Additional Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as reasonably practicable after the Company is eligible to use Form S-3. If the Company shall exercise its rights under this Section 2.1.2, Holders shall have no right to have shares of Class A Common Stock issued or issuable upon exchange of Common Units included in a Shelf pursuant to Section 2.1.1 hereof.

2.1.3 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4 hereof, use its commercially reasonable efforts to, as promptly as is reasonably practicable, cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to, as promptly as is reasonably practicable, amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities under such Shelf (determined as of two business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration

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continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.

2.1.4 New Registrable Securities. Subject to Section 3.4 hereof, in the event that any Holder or Holders, collectively, hold Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon request of any BSG Holder or the Sponsor, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then-available Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, that (i) the Company shall only be required to cause such Registrable Securities to be so covered if the total offering price thereof is reasonably expected to exceed, in the aggregate, $50 million and (ii) the Company shall only be required to cause such Registrable Securities to be so covered once per calendar year.

2.1.5 Requests for Underwritten Shelf Takedowns. Following the expiration of the Lock-Up Period, at any time and from time to time when an effective Shelf is on file with the Commission, any BSG Holder or the Sponsor (any of the BSG Holders or the Sponsor, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering or other coordinated offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $50 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. The Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The BSG Holders, collectively, on the one hand, and the Sponsor, on the other hand, may each demand Underwritten Shelf Takedowns pursuant to this Section 2.1.5 (i) not more than two times in any 12-month period (the “Yearly Limit”) and (ii) not more than five times in the aggregate (the “Total Limit”). Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then-effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.6 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Class A Common Stock or other equity securities that the Company desires to sell and all other shares of Class A Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including

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any shares of Class A Common Stock or other equity securities proposed to be sold by Company or by other holders of Class A Common Stock or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders (if any) have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.

2.1.7 Underwritten Shelf Takedown Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that any other Demanding Holder(s) may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Demanding Holder(s). If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.5 hereof and shall count toward the Yearly Limit and the Total Limit, unless either (i) the Demanding Holder(s) making the withdrawal has not previously withdrawn any Underwritten Shelf Takedown or (ii) the Demanding Holder(s) making the withdrawal reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if any other Demanding Holder(s) elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Demanding Holders for purposes of Section 2.1.5 hereof and shall count toward the Yearly Limit and the Total Limit. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Requesting Holders. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.7, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.7.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1 hereof), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iv) for an offering of debt that is convertible into equity securities of the Company or (v) for a dividend reinvestment plan, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the

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amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five days after receipt of such written notice (such Registration, a “Piggyback Registration”). Subject to Section 2.2.2 hereof, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Class A Common Stock or other equity securities that the Company or the Demanding Holders desire to sell, taken together with (i) the shares of Class A Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which Registration has been requested pursuant to this Section 2.2 and (iii) the shares of Class A Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a) if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1 hereof, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Class A Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(b) if the Registration or registered offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Class A Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1 hereof, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included

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in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Class A Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of such persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(c) if the Registration or registered offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.6 hereof.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.7 hereof) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.7 hereof), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.7 hereof, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.5 hereof and shall not count toward the Yearly Limit or the Total Limit.

2.3 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company or any Company-initiated Registration for the account of the Company (subject to the Company’s compliance with Section 2.2 hereof), each Holder that is an executive officer, director or Holder in excess of 2.5% of the then-outstanding Common Stock agrees that it shall not Transfer any shares of Class A Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the 90-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering (the “Underwritten Lock-Up Period”), except as expressly permitted by such lock-up agreement or in the event the Underwriters managing the offering otherwise consent in writing. Each Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as the Company’s directors and executive officers or the other stockholders of the Company). The Company will not be obligated to undertake an Underwritten Shelf Takedown during any Underwritten Lock-Up Period binding on the Holders, nor will the Company be obligated to include in any Piggyback Registration any Registrable Securities that are then subject to a “lock-up” agreement.

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ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission, as soon as reasonably practicable, a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least 5% percent of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus) and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each national securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

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3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose, and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least three days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be necessary in order to comply with the Securities Act, the Exchange Act and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 in the event of an Underwritten Offering or other coordinated offering that is registered pursuant to a Registration Statement, permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering or other coordinated offering that is registered pursuant to a Registration Statement, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter or other similar type of sales agent or placement agent may reasonably request;

3.1.12 in the event of an Underwritten Offering or other coordinated offering that is registered pursuant to a Registration Statement, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.13 in the event of any Underwritten Offering or other coordinated offering that is registered pursuant to a Registration Statement, enter into and perform its obligations under an underwriting agreement, sales agreement or placement agreement, in usual and customary form, with the managing Underwriter, sales agent or placement agent of such offering;

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3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule thereto);

3.1.15 with respect to an Underwritten Offering pursuant to Section 2.1.5 hereof, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders participating in such Registration, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or other sales agent or placement agent if such Underwriter or other sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other coordinated offering that is registered pursuant to a Registration Statement.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ or agents’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not timely provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering or other coordinated offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any arrangements approved by the Company and (ii) timely completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2 If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (i) require the Company to make an Adverse Disclosure, (ii) require the inclusion in such Registration Statement of financial statements that are unavailable to the

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Company for reasons beyond the Company’s control or (iii) in the good faith judgment of the majority of the Board, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3 Subject to Section 3.4.4 hereof, if (i) during the period starting with the date 60 days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date 120 days after the effective date of, a Company-initiated Registration, and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (ii) if, pursuant to Section 2.1.5 hereof, Holders have requested an Underwritten Shelf Takedown and the Company and such Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, then, in each case, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.5 hereof.

3.4.4 The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 hereof or a registered offering pursuant to Section 3.4.3 hereof shall be exercised by the Company, in the aggregate, for not more than 90 consecutive calendar days or more 180 total calendar days in each case, during any 12-month period.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to use commercially reasonable efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, to the extent required from time to time to enable such Holder to sell Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person or entity who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

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4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

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4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 hereof, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

ARTICLE V

LOCK-UP

5.1 Lock-Up. Subject to Section 5.2 hereof, the Sponsor and BSG Holders agree that they shall not Transfer any Lock-Up Shares until the end of the Lock-Up Period (the “Lock-Up”).

5.2 Permitted Transferees. Notwithstanding the provisions set forth in Section 5.1 hereof, the Sponsor, the BSG Holders or their respective Permitted Transferees may Transfer the Lock-Up Shares during the Lock-Up Period: (a) to (i) the Company’s officers or directors, (ii) any affiliate or family member of any of the Company’s officers or directors, (iii) any affiliate of the Sponsor, (iv) any members or equityholders of the Sponsor or any of their affiliates or (v) the BSG Holders, any direct or indirect partners, members or equityholders of the BSG Holders, any affiliate or family member of any of the BSG Holders or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, family limited partnership or other estate planning vehicle, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such individual, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by virtue of the laws of the Cayman Islands or the Sponsor’s partnership agreement upon dissolution of the Sponsor; (f) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; (g) to the Company; or (h) in the event of the Company’s liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property subsequent to the Closing Date; provided, however, that, in the case of clauses (a) through (e), these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Article V.

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5.3 Termination of Existing Lock-Up. The lock-up provisions in this Article V shall supersede the lock-up provisions contained in Section 7 of the Insider Letter, which provision in Section 7 of the Insider Letter shall be of no further force or effect.

ARTICLE VI

MISCELLANEOUS

6.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Beacon Street Group, Inc., 1125 N. Charles St., Baltimore, Maryland 21201, Attention: Gary Anderson, General Counsel, Email: ganderson@beaconstreetservices.com; and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective 30 days after delivery of such notice as provided in this Section 6.1.

6.2 Assignment; No Third-Party Beneficiaries.

6.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

6.2.2 This Agreement and the rights, duties and obligations of the Holders hereunder may not be assigned or delegated by the Holders in whole or in part; provided, however, that, subject to Section 6.2.5 hereof, a Holder may assign the rights and obligations of such Holder hereunder relating to particular Registrable Securities in connection with the transfer of such Registrable Securities to a Permitted Transferee of such Holder.

6.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

6.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 6.2 hereof.

6.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 6.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 6.2 shall be null and void.

6.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

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6.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OR THE COURTS OF THE STATE OF NEW YORK, IN EACH CASE, LOCATED IN THE CITY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.

6.5 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy that may arise under this Agreement and the Transactions is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably, unconditionally and voluntarily waives any right such party may have to a trial by jury in respect of any action, suit or proceeding directly or indirectly arising out of or relating to this Agreement or any of the Transactions.

6.6 Amendments and Modifications. Upon the written consent of (i) the Company and (ii) the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that, notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects the Sponsor shall also require the written consent of the Sponsor so long as the Sponsor holds at least 2% of the outstanding Common Stock; provided further that any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity), shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.7 Other Registration Rights. Other than the PIPE Investors who have registration rights with respect to the shares of Class A Common Stock purchased in the PIPE Investment pursuant to their respective Subscription Agreements (each as defined in the Purchase Agreement), the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions, and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

6.8 Term. This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement and (ii) with respect to any Holder, the date that such Holder no longer holds any Registrable Securities. The provisions of Article IV hereof shall survive any termination.

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6.9 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

6.10 Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 6.2 hereof, subject to the prior written consent of the Sponsor and each BSG Holder (in each case, so long as such Holder and its affiliates hold, in the aggregate, at least 5% of the outstanding shares of Class A Common Stock of the Company, calculated as if all Common Units are exchanged for shares of Class A Common Stock), the Company may make any person or entity who acquires Class A Common Stock or rights to acquire Class A Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Class Common Stock of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein, and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

6.11 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

6.12 Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

BEACON STREET GROUP, INC., a Delaware corporation

By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

SPONSOR:

ASCENDANT SPONSOR LP,
a Cayman Islands exempted limited partnership

By:
	Name:	Mark Gerhard
	Title:	Chief Executive Officer

[Signature Page to Amended and Restated Registration Rights Agreement]

BSG HOLDERS:

[ENTITY],
a [ORGANIZATION]

By:
Name:
Title:

[INDIVIDUAL]

[Signature Page to Amended and Restated Registration Rights Agreement]

OTHER HOLDERS:

MICHAEL G. JESSELSON 12/18/80 TRUST

By:
	Name:	Claire Strauss
	Title:	Trustee

ROBERT FORESMAN

DIANE NELSON

MICKIE ROSEN

ANDREW HEYER

DAVID HIGLEY

PIERRE CADENA

WILLIAM WESLEY

[Signature Page to Amended and Restated Registration Rights Agreement]

Exhibit A

AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [____], 2021 (as the same may hereafter be amended, the “Registration Rights Agreement”), among Beacon Street Group, Inc., a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Class A Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as Holders, and the undersigned’s (and its transferees’) shares of Class A Common Stock shall not be included as Registrable Securities, for purposes of the Excluded Sections.

For purposes of this Joinder, “Excluded Sections” shall mean [ ].

Accordingly, the undersigned has executed and delivered this Joinder as of the __________ day of __________, 20__.

Signature of Stockholder

Print Name of Stockholder
Its:

Address:

Agreed and Accepted as of
____________, 20__

Beacon Street Group, Inc.

By:
Name:
Its:

EXHIBIT F

Form of Escrow Agreement

EARN OUT ESCROW AGREEMENT

This EARN OUT ESCROW AGREEMENT (this “Agreement”) is made and entered into as of [•], 2021, by and among Beacon Street Group, Inc., a Delaware corporation (f/k/a Ascendant Digital Acquisition Corp.) (“Acquiror”), Shareholder Representative Services LLC, a Colorado limited liability company, in its capacity as the Seller Representative (acting solely in such capacity) (together with any successor appointed in accordance with the Business Combination Agreement (as defined herein), the “Seller Representative”), Ascendant Sponsor LP, a Cayman Islands exempted limited partnership (the “Sponsor”, and together with Acquiror and the Seller Representative, each sometimes referred to individually as a “Party” or collectively as the “Parties”), and Continental Stock Transfer & Trust Company (the “Earn Out Escrow Agent”). Capitalized terms used but not defined herein shall have the respective meaning ascribed to them in the Business Combination Agreement.

WHEREAS, Beacon Street Group, LLC, a Delaware limited liability company (the “Company”), Acquiror, the Seller Representative (in its capacity as such) and the other parties thereto have entered into that certain Business Combination Agreement, dated as of March 1, 2021 (together with all exhibits, schedules and annexes thereto, as amended, modified or supplemented from time to time in accordance with its terms, the “Business Combination Agreement”), pursuant to which the parties thereto have agreed to establish an escrow arrangement for the purposes set forth therein;

WHEREAS, at the end of the Business Day immediately prior to the Closing Date (which shall also be the calendar day immediately prior to the Closing Date), Acquiror migrated to and domesticated as a Delaware corporation in accordance with the terms and conditions set forth in the Business Combination Agreement (the “Domestication”);

WHEREAS, by virtue of the Domestication, each then issued and outstanding Cayman Acquiror Class B Share converted automatically, on a one-to-one-basis, into a Cayman Acquiror Class A Share, and, immediately thereafter, each then issued and outstanding Cayman Acquiror Class A Share converted automatically, on a one-to-one-basis, into a share of Domesticated Acquiror Class A Common Stock;

WHEREAS, in accordance with Section 4.01 of the Business Combination Agreement, at the Closing (to the extent that the Company has made an allocation of any Company Management Members Earn Out Shares at or prior to the Closing), and from time to time following the Closing but prior to the expiration of the Earn Out Period, as and when the Company allocates any Post-Closing Allocated Earn Out Shares to Company Management Members in accordance with the Business Combination Agreement, Acquiror shall deliver or cause to be delivered any such allocated Company Management Members Earn Out Shares to the Earn Out Escrow Agent (such shares in the aggregate, the “Allocated Company Management Members Earn Out Shares”);

WHEREAS, in accordance with Section 4.02 of the Business Combination Agreement, at the Closing, the Sponsor shall deliver 3,051,000 shares of Domesticated Acquiror Class A Common Stock held of record by the Sponsor to the Earn Out Escrow Agent and such shares shall constitute the Sponsor Earn Out Shares (the “Sponsor Earn Out Shares” and, together with the Allocated Company Management Members Earn Out Shares, the “Earn Out Shares”);

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WHEREAS, the Earn Out Shares shall be held in escrow by the Earn Out Escrow Agent pursuant to the terms of this Agreement (the “Escrow Account”) and shall be released by the Earn Out Escrow Agent only upon the occurrence of certain triggering events as specifically set forth in this Agreement and pursuant to Sections 4.01(a) and 4.02(b) of the Business Combination Agreement;

WHEREAS, pursuant to Section 13.01 of the Business Combination Agreement, the Seller Representative is appointed as the representative, true and lawful attorney in fact and agent for all of the Sellers for all purposes set forth therein; and

WHEREAS, the Parties desire to constitute and appoint the Earn Out Escrow Agent as escrow agent hereunder, and the Earn Out Escrow Agent is willing to assume and perform the duties and obligations of the escrow agent pursuant to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.	Appointment.

(a)

Acquiror, the Seller Representative, acting on behalf of the Sellers, and the Sponsor hereby appoint the Earn Out Escrow Agent as their escrow agent to hold the Earn Out Shares received by the Earn Out Escrow Agent in escrow and to administer and disburse the Earn Out Shares in accordance with the terms of this Agreement and the Business Combination Agreement, and the Earn Out Escrow Agent hereby accepts such appointment under the express terms and conditions set forth herein.

(b)

In connection with any dissolution of the Sponsor, the Sponsor shall designate a representative to act on behalf of the Sponsor, all on terms reasonably acceptable to the other Parties (any such Person so appointed, the “Sponsor Representative”). The other Parties agree and confirm that each of David Gomberg, Mark Gerhard, and Riaan Hodgson, are reasonably acceptable designees for the purposes of the immediately foregoing sentence and no further consent of the other Parties shall be required for the appointment of any such Person as the Sponsor Representative.

2.	Deposit, Delivery and Receipt of Earn Out Shares; Other Actions.

(a)

At the Closing and, for the avoidance of doubt, following the Domestication, the Sponsor will deliver, or cause to be delivered, all of the Sponsor Earn Out Shares to the Earn Out Escrow Agent electronically through DTC’s Deposit/Withdrawal At Custodian system to an account designated in writing by the Earn Out Escrow Agent. The Earn Out Escrow Agent will hold the Sponsor Earn Out Shares in the Escrow Account as a book-entry position registered in the name of the Sponsor until any such Sponsor Earn Out Shares are to be (i) released to the Sponsor, or (ii) otherwise forfeited and released to Acquiror, in each case, in accordance with the terms of this Agreement and the Business Combination Agreement.

(b)

At the Closing (to the extent that the Company has made an allocation of any Company Management Members Earn Out Shares at or prior to the Closing) and, for the avoidance of doubt, following the Domestication, and from time to time following the Closing but prior to the expiration of the Earn Out Period, as and when the Company allocates any Post-Closing Allocated Earn Out Shares to

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Company Management Members, Acquiror will deliver, or cause to be delivered, such number of Allocated Company Management Members Earn Out Shares (not to exceed two million (2,000,000) shares, subject to adjustment in accordance with Section 4(d)) allocated to the applicable Company Management Members at the Closing or at such other time, as applicable, to the Escrow Agent electronically through DTC’s Deposit/Withdrawal at Custodian system to an account designated in writing by the Earn Out Escrow Agent. The Earn Out Escrow Agent will hold the Allocated Company Management Members Earn Out Shares in the Escrow Account as a book-entry position registered with a number of Allocated Company Management Members Earn Out Shares registered in the name of each applicable Company Management Member as set forth opposite such Company Management Member’s name in a joint written notice delivered by the Acquiror and the Seller Representative at the Closing (to the extent that the Company has made an allocation of any Company Management Members Earn Out Shares at or prior to the Closing) and thereafter as and when Company Management Members Earn Out Shares are allocated in accordance with the Business Combination Agreement, until any portion of the Allocated Company Management Members Earn Out Shares is to be (i) released to each applicable Company Management Member or (ii) otherwise forfeited and released to Acquiror, in each case, in accordance with the terms of this Agreement and the Business Combination Agreement.

(c)

(A) When all or any portion of the Allocated Company Management Members Earn Out Shares are required to be released under the Business Combination Agreement, Acquiror and Seller Representative, in consultation with the Sponsor, shall prepare and deliver joint written instructions to the Earn Out Escrow Agent (the “Release Notice”) in accordance with the procedures set forth in Section 11 and executed by each of (x) Acquiror and (y) Seller Representative, and (B) when all or any portion of the Sponsor Earn Out Shares are required to be released under the Business Combination Agreement, Acquiror and the Sponsor (or, in the event of a dissolution of the Sponsor, the Sponsor Representative), in consultation with the Seller Representative, shall prepare and deliver a Release Notice to the Earn Out Escrow Agent in accordance with the security procedures set forth in Section 11 and executed by each of (x) Acquiror and (y) the Sponsor. The Parties agree that the Earn Out Shares shall not be subject to attachment by any creditor (including any creditor of any party to the Business Combination Agreement).

(d)

The Earn Out Escrow Agent does not own or have any interest in the Earn Out Shares, but is serving as escrow holder, having only possession thereof and agreeing to hold and distribute the Earn Out Shares in accordance with the terms and conditions set forth herein.

(e)

The Parties agree that Sponsor shall retain all voting rights and other shareholder rights with respect to the Sponsor Earn Out Shares and the applicable Company Management Member shall retain all voting rights and other shareholder rights with respect to the Allocated Company Management Members Earn Out Shares (except, in each case, for the right to possess or transfer, or to receive any dividends or other distributions paid in respect of, such Earn Out Shares following the Closing and

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prior to the release of such Earn Out Shares, which instead shall be governed by the terms of this Agreement) until such shares are released from the Escrow Account in accordance with the terms of this Agreement and the Business Combination Agreement. For so long as the Earn Out Shares are held by the Earn Out Escrow Agent, the Earn Out Escrow Agent shall vote the Earn Out Shares solely as directed in writing by Sponsor (in the case of the Sponsor Earn Out Shares) and as directed in writing by the applicable Company Management Member (in the case of the Allocated Company Management Members Earn Out Shares) (and Acquiror shall cause such applicable Company Management Member to provide such direction in writing). To the extent that any dividend or other distribution is distributed with respect to any Earn Out Shares, Acquiror shall hold back and not pay any such dividend or other distribution with respect to any Earn Out Shares that have not been released from the Escrow Account as of the time such dividend or distribution is to be distributed to holders of Domesticated Acquiror Class A Common Stock generally (collectively the “Holdback Dividends”) until such time (if any) as such Earn Out Shares are released from the Escrow Account pursuant to Section 4(b)(i) or Section 4(b)(ii) below, at which time Acquiror shall disburse such Holdback Dividends to the same person or entity to whom such Earn Out Shares are released in accordance with the terms of this Agreement. For the avoidance of doubt, any release or distribution of Earn Out Shares in accordance with this Agreement shall also be understood to include a distribution of the Holdback Dividends, if any, with respect to such released Earn Out Shares. Each of the Sponsor and Acquiror (on behalf of the Company Management Members) hereby consent to such hold back of the Holdback Dividends as described in this Section 2(e) and waive any rights with respect thereto (notwithstanding anything in the Charter Documents of the Acquiror to the contrary), until such time as such Persons are entitled to receive such Holdback Dividends on connection with a release of Earn Out Shares in accordance with the terms hereof.

3.	Release Notices.

(a)

The Earn Out Escrow Agent shall disburse the applicable portion of the Earn Out Shares only in accordance with the applicable related Release Notice. Each such Release Notice shall set forth in reasonable detail the Triggering Event (or failure of a Triggering Event to occur within the Earn Out Period) giving rise to the requested release and the specific release instructions with respect thereto (including the number of Earn Out Shares to be released and the identity of the person(s) to whom they should be released).

(b)

If the Sponsor Earn Out Shares are to be released to the Sponsor (as opposed to a release and forfeiture to Acquiror), the specified number of Sponsor Earn Out Shares shall be released to the Sponsor, and Acquiror shall pay over to the Sponsor any applicable portion of Holdback Dividends, if any; provided, that if the Sponsor has been dissolved, the Sponsor Earn Out Shares shall be released to the Persons designated by the Sponsor Representative (in which case, the Sponsor Representative shall specify in the Release Notice the number of Sponsor Earn Out Shares and amount of Holdback Dividends each Person shall receive in connection with such release, and the Earn Out Escrow Agent, Acquiror and Seller Representative shall have no liability for the accuracy of, or compliance with terms of the Business Combination Agreement or any other document, of such instructions).

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(c)

If the Allocated Company Management Members Earn Out Shares are to be released to the Company Management Members to whom Company Management Members Earn Out Shares have been allocated (as opposed to a release and forfeiture to Acquiror), the specified number of Allocated Company Management Members Earn Out Shares shall be released directly to the applicable Company Management Members in accordance with the terms of the Business Combination Agreement (in which case, Acquiror and the Seller Representative shall specify in the Release Notice the number of Allocated Company Management Members Earn Out Shares each such Company Management Member shall receive in connection with such release, and the Escrow Agent and Sponsor shall have no liability for the accuracy of, or compliance with the terms of the Business Combination Agreement or any other document, of such instructions), and Acquiror shall pay over to the Company Management Members any applicable portion of Holdback Dividends, if any.

(d)

If the Business Combination Agreement requires that all or any portion of the Earn Out Shares are to be released and forfeited to Acquiror, then the Release Notice shall specify the number of Earn Out Shares to be released and forfeited to Acquiror.

(e)	In the event an equitable adjustment is required under Section 4(d) below, any Release Notice shall also include reasonably detailed information with respect to such equitable adjustment.

(f)

During the period from the date of this Agreement until the date upon which all of the Earn Out Shares have been released, the Parties (or with respect to the Sponsor, following the dissolution of the Sponsor, the Sponsor Representative) agree to promptly and jointly issue all applicable Release Notices upon the occurrence of each Triggering Event, as such events are described in the Business Combination Agreement (and in accordance with Section 4), or as soon as practicable after Acquiror becomes aware of the occurrence of such Triggering Event or receives written notice of such Triggering Event from the Seller Representative or the Sponsor, or in the event of a release pursuant to Section 3(d), promptly upon the lapsing of the Earn Out Period during which any Triggering Event does not occur. For the avoidance of doubt, in the event of a conflict between the terms of this Agreement and the Business Combination Agreement, then, as between Acquiror, Sponsor (or the Sponsor Representative) and the Seller Representative, the terms of the Business Combination Agreement shall control and the aforementioned parties shall use reasonable best efforts to effect an amendment to this Agreement (including to Section 4 below) to effect the terms and intent of the Business Combination Agreement.

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(g)

Within two (2) Business Days following the receipt of any Release Notice and subject to the receipt of required documentation for compliance with applicable anti-money laundering requirements, the Earn Out Escrow Agent shall release and deliver to the person or persons designated in the applicable Release Notice the number of Earn Out Shares set forth in such Release Notice by transfer of the relevant Earn Out Shares into the securities accounts designated in such Release Notice.

(h)

The Earn Out Escrow Agent shall be entitled to rely upon, and be held harmless for such reliance, on any Release Notice for any action taken, suffered or omitted to be taken in good faith by it pursuant to such Release Notice. The Earn Out Escrow Agent shall have no obligation to determine whether a Triggering Event has occurred or is contemplated to occur under the Business Combination Agreement, this Agreement (including, without limitation, under Section 4), or any other document.

(i)

For purposes of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York, Baltimore, Maryland or the location of the Earn Out Escrow Agent’s offices in Section 10 are authorized or required by law to close.

4.	Disbursement and Termination.

(a)	For purposes of this Agreement:

(i)

“Common Share Price” shall mean the share price equal to the volume weighted average closing sale price of one share of Domesticated Acquiror Class A Common Stock as reported on the Exchange (or the exchange on which the shares of Domesticated Acquiror Class A Common Stock are then listed) for a period of at least twenty (20) trading days out of thirty (30) consecutive trading days ending on the trading day immediately prior to the date of determination (as adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into Domesticated Acquiror Class A Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Domesticated Acquiror Class A Common Stock (which adjustment shall be subject to the reasonable mutual agreement of Acquiror and the Seller Representative)).

(ii)	“Earn Out Period” shall mean the time period between the Closing Date and the four-year anniversary of the Closing Date.

(iii)

“Triggering Event I” shall mean (i) the date on which the Common Share Price is equal to or greater than $12.00 or (ii) if Acquiror consummates a transaction (not including the Transactions) which results in the shareholders of Acquiror having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $12.00 per share (for any non-cash proceeds, as determined based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the board of directors of Acquiror), in either case of clauses (i) and (ii), within the Earn Out Period.

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(iv)

“Triggering Event II” shall mean (i) the date on which the Common Share Price is equal to or greater than $14.00 or (ii) if Acquiror consummates a transaction (not including the Transactions) which results in the shareholders of Acquiror having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $14.00 per share (for any non-cash proceeds, as determined based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the board of directors of Acquiror), in either case of clauses (i) and (ii), within the Earn Out Period.

(v)	“Triggering Events” shall mean Triggering Event I and Triggering Event II, collectively.

(b)	Release of Earn Out Shares. The Earn Out Shares shall be released and delivered as follows:

(i)

upon the occurrence of Triggering Event I, (A) one-half of the Allocated Company Management Members Earn Out Shares will be released from the Escrow Account and distributed to the applicable Company Management Members in accordance with Section 4.01(a)(i) of the Business Combination Agreement and (B) one-half of the Sponsor Earn Out Shares will be released from the Escrow Account and distributed to the Sponsor in accordance with Section 4.02(b)(i) of the Business Combination Agreement, in each case, upon receipt of the applicable Release Notice by the Earn Out Escrow Agent, and in each case, Acquiror shall pay over to the Sponsor or the applicable Company Management Members any applicable portion of Holdback Dividends, if any;

(ii)

upon the occurrence of Triggering Event II, (A) any and all remaining Allocated Company Management Members Earn Out Shares held in the Escrow Account at such time will be released from the Escrow Account and distributed to the applicable Company Management Members in accordance with Section 4.01(a)(ii) of the Business Combination Agreement and (B) any and all remaining Sponsor Earnout Shares held in the Escrow Account at such time will be released from the Escrow Account and distributed to the Sponsor in accordance with Section 4.02(b)(ii) of the Business Combination Agreement, in each case, upon receipt of the applicable Release Notice by the Earn Out Escrow Agent, and in each case, Acquiror shall pay over to the Sponsor or the applicable Company Management Members any applicable portion of Holdback Dividends, if any;

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(iii)

(A) if the conditions set forth in Section 4.01(a)(i) or Section 4.01(a)(ii) of the Business Combination Agreement have not been satisfied within the Earn Out Period, any Allocated Company Management Member Earn Out Shares remaining in the Escrow Account shall be automatically released to Acquiror for cancellation (in the case of the Allocated Company Management Member Earnout Shares) and none of the Company Management Members shall have any right to receive such Allocated Company Management Member Earn Out Shares (or any Holdback Dividends with respect thereto) or any benefit therefrom; and (B) if the conditions set forth in Section 4.02(b)(i) or Section 4.01(b)(ii) of the Business Combination Agreement have not been satisfied within the Earn Out Period, any Sponsor Earn Out Shares remaining in the Escrow Account shall be automatically released to Acquiror for cancellation (in the case of the Sponsor Earnout Shares) and Sponsor shall have no right to receive such Sponsor Earn Out Shares (or any Holdback Dividends with respect thereto) or any benefit therefrom; and

(iv)

for the avoidance of doubt, (A) the applicable Company Management Members shall be entitled to receive Allocated Company Management Member Earn Out Shares in accordance with Section 4.01(a) of the Business Combination Agreement upon the occurrence of each Triggering Event, and (B) the Sponsor shall be entitled to receive Sponsor Earn Out Shares in accordance with Section 4.02(b) of the Business Combination Agreement upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all. For the avoidance of doubt, all of the Allocated Company Management Members Earn Out Shares shall be released to the applicable Company Management Members and all of the Sponsor Earn Out Shares shall be released to Sponsor in accordance with Sections 4.01(a) and 4.02(b), respectively, of the Business Combination Agreement, in each case, upon the occurrence of Triggering Event II, and in each case, Acquiror shall pay over to the Sponsor or the applicable Company Management Members any applicable portion of Holdback Dividends, if any.

(c)	Escrow Termination Date. Subject to the provisions of Section 8, this Agreement shall terminate automatically immediately following the release of all Earn Out Shares from the Escrow Account.

(d)

Adjustment. The number of Domesticated Acquiror Class A Common Stock to be issued and released pursuant to Sections 4.01 and 4.02 of the Business Combination Agreement shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Domesticated Acquiror Class A Common Stock occurring on or after the Closing.

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(e)

Records. The Earn Out Escrow Agent shall keep proper books of record and account in which full and correct entries shall be made of all release activity in the Escrow Account and shall make such books of record and account available to Acquiror and the Sponsor upon the written request of either such Party.

5.	Earn Out Escrow Agent.

(a)

The Earn Out Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied. The Earn Out Escrow Agent shall not have any fiduciary, partnership or joint venture relationship with any Party or any other person or entity arising out of or in connection with this Agreement.

(b)

The Earn Out Escrow Agent shall not be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document among the Parties, in connection herewith, if any, including without limitation the Business Combination Agreement, nor shall the Earn Out Escrow Agent be required to determine if any person or entity has complied with any such agreements, nor shall any additional obligations of the Earn Out Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement. In the event of any conflict between the terms and provisions of this Agreement, those of the Business Combination Agreement, any schedule or exhibit attached to this Agreement, or any other agreement among the Parties, the terms and conditions of this Agreement shall govern and control in all respects relating to the Earn Out Escrow Agent, but in every other respect involving the parties and beneficiaries of any such other agreement, the other agreement shall control.

(c)

The Earn Out Escrow Agent may rely upon, and shall not be liable for acting or refraining from acting upon, any Release Notice or other written notice, document, instruction or request furnished to it hereunder and reasonably believed by it to be genuine and to have been signed or presented by the proper Party or Parties. The Earn Out Escrow Agent shall not be liable to any Party, any beneficiary, or other person or entity for refraining from acting upon any Release Notice or other written notice, document, instruction or request furnished to it hereunder setting forth, claiming, containing, objecting to, or related to the issuance of Allocated Company Management Member Earn Out Shares or the transfer or distribution of the Earn Out Shares, or any portion thereof, unless such Release Notice or other written notice, document, instruction or notice shall have been delivered to the Earn Out Escrow Agent in accordance with Section 11 below and the Earn Out Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder and as set forth in Section 11. The Earn Out Escrow Agent shall not be under any duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Earn Out Escrow Agent shall have no duty to solicit any receipt of Earn Out Shares which may be due to it or the Escrow Account, nor shall the Earn Out Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any number or class of Earn Out Shares deposited with it hereunder.

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(d)

The Earn Out Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that a final adjudication of a court of competent jurisdiction determines that the Earn Out Escrow Agent’s fraud, gross negligence, bad faith or willful misconduct was primary cause of any loss to either Party. The Earn Out Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents, and the Earn Out Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by any such attorney or agent in good faith, absent fraud, gross negligence, bad faith or willful misconduct (each as determined by a final judgment of a court of competent jurisdiction) in the selection and continued employment thereof. The Earn Out Escrow Agent, at its own cost and expense, may consult with counsel, accountants and other skilled persons to be selected and retained by it. In the event that the Earn Out Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action, and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing by the applicable Parties which eliminates such ambiguity or uncertainty to the satisfaction of Earn Out Escrow Agent or by a final order or judgment of a court of competent jurisdiction. To the extent practicable, the Parties agree to pursue any redress or recourse in connection with any dispute arising under the Business Combination Agreement (other than with respect to a dispute involving the Earn Out Escrow Agent) without making the Earn Out Escrow Agent a party to the same. Anything in this Agreement to the contrary notwithstanding, in no event shall the Earn Out Escrow Agent be liable for special or punitive loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Earn Out Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

6.	Succession.

(a)

The Earn Out Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days advance notice (pursuant to Section 10) in writing of such resignation to the Parties specifying a date when such resignation shall take effect. By delivery of joint written instructions by the Parties to the Earn Out Escrow Agent, the Parties shall have the right to terminate their appointment of the Earn Out Escrow Agent, or any successor escrow agent, as Earn Out Escrow Agent, upon thirty (30) days’ notice to the Earn Out Escrow Agent. If the Earn Out Escrow Agent shall resign, be removed or otherwise become incapable of acting in the capacity of escrow agent hereunder, the Parties shall appoint, by mutual agreement and acting reasonably, a successor to be the Earn Out Escrow Agent. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days after giving notice of such removal or following the receipt of the notice of resignation or incapacity, the Earn Out Escrow Agent may

10

petition any court of competent jurisdiction for the appointment of a successor escrow agent within the relevant jurisdiction or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto. The Earn Out Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Earn Out Shares (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent as jointly instructed in writing by the Parties, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery, the Earn Out Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 8 hereunder. The Earn Out Escrow Agent shall have the right to withhold monies or property in an amount equal to any amount due and then owing to the Earn Out Escrow Agent, plus any costs and expenses which the Escrow Agent may reasonably incur for which the Parties are obligated to indemnify or reimburse the Earn Out Escrow Agent for pursuant to this Agreement in connection with the termination of this Agreement, so long as the Earn Out Escrow Agent has previously submitted a written invoice in respect thereof to the Parties that the Parties have not paid within 30 days of receipt of such invoice.

(b)

Any entity into which the Earn Out Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Earn Out Escrow Agent under this Agreement without further action on the part of any party hereto. The Earn Out Escrow Agent shall promptly notify the Parties in writing in if any such event occurs.

(c)

Every successor escrow agent appointed hereunder shall execute, acknowledge and deliver to its predecessor, and also to the Parties, an instrument in writing accepting such appointment hereunder, and thereupon such successor escrow agent, without any further action, shall become fully vested with all the rights, immunities and powers and shall be subject to all of the duties and obligations, of its predecessor; and every predecessor escrow agent shall deliver all property and moneys held by it hereunder to such successor escrow agent, at which time of delivery the predecessor escrow agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 8.

7.

Compensation and Reimbursement. Acquiror agrees to (a) pay the Earn Out Escrow Agent upon execution of this Agreement, and from time to time thereafter, all reasonable compensation for the services to be rendered hereunder by the Escrow Agent as described in Schedule 2 attached hereto, and (b) pay or reimburse the Earn Out Escrow Agent upon request for all reasonable and documented expenses, disbursements and advances, including, without limitation, reasonable attorney’s fees and expenses, incurred or made by it in connection with the performance, modification and termination of this Agreement.

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8.	Indemnity.

(a)

Subject to Section 8(c) below, the Earn Out Escrow Agent shall be liable for any and all losses, damages, claims, costs, charges, penalties and related interest, counsel fees and expenses, payments, expenses and liability (collectively, “Losses”), only to the extent such Losses are determined by a court of competent jurisdiction to be a result of its own fraud, gross negligence, bad faith or willful misconduct (as determined by final adjudication of a court of competent jurisdiction); provided, however, that any liability of the Earn Out Escrow Agent will be limited to the aggregate value of the Earn Out Shares deposited with the Earn Out Escrow Agent.

(b)

Acquiror, Sponsor and Seller Representative (solely on behalf of the Sellers and in its capacity as the Seller Representative, not in its individual capacity) shall jointly and severally indemnify and hold the Earn Out Escrow Agent harmless from and against, and the Earn Out Escrow Agent shall not be responsible for, any and all Losses arising out of or attributable to the Earn Out Escrow Agent’s duties under this Agreement or this appointment, including the reasonable costs and expenses of defending itself against any Losses or enforcing this Agreement (collectively, “Agent Claims”), except to the extent that such Losses are determined by a court of competent jurisdiction to be a result of the Earn Out Escrow Agent’s own fraud, gross negligence, bad faith or willful misconduct (as determined by final adjudication of a court of competent jurisdiction). Notwithstanding the foregoing, and except as provided in Section 7, as between themselves, the Parties agree that any Agent Claims payable hereunder shall be paid (or reimbursed, as applicable): (a) in the case that the Agent Claim is not attributable to actions or inactions of any particular Party, by Acquiror; (b) in the event that the Agent Claim is attributable to the actions or inactions of a certain Party, by such Party (and such Party shall reimburse the other Parties, in the event that such other Party(ies) has made indemnification payments under this Section 8(b) in respect of such Agent Claim); and (c) in the case that the Agent Claim is attributable to actions or inactions of any Company Management Member, by Acquiror.

(c)

Notwithstanding anything in this Agreement to the contrary, none of the Parties or the Earn Out Escrow Agent shall be liable for any punitive or special damages of any nature whatsoever occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages.

(d)

In order that the indemnification provisions contained in this Section 8 shall apply, upon the assertion of a claim for which one party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion in writing promptly after it becomes aware, and shall keep the other party advised in writing with respect to all developments concerning such claim; provided, that failure to give prompt notice shall not relieve the indemnifying party of any liability to the indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action has been materially prejudiced by the indemnified party’s failure to timely give such notice. The indemnifying

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party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or the name of the indemnified party unless such claim is (i) brought by the indemnified party or (ii) the indemnified party reasonably determines that there may be a conflict of interest between the indemnified party and the indemnifying party in the defense of such claim and the indemnified party does in fact assume the defense. The indemnified party shall in no case confess any claim, make any compromise or take any action adverse to the indemnifying party in any case in which the indemnifying party may be required to indemnify it, except with the indemnifying party’s prior written consent, which shall not be unreasonably withheld or delayed.

(e)	For the avoidance of doubt, this Section 8 shall survive termination of this Agreement or the resignation, replacement or removal of the Earn Out Escrow Agent for any reason.

9.	Patriot Act Disclosure/Taxpayer Identification Numbers/Tax Reporting.

(a)

Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Earn Out Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Parties acknowledge that Section 326 of the USA PATRIOT Act and the Earn Out Escrow Agent’s identity verification procedures require the Earn Out Escrow Agent to obtain applicable information which is required to confirm the applicable Parties’ identity including without limitation name, address and organizational documents (“identifying information”). The Parties agree to provide the Earn Out Escrow Agent with and consent to the Earn Out Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Earn Out Escrow Agent for the purposes of this Agreement.

(b)

Certification and Tax Reporting. Acquiror and the Sponsor, as applicable, have provided, or promptly following the date hereof will provide, the Earn Out Escrow Agent with fully executed Internal Revenue Service (“IRS”) Form(s) W-9 or W-8, as applicable. The applicable Company Management Members have provided, or from time to time following the date hereof but prior to the expiration of the Earn Out Period, as and when the Company allocates any Post-Closing Allocated Earn Out Shares to Company Management Members, Acquiror will have caused such Company Management Members to provide, the Earn Out Escrow Agent with fully executed IRS Form(s) W-9 or W-8, as applicable. For U.S. federal and applicable state and local income tax purposes, the Parties agree to treat the Sponsor as the owner of the Sponsor Earn Out Shares and the applicable Company Management Members as the owners of their respective Allocated Company Management Members Earn Out Shares and shall file (and Acquiror shall cause the Company Management Members to file) all applicable tax returns on a basis consistent with such treatment. The Earn Out Escrow Agent shall make such reports to the applicable tax authorities as directed by Acquiror and shall have no obligation under this Agreement to make any other reports with respect to taxes. If required by law, the Earn Out Escrow Agent shall withhold any taxes it reasonably deems appropriate in the absence of proper tax documentation or as required by law, and shall timely remit such taxes to the appropriate authorities.

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10.

Notices. All notices, demands and other communications given pursuant to the terms and provisions hereof shall be in writing by one of the methods indicated below and, shall be deemed effective on the applicable date indicated below:

(a)

on the date of transmission if sent by facsimile or other electronic submission (including e-mail) to appropriate email address set forth below or at such other e-mail address as any party hereto may have furnished to the other parties hereto in writing;

(b)

on the first (1st) Business Day following the date of sending if sent by a nationally recognized overnight courier or delivery service to the appropriate address set forth below or at such other address as any party hereto may have furnished to the other parties hereto in writing; or

(c)

on the fifth (5th) Business Day following the date of sending if sent by certified or registered mail, return receipt requested; to the appropriate notice address set forth below or at such other address as any party hereto may have furnished to the other parties hereto in writing.

If to the Seller Representative:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Facsimile: (303) 623-0294

Telephone: (303) 648-4085

If to Sponsor:

667 Madison Avenue, 5th Floor

New York, NY

10065

Attention: [•]

E-mail: [•]

If to Acquiror:

667 Madison Avenue, 5th Floor

New York, NY

10065

Attention: [•]

E-mail: [•]

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with a copy (which shall not constitute notice) to:

[•]

If to the Earn Out Escrow Agent:

Continental Stock Transfer & Trust Company

1 State Street 30th Floor

New York, NY 10004-1561

Attention: [•]

Email: [•]

11.	Security Procedures.

(a)

Notwithstanding anything to the contrary as set forth in this Agreement, any instructions setting forth, claiming, containing, objecting to, or in any way related to the issuance of Allocated Company Management Members Earn Out Shares or the transfer or distribution of the Earn Out Shares, including, but not limited to, any such instructions that may otherwise be set forth in a Release Notice, the joint written notice described in Section 2(c), or other written notice, document, instruction or request permitted pursuant to Section 4 of this Agreement, may be given to the Earn Out Escrow Agent only by confirmed facsimile or other electronic transmission (including e-mail) and no instruction for or related to the issuance of Allocated Company Management Members Earn Out Shares or transfer or distribution of the Earn Out Shares, or any portion thereof, shall be deemed delivered and effective unless the Earn Out Escrow Agent actually shall have received such instruction by facsimile or other electronic transmission (including e-mail) at the number or e-mail address provided to the Parties by the Earn Out Escrow Agent in accordance with Section 10 and as further evidenced by a confirmed transmittal to that number or e-mail address.

(b)

In the event issuance, transfer or distribution instructions are so received by the Earn Out Escrow Agent by facsimile or other electronic submission (including e-mail), the Earn Out Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 1 hereto, and the Earn Out Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Earn Out Escrow Agent. If the Earn Out Escrow Agent is unable to reach a Party after a reasonable amount of time, the Earn Out Escrow Agent is hereby authorized both to receive written instructions from and seek written confirmation of such instructions by any one or more of such Party’s

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executive officers (“Executive Officers”), as the case may be, which shall include the titles of Chief Legal Officer and Chief Financial Officer, as the Earn Out Escrow Agent may select. Such Executive Officer shall deliver to the Earn Out Escrow Agent a fully executed incumbency certificate, and the Earn Out Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer as confirmation on behalf of such Party.

(c)

Notwithstanding anything to the contrary herein, the Earn Out Escrow Agent shall only deliver or distribute the Earn Out Shares upon receipt of and in accordance with the delivery instructions set forth in the applicable Release Notice. Notwithstanding anything to the contrary herein, the Earn Out Escrow Agent shall only issue Allocated Company Management Members Earn Out Shares upon receipt of and in accordance with the delivery instructions set forth in the joint written notice described in Section 2(c).

(d)	The Parties acknowledge that the security procedures set forth in this Section 11 are commercially reasonable.

12.

Compliance with Court Orders. In the event that any escrow or trust property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court affecting the property deposited under this Agreement, the Earn Out Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders, judgments or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Earn Out Escrow Agent obeys or complies with any such writ, order, judgment or decree, it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

13.	Miscellaneous.

(a)

Amendment. Except for transfer instructions as provided in Section 11, the provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by each of the parties hereto.

(b)

Assignment. Neither this Agreement nor any right, obligation or interest hereunder may be assigned in whole or in part by any party hereto, except as provided in Section 6, without the prior written consent of all of the other parties hereto; provided that, notwithstanding anything to the contrary herein, Sponsor may transfer and assign this Agreement and its rights, obligations and interests hereunder upon a dissolution of Sponsor pursuant to Section 1(b).

(c)

Governing Law; Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of Delaware, without regard to principles of law (including conflicts of law) that will require the application of the laws of any other jurisdiction. Each party to this Agreement irrevocably waives any objection on the

16

grounds of venue, forum non-conveniens, lack of jurisdiction or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of any court of the State of Delaware or United States federal court located in the State of Delaware. The parties to this Agreement further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement.

(d)

Force Majeure. No party to this Agreement shall be liable to any other party hereto for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of acts reasonably beyond its control including, without limitation, acts of God, fire, terrorism, disease, pandemic, floods, strikes, shortage of supply, labor difficulties, war, or civil unrest; provided, that the Earn Out Escrow Agent shall use commercially reasonable efforts to resume performance as soon as practicable. If any such act occurs, then the Earn Out Escrow Agent shall give, as promptly as practicable, written notice to the Parties, stating the nature of such act and any action being taken to avoid or minimize its effect.

(e)

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile or pdf (including via e-mail). A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature, and will be binding and effective upon such party when a counterpart shall have been signed by each of the parties hereto and delivered to the other parties hereto.

(f)

Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable by reason of any applicable law of a jurisdiction, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(g)

Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. All references to currency, monetary values and dollars set forth herein shall mean U.S. dollars. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

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(h)

Enforcement, Remedies and Compliance. A person or entity who is not a party to this Agreement shall have no right to enforce any term of this Agreement. Each Party represents, warrants and covenants that each document, notice, instruction or request provided by such Party to the Earn Out Escrow Agent shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Except as expressly provided in Section 8 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Earn Out Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder. Except as otherwise expressly provided herein or as between the applicable Parties in the Business Combination Agreement, any and all remedies herein expressly conferred upon a party hereto will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

(i)

Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY HERETO HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13(i).

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(j)

Publicity. Except as may be required by applicable law (including securities laws), court order, regulatory authority (including a securities authority), as contemplated by the Business Combination Agreement or as shall be required or desirable to be presented by a party to any tax authority of such party, none of the parties hereto shall disclose, issue a news release, public announcement, advertisement, or other form of publicity concerning the existence of this Agreement or the services to be provided hereunder without obtaining the prior written approval of the other parties hereto, which may be withheld in the other parties’ sole discretion; provided that the Earn Out Escrow Agent may use Acquiror’s name in its customer lists or otherwise as required by applicable law or regulation. This paragraph shall not apply to the Seller Representative’s communications with the Sellers.

(k)

Successors. All the covenants and provisions of this Agreement by or for the benefit of the parties hereto shall bind and inure to the benefit of their respective permitted successors and assigns hereunder.

(l)

Third Party Beneficiaries. The provisions of this Agreement are intended to benefit only the parties hereto and their respective permitted successors and assigns. No rights shall be granted to any other person or entity by virtue of this Agreement, and there are no third party beneficiaries hereof.

(m)

Survival. Notwithstanding anything to the contrary, all provisions regarding indemnification, liability and limits thereon, compensation and expenses (with respect to any fees or expenses payable in respect of the period preceding the termination or expiry of this Agreement) and confidentiality shall survive the termination or expiration of this Agreement. For the avoidance of doubt, Section 8, Section 6, Section 7 (with respect to any outstanding fees or expenses payable in respect of the period preceding the termination or expiry of this Agreement) and Section 13 shall survive termination of this Agreement or the resignation, replacement or removal of the Earn Out Escrow Agent for any reason.

(n)

Merger of Agreement. This Agreement together with the Business Combination Agreement constitutes the entire agreement between the parties hereto related to the Earn Out Shares and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

(o)

No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Escrow Earn Out Agreement as of the date set forth above.

[BEACON STREET GROUP, INC.]

By:

Name:

Title:

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Seller Representative

Name:

ASCENDANT SPONSOR LP

By:

Name:

Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Earn Out Escrow Agent

By:

Name:

Title:

[Signature page to Earn Out Escrow Agreement]

Schedule 1

Security Procedures

To be attached.

Schedule 2

Compensation and Reimbursement

To be attached.

EXHIBIT G

Form of Subscription Agreement

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on March 1, 2021, by and between Ascendant Digital Acquisition Corp., a Cayman Islands exempted company (which shall be domesticated as a Delaware corporation prior to the closing of the Transaction (as defined herein) and in connection therewith change its name to Beacon Street Group, Inc.) (the “Company”), and the undersigned subscriber (“Subscriber”).

WHEREAS, substantially concurrently with the execution of this Subscription Agreement, the Company is entering into a definitive agreement with Beacon Street Group, LLC, a Florida limited liability company (“BSG”), and the other parties thereto, providing for the business combination between the Company and BSG (the “Transaction Agreement” and the transactions contemplated by the Transaction Agreement, the “Transaction”);

WHEREAS, prior to the closing of the Transaction, the Company will domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law and Article 206 of the Cayman Islands Companies Law (2020 Revision) (the “Domestication”), and in connection with the Domestication and the Transaction, change its name to Beacon Street Group, Inc. As part of the Domestication, each Class A ordinary share, par value $0.0001 per share, of the Company shall convert into one share of Class A common stock, par value $0.0001 per share, of the Company (“Common Stock”);

WHEREAS, in connection with the Transaction, Subscriber desires to subscribe for and purchase from the Company, immediately after the Domestication and immediately prior to or substantially concurrently with the consummation of the Transaction, that number of shares of Common Stock set forth on the signature page hereto (the “Subscribed Shares”) for a purchase price of $10.00 per share (the “Per Share Price” and the aggregate of such Per Share Price for all Subscribed Shares being referred to herein as the “Purchase Price”), and the Company desires to issue and sell to Subscriber the Subscribed Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Company; and

WHEREAS, on or about the date of this Subscription Agreement, the Company is entering into subscription agreements (the “Other Subscription Agreements” and together with the Subscription Agreement, the “Subscription Agreements”) substantially similar to this Subscription Agreement with certain other investors (the “Other Subscribers” and together with Subscriber, the “Subscribers”), pursuant to which such Other Subscribers have agreed to purchase on the closing date of the Transaction, inclusive of the Subscribed Shares, an aggregate amount of up to 15,000,000 shares of Common Stock, at the Per Share Price (the shares of the Other Subscribers, the “Other Subscribed Shares” and together with the Subscribed Shares, the “Collective Subscribed Shares”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Section 1. Subscription. Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby irrevocably subscribes for and agrees to purchase, and the Company hereby irrevocably agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Subscribed Shares (such subscription and issuance, the “Subscription”).

Section 2. Closing.

(a) The consummation of the Subscription contemplated hereby (the “Closing”) shall occur on the closing date of the Transaction (the “Closing Date”), immediately following the Domestication and prior to or substantially concurrently with the consummation of the Transaction.

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(b) At least five Business Days (as defined below) before the anticipated Closing Date, the Company shall deliver written notice to Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Company. No later than three Business Days prior to the Closing Date, Subscriber shall deliver the Purchase Price for the Subscribed Shares by wire transfer of U.S. dollars in immediately available funds to the account(s) specified by the Company in the Closing Notice, such funds to be held by the Company in escrow until the Closing, and deliver to the Company such information as is reasonably requested in the Closing Notice in order for the Company to issue the Subscribed Shares to Subscriber, including, without limitation, the legal name of the person in whose name the Subscribed Shares are to be issued and a duly completed and executed Internal Revenue Service Form W-9 or appropriate Internal Revenue Service Form(s) W-8 (and any required attachments thereto). The Company shall deliver to Subscriber (i) at the Closing, the Subscribed Shares in book-entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or applicable securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions), and (ii) as promptly as practicable after the Closing, evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscribed Shares (in book-entry form) on and as of the Closing Date. In the event that the consummation of the Transaction does not occur within two Business Days after the anticipated Closing Date specified in the Closing Notice, unless otherwise agreed to in writing by the Company and Subscriber, the Company shall promptly (but in no event later than six Business Days after the anticipated Closing Date specified in the Closing Notice) return the funds so delivered by Subscriber to the Company by wire transfer in immediately available funds to the account specified by Subscriber, and any book entries shall be deemed cancelled. Notwithstanding such return or cancellation (x) a failure to close on the anticipated Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth herein and, (y) unless and until this Subscription Agreement is terminated in accordance with Section 6 herein, Subscriber shall remain obligated (A) to redeliver funds to the Company following the Company’s delivery to Subscriber of a new Closing Notice in accordance with this Section 2 and (B) to consummate the Closing immediately prior to or substantially concurrently with the consummation of the Transaction. For the purposes of this Subscription Agreement, “Business Day” means any day other than a Saturday or Sunday, or any other day on which banks located in New York, New York or governmental authorities in the Cayman Islands (for so long as the Company remains domiciled in the Cayman Islands) are required or authorized by law to be closed for business.

(c) The Closing shall be subject to the satisfaction or valid waiver in writing by each of the parties hereto of the condition that, on the Closing Date no applicable governmental authority shall have issued, enforced or entered any judgment or order, which is then in effect and has the effect of making the consummation of the transactions contemplated hereby (including, without limitation, the Domestication) illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby.

(d) The obligation of the Company to consummate the Closing shall be subject to the satisfaction or valid waiver in writing by the Company of the additional conditions that, on the Closing Date:

(i)

except as otherwise provided under Section 2(d)(ii) below, all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects when made (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) and shall be true and correct in all material respects at and as of the Closing Date ( other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects), other than any representation and warranty that expressly relates to a specific date, which representation and warranty shall be true and correct in all material respects on the date so specified, and consummation of

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the Closing shall constitute a reaffirmation by Subscriber of each of the representations, warranties and agreements of Subscriber contained in this Subscription Agreement as of the Closing Date, or as of such earlier date, as applicable, except, in each case, where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a material adverse effect on the legal authority and ability of the Subscriber to comply in all material respects with the terms of this Subscription Agreement; and

(ii)

the representations and warranties of Subscriber contained in Section 4(r) of this Subscription Agreement shall be true and correct at all times on or prior to the Closing Date, and consummation of the Closing shall constitute a reaffirmation by Subscriber of such representations and warranties.

(e) The obligation of Subscriber to consummate the Closing shall be subject to the satisfaction or valid waiver by Subscriber of the additional conditions that, on the Closing Date:

(i)

all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects when made (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) and shall be true and correct in all material respects at and as of the Closing Date (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect, which representations and warranties shall be true and correct in all respects), other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be true and correct in all material respects on the date so specified, with the same force and effect as if they had been made on and as of such date, except, in each case, where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect; and

(ii)

the Transaction Agreement shall not have been amended, modified or waived in a manner that would reasonably be expected to materially and adversely affect the economic benefits that Subscriber would reasonably expect to receive under this Subscription Agreement without the written consent of Subscriber.

(f) Prior to or at the Closing, Subscriber shall deliver to the Company all such other information as is reasonably requested in order for the Company to issue the Subscribed Shares to Subscriber.

Section 3. Company Representations and Warranties. The Company represents and warrants to Subscriber that:

(a) The Company (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into, deliver and perform its obligations under this Subscription Agreement and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. For purposes of

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this Subscription Agreement, a “Company Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the Company and its subsidiaries, taken together as a whole (on a consolidated basis), that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the Company’s ability to consummate the (i) transactions contemplated hereby, including the issuance and sale of the Subscribed Shares, (ii) the Domestication or (iii) the Transaction.

(b) As of the Closing Date, the Subscribed Shares will be duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued, fully paid and non-assessable, free and clear of all liens or other restrictions (other than those arising under this Subscription Agreement, the organizational documents of the Company or applicable securities laws), and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s organizational documents (as adopted on or prior to the Closing Date) or the laws of its jurisdiction of incorporation.

(c) This Subscription Agreement has been duly authorized, executed and delivered by the Company and, assuming the due authorization, execution and delivery of the same by Subscriber, this Subscription Agreement shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights of creditors generally and by the availability of equitable remedies.

(d) Assuming the accuracy of the representations and warranties of Subscriber, the execution and delivery of this Subscription Agreement, the issuance and sale of the Subscribed Shares and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject; (ii) the organizational documents of the Company; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Company Material Adverse Effect.

(e) Assuming the accuracy of the representations and warranties of Subscriber, the Company is not required to obtain any consent, waiver, authorization, order or approval of, give any notice to or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by the Company of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares), other than (i) filings required by applicable state securities laws, (ii) the filing of the Registration Statement (as defined below) with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to Section 5 below, (iii) filings required by the Commission, (iv) those required by the applicable stock exchange on which the shares of Common Stock are then listed, (v) those required to consummate the Transaction as provided under the Transaction Agreement, including those required in connection with the Domestication, (vi) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (vii) those the failure of which to obtain would not be reasonably expected to have a Company Material Adverse Effect.

(f) Except for such matters as have not had and would not be reasonably expected to have a Company Material Adverse Effect, as of the date hereof, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened in writing against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company.

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(g) Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4 of this Subscription Agreement, no registration under the Securities Act of 1933, as amended (the “Securities Act”), is required for the offer and sale of the Subscribed Shares by the Company to Subscriber.

(h) Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with any offer or sale of the Subscribed Shares.

(i) Except with respect to UBS Securities LLC (“UBS”), Oppenheimer & Co. Inc. (“Oppenheimer”) and Odeon Capital Group, LLC (“Odeon” and, collectively with UBS and Oppenheimer, the “Placement Agents”), the Company is under no obligation to pay any brokerage or finder’s fee or commission in connection with the sale of the Subscribed Shares to Subscriber.

(j) As of their respective filing dates, all reports required to be filed by the Company with the Commission (the “SEC Reports”) complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, or if amended prior to the date of this Subscription Agreement, as of the date of such amendment with respect to those disclosures that are amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments in comment letters received by the Company from the staff of the Division of Corporation Finance of the Commission with respect to any of the SEC Reports.

(k) As of the date of this Subscription Agreement, the authorized share capital of the Company is $22,100 divided into (i) 200,000,000 Class A ordinary shares, par value $0.0001 per share, of the Company, 41,400,000 of which are issued and outstanding as of the date of this Subscription Agreement, (ii) 20,000,000 Class B ordinary shares, par value $0.0001 per share, of the Company, of which 10,350,000 shares are issued and outstanding as of the date of this Subscription Agreement, and (iii) 1,000,000 preference shares of par value $0.0001 each, of which no shares are issued and outstanding as of the date of this Subscription Agreement (clauses (i), (ii) and (iii), collectively, the “Company Securities”). The foregoing represents all of the issued and outstanding Company Securities as of the date of this Subscription Agreement. All issued and outstanding Company Securities: (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable law, including federal and state securities laws, and all requirements set forth in (1) the Company’s Amended and Restated Memorandum and Articles of Association, as amended from time to time (the “Company Certificate”), and (2) any other applicable contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable law, the Company Certificate or any contract to which the Company is a party or otherwise bound.

(l) There are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Subscribed Shares or (ii) the Subscribed Shares to be issued pursuant to any Other Subscription Agreement, in each case, that have not been or will not be validly waived on or prior to the Closing Date.

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(m) The Other Subscription Agreements reflect (i) the same Per Share Price and (ii) other terms with respect to the purchase of the Subscribed Shares that are no more favorable to such subscriber thereunder than the terms of this Subscription Agreement, other than terms particular to the regulatory requirements of such subscriber or its affiliates or related funds, and other than the Other Subscription Agreements, the Company has not entered into any side letter or similar agreement with any subscriber in connection with such subscriber’s direct or indirect investment in the Company or with or any other investor. Such Other Subscription Agreements have not been amended or modified in any material respect following the date of this Subscription Agreement.

Section 4. Subscriber Representations and Warranties. Subscriber represents and warrants to the Company that:

(a) Subscriber (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and (ii) has the requisite power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

(b) This Subscription Agreement has been duly authorized, executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Company, this Subscription Agreement shall constitute the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

(c) The execution, delivery and performance by Subscriber of this Subscription Agreement, the purchase of the Subscribed Shares, the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Subscriber Material Adverse Effect. For purposes of this Subscription Agreement, a “Subscriber Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Subscriber that would reasonably be expected to have a material adverse effect on Subscriber’s ability to consummate the transactions contemplated hereby, including the purchase of the Subscribed Shares.

(d) Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the applicable requirements set forth on Annex A, (ii) is acquiring the Subscribed Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer or an institutional accredited investor and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided the Company with the requested information on Annex A). Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Shares, unless such newly formed entity is an entity in which all of the equity owners are accredited investors and is an “institutional account” as defined by Financial Industry Regulatory Authority, Inc. Rule 4512(c).

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(e) Subscriber acknowledges and agrees that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that the Subscribed Shares have not been registered under the Securities Act and that the Company is not required to register the Subscribed Shares except as set forth in Section 5 of this Subscription Agreement. Subscriber acknowledges and agrees that the Subscribed Shares may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act (including, without limitation, a private resale pursuant to so-called Section 4(a)(1)1⁄2 of the Securities Act), and, in each case of clauses (i) and (ii), in accordance with any applicable securities laws of the applicable states and other jurisdictions of the United States and other applicable jurisdictions, and that any certificates or account entries representing the Subscribed Shares shall contain a restrictive legend to such effect. Subscriber acknowledges and agrees that the Subscribed Shares will be subject to these securities laws transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Subscribed Shares and may be required to bear the financial risk of an investment in the Subscribed Shares for an indefinite period of time. Subscriber acknowledges and agrees that the Subscribed Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”), absent a change in law, receipt of regulatory no-action relief or an exemption, until at least one year following the filing of certain required information with the Commission after the Closing Date, and that the provisions of Rule 144(i) will apply to the Subscribed Shares. Subscriber acknowledges and agrees that it has been advised to consult legal, tax and accounting counsel prior to making any offer, resale, transfer, pledge or other disposition of any of the Subscribed Shares.

(f) Subscriber understands and agrees that Subscriber is purchasing the Subscribed Shares directly from the Company. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any statements, representations, warranties, covenants or agreements made to Subscriber by or on behalf of the Company, BSG, the Placement Agents, any other party to the Transaction, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company set forth in this Subscription Agreement. Subscriber acknowledges that certain information provided by the Company was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections.

(g) In making its decision to purchase the Subscribed Shares, Subscriber has relied solely upon independent investigation made by Subscriber. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares, including with respect to the Company, BSG and its subsidiaries (collectively, the “Acquired Companies”) and the Transaction, and has made its own assessment and is satisfied concerning relevant financial, tax and other economic considerations relevant to Subscriber’s investment in the Subscribed Shares. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares. Without limiting the generality of the foregoing, Subscriber acknowledges that it has reviewed the Company’s filings with the Commission. Subscriber acknowledges and agrees that none of the Placement Agents, or any affiliate of

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the Placement Agents, has provided Subscriber with any information or advice with respect to the Subscribed Shares nor is such information or advice necessary or desired. None of the Placement Agents or any of their respective affiliates has made or makes any representation as to the Company or the Acquired Companies or the quality or value of the Subscribed Shares and the Placement Agents and any of their respective affiliates may have acquired non-public information with respect to the Company or the Acquired Companies which Subscriber agrees need not be provided to it. In connection with the issuance of the Subscribed Shares to Subscriber, none of the Placement Agents or any of their respective affiliates has acted as a financial advisor or fiduciary to Subscriber. Subscriber agrees that none of the Placement Agents shall be liable to any Subscriber for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with Subscriber’s purchase of the Subscribed Shares.

(h) Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between Subscriber and the Company and/or BSG, or their respective representatives or affiliates, or by means of contact from the Placement Agents and the Subscribed Shares were offered to Subscriber solely by direct contact between Subscriber and the Company and/or BSG, or their respective affiliates, or between Subscriber and the Placement Agents. Subscriber did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Company represents and warrants that the Subscribed Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Company, BSG, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing), other than the representations and warranties of the Company contained in Section 3 of this Subscription Agreement, in making its investment or decision to invest in the Company.

(i) Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares, including those set forth in the Company’s filings with the Commission. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares, and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber acknowledges that Subscriber shall be responsible for any of Subscriber’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that neither the Company or BSG, nor any of their respective agents or affiliates, have provided any tax advice or any other representation, warranty or guarantee, whether written or oral, regarding the tax consequences of the transactions contemplated by this Subscription Agreement.

(j) Alone, or together with any professional advisor(s), Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Shares and determined that the Subscribed Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.

(k) Subscriber understands and agrees that no federal or state agency has passed judgment upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of this investment.

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(l) Neither Subscriber nor any of its officers, directors, managers, managing members, general partners or any other person acting in a similar capacity or carrying out a similar function is: (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders List, the Sectoral Sanctions Identification List or any other similar list of sanctioned persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC or in any similar list of sanctioned persons administered by the European Union or any individual European Union member state or by the United Kingdom (collectively, the “Sanctions Lists”) or a person or entity prohibited by any OFAC sanctions program; (ii) directly or indirectly owned or controlled by, or acting on behalf of, one or more persons on a Sanctions List; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national or the government, including any political subdivision agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine or any other country or territory embargoed or subject to substantial trade restrictions by the United States, the European Union or any individual European Union member state or the United Kingdom; (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law; provided that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001 and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains, either directly or through the use of a third-party administrator, policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent applicable, it maintains policies and procedures reasonably designed to ensure compliance with sanctions administered by the United States, the European Union or any individual European Union member state or the United Kingdom. Subscriber further represents and warrants that, to the extent applicable, it maintains, either directly or through the use of a third-party administrator, policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Subscribed Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor, and that such funds held by Subscriber and used to purchase the Subscribed Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.

(m) No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the purchase and sale of Subscribed Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company from and after the Closing as a result of the purchase and sale of Subscribed Shares hereunder.

(n) Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) acting for the purpose of acquiring, holding, voting or disposing of equity securities of the Company (within the meaning of Rule 13d-5(b)(1) under the Exchange Act); provided, however, that this section 4(n) shall not apply to a group consisting only of Subscriber and its affiliates.

(o) If Subscriber is or is acting on behalf of (i) an employee benefit plan that is subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a plan, an individual retirement account or other arrangement that is subject to section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), (iii) an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are

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similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), or (iv) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) for purposes of Section 3(42) of ERISA or the comparable provisions of any Similar Laws, Subscriber represents and warrants that (x) neither the Company or BSG, nor any of their respective affiliates (the “Transaction Parties”), has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Subscribed Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares and (y) Subscriber’s acquisition and holding of the Subscribed Shares shall not constitute or result in a non-exempt “prohibited transaction” under Section 406 of ERISA and/or Section 4975 of the Code (or, in the case of a governmental plan, church plan, non-U.S. Plan or other plan, a violation of Similar Law).

(p) When required to deliver payment pursuant Section 2, Subscriber will have sufficient funds to pay the Purchase Price pursuant to Section 2.

(q) Other than the Placement Agents with respect to the Company, no broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Subscribed Shares to Subscriber.

(r) At all times on or prior to the Closing Date, Subscriber has no binding commitment to dispose of, or otherwise transfer (directly or indirectly), any of the Subscribed Shares.

(s) Subscriber acknowledges and is aware that (i) Placement Agents are each acting as the Company’s joint placement agents and (ii) Oppenheimer and Odeon are each acting as financial advisor to BSG in connection with the Transaction.

Section 5. Registration Rights.

(a) The Company agrees that, within 30 calendar days after the Closing Date (such deadline, the “Filing Deadline”), the Company will use commercially reasonable efforts to submit or file with the Commission (at the Company’s sole cost and expense) a registration statement registering the resale of the Subscribed Shares eligible for registration, as determined as of two Business Days prior to such submission or filing (the “Registration Statement”), and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective no later than the earlier of (i) the 60th calendar day following the earlier of (A) the filing of the Registration Statement and (B) the Filing Deadline, if the Registration Statement is reviewed by, and receives comments from, the Commission, and (ii) the 10th Business Day after the date the Company is notified in writing by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”). The Company will use its commercially reasonable efforts to provide a draft of the Registration Statement to Subscriber for review (but not comment) at least two Business Days in advance of submitting or filing the Registration Statement; provided that, for the avoidance of doubt, in no event shall the Company be required to delay or postpone the filing of such Registration Statement as a result of or in connection with Subscriber’s review. Notwithstanding the foregoing, if the Commission prevents the Company from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Subscribed Shares by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Subscribed Shares that is equal to the maximum number of Subscribed Shares as is permitted by the Commission. In such event, the number of Subscribed Shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders and, as promptly as practicable after being permitted to register additional Subscribed Shares under Rule 415 under the Securities Act, the Company will use commercially reasonable efforts to submit

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or file a new Registration Statement to register such Subscribed Shares not included in the initial Registration Statement and to cause such Registration Statement to become effective as promptly as practicable. The Company agrees that, except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, the Company will use commercially reasonable efforts to cause such Registration Statement to remain effective with respect to Subscriber until the earlier of (i) two years from the issuance of the Subscribed Shares, (ii) the date on which all of the Subscribed Shares shall have been sold and (iii) the first date on which Subscriber can sell all of its Subscribed Shares (or shares received in exchange therefor) under Rule 144 without limitation as to the manner of sale or the amount of such securities that may be sold. The Company agrees, for as long as Subscriber holds Subscribed Shares, to use commercially reasonable efforts to file all reports for so long as the condition in Rule 144(c)(1) (or Rule 144(i)(2), if applicable) is required to be satisfied, and provide all customary and reasonable cooperation, necessary to enable Subscriber to resell the Subscribed Shares pursuant to Rule 144 (when Rule 144 becomes available to the Company and Subscriber). The Company’s obligations to include the Subscribed Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Company such information regarding Subscriber, the securities of the Company held by Subscriber and the intended method of disposition of the Subscribed Shares as shall be reasonably requested by the Company to effect the registration of the Subscribed Shares, and Subscriber shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder; provided that Subscriber shall not be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Subscribed Shares. In the case of the registration effected by the Company pursuant to this Subscription Agreement, the Company shall, upon reasonable request, inform Subscriber as to the status of such registration. Subscriber shall not be entitled to use the Registration Statement for an underwritten offering of Subscribed Shares. For purposes of this Section 5, (x) the term “Subscribed Shares” shall mean, as of any date of determination, the Subscribed Shares (as defined in the recitals to this Subscription Agreement) and any other equity security issued or issuable with respect to the Subscribed Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event, and (y) the term “Subscriber” shall mean Subscriber (as defined in the recitals to this Subscription Agreement) or any affiliate of the undersigned Subscriber to which the rights under this Section 5 shall have been duly assigned.

(b) Notwithstanding anything to the contrary contained herein, the Company may delay or postpone filing or effectiveness of such Registration Statement, and from time to time require Subscriber not to sell under the Registration Statement or suspend the effectiveness or use of any such Registration Statement, if it determines that in order for the Registration Statement to not contain a material misstatement or omission, an amendment or supplement thereto would be needed, or if such filing, effectiveness or use could materially affect a bona fide business or financing transaction of the Company or would require premature disclosure of information that could materially adversely affect the Company (each such circumstance, a “Suspension Event”); provided that the Company shall not so delay filing or so suspend the use of the Registration Statement for a period of more than 90 consecutive days or more than two times in any 360-day period. Upon receipt of any written notice from the Company (which notice shall not contain any material non-public information regarding the Company) of the occurrence of any Suspension Event during the period that the Registration Statement is effective, or, if as a result of a Suspension Event, the Registration Statement or related prospectus contains or will contain any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Subscribed Shares under the Registration Statement until Subscriber (A) receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare following termination of any applicable Suspension Event)

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that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment or supplement has become effective or (B) is otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company, unless otherwise required by law, subpoena or regulatory requirement. If so directed by the Company, Subscriber will deliver to the Company or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Subscribed Shares in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Subscribed Shares shall not apply (i) to the extent Subscriber is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

(c) The Company shall advise Subscriber within five Business Days:

(i) when a Registration Statement or any amendment thereto has been filed with the Commission and when such Registration Statement or any post-effective amendment thereto has become effective;

(ii) of any request by the Commission for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information;

(iii) of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Subscribed Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(v) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Company other than to the extent that providing notice to Subscriber of the occurrence of the events listed in clauses (i) through (v) above constitutes material, nonpublic information regarding the Company and Subscriber is notified that such events are material, nonpublic information at the time of notification.

(d) The Company shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable.

(e) Except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement as contemplated by this Subscription Agreement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Subscribed Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

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(f) The Company shall use its commercially reasonable efforts to cause all Subscribed Shares to be listed on each securities exchange or market, if any, on which the Common Stock have been listed.

(g) If requested by Subscriber, the Company shall (i) use its commercially reasonable efforts to cause the removal of the restrictive legends from (x) any Subscribed Shares being sold under the Registration Statement, (y) at the time of sale of such Subscribed Shares pursuant to Rule 144 and (z) at the request of Subscriber at such time as any Subscribed Shares held by such Subscriber may be sold by such Subscriber without restriction under Rule 144, including, without limitation, any volume and manner of sale restrictions, and (ii) cause its legal counsel to deliver an opinion, if necessary, to the transfer agent in connection with the instruction under subclause (x) to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, in each case upon the receipt of customary representations and other documentation, if any, from Subscriber as reasonably requested by the Company, its counsel or the transfer agent, establishing that restrictive legends are no longer required.

(h) The Company shall use its commercially reasonable efforts to take all other steps necessary, as may be reasonably requested by Subscriber and consistent with the terms of this Subscription Agreement, to effect the registration of the Subscribed Shares required hereby.

Section 6. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of the parties hereto and BSG to terminate this Subscription Agreement, and (c) September 1, 2021; provided, that nothing herein will relieve any party from liability for any willful breach hereto prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify Subscriber of the termination of the Transaction Agreement promptly after the termination thereof. Upon the termination of this Subscription Agreement in accordance with this Section 6, any monies paid by Subscriber to the Company in connection herewith shall be promptly (and in any event within two Business Days after such termination) returned to Subscriber.

Section 7. Trust Account Waiver. Subscriber hereby acknowledges that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public shareholders and certain other parties (including the underwriters of the IPO). For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby (a) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Subscription Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (b) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company, and (c) will not seek recourse against the Trust Account for any reason whatsoever; provided, however, that nothing in this Section 7 shall be deemed to limit any Subscriber’s right to distributions from the Trust Account in accordance with the Company Certificate in respect of the shares of the Company’s Common Stock acquired by any means other than pursuant to this Subscription Agreement or any Subscriber’s right, title, interest or claim to the Trust Account by virtue of such Subscriber’s record or beneficial ownership of securities of the Company acquired by any means other than pursuant to this Subscription Agreement, including but not limited to any redemption right with respect to any such securities of the Company.

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Section 8. Indemnity.

(a) The Company shall indemnify and hold harmless Subscriber (to the extent a seller under the Registration Statement), the officers, directors, agents and employees of Subscriber, each person who controls Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and each affiliate of Subscriber (within the meaning of Rule 405 under the Securities Act), to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable and documented attorneys’ fees of one law firm) and expenses (collectively, “Losses”) caused by any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or preliminary prospectus or in any amendment or supplement thereto, or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, preliminary prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information furnished in writing to the Company by or on behalf of Subscriber expressly for use therein, or a material fact that Subscriber has omitted from such information. The Company shall notify Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 8 of which the Company is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Subscribed Shares by Subscriber. Notwithstanding the forgoing, the Company’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed).

(b) Subscriber shall, severally and not jointly with any Other Subscriber in the offering contemplated by this Subscription Agreement, indemnify and hold harmless the Company, its directors, officers, agents and employees, each person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) and each affiliate of the Company (within the meaning of Rule 405 under the Securities Act), to the fullest extent permitted by applicable law, from and against all Losses caused by any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement or preliminary prospectus or in any amendment or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, preliminary prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding Subscriber furnished in writing to the Company by or on behalf of Subscriber expressly for use therein, or a material fact that Subscriber has omitted from such information. In no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Subscribed Shares giving rise to such indemnification obligation. Subscriber shall notify the Company promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 8 of which Subscriber is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Subscribed Shares by Subscriber. Notwithstanding the foregoing, Subscriber’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of Subscriber (which consent shall not be unreasonably withheld, conditioned or delayed).

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(c) Any person or entity entitled to indemnification herein shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (B) unless, in such indemnified party’s reasonable judgment, a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d) The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person or entity of such indemnified party and shall survive the transfer of the Subscribed Shares purchased pursuant to this Subscription Agreement.

(e) If the indemnification provided under this Section 8 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, the liability of Subscriber shall be limited to the net proceeds received by Subscriber from the sale of Subscribed Shares giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by or on behalf of (or not supplied by or on behalf of, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Section 8, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 8(e) from any person or entity who was not guilty of such fraudulent misrepresentation. Notwithstanding anything to the contrary herein, in no event will any party be liable for consequential, special, exemplary or punitive damages in connection with this Subscription Agreement or the transactions contemplated hereby.

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Section 9. Miscellaneous.

(a) All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when sent by email, during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 9(a).

(b) Subscriber acknowledges that the Company, BSG, the Placement Agents and others will rely on the acknowledgments, understandings, agreements, representations and warranties of Subscriber contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Company and the Placement Agents if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects. Subscriber acknowledges and agrees that each purchase by Subscriber of Subscribed Shares from the Company will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by Subscriber as of the time of such purchase. The Company acknowledges that Subscriber and the Placement Agents will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the Company agrees to promptly notify Subscriber and the Placement Agents if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Company set forth herein are no longer accurate in all material respects.

(c) Each of the Company and Subscriber is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(d) Subscriber shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

(e) Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Subscribed Shares acquired hereunder, if any) may be transferred or assigned. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned (provided, that, for the avoidance of doubt, the Company may transfer the Subscription Agreement and its rights hereunder solely in connection with the consummation of the Domestication and/or the Transaction and exclusively to another entity under the control of, or under common control with, the Company). Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates (including other investment funds or accounts managed or advised by the investment manager who acts on behalf of Subscriber) or, with the Company’s prior written consent, to another person; provided that such affiliate executes a joinder to this Subscription Agreement and no such assignment shall relieve Subscriber of its obligations hereunder if any such assignee fails to perform such obligations.

(f) All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transaction, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transaction and remain in full force and effect.

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(g) The Company may request from Subscriber such additional information as the Company may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Shares and to register the Subscribed Shares for resale, and Subscriber shall promptly provide such information as may be reasonably requested; provided, that the Company agrees to keep any such information provided by Subscriber confidential, except (i) as required by the federal securities laws, rules or regulations and (ii) to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the Commission or regulatory agency or under the regulations of a stock exchange, in which case of clause (i) or (ii), the Company shall provide Subscriber with prior written notice (including by e-mail) of such permitted disclosure, and shall reasonably consult with Subscriber regarding such disclosure. Subscriber acknowledges that the Company may file a copy of the form of this Subscription Agreement with the Commission as an exhibit to a periodic report of the Company or a registration statement of the Company.

(h) This Subscription Agreement may not be amended, modified, waived or terminated (other than pursuant to the terms of Section 6 above) except by an instrument in writing, signed by each of the parties hereto and BSG.

(i) This Subscription Agreement (including Annex A hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

(j) Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person. Notwithstanding the foregoing, the parties hereto agree that each of BSG and its subsidiaries are express third-party beneficiaries (the “Beneficiaries”) of this Subscription Agreement. Each of the parties hereto acknowledge and agree that each of the Beneficiaries shall be entitled to seek and obtain equitable relief, without proof of actual damages, including an injunction or injunctions or order for specific performance to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement to cause the Company to cause, or directly cause, Subscriber to fund the Purchase Price and cause the Closing to occur substantially concurrently with the Transactions. Each party hereto further acknowledges and agrees that each Placement Agent is a third-party beneficiary (the “Placement Agent Beneficiaries”) of the acknowledgments, representations, warranties and covenants of the parties contained in this Subscription Agreement. Each party hereto further agrees that each of the Beneficiaries and the Placement Agent Beneficiaries is an express third-party beneficiary of this Section 9(j) and that none of the parties hereto or any of the Beneficiaries and the Placement Agent Beneficiaries shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9(j), and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond of similar instrument.

(k) The parties hereto acknowledge and agree that (i) this Subscription Agreement is being entered into in order to induce the Company to execute and deliver the Transaction Agreement and (ii) irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached and that money or other legal remedies would not be an adequate remedy for such damage. It is accordingly agreed that the parties shall be entitled to seek equitable relief, including in the form of an injunction or injunctions to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party

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is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company shall be entitled to specifically enforce Subscriber’s obligations to fund the Purchase Price and the provisions of the Subscription Agreement, in each case, on the terms and subject to the conditions set forth herein. The parties hereto further acknowledge and agree: (x) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy; (y) not to assert that a remedy of specific enforcement pursuant to this Section 9(k) is unenforceable, invalid, contrary to applicable law or inequitable for any reason; and (z) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

(l) If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(m) No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(n) This Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in ..pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(o) This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

(p) EACH PARTY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.

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(q) The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the U.S. District Court for the District of Delaware (collectively the “Designated Courts”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Subscription Agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction, and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 9(a) of this Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties have submitted to jurisdiction as set forth above.

(r) This Subscription Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Subscription Agreement, or the negotiation, execution or performance of this Subscription Agreement, may only be brought against the entities that are expressly named as parties or third party beneficiaries hereto and then only with respect to the specific obligations set forth herein with respect to such party or third party beneficiary. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, affiliate, agent, attorney or other representative of any party hereto or of any affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Subscription Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

(s) If, any change in the Common Stock shall occur between the date hereof and immediately prior to the Closing by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number of Subscribed Shares issued to Subscriber shall be appropriately adjusted to reflect such change.

(t) Subscriber hereby consents to the publication and disclosure in any press release issued by the Company, any Form 8-K filed by the Company with the Commission in connection with the execution and delivery of the Transaction Agreement or the transactions contemplated thereby and the Form S-4 (as defined in the Transaction Agreement) (and, as and to the extent otherwise required by the federal securities laws, exchange rules, the Commission or any other securities authorities or any rules and regulations promulgated thereby, any other documents or communications provided by the Company to any governmental entity or to any securityholders of the Company) of Subscriber’s identity and beneficial ownership of the Subscribed Shares and the nature of Subscriber’s commitments, arrangements and understandings under and relating to this Subscription Agreement and, if deemed appropriate by the Company, a copy of this Subscription Agreement, all solely to the extent required by applicable law or any regulation or stock exchange listing requirement. Subscriber will promptly provide any information reasonably requested by the Company for any regulatory application or filing made or approval sought in connection with the Transaction (including filings with the Commission). Notwithstanding the foregoing, the Company shall provide to Subscriber a copy of any proposed disclosure relating to Subscriber in accordance with the provisions of this Section 9(t) in advance of any publication thereof and shall include such revisions to such proposed disclosure as Subscriber shall reasonably request; provided, that the Company shall not be required to provide to Subscriber a copy of such proposed disclosure if it is substantially equivalent to the information that has previously been made public without breach of the obligations under this Section 9(t).

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(u) The Company shall, by 9:00 a.m., New York City time, on the first Business Day immediately following the date of this Subscription Agreement, issue one or more press releases or furnish or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements, the Transaction and any other material nonpublic information that the Company has provided to Subscriber at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the Company’s knowledge, Subscriber (provided that Subscriber is not, or is not an affiliate of any person who is, an existing investor in BSG) shall not be in possession of any material, non-public information received from the Company or any of its officers, directors, employees or agents.

(v) The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under this Subscription Agreement or any Other Subscriber or other investor under the Other Subscription Agreements. The decision of Subscriber to purchase Subscribed Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company, BSG or any of their respective subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or investor pursuant hereto or thereto, shall be deemed to constitute Subscriber and Other Subscribers or other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and Other Subscribers or other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Subscribed Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.

(w) Subscriber hereby agrees that it shall comply with all regulatory requirements in connection with the Subscription and the Transaction and shall coordinate in good faith with the Company or BSG, as applicable, to provide all information as may reasonably be requested by any applicable governmental authority relating to the Subscription or the Transaction.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Company has accepted this Subscription Agreement as of the date first set forth above.

ASCENDANT DIGITAL ACQUISITION CORP.

By:

Name:
Title:

Address for Notices:

Ascendant Digital Acquisition Corp.
667 Madison Avenue
New York, New York 10065
Email:	david@ascendant.digital
Attention:	David Gomberg

with copies (not to constitute notice) to:

White & Case LLP
1221 Avenue of the Americas
New York, New York 10020
Email:	joel.rubinstein@whitecase.com
elliott.smith@whitecase.com
Attention:	Joel Rubinstein
Elliott Smith

Beacon Street Group, LLC
1125 N. Charles St.
Baltimore, Maryland 21201
Email:	ganderson@beaconstreetservices.com
Attention:	Gary Anderson

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Email:	marc.jaffe@lw.com
ryan.maierson@lw.com
ian.schuman@lw.com
Attention:	Marc Jaffe
Ryan Maierson
Ian Schuman

[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Subscriber:	State/Country of Formation or Domicile:

By:

Name:

Title:

Name in which Shares are to be registered (if different):	Date: ________, 2021

Subscriber’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.: Email for notices:	Telephone No.: Email for notices (if different):

Number of Shares subscribed for:

Aggregate Purchase Price: $	Price Per Share: $10

[Signature Page to Subscription Agreement]

ANNEX A

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

This Annex A should be completed and signed by Subscriber and constitutes a part of the Subscription Agreement.

A.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the box, if applicable)

☐	Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) (a “QIB”).

☐	Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the box)

☐

Subscriber is an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act), and has marked and initialed the appropriate box below indicating the provision under which it qualifies as an “accredited investor.”

C.	AFFILIATE STATUS (Please check the applicable box)

SUBSCRIBER:

☐	is:

☐	is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.

Rule 501(a), in relevant part, states that an institutional “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box(es) below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an institutional “accredited investor.”

☐

Any bank, registered broker or dealer, insurance company, registered investment company, business development company, small business investment company, private business development company or rural business investment company.

☐	Any investment adviser registered pursuant to section 203 of the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), or registered pursuant to the laws of a state.

☐	Any investment adviser relying on the exemption from registering with the Commission under section 203(l) or (m) of the Investment Advisers Act.

☐

Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000.

A-1

☐

Any employee benefit plan within the meaning of Title I of ERISA, if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors.”

☐

Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust or (iii) organization described in section 501(c)(3) of the Code, in each case that was not formed for the specific purpose of acquiring the securities offered and that has total assets in excess of $5,000,000.

☐

Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D under the Securities Act.

[Specify which tests:______________]

This page should be completed by Subscriber and constitutes a part of the Subscription Agreement.

SUBSCRIBER:
Print Name:

By:
Name:
Title:

A-2

EXHIBIT H

Form of Acquiror Omnibus Incentive Plan

BEACON STREET GROUP, INC.

2021 INCENTIVE AWARD PLAN

ARTICLE I.

PURPOSE

The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities. Capitalized terms used in the Plan are defined in Article XI..

ARTICLE II.

ELIGIBILITY

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.

ARTICLE III.

ADMINISTRATION AND DELEGATION

3.1 Administration. The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award. The Administrator may institute and determine the terms and conditions of an Exchange Program.

3.2 Appointment of Committees. To the extent Applicable Laws permit, the Board may delegate any or all of its powers under the Plan to one or more Committees or officers of the Company or any of its Subsidiaries. The Board may abolish any Committee or re-vest in itself any previously delegated authority at any time.

ARTICLE IV.

STOCK AVAILABLE FOR AWARDS

4.1 Number of Shares. Subject to adjustment under Article VII and the terms of this Article IV, Awards may be made under the Plan covering up to the Overall Share Limit. Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.

4.2 Share Recycling. If all or any part of an Award expires, lapses or is terminated, exchanged for cash, surrendered to an Exchange Program, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award, the unused Shares covered by the Award will, as applicable, become or again be available for Award grants under the Plan. Further, Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award and/or to satisfy any applicable tax withholding obligation (including Shares retained by the Company from the Award being exercised or purchased and/or creating the tax obligation) will, as applicable, become or again be available for Award grants under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not count against the Overall Share Limit.

4.3 Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, no more than [ 🌑 ] Shares may be issued pursuant to the exercise of Incentive Stock Options.

4.4 Substitute Awards. In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate in accordance with Applicable Laws. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

4.5 Non-Employee Director Compensation. Notwithstanding any provision to the contrary in the Plan, the Administrator may establish compensation for non-employee Directors from time to time, subject to the limitations in the Plan. The Administrator will from time to time determine the terms, conditions and amounts of all such non-employee Director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, provided that the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-employee Director as compensation for services as a non-employee Director during any fiscal year of the Company may not exceed $750,000, increased to $1,000,000 of a non-employee Director’s initial service as a non-employee Director. The Administrator may make exceptions to these limits for individual non-employee Directors in extraordinary circumstances, as the Administrator may determine in its discretion, provided that the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee Directors.

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ARTICLE V.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

5.1 General. The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Stock Options. The Administrator will determine the number of Shares covered by each Option and Stock Appreciation Right, the exercise price of each Option and Stock Appreciation Right and the conditions and limitations applicable to the exercise of each Option and Stock Appreciation Right. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and payable in cash, Shares valued at such Fair Market Value or a combination of the two as the Administrator may determine or provide in the Award Agreement.

5.2 Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. Unless otherwise determined by the Administrator, the exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option or Stock Appreciation Right.

5.3 Duration. Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that, unless otherwise determined by the Administrator in accordance with Applicable Laws, the term of an Option or Stock Appreciation Right will not exceed ten years. Notwithstanding the foregoing, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall terminate immediately upon such violation unless the Company otherwise determines.

5.4 Exercise. Options and Stock Appreciation Rights may be exercised by delivering to the Company a written notice of exercise, in a form the Administrator approves (which may be electronic), signed by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full (i) as specified in Section 5.5 for the number of Shares for which the Award is exercised and (ii) as specified in Section 9.5 for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.

5.5 Payment Upon Exercise. Subject to Section 10.8, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by:

(a) cash, wire transfer of immediately available funds or by check payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;

(b) if there is a public market for Shares at the time of exercise, unless the Company otherwise determines, (A) delivery (including telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;

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(c) to the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value;

(d) to the extent permitted by the Administrator, surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;

(e) to the extent permitted by the Administrator, delivery of any other property that the Administrator determines is good and valuable consideration; or

(f) to the extent permitted by the Company, any combination of the above payment forms approved by the Administrator.

ARTICLE VI.

RESTRICTED STOCK; RESTRICTED STOCK UNITS

6.1 General. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to repurchase all or part of such shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant to Service Providers Restricted Stock Units, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement. The Administrator will determine and set forth in the Award Agreement the terms and conditions for each Restricted Stock and Restricted Stock Unit Award, subject to the conditions and limitations contained in the Plan.

6.2 Restricted Stock.

(a) Dividends. Participants holding shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such Shares, unless the Administrator provides otherwise in the Award Agreement. In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid.

(b) Stock Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of shares of Restricted Stock, together with a stock power endorsed in blank.

(c) Section 83(b) Election. If a Participant makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which such Participant would otherwise be taxable under Section 83(a) of the Code, such Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service along with proof of the timely filing thereof.

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6.3 Restricted Stock Units.

(a) Settlement. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A.

(b) Stockholder Rights. A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.

(c) Dividend Equivalents. If the Administrator provides, a grant of Restricted Stock Units may provide a Participant with the right to receive Dividend Equivalents. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Restricted Stock Units with respect to which the Dividend Equivalents are granted and subject to other terms and conditions as set forth in the Award Agreement.

ARTICLE VII.

OTHER STOCK OR CASH BASED AWARDS

7.1 Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, as the Administrator determines. Subject to the provisions of the Plan, the Administrator will determine the terms and conditions of each Other Stock or Cash Based Award, including any purchase price, performance goal (which may be based on the Performance Criteria), transfer restrictions, and vesting conditions, which will be set forth in the applicable Award Agreement.

ARTICLE VIII.

ADJUSTMENTS FOR CHANGES IN COMMON STOCK

AND CERTAIN OTHER EVENTS

8.1 Equity Restructuring(a) . In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article VII, the Administrator will equitably adjust each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable), granting new Awards to Participants, and making a cash payment to Participants. The adjustments provided under this Section 8.1 will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.

8.2 Corporate Transactions. In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction

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or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change) and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:

(a) To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;

(b) To provide that such Award shall vest and, to the extent applicable, be exercisable as to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(c) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;

(d) To make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article IV hereof on the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards;

(e) To replace such Award with other rights or property selected by the Administrator; and/or

(f) To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.

8.3 Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to sixty days before or after such transaction.

8.4 General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect

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to an Equity Restructuring under Section 8.1 above or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article VIII.

ARTICLE IX.

GENERAL PROVISIONS APPLICABLE TO AWARDS

9.1 Transferability. Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Stock Options, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.

9.2 Documentation. Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. Each Award may contain terms and conditions in addition to those set forth in the Plan.

9.3 Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

9.4 Termination of Service; Change in Status. The Administrator will determine, in its sole discretion, the effect of all matters and questions relating to any Termination of Service, including, without limitation, whether a Termination of Service has occurred, whether a Termination of Service resulted from a discharge for Cause and all questions of whether a particular leave of absence constitutes a Termination of Service or any other change or purported change in a Participant’s Service Provider status affects an Award and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.

9.5 Withholding. Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Company after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant. Subject to Section 10.8 and any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations (i) in cash, by wire transfer of immediately available funds, by check made payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted, (ii) to the extent permitted by the Administrator, in whole or in part by delivery of Shares, including Shares retained from the Award creating the tax obligation, valued at their Fair Market

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Value, (iii) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Company otherwise determines, (A) delivery (including telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator, or (iv) to the extent permitted by the Company, any combination of the foregoing payment forms approved by the Administrator. If any tax withholding obligation will be satisfied under clause (ii) of the immediately preceding sentence by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.

9.6 Amendment of Award; Repricing. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Participant’s consent to such action will be required unless (i) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (ii) the change is permitted under Article VIII or pursuant to Section 10.6.

9.7 Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

9.8 Acceleration. The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.

9.9 Additional Terms of Incentive Stock Options. The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees if requested by the Company to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (i) two years from the grant date of the Option or (ii) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other

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transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Stock Option.

ARTICLE X.

MISCELLANEOUS

10.1 No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement.

10.2 No Rights as Stockholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.

10.3 Effective Date and Term of Plan. The Plan will become effective on the Effective Date and, unless earlier terminated by the Board, will remain in effect until the earlier of (i) the earliest date as of which all Awards granted under the Plan have been satisfied in full or terminated and no Shares approved for issuance under the Plan remain available to be granted under new Awards or (ii) the tenth anniversary of [_________], but Awards previously granted may extend beyond that date in accordance with the Plan. If the Plan is not approved by the Company’s stockholders, the Plan will not become effective and no Awards will be granted under the Plan.

10.4 Amendment of Plan. The Administrator may amend, suspend or terminate the Plan at any time; provided that no amendment, other than an increase to the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after Plan termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

10.5 Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

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10.6 Section 409A.

(a) General. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 10.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

(b) Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the Termination of Service of a Participant. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment,” Termination of Service or like terms means a “separation from service.”

(c) Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

10.7 Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.

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10.8 Lock-Up Period. The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to one hundred eighty days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.

10.9 Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 10.9 in writing, without cost, by contacting the local human resources representative. The Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents in this Section 10.9. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

10.10 Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

10.11 Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that a specific provision of the Plan will not apply.

10.12 Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

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10.13 Claw-back Provisions. All Awards (including any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award or the receipt or resale of any Shares underlying the Award) will be subject to any Company claw-back policy, including any claw-back policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as set forth in such claw-back policy or the Award Agreement.

10.14 Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

10.15 Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.

10.16 Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.

10.17 Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 9.5: (a) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other Participants in the Plan in which all participants receive an average price; (c) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (e) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (f) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

ARTICLE XI.

DEFINITIONS

As used in the Plan, the following words and phrases will have the following meanings:

11.1 “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

11.2 “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.

11.3 “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units or Other Stock or Cash Based Awards.

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11.4 “Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.

11.5 “Board” means the Board of Directors of the Company.

11.6 “Cause” means (i) if a Participant is a party to a written employment, severance or consulting agreement with the Company or any of its Subsidiaries or an Award Agreement in which the term “cause” is defined (a “Relevant Agreement”), “Cause” as defined in the Relevant Agreement, and (ii) if no Relevant Agreement exists, (A) repeated and gross failure to perform Participant’s material duties, after written notice of such performance has been given to Participant with 30 days to cure such nonperformance; (B) use of illegal drugs by Participant; (C) commission of a felony, a crime of moral turpitude or a misdemeanor involving fraud or dishonesty (for avoidance of doubt, a single driving while intoxicated (or other similar charge) shall not be considered a felony or crime of moral turpitude); (D) the perpetration of any act of fraud or material dishonesty against or affecting the Company, any of its affiliates, or any customer, agent or employee thereof; (E) material breach of fiduciary duty or material breach of this Agreement, after written notice of such breach has been given to Participant and, to the event such breach is curable, within 30 days to cure such breach; (F) repeated insolent or abusive conduct in the workplace, including but not limited to, harassment of others of a racial or sexual nature after notice of such behavior; (G) taking any action which is intended to harm or disparage the Company, holdings, their affiliates, or their reputations, or which would reasonably be expected to lead to unwanted or unfavorable publicity to the Company, holdings or their affiliates; or (H) engaging in any act of material self-dealing without prior notice to and consent by the Board.

11.7 “Change in Control” means and includes each of the following:

(a) A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50 % of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

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(i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b) or (c) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

11.8 “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

11.9 “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

11.10 “Common Stock” means the Class A common stock of the Company.

11.11 “Company” means Beacon Street Group, Inc., a Delaware corporation, or any successor.

11.12 “Consultant” means any person, including any adviser, engaged by the Company or its parent or Subsidiary to render services to such entity if the consultant or adviser: (i) renders bona fide services to the Company; (ii) renders services not in connection with the offer or sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the Company’s securities; and (iii) is a natural person.

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11.13 “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.

11.14 “Director” means a Board member.

11.15 “Disability” means a permanent and total disability under Section 22(e)(3) of the Code, as amended.

11.16 “Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.

11.17 “Effective Date” means the date on which the transactions contemplated by that certain Business Combination Agreement, by and among Ascendant Digital Acquisition Corp., Beacon Street Group, LLC, all members of Beacon Street Group, LLC and, solely in its capacity as the Seller Representative, Shareholder Representative Services LLC, dated as of March 1, 2021 as amended from time to time, are consummated, provided that the Board has adopted the Plan prior to or on such date, subject to approval of the Plan by the Company’s stockholders.

11.18 “Employee” means any employee of the Company or its Subsidiaries.

11.19 “Equity Restructuring” means a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other Company securities) or the share price of Common Stock (or other Company securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

11.20 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

11.21 “Exchange Program” shall mean a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have higher or lower exercise prices and different terms), Awards of a different type, and/or cash, (ii) Holders would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is reduced or increased. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

11.22 “Fair Market Value” means, as of any date, the value of Common Stock determined as follows: (i) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (ii) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (iii) in any case the Administrator may determine the Fair Market Value in its discretion.

11.23 “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.

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11.24 “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.

11.25 “Non-Qualified Stock Option” means an Option not intended or not qualifying as an Incentive Stock Option.

11.26 “Option” means an option to purchase Shares.

11.27 “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property.

11.28 “Overall Share Limit” means the sum of (i) [ 🌑 ] Shares; and (ii) an annual increase on the first day of each calendar year beginning January 1, 2022 and ending on and including January 1, 2031, equal to the lesser of (A) 3% of the aggregate number of shares of Common Stock outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of Shares as is determined by the Board.

11.29 “Participant” means a Service Provider who has been granted an Award.

11.30 “Performance Criteria” mean the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; marketing initiatives; and other measures of performance selected by the Board or Committee whether or not listed herein, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company or a Subsidiary, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies. The Committee may provide for exclusion of the impact of an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual, infrequently occurring or non-recurring charges or events, (b) asset write-downs, (c) litigation or claim judgments or settlements, (d) acquisitions

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or divestitures, (e) reorganization or change in the corporate structure or capital structure of the Company, (f) an event either not directly related to the operations of the Company, Subsidiary, division, business segment or business unit or not within the reasonable control of management, (g) foreign exchange gains and losses, (h) a change in the fiscal year of the Company, (i) the refinancing or repurchase of bank loans or debt securities, (j) unbudgeted capital expenditures, (k) the issuance or repurchase of equity securities and other changes in the number of outstanding shares, (l) conversion of some or all of convertible securities to Common Stock, (m) any business interruption event (n) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles, or (o) the effect of changes in other laws or regulatory rules affecting reported results.

11.31 “Plan” means this 2021 Incentive Award Plan.

11.32 “Restricted Stock” means Shares awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.33 “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date, subject to certain vesting conditions and other restrictions.

11.34 “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.

11.35 “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.

11.36 “Securities Act” means the Securities Act of 1933, as amended.

11.37 “Service Provider” means an Employee, Consultant or Director.

11.38 “Shares” means shares of Common Stock.

11.39 “Stock Appreciation Right” means a stock appreciation right granted under Article V.

11.40 “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

11.41 “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

11.42 “Termination of Service” means the date the Participant ceases to be a Service Provider.

* * * * *

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EXHIBIT I

Form of Acquiror ESPP

BEACON STREET GROUP, INC. 2021 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I.

PURPOSE

The purpose of this Plan is to assist Eligible Employees of the Company and its Designated Subsidiaries in acquiring a stock ownership interest in the Company.

The Plan consists of two components: (i) the Section 423 Component and (ii) the Non-Section 423 Component. The Section 423 Component is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and shall be administered, interpreted and construed in a manner consistent with the requirements of Section 423 of the Code. The Non-Section 423 Component authorizes the grant of rights which need not qualify as rights granted pursuant to an “employee stock purchase plan” under Section 423 of the Code. Rights granted under the Non-Section 423 Component shall be granted pursuant to separate Offerings containing such sub-plans, appendices, rules or procedures as may be adopted by the Administrator and designed to achieve tax, securities laws or other objectives for Eligible Employees and Designated Subsidiaries but shall not be intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Except as otherwise determined by the Administrator or provided herein, the Non-Section 423 Component will operate and be administered in the same manner as the Section 423 Component. Offerings intended to be made under the Non-Section 423 Component will be designated as such by the Administrator at or prior to the time of such Offering.

For purposes of this Plan, the Administrator may designate separate Offerings under the Plan in which Eligible Employees will participate. The terms of these Offerings need not be identical, even if the dates of the applicable Offering Period(s) in each such Offering are identical, provided that the terms of participation are the same within each separate Offering under the Section 423 Component (as determined under Section 423 of the Code). Solely by way of example and without limiting the foregoing, the Company could, but shall not be required to, provide for simultaneous Offerings under the Section 423 Component and the Non-Section 423 Component of the Plan.

ARTICLE II.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates. Masculine, feminine and neuter pronouns are used interchangeably and each comprehends the others.

2.1 “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article XI.

2.2 “Agent” means the brokerage firm, bank or other financial institution, entity or person(s), if any, engaged, retained, appointed or authorized to act as the agent of the Company or an Employee with regard to the Plan.

2.3 “Applicable Law” shall mean the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where rights under this Plan are granted.

2.4 “Board” shall mean the Board of Directors of the Company.

2.5 “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended and the regulations issued thereunder.

2.6 “Common Stock” shall mean the Class A common stock of the Company and such other securities of the Company that may be substituted therefor pursuant to Article VIII.

2.7 “Company” shall mean Beacon Street Group, Inc., a Delaware corporation, or any successor.

2.8 “Compensation” of an Eligible Employee means, unless otherwise determined by the Administrator, the gross base compensation received by such Eligible Employee as compensation for services to the Company or any Designated Subsidiary.

2.9 “Designated Subsidiary” shall mean any Subsidiary designated by the Administrator in accordance with Section 11.2(b), such designation to specify whether such participation is in the Section 423 Component or Non-Section 423 Component. A Designated Subsidiary may participate in either the Section 423 Component or Non-Section 423 Component, but not both; provided that a Subsidiary that, for U.S. tax purposes, is disregarded from the Company or any Subsidiary that participates in the Section 423 Component shall automatically constitute a Designated Subsidiary that participates in the Section 423 Component.

2.10 “Effective Date” shall mean the date on which the transactions contemplated by that certain Business Combination Agreement, by and among Ascendant Digital Acquisition Corp., Beacon Street Group, LLC, all members of Beacon Street Group, LLC and, solely in its capacity as the Seller Representative, Shareholder Representative Services LLC, dated as of March 1, 2021 as amended from time to time, are consummated, provided that the Board has adopted the Plan prior to or on such date, subject to approval of the Plan by the Company’s stockholders.

2.11 “Eligible Employee” shall mean:

(a) an Employee who does not, immediately after any rights under this Plan are granted, own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of Shares and other securities of the Company, a Parent or a Subsidiary (as determined under Section 423(b)(3) of the Code). For purposes of the foregoing sentence, the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock that an Employee may purchase under outstanding options shall be treated as stock owned by the Employee.

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(b) Notwithstanding the foregoing, the Administrator may provide in an Offering Document that an Employee shall not be eligible to participate in an Offering Period under the Section 423 Component if: (i) such Employee is a highly compensated employee within the meaning of Section 423(b)(4)(D) of the Code, (ii) such Employee has not met a service requirement designated by the Administrator pursuant to Section 423(b)(4)(A) of the Code (which service requirement may not exceed two years), (iii) such Employee’s customary employment is for twenty hours per week or less, (iv) such Employee’s customary employment is for less than five months in any calendar year and/or (v) such Employee is a citizen or resident of a foreign jurisdiction and the grant of a right to purchase Shares under the Plan to such Employee would be prohibited under the laws of such foreign jurisdiction or the grant of a right to purchase Shares under the Plan to such Employee in compliance with the laws of such foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code, as determined by the Administrator in its sole discretion; provided, further, that any exclusion in clauses (i), (ii), (iii), (iv) or (v) shall be applied in an identical manner under each Offering Period to all Employees, in accordance with Treasury Regulation Section 1.423-2(e).

(c) Further notwithstanding the foregoing, with respect to the Non-Section 423 Component, the first sentence of Section 2.11(a) above shall apply in determining who is an “Eligible Employee,” except (i) the Administrator may limit eligibility further within the Company or a Designated Subsidiary so as to only designate some Employees of the Company or a Designated Subsidiary as Eligible Employees, and (ii) to the extent the restrictions in the first sentence in this definition are not consistent with applicable local laws, the applicable local laws shall control.

2.12 “Employee” shall mean any individual who renders services to the Company or any Designated Subsidiary in the status of an employee, and, with respect to the Section 423 Component, a person who is an employee within the meaning of Section 3401(c) of the Code. For purposes of an individual’s participation in, or other rights under the Plan, all determinations by the Company shall be final, binding and conclusive, notwithstanding that any court of law or governmental agency subsequently makes a contrary determination. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Designated Subsidiary and meeting the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three (3) month period.

2.13 “Enrollment Date” shall mean the first Trading Day of each Offering Period.

2.14 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

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2.15 “Fair Market Value” means, as of any date, the value of a Share determined as follows: (i) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Shares as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (ii) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (iii) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its discretion.

2.16 “Non-Section 423 Component” shall mean those Offerings under the Plan, together with the sub-plans, appendices, rules or procedures, if any, adopted by the Administrator as a part of this Plan, in each case, pursuant to which rights to purchase Shares during an Offering Period may be granted to Eligible Employees that need not satisfy the requirements for rights to purchase Shares granted pursuant to an “employee stock purchase plan” that are set forth under Section 423 of the Code.

2.17 “Offering” shall mean an offer under the Plan of a right to purchase Shares that may be exercised during an Offering Period as further described in Article IV hereof. Unless otherwise specified by the Administrator, each Offering to the Eligible Employees of the Company or a Designated Subsidiary shall be deemed a separate Offering, even if the dates and other terms of the applicable Offering Periods of each such Offering are identical, and the provisions of the Plan will separately apply to each Offering. To the extent permitted by Treas. Reg. § 1.423-2(a)(1), the terms of each separate Offering under the Section 423 Component need not be identical, provided that the terms of the Section 423 Component and an Offering thereunder together satisfy Treas. Reg. § 1.423-2(a)(2) and (a)(3).

2.18 “Offering Document” shall have the meaning given to such term in Section 4.1.

2.19 “Offering Period” shall have the meaning given to such term in Section 4.1.

2.20 “Parent” shall mean any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the determination, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.21 “Participant” shall mean any Eligible Employee who has executed a subscription agreement and been granted rights to purchase Shares pursuant to the Plan.

2.22 “Payday” means the regular or recurring established day for payment of Compensation to an Employee of the Company or any Designated Subsidiary.

2.23 “Plan” shall mean this 2021 Employee Stock Purchase Plan, including both the Section 423 Component and Non-Section 423 Component and any other sub-plans or appendices hereto, as may be amended from time to time.

2.24 “Purchase Date” shall mean the last Trading Day of each Purchase Period or such other date as determined by the Administrator and set forth in the Offering Document.

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2.25 “Purchase Period” shall refer to one or more periods within an Offering Period, as designated in the applicable Offering Document; provided, however, that, in the event no purchase period is designated by the Administrator in the applicable Offering Document, the purchase period for each Offering Period covered by such Offering Document shall be the same as the applicable Offering Period.

2.26 “Purchase Price” shall mean the purchase price designated by the Administrator in the applicable Offering Document (which purchase price, for purposes of the Section 423 Component, shall not be less than 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower); provided, however, that, in the event no purchase price is designated by the Administrator in the applicable Offering Document, the purchase price for the Offering Periods covered by such Offering Document shall be 85 % of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower; provided, further, that the Purchase Price may be adjusted by the Administrator pursuant to Article VIII and shall not be less than the par value of a Share.

2.27 “Section 423 Component” shall mean those Offerings under the Plan, together with the sub-plans, appendices, rules or procedures, if any, adopted by the Administrator as a part of this Plan, in each case, pursuant to which rights to purchase Shares during an Offering Period may be granted to Eligible Employees that are intended to satisfy the requirements for rights to purchase Shares granted pursuant to an “employee stock purchase plan” that are set forth under Section 423 of the Code.

2.28 “Securities Act” shall mean the Securities Act of 1933, as amended.

2.29 “Share” shall mean a share of Common Stock.

2.30 “Subsidiary” shall mean any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the determination, each of the corporations other than the last corporation in an unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; provided, however, that a limited liability company or partnership may be treated as a Subsidiary to the extent either (a) such entity is treated as a disregarded entity under Treasury Regulation Section 301.7701-3(a) by reason of the Company or any other Subsidiary that is a corporation being the sole owner of such entity, or (b) such entity elects to be classified as a corporation under Treasury Regulation Section 301.7701-3(a) and such entity would otherwise qualify as a Subsidiary. In addition, with respect to the Non-Section 423 Component, Subsidiary shall include any corporate or non-corporate entity in which the Company has a direct or indirect equity interest or significant business relationship.

2.31 “Trading Day” shall mean a day on which national stock exchanges in the United States are open for trading.

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ARTICLE III.

SHARES SUBJECT TO THE PLAN

3.1 Number of Shares. Subject to Article VIII, the aggregate number of Shares that may be issued pursuant to rights granted under the Plan shall be [ 🌑 ] Shares. In addition to the foregoing, subject to Article VIII, on the first day of each calendar year beginning on January 1, 2022 and ending on and including January 1, 2031, the number of Shares available for issuance under the Plan shall be increased by that number of Shares equal to the least of (a) 0.5% of the Shares outstanding on the final day of the immediately preceding calendar year and (b) such smaller number of Shares as determined by the Board. If any right granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such right shall again become available for issuance under the Plan.

3.2 Shares Distributed. Any Shares distributed pursuant to the Plan may consist, in whole or in part, of authorized and unissued Shares, treasury shares or Shares purchased on the open market.

ARTICLE IV.

OFFERING PERIODS; OFFERING DOCUMENTS; PURCHASE DATES

4.1 Offering Periods. The Administrator may from time to time grant or provide for the grant of rights to purchase Shares under the Plan to Eligible Employees during one or more periods (each, an “Offering Period”) selected by the Administrator. The terms and conditions applicable to each Offering Period shall be set forth in an “Offering Document” adopted by the Administrator, which Offering Document shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate and shall be incorporated by reference into and made part of the Plan and shall be attached hereto as part of the Plan. The provisions of separate Offering or Offering Periods under the Plan need not be identical.

4.2 Offering Documents. Each Offering Document with respect to an Offering Period shall specify (through incorporation of the provisions of this Plan by reference or otherwise):

(a) the length of the Offering Period, which period shall not exceed twenty-seven months;

(b) the maximum number of Shares that may be purchased by any Eligible Employee during such Offering Period, which, in the absence of a contrary designation by the Administrator, shall be [ 🌑 ] Shares; and

(c) such other provisions as the Administrator determines are appropriate, subject to the Plan.

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ARTICLE V.

ELIGIBILITY AND PARTICIPATION

5.1 Eligibility. Any Eligible Employee who shall be employed by the Company or a Designated Subsidiary on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of this Article V and, for the Section 423 Component the limitations imposed by Section 423(b) of the Code.

5.2 Enrollment in Plan.

(a) Except as otherwise set forth in an Offering Document or determined by the Administrator, an Eligible Employee may become a Participant in the Plan for an Offering Period by delivering a subscription agreement to the Company by such time prior to the Enrollment Date for such Offering Period (or such other date specified in the Offering Document) designated by the Administrator and in such form as the Company provides.

(b) Each subscription agreement shall designate either (i) a whole percentage of such Eligible Employee’s Compensation or (ii) or a fixed dollar amount, in either case, to be withheld by the Company or the Designated Subsidiary employing such Eligible Employee on each Payday during the Offering Period as payroll deductions under the Plan. In either event, the designated percentage or fixed dollar amount may not be less than 1% and may not be more than the maximum percentage specified by the Administrator in the applicable Offering Document (which percentage shall be [ 🌑 ]% in the absence of any such designation) as payroll deductions. The payroll deductions made for each Participant shall be credited to an account for such Participant under the Plan and shall be deposited with the general funds of the Company.

(c) A Participant may increase or decrease the percentage of Compensation or the fixed dollar amount designated in his or her subscription agreement, subject to the limits of this Section 5.2, or may suspend his or her payroll deductions, at any time during an Offering Period; provided, however, that the Administrator may limit the number of changes a Participant may make to his or her payroll deduction elections during each Offering Period in the applicable Offering Document (and in the absence of any specific designation by the Administrator, a Participant shall be allowed to decrease (but not increase) his or her payroll deduction elections one time during each Offering Period). Any such change or suspension of payroll deductions shall be effective with the first full payroll period following ten business days after the Company’s receipt of the new subscription agreement (or such shorter or longer period as may be specified by the Administrator in the applicable Offering Document). In the event a Participant suspends his or her payroll deductions, such Participant’s cumulative payroll deductions prior to the suspension shall remain in his or her account and shall be applied to the purchase of Shares on the next occurring Purchase Date and shall not be paid to such Participant unless he or she withdraws from participation in the Plan pursuant to Article VII.

(d) Except as otherwise set forth in an Offering Document or determined by the Administrator, a Participant may participate in the Plan only by means of payroll deduction and may not make contributions by lump sum payment for any Offering Period.

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5.3 Payroll Deductions. Except as otherwise provided in the applicable Offering Document, payroll deductions for a Participant shall commence on the first Payday following the Enrollment Date and shall end on the last Payday in the Offering Period to which the Participant’s authorization is applicable, unless sooner terminated by the Participant as provided in Article VII or suspended by the Participant or the Administrator as provided in Section 5.2 and Section 5.6, respectively. Notwithstanding any other provisions of the Plan to the contrary, in non-U.S. jurisdictions where participation in the Plan through payroll deductions is prohibited, the Administrator may provide that an Eligible Employee may elect to participate through contributions to the Participant’s account under the Plan in a form acceptable to the Administrator in lieu of or in addition to payroll deductions; provided, however, that, for any Offering under the Section 423 Component, the Administrator shall take into consideration any limitations under Section 423 of the Code when applying an alternative method of contribution.

5.4 Effect of Enrollment. A Participant’s completion of a subscription agreement will enroll such Participant in the Plan for each subsequent Offering Period on the terms contained therein until the Participant either submits a new subscription agreement, withdraws from participation under the Plan as provided in Article VII or otherwise becomes ineligible to participate in the Plan.

5.5 Limitation on Purchase of Shares. An Eligible Employee may be granted rights under the Section 423 Component only if such rights, together with any other rights granted to such Eligible Employee under “employee stock purchase plans” of the Company, any Parent or any Subsidiary, as specified by Section 423(b)(8) of the Code, do not permit such employee’s rights to purchase stock of the Company or any Parent or Subsidiary to accrue at a rate that exceeds $25,000 of the Fair Market Value of the Shares (determined as of the first day of the Offering Period during which such rights are granted) for each calendar year in which such rights are outstanding at any time. This limitation shall be applied in accordance with Section 423(b)(8) of the Code.

5.6 Suspension of Payroll Deductions. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 5.5 (with respect to the Section 423 Component) or the other limitations set forth in this Plan, a Participant’s payroll deductions may be suspended by the Administrator at any time during an Offering Period. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares by reason of Section 423(b)(8) of the Code, Section 5.5 or the other limitations set forth in this Plan shall be paid to such Participant in one lump sum in cash as soon as reasonably practicable after the Purchase Date.

5.7 Foreign Employees. In order to facilitate participation in the Plan, the Administrator may provide for such special terms applicable to Participants who are citizens or residents of a foreign jurisdiction, or who are employed by a Designated Subsidiary outside of the United States, as the Administrator may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Except as permitted by Section 423 of the Code, with respect to the Section 423 Component, such special terms may not be more favorable than the terms of rights granted under the Section 423 Component to Eligible Employees who are residents of the United States. Such special terms may be set forth in an addendum to the Plan in the form of an appendix or sub-plan (which appendix or sub-plan may be designed to govern Offerings under the Section

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423 Component or the Non-Section 423 Component, as determined by the Administrator). To the extent that the terms and conditions set forth in an appendix or sub-plan conflict with any provisions of the Plan, the provisions of the appendix or sub-plan shall govern. The adoption of any such appendix or sub-plan shall be pursuant to Section 11.2(f). Without limiting the foregoing, the Administrator is specifically authorized to adopt rules and procedures, with respect to Participants who are foreign nationals or employed in non-U.S. jurisdictions, regarding the exclusion of particular Subsidiaries from participation in the Plan, eligibility to participate, the definition of Compensation, handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures, establishment of bank or trust accounts to hold payroll deductions or contributions.

5.8 Leave of Absence. During leaves of absence approved by the Company meeting the requirements of Treasury Regulation Section 1.421-1(h)(2) under the Code, a Participant may continue participation in the Plan by making cash payments to the Company on his or her normal Payday equal to his or her authorized payroll deduction.

ARTICLE VI.

GRANT AND EXERCISE OF RIGHTS

6.1 Grant of Rights. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted a right to purchase the maximum number of Shares specified under Section 4.2, subject to the limits in Section 5.5, and shall have the right to buy, on each Purchase Date during such Offering Period (at the applicable Purchase Price), such number of whole Shares as is determined by dividing (a) such Participant’s payroll deductions accumulated prior to such Purchase Date and retained in the Participant’s account as of the Purchase Date, by (b) the applicable Purchase Price (rounded down to the nearest Share). The right shall expire on the earlier of: (x) the last Purchase Date of the Offering Period, (y) last day of the Offering Period and (z) the date on which the Participant withdraws in accordance with Section 7.1 or Section 7.3.

6.2 Exercise of Rights. On each Purchase Date, each Participant’s accumulated payroll deductions and any other additional payments specifically provided for in the applicable Offering Document will be applied to the purchase of whole Shares, up to the maximum number of Shares permitted pursuant to the terms of the Plan and the applicable Offering Document, at the Purchase Price. No fractional Shares shall be issued upon the exercise of rights granted under the Plan, unless the Offering Document specifically provides otherwise. Any cash in lieu of fractional Shares remaining after the purchase of whole Shares upon exercise of a purchase right will be credited to a Participant’s account and carried forward and applied toward the purchase of whole Shares for the next following Offering Period. Shares issued pursuant to the Plan may be evidenced in such manner as the Administrator may determine and may be issued in certificated form or issued pursuant to book-entry procedures.

6.3 Pro Rata Allocation of Shares. If the Administrator determines that, on a given Purchase Date, the number of Shares with respect to which rights are to be exercised may exceed (a) the number of Shares that were available for issuance under the Plan on the Enrollment Date of the applicable Offering Period, or (b) the number of Shares available for issuance under the Plan on such Purchase Date, the Administrator may in its sole discretion provide that the Company shall

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make a pro rata allocation of the Shares available for purchase on such Enrollment Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants for whom rights to purchase Shares are to be exercised pursuant to this Article VI on such Purchase Date, and shall either (i) continue all Offering Periods then in effect, or (ii) terminate any or all Offering Periods then in effect pursuant to Article IX. The Company may make pro rata allocation of the Shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares shall be paid to such Participant in one lump sum in cash as soon as reasonably practicable after the Purchase Date or such earlier date as determined by the Administrator.

6.4 Withholding. At the time a Participant’s rights under the Plan are exercised, in whole or in part, or at the time some or all of the Shares issued under the Plan is disposed of, the Participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, that arise upon the exercise of the right or the disposition of the Shares. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s Compensation or Shares received pursuant to the Plan the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Shares by the Participant.

6.5 Conditions to Issuance of Shares. The Company shall not be required to issue or deliver any certificate or certificates for, or make any book entries evidencing, Shares purchased upon the exercise of rights under the Plan prior to fulfillment of all of the following conditions:

(a) The admission of such Shares to listing on all stock exchanges, if any, on which the Shares is then listed;

(b) The completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, that the Administrator shall, in its absolute discretion, deem necessary or advisable;

(c) The obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable;

(d) The payment to the Company of all amounts that it is required to withhold under federal, state or local law upon exercise of the rights, if any; and

(e) The lapse of such reasonable period of time following the exercise of the rights as the Administrator may from time to time establish for reasons of administrative convenience.

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ARTICLE VII.

WITHDRAWAL; CESSATION OF ELIGIBILITY

7.1 Withdrawal. A Participant may withdraw all but not less than all of the payroll deductions credited to his or her account and not yet used to exercise his or her rights under the Plan at any time by giving written notice to the Company in a form acceptable to the Company no later than one week prior to the end of the Offering Period. All of the Participant’s payroll deductions credited to his or her account during an Offering Period shall be paid to such Participant as soon as reasonably practicable after receipt of notice of withdrawal and such Participant’s rights for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of Shares shall be made for such Offering Period. If a Participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the next Offering Period unless the Participant timely delivers to the Company a new subscription agreement.

7.2 Future Participation. A Participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or a Designated Subsidiary or in subsequent Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.

7.3 Cessation of Eligibility. Upon a Participant’s ceasing to be an Eligible Employee for any reason, he or she shall be deemed to have elected to withdraw from the Plan pursuant to this Article VII and the payroll deductions credited to such Participant’s account during the Offering Period shall be paid to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 12.4, as soon as reasonably practicable, and such Participant’s rights for the Offering Period shall be automatically terminated. If a Participant transfers employment from the Company or any Designated Subsidiary participating in the Section 423 Component to any Designated Subsidiary participating in the Non-Section 423 Component, such transfer shall not be treated as a termination of employment, but the Participant shall immediately cease to participate in the Section 423 Component; however, any contributions made for the Offering Period in which such transfer occurs shall be transferred to the Non-Section 423 Component, and such Participant shall immediately join the then-current Offering under the Non-Section 423 Component upon the same terms and conditions in effect for the Participant’s participation in the Section 423 Component, except for such modifications otherwise applicable for Participants in such Offering. A Participant who transfers employment from any Designated Subsidiary participating in the Non-Section 423 Component to the Company or any Designated Subsidiary participating in the Section 423 Component shall not be treated as terminating the Participant’s employment and shall remain a Participant in the Non-Section 423 Component until the earlier of (i) the end of the current Offering Period under the Non-Section 423 Component or (ii) the Enrollment Date of the first Offering Period in which the Participant is eligible to participate following such transfer. Notwithstanding the foregoing, the Administrator may establish different rules to govern transfers of employment between entities participating in the Section 423 Component and the Non-Section 423 Component, consistent with the applicable requirements of Section 423 of the Code.

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ARTICLE VIII.

ADJUSTMENTS UPON CHANGES IN SHARES

8.1 Changes in Capitalization. Subject to Section 8.3, in the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), change in control, reorganization, merger, amalgamation, consolidation, combination, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event, as determined by the Administrator, affects the Shares such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any outstanding purchase rights under the Plan, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (a) the aggregate number and type of Shares (or other securities or property) that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 and the limitations established in each Offering Document pursuant to Section 4.2 on the maximum number of Shares that may be purchased); (b) the class(es) and number of Shares and price per Share subject to outstanding rights; and (c) the Purchase Price with respect to any outstanding rights.

8.2 Other Adjustments. Subject to Section 8.3, in the event of any transaction or event described in Section 8.1 or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate (including without limitation any change in control), or of changes in Applicable Law or accounting principles, the Administrator, in its discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any right under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(a) To provide for either (i) termination of any outstanding right in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such right had such right been currently exercisable or (ii) the replacement of such outstanding right with other rights or property selected by the Administrator in its sole discretion;

(b) To provide that the outstanding rights under the Plan shall be assumed by the successor or survivor corporation, or a Parent or Subsidiary thereof, or shall be substituted for by similar rights covering the stock of the successor or survivor corporation, or a Parent or Subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(c) To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding rights under the Plan and/or in the terms and conditions of outstanding rights and rights that may be granted in the future;

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(d) To provide that Participants’ accumulated payroll deductions may be used to purchase Shares prior to the next occurring Purchase Date on such date as the Administrator determines in its sole discretion and the Participants’ rights under the ongoing Offering Period(s) shall be terminated; and

(e) To provide that all outstanding rights shall terminate without being exercised.

8.3 No Adjustment Under Certain Circumstances. Unless determined otherwise by the Administrator, no adjustment or action described in this Article VIII or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Section 423 Component of the Plan to fail to satisfy the requirements of Section 423 of the Code.

8.4 No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Administrator under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to outstanding rights under the Plan or the Purchase Price with respect to any outstanding rights.

ARTICLE IX.

AMENDMENT, MODIFICATION AND TERMINATION

9.1 Amendment, Modification and Termination. The Administrator may amend, suspend or terminate the Plan at any time and from time to time; provided, however, that approval of the Company’s stockholders shall be required to amend the Plan to: (a) increase the aggregate number, or change the type, of shares that may be sold pursuant to rights under the Plan under Section 3.1 (other than an adjustment as provided by Article VIII); or (b) change the corporations or classes of corporations whose employees may be granted rights under the Plan.

9.2 Certain Changes to Plan. Without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected (and, with respect to the Section 423 Component of the Plan, after taking into account Section 423 of the Code), the Administrator shall be entitled to change the Offering Periods, add or revise Offering Period share limits, limit the frequency and/or number of changes in the amount withheld from Compensation during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of payroll withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion to be advisable that are consistent with the Plan.

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9.3 Actions In the Event of Unfavorable Financial Accounting Consequences. In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(a) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(b) shortening any Offering Period so that the Offering Period ends on a new Purchase Date, including an Offering Period underway at the time of the Administrator action; and

(c) allocating Shares.

Such modifications or amendments shall not require stockholder approval or the consent of any Participant.

9.4 Payments Upon Termination of Plan. Upon termination of the Plan, the balance in each Participant’s Plan account shall be refunded as soon as practicable after such termination, without any interest thereon, or the Offering Period may be shortened so that the purchase of Shares occurs prior to the termination of the Plan.

ARTICLE X.

TERM OF PLAN

The Plan shall become effective on the Effective Date. The effectiveness of the Plan shall be subject to approval of the Plan by the stockholders of the Company within twelve months following the date the Plan is first approved by the Board. No right may be granted under the Plan prior to such stockholder approval. No rights may be granted under the Plan during any period of suspension of the Plan or after termination of the Plan.

ARTICLE XI.

ADMINISTRATION

11.1 Administrator. Unless otherwise determined by the Board, the Administrator of the Plan shall be the Compensation Committee of the Board (or another committee or a subcommittee of the Board to which the Board delegates administration of the Plan). The Board may at any time vest in the Board any authority or duties for administration of the Plan. The Administrator may delegate administrative tasks under the Plan to the services of an Agent or Employees to assist in the administration of the Plan, including establishing and maintaining an individual securities account under the Plan for each Participant.

11.2 Authority of Administrator. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(a) To determine when and how rights to purchase Shares shall be granted and the provisions of each offering of such rights (which need not be identical).

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(b) To designate from time to time which Subsidiaries of the Company shall be Designated Subsidiaries, which designation may be made without the approval of the stockholders of the Company.

(c) To impose a mandatory holding period pursuant to which Employees may not dispose of or transfer Shares purchased under the Plan for a period of time determined by the Administrator in its discretion.

(d) To construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(e) To amend, suspend or terminate the Plan as provided in Article IX.

(f) Generally, to exercise such powers and to perform such acts as the Administrator deems necessary or expedient to promote the best interests of the Company and its Subsidiaries and to carry out the intent that the Plan be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code for the Section 423 Component.

(g) The Administrator may adopt sub-plans applicable to particular Designated Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 3.1 hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

11.3 Decisions Binding. The Administrator’s interpretation of the Plan, any rights granted pursuant to the Plan, any subscription agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

ARTICLE XII.

MISCELLANEOUS

12.1 Restriction upon Assignment. A right granted under the Plan shall not be transferable other than by will or the applicable laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant. Except as provided in Section 12.4 hereof, a right under the Plan may not be exercised to any extent except by the Participant. The Company shall not recognize and shall be under no duty to recognize any assignment or alienation of the Participant’s interest in the Plan, the Participant’s rights under the Plan or any rights thereunder.

12.2 Rights as a Stockholder. With respect to Shares subject to a right granted under the Plan, a Participant shall not be deemed to be a stockholder of the Company, and the Participant shall not have any of the rights or privileges of a stockholder, until such Shares have been issued to the Participant or his or her nominee following exercise of the Participant’s rights under the Plan. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash securities, or other property) or distribution or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein or as determined by the Administrator.

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12.3 Interest. No interest shall accrue on the payroll deductions or contributions of a Participant under the Plan.

12.4 Designation of Beneficiary.

(a) A Participant may, in the manner determined by the Administrator, file a written designation of a beneficiary who is to receive any Shares and/or cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to a Purchase Date on which the Participant’s rights are exercised but prior to delivery to such Participant of such Shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the Participant’s rights under the Plan. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his or her beneficiary shall not be effective without the prior written consent of the Participant’s spouse.

(b) Such designation of beneficiary may be changed by the Participant at any time by written notice to the Company. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such Shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

12.5 Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

12.6 Equal Rights and Privileges. Subject to Section 5.7, all Eligible Employees will have equal rights and privileges under the Section 423 Component so that the Section 423 Component of this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Subject to Section 5.7, any provision of the Section 423 Component that is inconsistent with Section 423 of the Code will, without further act or amendment by the Company, the Board or the Administrator, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code. Eligible Employees participating in the Non-Section 423 Component need not have the same rights and privileges as other Eligible Employees participating in the Non-Section 423 Component or as Eligible Employees participating in the Section 423 Component.

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12.7 Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

12.8 No Employment Rights. Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to remain in the employ of the Company or any Parent or Subsidiary or affect the right of the Company or any Parent or Subsidiary to terminate the employment of any person (including any Eligible Employee or Participant) at any time, with or without cause.

12.9 Notice of Disposition of Shares. Each Participant shall if requested by the Company give prompt notice to the Company of any disposition or other transfer of any Shares purchased upon exercise of a right under the Section 423 Component of the Plan if such disposition or transfer is made: (a) within two years from the Enrollment Date of the Offering Period in which the Shares were purchased or (b) within one year after the Purchase Date on which such Shares were purchased. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.

12.10 Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware, disregarding any state’s choice of law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

12.11 Electronic Forms. To the extent permitted by Applicable Law and in the discretion of the Administrator, an Eligible Employee may submit any form or notice as set forth herein by means of an electronic form approved by the Administrator. Before the commencement of an Offering Period, the Administrator shall prescribe the time limits within which any such electronic form shall be submitted to the Administrator with respect to such Offering Period in order to be a valid election.

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